As filed with the Securities and Exchange Commission on March 24, 2006
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FIRST COMMUNITY CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina	6021	57-1010751
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5455 Sunset Blvd.
Lexington, South Carolina 29072
(803) 951-2265
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael C. Crapps
President and Chief Executive Officer
First Community Corporation
5455 Sunset Blvd
Lexington, South Carolina 29072
(803) 951-2265
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Neil E. Grayson, Esq. Jason R. Wolfersberger, Esq. Nelson Mullins Riley & Scarborough LLP Poinsett Plaza, Suite 900 104 South Main Street Greenville, South Carolina 29601 (864) 250-2235	George S. King, Jr., Esq. Haynsworth Sinkler Boyd, P.A. 1201 Main Street, 22nd Floor Columbia, South Carolina 29201 Fax: (803) 765-1243

Approximate date of commencement of the proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 464(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

i

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price	Proposed maximum aggregate offering price (3)	Amount of registration fee

Common Stock	441,612	(2)	$5,672,379	$607

(1)
Based upon the maximum number of shares of common stock of First Community Corporation that may be issued in exchange for shares of common stock of DeKalb Bankshares, Inc. pursuant to the merger described in proxy statement/prospectus which is a part of this registration statement. Pursuant to Rule 416, this registration statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends, or similar transactions.

(2)	Not Applicable.

(3)
In accordance with Rule 457(f)(1) and Rule 457(f)(3), the registration fee is based on (a) the maximum number of shares to be received by First Community Corporation pursuant to the merger (698,139), multiplied by $12.00 (the fair market value of DeKalb Bankshares, Inc. common stock), less (b) $2,705,289 (the maximum amount of cash to be paid by First Community Corporation in the merger). For purposes of this calculation, the registrant has assumed that all outstanding DeKalb options are exercised prior to the consummation of the merger.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

[DeKalb Bankshares Letterhead]

, 2006

Dear DeKalb Bankshares, Inc. shareholder:

You are cordially invited to attend a special meeting of shareholders of DeKalb to be held on     , 2006, at .m., local time, at     . At this special meeting, you will be asked to approve the acquisition of DeKalb by First Community Corporation and to approve the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting to approve the acquisition.

As a result of the acquisition, each share of DeKalb common stock will be converted into the right to receive $3.875 in cash and 0.60705 shares of First Community common stock. The acquisition will be effected through the merger of DeKalb with and into First Community. The aggregate amount of cash and shares of First Community common stock received by DeKalb’s shareholders will be a function of the number of shares of DeKalb common stock issued and outstanding at the effective time of the merger. DeKalb had     shares of common stock issued and outstanding as of     , 2006. Assuming no DeKalb shareholders exercise dissenters’ rights, and assuming the total number of outstanding shares of DeKalb common stock immediately prior to the effective time is 610,139, First Community will issue an aggregate of 370,384 shares of stock and $2,364,289 in cash. First Community common stock is listed under the symbol “FCCO” on the NASDAQ Capital Market. The common stock of DeKalb is not publicly traded.

In addition, each outstanding DeKalb stock option will be converted into an option to purchase 0.8094 shares of First Community common stock. The per share exercise price under each option will be adjusted by dividing the per share exercise price by 0.8094. All outstanding options will be exercisable for the same period and will otherwise have the same terms and conditions applicable to the DeKalb options that they replace.

YOUR VOTE IS VERY IMPORTANT. We cannot complete the merger unless, among other things, holders of at least two-thirds of the outstanding shares of DeKalb approve the merger agreement. Your board of directors has approved the merger agreement, including the transactions contemplated in that agreement, and recommends that you vote “FOR” the merger and “FOR” the proposal to authorize adjournment.

Please carefully review and consider this proxy statement/prospectus which explains the merger proposal in detail, including the discussion under the heading “Risk Factors” beginning on page     . It is important that your shares are represented at the meeting, whether or not you plan to attend. An abstention or a failure to vote will have the same effect as a vote against the merger. Accordingly, please complete, date, sign, and return promptly your proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

Sincerely,

William C. Bochette, III
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The shares of First Community Corporation common stock are not savings or deposit accounts or other obligations of any bank, savings association, or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund, or any other governmental agency.

This document is dated     , 2006 and is first
being mailed to DeKalb shareholders on or about , 2006.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about First Community from documents that are not delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from First Community at the following addresses:

First Community Corporation
5455 Sunset Blvd.
Lexington, South Carolina 29072
Attention: Michael C. Crapps, President and Chief Executive Officer
Telephone: (803) 951-2265

If you would like to request documents, please do so by [insert date within 5 days of the special meeting], 2006 in order to receive them before the special meeting.

See “Where You Can Find More Information” on page for further information.

DEKALB BANKSHARES, INC.

631 West DeKalb Street
Camden, South Carolina 29020
(803) 432-7575

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On     , 2006

To the Shareholders of DeKalb Bankshares, Inc.:

We will hold an special meeting of shareholders of DeKalb on , 2006, at .m., local time, at for the following purposes:

1.
To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of January 19, 2006, by and between First Community Corporation and DeKalb, and the transactions contemplated by that Agreement and Plan of Merger, pursuant to which DeKalb will merge with and into First Community, as more particularly described in the enclosed proxy statement/prospectus;

2.
To consider and vote on a proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger; and

3.	To transact any other business as may properly be brought before the DeKalb special meeting or any adjournments or postponements of the DeKalb special meeting.

Only shareholders of record at the close of business on , 2006 will be entitled to vote to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

Whether or not you plan to attend the special meeting in person, please complete, date, sign, and return the enclosed proxy card in the accompanying pre-addressed postage-page envelope as promptly as possible. Any DeKalb shareholder may revoke his or her proxy by following the instructions in the proxy statement/prospectus at any time before the proxy has been voted at the special meeting. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please do not send any stock certificates to us at this time.

We encourage you to vote on this very important matter. The Board of Directors of DeKalb unanimously recommends that DeKalb shareholders vote “FOR” the proposals above.

DeKalb shareholders are or may be entitled to assert dissenters’ rights under Chapter 13 of the South Carolina Business Corporation Act of 1988. Your right to dissent is conditioned upon your compliance with the South Carolina statutes regarding dissenters’ rights. The full text of these statutes is attached as Appendix B to the accompanying proxy statement/prospectus and a summary of the provisions can be found under the caption "The Merger—Rights of Dissenting DeKalb Shareholders."

By Order of the Board of Directors,

William C. Bochette, III
President and Chief Executive Officer

Camden, South Carolina
    , 2006

v

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SELECTED FINANCIAL DATA OF FIRST COMMUNITY
SELECTED FINANCIAL DATA OF DEKALB
RISK FACTORS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING
General
Meeting Date, Time, and Place and Record Date
Matters to be Considered
Vote Required
Voting of Proxies
Revocability of Proxies
Solicitation of Proxies
Recommendation of the Board of Directors
PROPOSAL NO. 1 -- THE MERGER
Structure of the Merger
Background of the Merger
DeKalb’s Reasons for the Merger
Opinion of DeKalb’s Financial Advisor
Merger Consideration
Fractional Shares
Treatment of Options
Exchange of Certificates
Federal Income Tax Consequences
Interests of Directors and Officers of DeKalb that Differ from Your Interests
Conditions to Consummation
Regulatory Approvals
Representations and Warranties Made By First Community and DeKalb in the Merger Agreement
Termination of the Merger Agreement
Amendment and Waiver
Conduct of Business Pending the Merger
Expenses and Termination Fees
Resales of First Community Common Stock
Accounting Treatment
Rights of Dissenting DeKalb Shareholders
DESCRIPTION OF FIRST COMMUNITY CAPITAL STOCK
COMPARATIVE RIGHTS OF FIRST COMMUNITY AND DEKALB SHAREHOLDERS
PROPOSAL NO. 2 - AUTHORIZATION TO ADJOURN
INFORMATION ABOUT DEKALB
General
Competition
Effect of Government Regulation
Description of Property
Legal Proceedings
Market for Common Equity and Related Stockholder Matters
Financial Statements
Management’s Discussion and Analysis or Plan of Operation
Security Ownership, Positions and Terms of Office of Management of DeKalb
INFORMATION ABOUT FIRST COMMUNITY
General
Location and Service Area
Banking Services
Competition

Employees
Supervision and Regulation
Properties
Legal Proceedings
Market for Common Equity and Related Stockholder Matters
Supplementary Financial Information
Financial Statements
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Security Ownership of Certain Beneficial Owners and Management
INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS OF SURVIVING COMPANY
LEGAL MATTERS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION

APPENDIX A Agreement and Plan of Merger
APPENDIX B Chapter 13 of the South Carolina Business Corporation Act of 1988
APPENDIX C Fairness Opinion of The Orr Group, LLC

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why is DeKalb merging with and into First Community?

A:    DeKalb is merging with and into First Community because the boards of directors of both companies believe that the merger will provide shareholders of both companies with substantial benefits and will enable the combined company to better serve its customers. The products and markets of First Community and DeKalb are generally complementary, and the merger should place the combined company in a better position to take advantage of those markets.

Q:    What am I being asked to vote on and how does the board recommend that I vote?

A:    You are being asked to vote FOR the approval of the Agreement and Plan of Merger dated as of January 19, 2006, providing for the merger of DeKalb with and into First Community. The board of directors of DeKalb determined that the proposed merger is in the best interests of DeKalb’s shareholders, approved the merger agreement, and recommends that you vote "FOR" the approval of the merger. In addition, you are being asked to grant authority to the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger.

Q:   What will I receive in the merger?

A:
In the merger, each share of DeKalb common stock will be converted into the right to receive $3.875 in cash and 0.60705 shares of First Community common stock. In addition, each outstanding DeKalb stock option will be converted into an option to purchase 0.8094 shares of First Community common stock. The per share exercise price under each option will be adjusted by dividing the per share exercise price by 0.8094. All outstanding options will be exercisable for the same period and will otherwise have the same terms and conditions applicable to the DeKalb options that they replace.

Q:	Can I elect the type of consideration that I will receive in the merger?

A:	No. Each DeKalb shareholder will receive cash and shares of First Community common stock as described above.

Q:	Will DeKalb shareholders be taxed on the cash and First Community common stock that they receive in exchange for their DeKalb shares?

A:
We expect the merger to qualify as a reorganization for United States Federal income tax purposes. If the merger qualifies as a reorganization for United States Federal income tax purposes, DeKalb shareholders will not recognize any gain or loss to the extent DeKalb shareholders receive First Community common stock in exchange for their DeKalb shares. However, DeKalb shareholders will recognize capital gain, but not loss, to the extent of the amount of cash received. We recommend that DeKalb shareholders carefully read the complete explanation of the material United States federal income tax consequences of the merger beginning on page , and that DeKalb shareholders consult their own tax advisors for a full understanding of the tax consequences of their participation in the merger.

Q:   What should I do now?

A:
After you have carefully read this document, please indicate on your proxy card how you want to vote, and then date, sign, and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If you date, sign, and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the merger proposal.

Q:   Why is my vote important?

A:
The merger proposal must be approved by holders of at least two-thirds of the outstanding shares of DeKalb entitled to vote at the special meeting. Accordingly, if a DeKalb shareholder fails to vote on the merger, it will have the same effect as a vote against the merger proposal.

Q:   If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares on the merger proposal only if you provide instructions on how to vote. You should instruct your broker how to vote your shares following the directions your broker provides. Failure to instruct your broker how to vote your shares will be the equivalent of voting against the merger proposal.

Q:   Can I change my vote after I have submitted my proxy?

A:
Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a later-dated proxy with new voting instructions. The latest vote actually received by DeKalb prior to the special meeting will be your vote. Any earlier votes will be revoked. Third, you may attend the special meeting and vote in person. Any earlier votes will be revoked. Simply attending the special meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy.

Q:	Do I have the right to dissent and obtain the fair value for my shares?

A:
Yes. If the merger is completed, you will have the right to dissent and receive the “fair value” of your shares in cash, but you must follow carefully the requirements of the South Carolina statutes which are attached as Appendix B to this proxy statement/prospectus, and should consult with your own legal counsel. For a description of these requirements, see “The Merger—Rights of Dissenting DeKalb Shareholders.”

Q:   Should I send in my stock certificates now?

A:
No. You should not send in your stock certificates at this time. Promptly after the effective time of the merger, you will receive transmittal materials with instructions for surrendering your DeKalb shares. You should follow the instructions in the post-closing letter of transmittal regarding how and when to surrender your stock certificates.

Q:	When do you expect to complete the merger?

A:
We presently expect to complete the merger in the late second or early third quarter of 2006. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of DeKalb shareholders at the special meeting and the necessary regulatory approvals.

Q:   Whom should I call with questions about the merger?

A:
DeKalb shareholders may contact William C. Bochette, III, president and chief executive officer of DeKalb, at (803) 432-7575. You can also find more information about DeKalb and First Community from various sources described under “Additional Information” and “Where You Can Find More Information” of this proxy statement/prospectus.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. To better understand the merger and its potential impact on you, we urge you to read this entire document carefully, including the exhibits and enclosures. Each item in this summary includes a page reference directing you to a more complete discussion of the item.

The Companies (page  )

First Community Corporation
5455 Sunset Blvd.
Lexington, South Carolina 29072
Attention: Michael C. Crapps, President and Chief Executive Officer
Telephone: (803) 951-2265

First Community is a South Carolina corporation and is registered as a bank holding company with the Federal Reserve Board. First Community engages in a general banking business through its subsidiary, First Community Bank, N.A., a national banking association which commenced operations in August 1995. First Community’s executive office is in Lexington, South Carolina. First Community Bank operates 11 full-service offices located in Lexington (two), Forest Acres, Irmo, Cayce-West Columbia, Gilbert, Chapin, Northeast Columbia, Prosperity, and Newberry (two).

DeKalb Bankshares, Inc.
631 West DeKalb Street
Camden, South Carolina 29020
Telephone: (803) 432-7575

DeKalb is a South Carolina corporation and is registered as a bank holding company with the Federal Reserve Board. DeKalb engages in a general banking business through its subsidiary, Bank of Camden, a South Carolina chartered commercial bank which commenced operations in February 2001. DeKalb’s executive office is in Camden, South Carolina. Bank of Camden operates one banking office located in Camden, South Carolina.

The Merger (page  )

The merger agreement is attached as Appendix A to this document. You should read the merger agreement because it is the legal document that governs the merger. The merger agreement provides for the merger of DeKalb with and into First Community. In addition, DeKalb’s wholly owned subsidiary, the Bank of Camden, will be merged with and into First Community’s wholly owned subsidiary, First Community Bank, N.A. Upon the closing of the merger, each share of DeKalb common stock will be converted into the right to receive $3.875 in cash and 0.60705 shares of First Community common stock. In addition, each outstanding DeKalb stock option will be converted into an option to purchase 0.8094 shares of First Community common stock. The per share exercise price under each option will be adjusted by dividing the per share exercise price by 0.8094. All outstanding options will be exercisable for the same period and will otherwise have the same terms and conditions applicable to the DeKalb options that they replace.

Reasons for the Merger (page  )

In reaching its decision to adopt and approve the merger agreement and recommend the merger to its shareholders, the DeKalb board of directors consulted with DeKalb management, as well as its legal and financial advisors, and considered a number of factors, including:

•	A review of DeKalb’s current business, operations, earnings, and financial condition and reasonable expectations of future performance and operations;

•      The terms of the First Community’s offer, including both the amount and nature of the consideration proposed to be paid in comparison to other similar transactions occurring in the recent past within South Carolina;

•	The recent market performance of First Community common stock, as well as the recent earnings performance and dividend payment history of First Community;

•
The belief of the DeKalb board of directors that the terms of the agreement and plan of merger are attractive in that the agreement and plan of merger allow DeKalb’s shareholders to become shareholders in First Community and receive a substantial cash payment;

•
The difficulty of remaining independent in close proximity to the Columbia market and risks of de novo branching into the Columbia market versus the benefits of combining with an institution with a significant Columbia market presence;

•	The alternatives to the merger, including remaining an independent institution;

•	The competitive and regulatory environment for financial institutions generally;

•	The wide range of banking products and services First Community offers to its customers;

•	The impact of the proposed merger on DeKalb’s employees and the Camden community;

•
The belief of DeKalb’s board of directors, based upon analysis of the anticipated financial effects of the merger, that upon consummation of the merger, First Community and its banking subsidiaries would remain well-capitalized institutions, the financial positions of which would be in excess of all applicable regulatory capital requirements;

•	The Orr Group, LLC’s opinion that the consideration DeKalb shareholders will receive as a result of the merger is fair from a financial point of view;

•	The belief of DeKalb’s board of directors that, in light of the reasons discussed above, First Community was an attractive choice as a long-term affiliation partner of DeKalb; and

•
The expectation that the merger will generally be a tax-free transaction to DeKalb shareholders with respect to the First Community common stock received by virtue of the merger. See “Federal Income Tax Consequences.”

In addition, DeKalb’s board knew and considered the financial interests of certain DeKalb directors and executives when it approved the merger agreement. These financial interests are addressed in greater detail under the heading “The Merger - Interests of Directors and Officers of DeKalb that Differ from Your Interests.”

Regulatory Approvals (page  )

We cannot complete our merger unless we obtain the approval of the Board of Governors of the Federal Reserve System and the South Carolina State Board of Financial Institutions. As of the date of this document, we have not yet received the required regulatory approvals. Although we expect to obtain the necessary approvals in a timely manner, we cannot be certain when, or if, they will be received.

DeKalb Shareholders’ Meeting (page  )

DeKalb will hold its shareholders’ special meeting on , 2006, at .m., local time, at . At the special meeting, DeKalb shareholders will be asked to vote to approve the merger proposal and the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting, in person or by proxy, to approve the merger proposal.

DeKalb Shareholders’ Meeting Record Date and Voting (page  )

If you owned shares of DeKalb at the close of business on     , 2006, the record date, you are entitled to vote on the merger proposal, as well as any other matters considered at the meeting. On the record date, there were [ ] shares of DeKalb stock outstanding. You will have one vote at the meeting for each share of DeKalb stock you owned on the record date. The affirmative vote of the holders of at least two-thirds of DeKalb outstanding shares of common stock is required to approve the merger proposal. As of     , 2006, DeKalb’s current directors, executive officers, and their affiliates beneficially owned approximately     % of the outstanding shares of DeKalb common stock. Each of DeKalb’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of DeKalb common stock in favor of the merger proposal.

The Board of Directors of DeKalb Recommends Shareholder Approval (page  )

The board of directors of DeKalb has approved the merger proposal, believes that the merger proposal is in the best interest of DeKalb and its shareholders, and recommends that the shareholders vote “FOR” approval of the merger proposal.

The Financial Advisor for DeKalb Believes the Merger Proposal Consideration is Fair to DeKalb Shareholders (page  )

The Orr Group, LLC has served as financial advisor to DeKalb in connection with the merger proposal and has given an opinion to the DeKalb board of directors that, as of January 17, 2006, the date the DeKalb board of directors voted on the merger proposal, the consideration First Community will pay for the DeKalb common stock is fair to DeKalb shareholders from a financial point of view. A copy of the opinion delivered by The Orr Group, LLC is attached to this proxy statement/prospectus as Appendix C. DeKalb shareholders should read the opinion completely to understand the assumptions made, matters considered, and limitations of the review undertaken by The Orr Group, LLC in providing its opinion.

Interests of Directors and Officers of DeKalb that Differ from Your Interests (page  )

When considering the recommendations of the DeKalb board of directors, you should be aware that some directors and officers have interests in the merger proposal that differ from the interests of other shareholders, including the following:

•	Following the merger, one current DeKalb director, who has not yet been selected, will be appointed to the board of directors of First Community;

•	Following the merger, seven current DeKalb directors will be appointed to an advisory board of First Community Bank and will be paid advisory fees to these individuals for these services;

•
Following the merger, William C. Bochette, III will serve as a senior vice president of First Community Bank. In addition to an annual salary of $150,000 and benefits, he will also receive a lump sum payment of $400,000 in connection with the termination of his existing employment agreement with DeKalb;

•
Following the merger, First Community will generally indemnify and provide liability insurance for up to three years following the merger to the present directors and officers of DeKalb, subject to certain exceptions.

Each board member was aware of these and other interests and considered them before approving and adopting the merger proposal.

Federal Income Tax Consequences (page  )

We have structured the merger so that it will be considered a reorganization for United States federal income tax purposes. If the merger is a reorganization for United States federal income tax purposes, DeKalb shareholders generally will not recognize any gain or loss on the exchange of shares of DeKalb common stock for shares of First Community common stock. However, DeKalb shareholders will recognize gain, but not loss, for federal income tax purposes, to the extent of the cash they receive in the exchange. Such gain will be a capital gain, provided that such shares were held as capital assets of the DeKalb shareholder at the effective time of the merger. Determining the actual tax consequences of the merger to a DeKalb shareholder may be complex. These tax consequences will depend on each shareholder’s specific situation and on factors not within our control. DeKalb shareholders should consult their own tax advisors for a full understanding of the tax consequences of their participation in the merger.

Comparative Rights of Shareholders (page  )

The rights of DeKalb shareholders are currently governed by South Carolina corporate law and DeKalb’s articles of incorporation and bylaws. The rights of First Community shareholders are currently governed by South Carolina corporate law and First Community’s articles of incorporation and bylaws. Upon consummation of the merger, the shareholders of DeKalb will become shareholders of First Community and the articles of incorporation and bylaws of First Community will govern their rights. First Community’s articles of incorporation and bylaws differ somewhat from those of DeKalb.

Termination of the Merger Agreement (page  )

Notwithstanding the approval of the merger proposal by DeKalb shareholders, DeKalb and First Community can mutually agree at any time to terminate the merger agreement before completing the merger.

Either DeKalb or First Community can also terminate the merger agreement:

•	If the other party materially violates any of its representations or warranties under the merger agreement and fails to cure the violation;

•	If required regulatory approval is denied by final nonappealable action of such regulatory authority or if any action taken by such authority is not appealed within the time limit for appeal;

•	If any law or order permanently restraining, enjoining, or otherwise prohibiting the consummation of the merger shall have become final and nonappealable;

•	If DeKalb shareholder approval is not obtained at the special meeting; or

•	If we do not complete the merger by October 31, 2006.

First Community can also terminate the merger agreement, provided that it is not in material breach of any representation, warranty, or covenant, or other agreement in the merger agreement, and the DeKalb shareholders have not approved the merger:

•
If the DeKalb board of directors fails to reaffirm its approval upon First Community’s request for such reaffirmation of the merger or if the DeKalb board of directors resolves not to reaffirm the merger;

•
If the DeKalb board of directors withdraws, qualifies, modifies, or proposes publicly to withdraw, qualify, or modify, in a manner adverse to First Community, its recommendation that the shareholders approve the merger;

•
If the DeKalb board of directors affirms, recommends, or authorizes entering into any acquisition transaction other than the merger or, within five business days after commencement of any tender or exchange offer for any shares of its common stock, the DeKalb board of directors makes any recommendation other than against such tender or exchange offer; or

•
If the DeKalb board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the merger.

First Community may also terminate the merger agreement if at any time during the three business day period commencing on the Determination Date (as defined in the merger agreement) the final FCCO Stock Price (as defined in the merger agreement) is greater than $22.98. Within three business days of receiving First Community’s notice of termination, DeKalb will have the option of decreasing the per share purchase price to be received by DeKalb shareholders so that it would equal $22.98.

DeKalb can terminate the merger agreement, provided that it is not in material breach of any representation, warranty, or covenant, or other agreement in the merger agreement, if, prior to the adoption of the merger agreement by the shareholders at the special meeting, the DeKalb board of directors has (x) withdrawn or modified or changed its recommendation or approval of the merger agreement in a manner adverse to First Community in order to approve and permit DeKalb to accept a superior proposal and (y) determined, after consultation with and the receipt of advice from outside legal counsel to DeKalb, that the failure to take such action would be likely to result in a breach of the board of directors’ fiduciary duties under applicable law.

DeKalb may also terminate the Agreement if at any time during the three business day period commencing on the Determination Date (as defined in the merger agreement) the final FCCO Stock Price (as defined in the merger agreement) is greater than $15.32. Within three business days of receiving DeKalb’s notice of termination, First Community will have the option of increasing the per share purchase price to be received by DeKalb shareholders so that it would equal $15.32.

DeKalb Must Pay First Community a Termination Fee Under Certain Circumstances (page  )

The merger agreement provides for the reimbursement of First Community’s out-of- pocket expenses, not to exceed $150,000, if First Community terminates the merger agreement because:

•	the DeKalb board of directors fails to reaffirm its approval upon First Community’s request for such reaffirmation of the merger or the DeKalb board of directors resolves not to reaffirm the merger;

•
the DeKalb board of directors fails to include in the proxy statement its recommendation, without modification or qualification, that the shareholders approve the merger or the DeKalb board of directors withdraws, qualifies, modifies, or proposes publicly to withdraw, qualify, or modify, in a manner adverse to First Community, the recommendation that the shareholders approve the merger;

•
the DeKalb board of directors affirms, recommends, or authorizes entering into any acquisition transaction other than the merger or, within five business days after commencement of any tender or exchange offer for any shares of its common stock, the DeKalb board of directors makes any recommendation other than against acceptance of such tender or exchange offer; or

•
the DeKalb board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the merger.

If within 12 months after such termination DeKalb consummates another acquisition transaction (as defined in the merger agreement), DeKalb must pay an additional $500,000 termination fee (less the amount paid for First Community’s out-of- pocket expenses).

If the board of directors of DeKalb determines, after consultation with legal counsel, that in light of a superior proposal (as defined in the merger agreement), it is necessary to terminate the agreement to comply with its fiduciary duties, and within 12 months of such termination an acquisition transaction has been announced or an acquisition agreement has been entered into by DeKalb, DeKalb must pay First Community’s out-of- pocket expenses as described above. If within 12 months after such termination, DeKalb consummates the acquisition transaction, DeKalb must pay the additional termination fee as described above.

Finally, if the merger agreement is terminated following the commencement of any tender or exchange offer for more than 50% of the shares of DeKalb and within 12 moths of such termination an acquisition transaction has occurred involving the tender offeror or its affiliates and DeKalb, then DeKalb must reimburse First Community’s out-of-pocket expenses and pay the additional termination as described above.

Dissenters’ Rights (page  )

South Carolina law permits DeKalb shareholders to dissent from the approval of the merger proposal and to have the fair value of their DeKalb shares paid to them in cash. To do this, DeKalb shareholders must follow specific procedures, including filing a written notice with DeKalb prior to the shareholder vote on the merger proposal. If you follow the required procedures, your only right will be to receive the fair value of your common stock in cash. Copies of the applicable South Carolina statutes are attached to this document as Appendix B.

The Merger is Expected to Occur in the Late Second or Early Third Quarter of 2006 (page  )

The merger will occur shortly after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur in the late second or early third quarter of 2006. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of the DeKalb shareholders at the special meeting and all the necessary regulatory approvals.

Accounting Treatment (page  )

The merger will be accounted for using the purchase method of accounting, with First Community being treated as the acquiring entity for accounting purposes. Under the purchase method of accounting, the assets and liabilities of DeKalb as of the effective time of the merger will be recorded at their respective fair values and added to those of First Community.

Completion of the Merger is Subject to Certain Conditions (page  )

Completion of the merger is subject to a number of conditions, including the approval of the merger proposal by DeKalb shareholders and the receipt of all the regulatory consents and approvals that are necessary to permit the completion of the merger. Certain conditions to the merger may be waived by First Community or DeKalb, as applicable.

Comparative Market Value of Securities (page  )

The following table sets forth the closing price per share of First Community common stock and the closing price per share of DeKalb on December 8, 2005 (the last business day preceding the public announcement of the proposed merger) and , 2006 (the most recent practicable trading date prior to the mailing the proxy statement/prospectus). The table also presents the equivalent market value per share of DeKalb common stock assuming that the consideration for the transaction is 0.60705 of a share of First Community common stock and $3.875 in cash for each share outstanding of DeKalb common stock.

	First Community Common Stock	DeKalb Common Stock	Equivalent Price Per Share of DeKalb Common Stock (2)
December 8, 2005	$19.25	$12.00(1)	$15.56
, 2006

(1)	The price of the last known sale preceding December 8, 2005.
(2)
The equivalent prices per share of DeKalb common stock have been calculated by multiplying the closing price per share of First Community common stock on each of the two dates by the exchange ratio of 0.60705 and adding $3.875.

Because the exchange ratio is fixed and because the market price of First Community common stock is subject to fluctuation, the market value of the shares of First Community common stock that you may receive in the merger may increase or decrease prior to and following the merger. You are urged to obtain current market quotations for First Community common stock.

Comparative Per Share Data

The following table shows income per common share, dividends per share, book value per share, and similar information as if the merger had occurred on the dates indicated (which are referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, it was assumed that First Community and DeKalb had been merged throughout those periods and made certain other assumptions. The ability of First Community to pay dividends will be completely dependent upon the amount of dividends its subsidiary, First Community Bank, is permitted to pay to First Community. The ability of the bank to pay dividends is restricted under applicable law and regulations. For a description of those restrictions, see the section entitled “Description of First Community’s Capital Stock - Dividends Rights.”

The information listed as "DeKalb Pro Forma Equivalent" was obtained by multiplying the pro forma amounts by an exchange ratio of 0.60705. First Community and DeKalb also anticipate that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

For the Twelve Months Ended December 31, 2005

	DeKalb Historical	First Community Historical	Pro Forma Combined	DeKalb Pro Forma Equivalent

Net Income per share, basic	$0.17	$1.09	$1.00	$0.61
Net Income per share, diluted	$0.17	$1.04	$0.95	$0.58
Dividends declared per share	$0.00	$0.20	$0.20	$0.12
Book value per share	$8.45	$17.82	$17.98	$10.91

SELECTED FINANCIAL DATA OF FIRST COMMUNITY

The following selected financial data for the years ended December 31, 2001 through 2005 is derived from the financial statements and other data of First Community. The selected financial data should be read in conjunction with the financial statements of First Community, including the accompanying notes, included elsewhere herein.

Selected Financial Data
(Amounts in thousands, except per share data)	Year ended December 31,
	2005	2004	2003	2002	2001

Operations Statement Data:
Net interest income	$12,994	$9,596	$7,648	$7,044		$5,523
Provision for loan losses	329	245	167	677		407
Non-interest income	3,298	1,774	1,440	1,232		938
Non-interest expense	11,838	7,977	6,158	5,377		4,381
Income taxes	1,032	963	965	758		569
Net income	$3,093	$2,185	$1,797	$1,464		$1,104
Per Share Data:
Net income diluted (1)	$1.04	$1.09	$1.08	$0.90	$	$ $ 0.68
Cash dividends	.20	0.20	0.19	0.12		-
Book value at period end (1)	17.82	18.09	12.21	11.61		10.56
Tangible book value at period end (1)	8.34	8.19	11.74	11.02		9.85
Balance Sheet Data:
Total assets	$467,455	$455,706	$215,029	$195,201		$156,555
Loans, net	221,668	184,007	119,304	98,466		86,518
Securities	176,372	196,026	58,954	69,785		46,366
Deposits	349,604	337,064	185,259	168,062		134,402
Shareholders' equity	50,767	50,463	19,509	18,439		16,776
Average shares outstanding (1)	2,847	1,903	1,590	1,588		1,585
Performance Ratios:
Return on average assets	0.67%	0.76%	0.88%	0.82%		0.77%
Return on average equity	6.12%	8.00%	9.49%	8.35%		8.00%
Return on average tangible equity	13.33%	10.39%	9.94%	8.87%		7.40%
Net interest margin	3.30%	3.72%	4.02%	4.26%		4.19%
Dividend payout ratio	18.35%	17.39%	16.81%	13.04%		N/A
Asset Quality Ratios:
Allowance for loan losses to period
end total loans	1.22%	1.48%	1.41%	1.53%		1.14%
Allowance for loan losses to
non-performing assets	487.48%	2,291.34%	2,123.60%	1,059.24%		247.00%
Non-performing assets to total assets	.12%	.03%	.04%	.07%		0.26%
Net charge-offs (recoveries) to average loans	.19%	.13%	(.01%)	.16%		0.35%
Capital and Liquidity Ratios:
Tier 1 risk-based capital	13.24%	12.91%	13.21%	14.03%		14.90%
Total risk-based capital	14.12%	13.86%	14.42%	15.28%		15.90%
Leverage ratio	9.29%	8.51%	8.87%	8.77%		10.00%
Equity to assets ratio	10.86%	9.60%	9.07%	9.45%		10.72%
Average loans to average deposits	59.81%	61.00%	63.33%	60.71%		68.66%
___________________________
(1) Adjusted for the June 30, 2001 5% stock dividend and the February 28, 2002 5-for-4 stock split.

SELECTED FINANCIAL DATA OF DEKALB

The following selected financial data for the years ended December 31, 2005, 2004 and 2003 is derived from the financial statements and other data of DeKalb. The selected financial data should be read in conjunction with the financial statements of DeKalb, including the accompanying notes, included elsewhere herein.

(Dollars in thousands)	2005	2004	2003
Income Statement Data:
Interest income	$2,436	$1,977	$1,523
Interest expense	936	576	429
Net interest income	1,500	1,401	1,094
Provision for loan losses	58	109	95
Net interest income after provision for loan losses	1,442	1,292	999
Noninterest income	393	224	347
Noninterest expense	1,649	1,376	1,265
Income before income taxes	186	140	81
Income tax expense	80	52	31
Net income	$106	$88	$50

Balance Sheet Data:
Assets	$46,326	$42,560	$33,035
Earning assets	44,025	40,262	31,058
Securities (1)	11,032	9,594	7,159
Loans (2)	30,532	26,643	21,504
Allowance for loan losses	305	266	305
Deposits	30,301	28,310	23,847
Interest-bearing liabilities	37,921	34,421	25,532
Shareholders’ equity	5,158	5,192	5,112

Per-Share Data:
Earnings per-share	$0.17	$0.14	$0.08
Book value (period end)	8.45	8.51	8.39
Tangible book value (period end)	8.45	8.51	8.39

Selected Ratios:
Return on average assets	0.24%	0.23%	0.17%
Return on average equity	2.42%	1.70%	0.98%
Net interest margin (3)	3.60%	3.72%	4.22%
Efficiency (4)	87.11%	84.68%	90.38%
Average equity to average assets	11.85%	13.41%	17.88
______________________

(1)    All securities are available for sale and are stated at fair value.
(2)    Loans are stated at gross amounts before allowance for loan losses.
(3)    Net interest income divided by average earning assets.
(4)	Noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

RISK FACTORS

If the merger is consummated, you will receive shares of First Community common stock in exchange for your shares of DeKalb common stock. An investment in First Community common stock is subject to a number of risks and uncertainties, many of which also apply to your existing investment in DeKalb common stock. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page     under the heading “A Warning About Forward-Looking Statements.”

However, there are a number of other risks and uncertainties relating to First Community and your decision on the merger proposal that you should consider in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect First Community’s future financial results and may cause First Community’s future earnings and financial condition to be less favorable than First Community’s expectations. This section summarizes those risks.

You will experience a substantial reduction in percentage ownership and voting power with respect to your shares as a result of the merger.

DeKalb shareholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power through their stock ownership in First Community relative to their percentage ownership interest in DeKalb prior to the merger. If the merger is consummated, current DeKalb shareholders will own approximately     % of First Community outstanding common stock, on a fully diluted basis, based on First Community outstanding common stock as of     , 2006. Accordingly, even if they were to vote as a group, current DeKalb shareholders could be outvoted by other First Community shareholders.

Because the market price of First Community common stock may fluctuate, DeKalb shareholders cannot be sure of the market value of the First Community common stock that they may receive in the merger.

Upon the closing of the merger, each share of DeKalb common stock will automatically be converted into the right to receive $3.875 in cash and 0.60705 shares of First Community common stock. Changes in the price of First Community common stock from the date of the merger agreement and from the date of this proxy statement/prospectus may affect the market value of First Community common stock that DeKalb shareholders will receive in the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in First Community's businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond First Community's control. In addition, there will be a time period between the completion of the merger and the time when DeKalb shareholders actually receive certificates evidencing First Community common stock. Until stock certificates are received, DeKalb shareholders will not be able to sell their First Community shares in the open market and, thus, will not be able to avoid losses resulting from any decline in the trading price of First Community common stock during this period.

The price of First Community common stock might decrease after the merger.

Following the merger, holders of DeKalb common stock will become shareholders of First Community. First Community common stock could decline in value after the merger. For example, during the 12 month period ending on     , 2006 (the most recent practicable date prior to the printing of this proxy statement/prospectus), the closing price of First Community common stock varied from a low of $     to a high of $     and ended that period at $     . The market value of First Community common stock fluctuates based upon general market economic conditions, First Community's business and prospects, and other factors.

First Community’s stock trading volume has been low compared with larger bank holding companies.

The trading volume in First Community’s common stock on the NASDAQ Capital Market has been comparable to other similarly sized bank holding companies since trading on the NASDAQ Capital Market began in January 2003. Nevertheless, this trading volume does not compare with more seasoned companies listed on the NASDAQ Capital Market or other stock exchanges. Thus, the market in First Community’s common stock is somewhat limited in scope relative to some other companies. In addition, First Community can provide no assurance that a more active and liquid trading market for its stock will develop after the merger is consummated.

There can be no assurance that First Community will continue to pay dividends.

Although First Community is currently paying a dividend of $0.05 per share per quarter and expects to pay comparable dividends for the foreseeable future, there can be no assurance that First Community will continue to pay a dividend. The future dividend policy of First Community is subject to the discretion of the board of directors and will depend upon a number of factors, including future earnings, financial condition, capital and cash requirements, and general business conditions. In addition, the ability of First Community to pay dividends will be completely dependent upon the amount of dividends its subsidiary, First Community Bank, is permitted to pay to First Community. The ability of a bank to pay dividends is restricted under applicable law and regulations. For a description of those restrictions, see the section entitled “Description of First Community Common Stock - Dividends Rights.”

We cannot guarantee the consummation of the contemplated merger.

First Community and DeKalb will not be able to consummate the merger without the approval of certain state and federal regulatory agencies and the shareholders of DeKalb. Accordingly, we can give no assurances that those approvals will be obtained or that the acquisition will be completed.

We cannot predict the effect the acquisition will have on our operations if First Community does not successfully integrate the operations of DeKalb.

First Community’s ability to achieve fully the expected benefits of the merger depends on its successful integration of DeKalb. There is a risk that integrating DeKalb into First Community’s existing operations may take a greater amount of resources and time than we expect. Accordingly, there is a risk that the anticipated benefits may not be realized or that they may be less than we expect if we are unable to integrate in a timely manner, fail to realize cost savings from the merger, or disrupt customer relationships.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance, and business of each of First Community and DeKalb, as well as information relating to the merger. These statements are preceded by, followed by, or include the words "believes," "expects," "anticipates," or "estimates," or similar expressions. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. You should consider these important factors when you vote on the merger. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the following:

•	our operating costs after the merger may be greater than expected, and our cost savings from the merger may be less than expected, or we may be unable to obtain those cost savings as soon as expected;

•	we may be unable to successfully integrate DeKalb or we may have more trouble integrating acquired businesses than we expected;

•
we could lose our key personnel, including the DeKalb personnel we will employ as a result of the merger, or spend a greater amount of resources attracting, retaining, and motivating them than we have in the past;

•	competition among depository and other financial institutions may increase significantly;

•	changes in the interest rate environment may reduce operating margins;

•
general economic conditions, either nationally or in South Carolina, may be less favorable than expected resulting in, among other things, a deterioration in credit quality and an increase in credit risk-related losses and expenses;

•	loan losses may exceed the level of allowance for loan losses of the combined company;

•	the rate of delinquencies and amount of charge-offs may be greater than expected;

•	the rates of loan growth may not increase as expected; and

•	legislative or regulatory changes may adversely affect our businesses.

We have based our forward-looking statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations actually will be achieved. We are under no duty to update any of the forward-looking statements after the date of this proxy statement/prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors,” beginning on page . You should also consider the cautionary statements contained in First Community’s filings with the Securities and Exchange Commission.

THE SPECIAL MEETING

General

The DeKalb board of directors is providing this proxy statement/prospectus to you in connection with its solicitation of proxies for use at the special meeting of DeKalb shareholders and at any adjournments or postponements of the special meeting.

First Community is also providing this proxy statement/prospectus to you as a prospectus in connection with the offer and sale by First Community of shares of its common stock to shareholders of DeKalb in the merger.

Your vote is important. Please complete, date, and sign the enclosed proxy card and return it in the postage prepaid envelope provided. If your shares are held in “street name,” you should instruct your broker how to vote by following the directions provided by your broker.

Meeting Date, Time, and Place and Record Date

DeKalb will hold the special meeting on     , 2006, at .m, local time, at     . At the special meeting (and any adjournment or postponement of the meeting), holders of DeKalb common stock will be asked to consider and vote upon a proposal to approve the merger agreement and a proposal to authorize the board of directors to adjourn the special meeting to allow for time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger agreement. Only holders of DeKalb common stock of record at the close of business on     , 2006, the record date, will be entitled to receive notice of and to vote at the special meeting. As of the record date, there were shares of DeKalb common stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to be Considered

At the special meeting, DeKalb shareholders will be asked to approve the Agreement and Plan of Merger, dated as of January 19, 2006, by and between DeKalb and First Community and to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the Agreement and Plan of Merger. Under the merger agreement, DeKalb will merge with and into First Community and shares of DeKalb common stock will be converted into the right to receive $3.875 in cash and 0.60705 shares of First Community common stock. DeKalb shareholders will also consider and vote on a proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger. Finally, DeKalb shareholders may also be asked to consider any other business that properly comes before the special meeting. Each copy of this proxy statement/prospectus mailed to DeKalb shareholders is accompanied by a proxy card for use at the special meeting.

Vote Required

Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares entitled to vote at the DeKalb special meeting. Approval of the proposal to authorize adjournment requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. On the record date, there were approximately outstanding shares of DeKalb common stock, each of which is entitled to one vote at the special meeting. On that date, the directors and executive officers of DeKalb and their affiliates beneficially owned a total of approximately % of the outstanding shares of DeKalb common stock. Each of DeKalb’s directors and executive officers has agreed, subject to several conditions, to vote his or her shares of DeKalb common stock in favor of the merger agreement. The presence, in person or by proxy, of shares of DeKalb common stock representing a majority of DeKalb outstanding shares entitled to vote at the special meeting is necessary in order for there to be a quorum at the special meeting. A quorum must be present in order for the vote on the merger agreement and vote on the authorization to adjourn to occur. If there is no quorum present at the opening of the meeting, the special meeting may be adjourned by the vote of a majority of shares voting on the motion to adjourn.

Voting of Proxies

Shares of common stock represented by properly executed proxies received at or prior to the DeKalb special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted “FOR” approval of the merger agreement and the proposal to authorize adjournment.

Any shareholder present in person or by proxy (including broker non-votes, which generally occur when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter) at the special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

Because approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of all shares entitled to vote at the DeKalb special meeting, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, the DeKalb board of directors urges its shareholders to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking a proxy. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy or to the secretary of DeKalb stating that you would like to revoke your proxy. Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by DeKalb prior to the special meeting will be your vote. Any earlier votes will be revoked. Third, you may attend the special meeting and vote in person. Any earlier votes will be revoked. Simply attending the special meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy.

Solicitation of Proxies

First Community and DeKalb will pay all of the costs of printing this proxy statement/prospectus and of soliciting proxies in connection with the special meeting. Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of DeKalb who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by DeKalb, First Community, or any other person. The delivery of this proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of DeKalb or First Community since the date of the proxy statement/prospectus.

Recommendation of the Board of Directors

The DeKalb board of directors has determined that the merger proposal and the transactions contemplated thereby and the authorization to adjourn are in the best interests of DeKalb and its shareholders. The members of the DeKalb board of directors unanimously recommend that the DeKalb shareholders vote at the special meeting to approve these proposals.

In the course of reaching its decision to approve the merger proposal and the transactions contemplated thereby, the DeKalb board of directors, among other things, consulted with its legal advisors, Haynsworth Sinkler Boyd, P.A., regarding the legal terms of the merger agreement and with its financial advisor, The Orr Group, LLC, as to the fairness, from a financial point of view, of the consideration to be received by the holders of DeKalb common stock in the merger. For a discussion of the factors considered by the DeKalb board of directors in reaching its conclusion, see “The Merger—DeKalb’s Reasons for the Merger” and “The Merger—Opinion of DeKalb’s Financial Advisor.”

DeKalb shareholders should note that DeKalb directors and officers have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of DeKalb. See “The Merger—Interests of Directors and Officers of DeKalb that Differ from Your Interests.”

PROPOSAL NO. 1 -- THE MERGER

The descriptions of the terms and conditions of the merger proposal, the merger agreement, and any related documents in this proxy statement/prospectus are qualified in their entirety by reference to the copy of the merger agreement attached as Appendix A to this proxy statement/prospectus, to the registration statement, of which this proxy statement/prospectus is a part, and to the exhibits to the registration statement.

Structure of the Merger

The merger agreement provides for the merger of DeKalb with and into First Community. First Community will be the surviving corporation in the merger. Bank of Camden, a wholly owned subsidiary of DeKalb, will merge with and into First Community Bank, a wholly owned subsidiary of First Community. Each share of DeKalb common stock issued and outstanding at the effective time of the merger will be converted into the right to receive $3.875 in cash and 0.60705 shares of First Community common stock. Upon completion of the merger, William C. Bochette, III, president and chief executive officer of DeKalb, will serve as a senior vice president of First Community Bank. In addition, First Community will appoint one current DeKalb director that is mutually acceptable to both parties to the board of directors of First Community. First Community will also appoint seven current DeKalb directors to an advisory board of First Community Bank.

Background of the Merger

From time to time DeKalb’s chief executive officer has received casual expressions of possible interest in combining forces or working together at some indeterminate further time from senior officials of a number of financial institutions. In October 2003, First Community’ chief executive officer, Mr. Crapps, contacted Mr. Bochette, DeKalb’s new chief executive officer for a meeting at which they discussed how First Community could provide assistance to DeKalb. In 2004, management of DeKalb realized that the additional requirements being imposed on public companies pursuant to the Sarbanes-Oxley Act would significantly increase the costs, both in management time and money, of operating a public company and that those costs would be difficult to bear for a company the size of DeKalb. Management began to consider the options that could be available including supporting efforts to secure regulatory relief for smaller companies, “going private,” seeking a merger transaction or continuing to operate as an independent community bank in the higher cost environment. Management concluded that going private was not an attractive option and that it should explore the possibility of a merger transaction while supporting relief efforts and planning to continue independent operations. In late 2004, DeKalb was contacted by an out-of-area financial institution interested in exploring ways to enter the greater Columbia area market and some very general discussions were held.

In early 2005, Mr. Bochette contacted Mr. Crapps and arranged a meeting with Mr. Crapps on February 4, 2005. At that meeting Mr. Bochette and Mr. Crapps discussed ways in which First Community might provide assistance to DeKalb by buying loan participations, extending credit, and otherwise. They also discussed, in general terms, that First Community might have an interest in acquiring DeKalb in the future.

In March 2005, the SEC delayed the implementation of some of the more burdensome Sarbanes-Oxley provisions but did not reduce the requirements. Mr. Bochette realized that the costs would rise in the future and began to analyze what DeKalb would need to do in order to produce the level of growth and earnings to be able to produce returns at the levels that were anticipated prior to the enactment or Sarbanes-Oxley.

In August 2005, Mr. Bochette met with representatives of a correspondent bank to discuss DeKalb’s strategic planning issues, including peer group analysis, various growth strategies, and projected earnings over a five-year period as well as potential merger price premiums. Mr. Bochette considered that discussion in conjunction with the difficulties of achieving rapid growth in a market that was growing slowly compared to the nearby Columbia market and of managing personnel costs in the face of the availability of numerous well paid similar positions in the Columbia market. He reached the conclusion that a merger with another institution already in the Columbia market would be more likely to produce favorable results for DeKalb shareholders than would be likely if DeKalb remained independent. Mr. Bochette then contacted another financial institution that he believed might have an interest in acquiring DeKalb. Based on that contact, Mr. Bochette concluded that the institution had some interest but would not be interested in a transaction with DeKalb in the near term.

In September 2005, Mr. Bochette and the executive committee of DeKalb’s board of directors met and reviewed the situation. The committee agreed that a merger transaction with an appropriate merger partner might be in the best interest of DeKalb’s shareholders. Mr. Bochette advised the committee that he believed that First Community would be a desirable merger partner due to its size, office locations in the greater Columbia area, and the structure of its business if it would provide DeKalb shareholders with a reasonable merger premium. The committee authorized Mr. Bochette to pursue discussions with First Community and to engage an investment adviser, The Orr Group LLC, to assist with negotiations and the evaluation of alternatives.

Mr. Bochette arranged a meeting with Mr. Crapps on October 4, 2005 to discuss DeKalb’s interest in pursuing a transaction and, at that meeting, Mr. Bochette and Mr. Crapps reviewed various elements of a possible transaction. On October 18, 2005, Mr. Crapps gave Mr. Bochette a preliminary outline of the terms of a possible transaction and expressed a desire to proceed with discussions.

On November 3, 2005, the DeKalb board of directors met with the financial adviser and discussed First Community’s preliminary outline. The board voted to pursue negotiations with First Community to determine whether an acceptable agreement could be reached. Thereafter, Mr. Bochette and the investment adviser had numerous contacts with Mr. Crapps regarding various elements of the proposed transaction, especially the consideration to be received by DeKalb shareholders.

On November 29, 2005, First Community delivered a non-binding letter of intent to DeKalb describing the terms of a proposed transaction. The DeKalb board met on November 30, 2005 with its financial adviser and counsel to consider the letter of intent. The financial adviser presented an analysis of the proposed transaction and an analysis of the consideration that DeKalb shareholders might receive in a similar transaction with a number of other companies that had recently been active as acquirors or had publicly announced their interest in acquisitions and that the adviser believed might have an interest in DeKalb. After considering the interests of DeKalb’s employees, the Camden community, and DeKalb’s shareholders, the DeKalb board authorized Mr. Bochette to negotiate changes to the letter of intent to provide for its immediate public disclosure and to sign it on behalf of DeKalb.

After further discussions with Mr. Crapps and revisions to the letter of intent, it was signed by both parties and disclosed to the public on December 8, 2005. Shortly thereafter, the parties, with the assistance of counsel and, in the case of DeKalb, its financial adviser, negotiated the terms of a definitive agreement and plan of merger for presentation to and approval of the parties’ respective boards of directors. The negotiations revealed numerous areas of disagreement and resulted in compromises by both sides to reach an agreement acceptable to both parties. During the course of the negotiations with First Community, DeKalb was not contacted by any other institution to propose DeKalb’s being acquired by the other institution.

The DeKalb board of directors met on January 17, 2006 with counsel and its investment adviser to review the obligations of directors when considering a merger of the company, the proposed terms of the agreement and plan of merger, and an analysis of the fairness of the proposed transaction from a financial point of view to the shareholders of DeKalb. The board of directors then voted to approve the agreement and plan of merger and to recommend it to the shareholders of DeKalb for their approval and authorized Mr. Bochette to execute the agreement on behalf of DeKalb.

DeKalb’s Reasons for the Merger

In reaching its determination that the merger and the merger agreement and plan of merger are fair to, and in the best interest of, DeKalb and its shareholders, DeKalb’s board of directors consulted with its advisers and counsel, as well as with DeKalb’s management, and considered a number of factors, including, without limitation, the following:

•	A review of DeKalb’s current business, operations, earnings, and financial condition and reasonable expectations of future performance and operations;

•      The terms of the First Community’s offer, including both the amount and nature of the consideration proposed to be paid in comparison to other similar transactions occurring in the recent past within South Carolina;

•	The recent market performance of First Community common stock, as well as the recent earnings performance and dividend payment history of First Community;

•
The belief of the DeKalb board of directors that the terms of the agreement and plan of merger are attractive in that the agreement and plan of merger allow DeKalb’s shareholders to become shareholders in First Community and receive a substantial cash payment;

•
The difficulty of remaining independent in close proximity to the Columbia market and risks of de novo branching into the Columbia market versus the benefits of combining with an institution with a significant Columbia market presence;

•	The alternatives to the merger, including remaining an independent institution;

•	The competitive and regulatory environment for financial institutions generally;

•	The wide range of banking products and services First Community offers to its customers;

•	The impact of the proposed merger on DeKalb’s employees and the Camden community;

•
The belief of DeKalb’s board of directors, based upon analysis of the anticipated financial effects of the merger, that upon consummation of the merger, First Community and its banking subsidiaries would remain well-capitalized institutions, the financial positions of which would be in excess of all applicable regulatory capital requirements;

•	The Orr Group, LLC’s opinion that the consideration DeKalb shareholders will receive as a result of the merger is fair from a financial point of view;

•	The belief of DeKalb’s board of directors that, in light of the reasons discussed above, First Community was an attractive choice as a long-term affiliation partner of DeKalb; and

•
The expectation that the merger will generally be a tax-free transaction to DeKalb shareholders with respect to the First Community common stock received by virtue of the merger. See “Federal Income Tax Consequences.”

DeKalb’s board of directors did not assign any specific or relative weight to the foregoing factors in their considerations

Opinion of DeKalb’s Financial Advisor

DeKalb retained The Orr Group, LLC to render a written opinion to the board of directors of DeKalb as to the fairness, from a financial point of view, of the consideration (the “Merger Consideration”) to be paid by First Community to the shareholders of DeKalb as set forth in the Agreement and Plan of Merger (the “Merger Agreement”) dated January 19, 2006 with DeKalb.

The Orr Group, LLC is an investment banking firm that specializes in providing investment banking advisory services to financial institutions. The Orr Group, LLC has been involved in numerous bank related mergers and acquisitions. No limitations were imposed by DeKalb upon The Orr Group, LLC with respect to rendering its opinion.

On January 17, 2006, The Orr Group, LLC rendered its oral opinion to the board of directors of DeKalb, subsequently confirmed in writing, as to the fairness, from a financial point of view, of the Merger Consideration to be paid by First Community to the shareholders of DeKalb. The Orr Group, LLC’s written opinion is attached as Appendix C hereto and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by The Orr Group, LLC in connection with its opinion. DeKalb’s shareholders are urged to read the opinion in its entirety.

The Orr Group, LLC’s opinion to DeKalb’s board of directors is directed only to the Merger Consideration as defined in the Merger Agreement dated January 19, 2006 as of this date and does not address the fairness, from a financial point of view, of any change in the Merger Consideration that may be agreed upon by DeKalb and First Community in the future. The Orr Group, LLC’s opinion does not constitute a recommendation to any shareholder of DeKalb as to how such shareholder should vote at the DeKalb special meeting.

In arriving at its opinion, The Orr Group, LLC, among other things:

(i)	reviewed the Merger Agreement and certain related documents;
(ii)	reviewed the historical and current financial position and results of the operations of DeKalb and First Community;
(iii)
reviewed certain publicly available information concerning First Community including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2004 and Quarterly Reports on Form 10-Q for the periods ending March 31, 2005, June 30, 2005, and September 30, 2005;

(iv)
reviewed certain publicly available information concerning DeKalb including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2004 and Quarterly Reports on Form 10-Q for the periods ending March 31, 2005, June 30, 2005, and September 30, 2005;

(v)	reviewed certain available financial forecasts concerning the business and operations of DeKalb that were prepared by management of DeKalb;
(vi)
participated in discussions with certain officers and employees of DeKalb and First Community to discuss the past and current business operations, financial condition and prospects of DeKalb and First Community, as well as matters we believed relevant to our inquiry;

(vii)	reviewed certain publicly available operating and financial information with respect to other companies that we believe to be comparable in certain respects to DeKalb and First Community;
(viii)
reviewed the current and historical relationships between the trading levels of First Community's common stock and the historical and current market for the common stock of First Community and other companies that we believe to be comparable in certain respects to First Community;

(ix)	reviewed the nature and terms of certain other acquisition transactions that we believe to be relevant; and
        (x)            performed such other reviews and analyses we have deemed appropriate

Within its review and analysis, The Orr Group, LLC assumed and relied upon the accuracy and completeness of all of the financial and other information provided to The Orr Group, LLC, or that was publicly available, and did not attempt independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, The Orr Group, LLC assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of DeKalb or First Community, as the case may be, and The Orr Group, LLC expresses no opinion with respect to such forecasts or the assumptions on which they are based. The Orr Group, LLC has not made or obtained, or assumed any responsibility for making or obtaining, any independent evaluations or appraisals of any of the assets, including properties and facilities, or liabilities of DeKalb or First Community.

The Orr Group, LLC employed a variety of analyses, of which some are briefly summarized below. The analyses outlined below do not represent a complete description of the analyses performed by The Orr Group, LLC. The Orr Group, LLC believes that it is necessary to consider all analyses as a whole and that relying on a select number of the analyses, without considering the whole, could create a misunderstanding of the opinion derived from them. In addition, The Orr Group, LLC may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis should not be taken to be The Orr Group, LLC’s view of the entire analysis as a whole.

Selected Companies Analysis - First Community
The Orr Group, LLC compared the financial performance data of First Community with a peer group of 25 publicly traded North Carolina and South Carolina banks that had total assets of greater than $300 million and less than $600 million. The peer group included the following:

Peer Group List

American Community Bancshares, Inc.	ACBA	First Reliance Bancshares, Inc.	FSRL

Bank of the Carolinas	BCAR	First South Bancorp, Inc.	FSBS

Bank of Wilmington Corporation	BKWW	Four Oaks Fincorp, Inc.	FOFN

Beach First National Bancshares, Inc.	BFNB	Greenville First Bancshares, Inc.	GVBK

BNC Bancorp	BNCN	HCSB Financial Corporation	HCFB

Carolina Bank Holdings, Inc.	CLBH	MidCarolina Financial Corporation	MCFI

Community Bankshares, Inc.	SCB	New Century Bancorp, Inc.	NCBC

Community Capital Corp.	CYL	North State Bancorp	NSBC

Community First Bancorporation	CFOK	Peoples Bancorporation, Inc.	PBCE

Crescent Financial Corporation	CRFN	Southcoast Financial Corporation	SOCB

ECB Bancorp, Inc.	ECBE	Union Financial Bancshares, Incorporated	UFBS

First National Bancshares, Inc.	FNSC	Uwharrie Capital Corp	UWHR

		Waccamaw Bankshares, Inc.	WBNK

The results of the analysis involve complex considerations of the selected companies and First Community. The Orr Group, LLC compared performance indicators of First Community with the median, upper and lower quartile performance indicators of the selected peer group. The performance indicators utilized by The Orr Group, LLC based on financial information reported as of September 30, 2005. An overview comparison of the indicators included the following:

	FCCO	Peer Data
	Data	Upper Quart	Median	Lower Quart
Balance Sheet Data
Assets ($000s)	$463,534	$466,729	$372,778	$328,338
Deposits ($000s)	$335,836	$360,221	$296,126	$263,982
Tangible Equity ($000s)	$23,705	$35,347	$28,934	$24,110
Loans/Deposits	62.8	99.8	95.9	91.6
Loans/Assets	45.5	80.3	78.2	74.3
Deposits/Assets	72.5	83.0	81.0	77.9
Core Deposits	83.3	78.4	72.9	64.9

Asset & Capital Adequacy
TCI Ratio	5.4	8.7	7.7	6.3
Tier 1 Ratio	13.9	3.4	11.4	10.5
Reserves/Loans	1.3	1.4	1.3	1.2
NPAs/Assets	0.2	0.6	0.4	0.2

Operating Results
NIM(MRQ)	3.4	4.2	3.9	3.5
Effic Ratio(MRQ)	67.0	63.1	59.0	52.6
NIM	3.4	4.1	3.9	3.5
Effic Ratio	67.3	64.3	60.7	56.0

Profitability
ROAA(MRQ)	0.7	1.1	0.9	0.7
ROAE(MRQ)	5.9	14.0	11.7	9.3
ROAA	0.7	1.0	0.8	0.7
ROAE	6.1	12.9	10.3	8.5

Trading Data
P/E(MRQ)	19.1	23.8	18.9	16.6
P/E	18.6	24.9	21.4	18.5
P/TB	2.29	2.42	1.96	1.77
P/E (Core)(MRQ)	19.1	23.7	18.9	16.2
P/E (Core)	19.4	24.9	21.0	17.6

Comparable Transaction Analysis
The Orr Group, LLC reviewed data of selected transactions involving pending and completed bank acquisitions that it deemed pertinent to an analysis of the Merger. The transactions selected were mergers that were announced after June 30, 2003 and where the selling bank had assets between $40 million and $100 million, ROAA’s less than 0.75%, and TCE ratios greater than 7.50% and less than 12.50%. From these transactions, The Orr Group formulated a list of nationwide mergers, 18 total transactions, and a list of regional (South Carolina, North Carolina, Georgia, Kentucky, Tennessee and Virginia) mergers, 14 total transactions.

The Orr Group, LLC compared the median, upper quartile and lower quartile pricing ratios of the comparable transactions to the pricing ratios of the Merger. The pricing ratios included price to tangible book, price to earnings per share for the latest twelve months, price to assets, price to deposits and the franchise premium to core deposit ratio.

A summary of the nationwide merger analysis is included in the following table:

	Price to	Price to	Price to	Price to	Price to
Nationwide Transactions	TBVPS	LTM EPS	Assets	Deposits	to Core Dep

Dekalb Transaction Statistics	1.8	73.7	21.3	32.5	29.9

Comparable Transactions
Median Multiple	1.7	27.5	17.1	18.9	10.7
Upper Quartile	2.2	37.4	20.1	22.7	14.2
Lower Quartile	1.6	21.9	14.6	16.7	8.6

A summary of the regional merger analysis is included in the following table:

	Price to	Price to	Price to	Price to	Fran Prem
Regional Transactions	TBVPS	LTM EPS	Assets	Deposits	to Core Dep

Dekalb Transaction Statistics	1.8	73.7	21.3	32.5	29.9

Comparable Transactions
Median Multiple	2.0	18.5	18.7	21.5	13.7
Upper Quartile	2.1	23.3	21.7	26.2	17.0
Lower Quartile	1.8	16.5	14.3	15.5	12.7

Discount Dividend Analysis
The Orr Group, LLC performed a discount dividend analysis to estimate a range of present values per share of DeKalb’s common stock as a stand-alone entity. The Orr Group, LLC discounted five years of estimated cash flows for DeKalb based on projected growth rates and capital requirements. The Orr Group, LLC derived a range of terminal values by applying multiples ranging from 21 times to 33 times estimated trailing net income for the terminal year 2010. The present value of the estimated excess cash flows and terminal value was calculated using discount rates ranging from 10% to 14%, which The Orr Group, LLC viewed as the appropriate range of discount rates for a company with DeKalb’s risk characteristics. The analysis yielded a range of stand-alone, fully diluted values for DeKalb’s stock of approximately $10.00 to $18.75. The Orr Group, LLC included the discount dividend analysis because it is a widely used valuation methodology; however the results of such methodology are highly dependent upon numerous assumptions.

Contribution Analysis
In its contribution analysis, The Orr Group, LLC compared the pro forma financial contribution of DeKalb to the combined company to the pro forma ownership (as if completed through a 100% stock transaction) of DeKalb shareholders in the combined company’s shareholder base. The contribution analysis also took into account cost savings and core deposit intangible amortization expenses as a result of the merger. The contribution analysis revealed that DeKalb would contribute 10.4% of the assets, 7.6% of income statement items, 7.2% projected income items and 15.4% projected income items adjusted for synergies and core deposit intangible amortization expenses. The average of all of the financial items considered was 7.9%. This was compared to the pro forma fully diluted ownership for DeKalb shareholders of 14.6% (as if 100% of First Community’s stock were used in consideration of the transaction) in the combined company. The pro forma fully diluted ownership for DeKalb shareholders based on the actual transaction structure was 11.5%, based a 25% cash level.

Pro Forma Merger Analysis
The Orr Group, LLC analyzed the financial impact of the merger on the estimated earnings per share for First Community. Based on the various assumptions made to determine the pro forma numbers and the consideration paid by First Community, the merger would be dilutive to GAAP earnings and accretive to cash earnings in 2006 and accretive to GAAP and cash earnings per share in 2007.

No company or transaction used in the above analyses as a comparison is identical to DeKalb, First Community or the Merger. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial growth and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis in and of itself does not necessarily provide meaningful comparisons.

The Orr Group, LLC has been paid a fee of $24,470 to date and will be paid an additional fee of $73,411 at the time the merger is consummated. The payment to The Orr Group, LLC includes payment for services rendered in preparation and delivery of the fairness opinion. DeKalb has agreed to reimburse legal and other reasonable expenses and to indemnify The Orr Group, LLC and its affiliates, directors, agents, employees and controlling persons in connection with certain matters related to rendering its opinion, including liabilities under securities laws.

THE WRITTEN OPINION OF THE ORR GROUP, LLC TO DEKALB IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE DEKALB FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C. DEKALB SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY THE ORR GROUP, LLC IN CONNECTION WITH RENDERING ITS OPINION.

Merger Consideration

Each share of DeKalb common stock issued and outstanding at the effective time of the merger will be converted into the right to receive $3.875 in cash and 0.60705 shares of First Community common stock. The aggregate amount of cash and First Community shares of common stock received by DeKalb shareholders will be a function of the number of shares of DeKalb common stock issued and outstanding at the effective time of the merger. DeKalb had shares of common stock issued and outstanding as of , 2006. Assuming no DeKalb shareholders exercise dissenters’ rights, and assuming the total number of outstanding shares of DeKalb common stock immediately prior to the effective time is , First Community will issue an aggregate of shares of stock and $ in cash.

No assurance can be given that the current fair market value of First Community common stock will be equivalent to the fair market value of First Community common stock on the date that stock is received by a DeKalb shareholder or at any other time. The fair market value of First Community common stock received by a DeKalb shareholder may be greater or less than the current fair market value of First Community due to numerous market factors.

Fractional Shares

No fractional shares of First Community common stock will be issued to any holder of DeKalb common stock in the merger. For each fractional share that would otherwise be issued, First Community will pay cash in an amount equal to the fraction multiplied by a value that was derived from the average closing sales price for First Community common stock for a 20-day trading period ending on the fifth calendar day immediately prior to the effective time. No interest will be paid or accrued on cash payable in lieu of fractional shares.

Treatment of Options

Each outstanding DeKalb stock option will be converted into an option to purchase 0.8094 shares of First Community common stock. The per share exercise price under each option will be adjusted by dividing the per share exercise price by 0.8094. All outstanding options will be exercisable for the same period and will otherwise have the same terms and conditions applicable to the DeKalb options that they replace.

Exchange of Certificates

As soon as reasonably practicable after the effective time of the merger, First Community will mail appropriate transmittal materials to each record holder of DeKalb common stock for use in effecting the surrender and cancellation of those certificates in exchange for First Community common stock. Risk of loss and title to the certificates will remain with the holder until proper delivery of such certificates to First Community by former DeKalb shareholders. DeKalb shareholders should not surrender their certificates for exchange until they receive a letter of transmittal and instructions from First Community. After the effective time of the merger, each holder of shares of DeKalb common stock, except holders exercising dissenters’ rights of appraisal, issued and outstanding at the effective time must surrender the certificate or certificates representing their shares to First Community and will, as soon as reasonably practicable after surrender, receive the consideration they are entitled to under the merger agreement, together with all undelivered dividends or distributions in respect of such shares (without interest). First Community will not be obligated to deliver the consideration to which any former holder of DeKalb common stock is entitled until the holder surrenders the certificate or certificates representing his or her shares for exchange. The certificate or certificates so surrendered must be duly endorsed as First Community may require. First Community will not be liable to a holder of DeKalb common stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

After the effective time of the merger (and prior to the surrender of certificates of DeKalb common stock to First Community), record holders of certificates that represented outstanding DeKalb common stock immediately prior to the effective time of the merger will have no rights with respect to the certificates other than the right to surrender the certificates and receive in exchange for the certificates a certificate or certificates representing the aggregate number of whole shares of First Community common stock to which the holder is entitled pursuant to the merger agreement.

In the event that any dividend or distribution, the record date for which is on or after the effective time of the merger, is declared by First Community on First Community common stock, no such dividend or other distributions will be delivered to the holder of a certificate representing shares of DeKalb common stock immediately prior to the effective time of the merger until such holder surrenders such certificate as set forth above.

In addition, holders of certificates that represented outstanding DeKalb common stock immediately prior to the effective time of the merger will be entitled to vote after the effective time of the merger at any meeting of First Community shareholders the number of whole shares of First Community common stock into which such shares have been converted, even if such holder has not surrendered such certificates for exchange as set forth above.

First Community shareholders will not be required to exchange certificates representing their shares of First Community common stock or otherwise take any action after the merger is completed.

Federal Income Tax Consequences

The following summarizes certain material federal income tax consequences of the merger to DeKalb shareholders. This summary is based on current laws, regulations, rulings, and decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger and, in particular, may not address federal income tax consequences applicable to you if you are subject to special treatment under federal income tax law, such as rules relating to shareholders who are not citizens or residents of the United States, who are financial institutions, foreign corporations, tax-exempt organizations, insurance companies, or dealers in securities, shareholders who acquired their shares pursuant to the exercise of options or similar derivative securities or otherwise as compensation, and shareholders who hold their shares as part of a straddle or conversion transaction. In addition, this summary does not address the tax consequences of the merger under applicable state, local, foreign, or estate tax laws. This discussion assumes you hold your shares of DeKalb common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986. Each DeKalb shareholder should consult with his or her own tax advisor about the tax consequences of the merger in light of his or her individual circumstances, including the application of any federal, state, local, foreign, or estate tax law.

The merger is intended to constitute a “reorganization” under Section 368(a) of the Internal Revenue Code. On the closing date, First Community and DeKalb will receive an opinion from Nelson Mullins Riley & Scarborough LLP, counsel to First Community, that the merger will qualify as a reorganization. The closing date opinion will be based on customary assumptions and customary representations made by DeKalb and First Community. An opinion of counsel represents the counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court. If, notwithstanding the opinion of counsel, the merger does not qualify as a reorganization, the exchange of DeKalb common stock for First Community common stock in the merger will be a taxable transaction.

Provided the merger qualifies as a reorganization, neither DeKalb nor First Community will recognize any gain or loss for federal income tax purposes, and the federal income tax consequences to you as a DeKalb shareholder will be as follows:

Exchange for First Community Common Stock and Cash. You will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the First Community common stock received pursuant to the merger over your adjusted tax basis in your shares of DeKalb common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if your holding period with respect to the DeKalb common stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of your ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See " -- Possible Treatment of Cash as a Dividend."

Your aggregate tax basis of the First Community common stock you receive in exchange for your shares of DeKalb common stock will be equal to the aggregate adjusted tax basis of the shares of DeKalb common stock surrendered for First Community common stock and cash, reduced by the amount of cash you receive pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, you must recognize on the exchange. Your holding period of the First Community common stock will include the holding period of the shares of DeKalb common stock you surrendered. If you have differing bases or holding periods in respect of your shares of DeKalb common stock, you should consult your own tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of First Community common stock received in the exchange.

Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces your deemed percentage stock ownership of First Community. For purposes of this determination, you are treated as if you first exchanged all of your shares of DeKalb common stock solely for First Community common stock and then First Community immediately redeemed (the "deemed redemption") a portion of the First Community common stock in exchange for the cash you actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (1) "substantially disproportionate" with respect to the holder or (2) "not essentially equivalent to a dividend."

The deemed redemption, generally, will be "substantially disproportionate" with respect to you if the percentage described in (2) below is less than 80 percent of the percentage described in (1) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to you will depend upon your particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in your deemed percentage stock ownership of First Community. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of First Community that you are deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of First Community that is actually and constructively owned by you immediately after the deemed redemption. In applying the above tests, you may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by you. As these rules are complex, each DeKalb shareholder that may be subject to these rules should consult its own tax advisor. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if that shareholder has a relatively minor reduction in its percentage stock ownership under the above analysis.

Cash Received in Lieu of a Fractional Share. Cash you receive in lieu of a fractional share of First Community common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of your aggregate adjusted tax basis of the shares of DeKalb common stock surrendered allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of DeKalb common stock is more than one year.

Each DeKalb shareholder is urged to consult his or her personal tax and financial advisor as to his or her specific federal income tax consequences, based on his or her own particular status and circumstances, and also as to any state, local, foreign, estate, or other tax consequences arising out of the merger.

Interests of Directors and Officers of DeKalb that Differ from Your Interests

General. Some of the employees and directors of DeKalb may be deemed to have interests in the merger in addition to their interests as shareholders of DeKalb generally. These interests include, among others, proposed employee benefits for those who become employees of First Community or First Community Bank after the merger, an employment agreement between First Community, DeKalb, Bank of Camden, and William C. Bochette, III, the appointment of one current DeKalb director to the board of directors of First Community, and the appointment of seven current DeKalb directors to an advisory board of First Community Bank and the commitment to pay advisory fees to these individuals for these services, and insurance coverage for DeKalb’s directors and officers, as described below.

Employee Benefits. The merger agreement generally provides that First Community will furnish to those employees of DeKalb who become employees of First Community or First Community Bank after the effective time of the merger benefits under employee benefit plans which, when taken as a whole, are substantially similar to those currently provided by First Community and its subsidiaries to their similarly situated employees. For purposes of participation, vesting, and benefit accrual under First Community’s employee benefit plans, service with DeKalb prior to the effective time of the merger will be treated as service with First Community or its subsidiary.

Bochette Employment Agreement.  DeKalb and its president and chief executive officer, William C. Bochette, III, are currently bound by an employment agreement. In exchange for a lump sum payment in an amount equal to (i) the lesser of $400,000, or (ii) 2.99 times his “base amount,” as such term is defined for purposes of Section 280G of the Internal Revenue Code of 1986, Mr. Bochette has agreed to terminate this agreement and to enter into a new employment agreement with First Community Bank.

Pursuant to the new employment agreement, Mr. Bochette will serve as a senior vice president of First Community Bank. The new agreement commences upon the consummation of the merger and will be for a term of three years. At the end of this initial term, the agreement will automatically extend for additional one year terms unless First Community Bank gives written notice to Mr. Bochette at least 12 months prior to the end of the then current term. During his employment and for a period of 12 months following termination, Mr. Bochette will be prohibited from serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, another depository financial institution or holding company if such institution has an office located within a radius of 10 miles from (i) the main office of First Community Bank or (ii) any branch office of First Community Bank. He will also be prohibited from soliciting employees and customer for a period of 12 months following termination (24 months if his employment terminates after the third anniversary of the employment agreement). Mr. Bochette will receive an annual base salary of $150,000, an automobile, country and dinner club dues, and other employee benefits currently in effect for similarly situated employees.

Directors. As soon as practicable following the effective time of the merger, First Community will appoint one present director of DeKalb, other than Mr. Bochette, mutually acceptable to the both parties to the First

Community board of directors. In addition, First Community will appoint seven current DeKalb directors to an advisory board of First Community Bank and pay advisory fees to these individuals for these services.

Support Agreements. In connection with the execution of the merger agreement, the officers and directors of DeKalb entered into support agreements in their capacity as shareholders in which they agreed not to sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) their shares of DeKalb common stock without the prior approval of First Community. They also agreed to vote all of the shares of DeKalb common stock for which they have sole voting authority, and to use their best efforts to cause to be voted all of the shares of DeKalb common stock for which they have shared voting authority, for the approval of the merger and against any acquisition proposal (as defined in the merger agreement).

Insurance. First Community has agreed to indemnify and hold harmless each director and officer of DeKalb for a period of three years from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger. First Community has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage for the benefit of DeKalb’s directors and officers who are currently covered by insurance for three years following consummation of the merger, or such lesser period of time as can be purchased for an aggregate amount equal to three times the current annual premium.

Conditions to Consummation

The obligations of DeKalb and First Community to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:

•	Holders of two-thirds of the outstanding shares of DeKalb must have approved the merger proposal;

•
The required regulatory approvals described under “The Merger—Regulatory Approvals” must have been received, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of First Community, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

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Each party must have received all consents (other than those described in the preceding paragraph) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of First Community, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

•	No court or regulatory authority may have taken any action which prohibits, restricts, or makes illegal the consummation of the transactions contemplated by the merger agreement;

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The registration statement registering the shares of First Community common stock to be received by DeKalb shareholders, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement may have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the registration statement may have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the shares of First Community common stock issuable pursuant to the merger must have been received;

•
William C. Bochette, III must have entered into an employment agreement with First Community and must have terminated his existing employment agreement, and each director of DeKalb must have executed a shareholder support agreement;

•      The other party’s representations and warranties must remain accurate, and the other party must have performed all of the agreements and covenants to be performed by it pursuant to the merger agreement, and must have delivered certificates confirming satisfaction of the foregoing requirements and certain other matters;

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First Community must have received from each “affiliate” of DeKalb an agreement stating, among other things, that he or she will comply with federal securities laws when transferring any shares of First Community common stock received in the merger (see “The Merger—Resales of First Community Common Stock”);

•	DeKalb shall have not received notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 10% of the outstanding shares of DeKalb common stock;

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DeKalb’s net shareholders’ equity at the effective time of the merger shall not be more than $100,000 less than the amount reported in DeKalb’s November 2005 month-end financial report, but excluding (i) the effects of reasonable fees and expenses incurred by DeKalb in connection with the merger or (ii) accumulated other comprehensive income;

•	DeKalb and First Community must maintain Bank of Camden’s allowance for loan losses at 1.00% of the bank’s total outstanding loans;

•	No material adverse effect shall have occurred with respect to DeKalb or First Community from their September 30, 2005 balance sheets to the effective time of the merger; and

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Each party must have received an opinion from Nelson Mullins Riley & Scarborough, LLP to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of such party’s shareholders.

Regulatory Approvals

DeKalb and First Community have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the South Carolina State Board of Financial Institutions and the Office of the Comptroller of the Currency. In addition, First Community is required to deliver a notice filing to the Federal Reserve Bank of Richmond. First Community filed these applications in March 2006. The merger cannot proceed in the absence of these regulatory approvals. Although DeKalb and First Community expect to obtain these required regulatory approvals, there can be no assurance as to if and when these regulatory approvals will be obtained.

Other than as summarized above, we are not aware of any governmental approvals or actions that may be required for consummation of the merger. Should any other approval or action be required, we currently contemplate that we would seek such approval or action. To the extent that the above summary describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

Representations and Warranties Made by First Community and DeKalb in the Merger Agreement

First Community and DeKalb have made certain customary representations and warranties to each other in the merger agreement. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. If either party materially violates any of its representations or warranties and fails to cure such violation, the other party may terminate the merger agreement.

Termination of the Merger Agreement

Notwithstanding the approval of the merger proposal by DeKalb shareholders, DeKalb and First Community can mutually agree at any time to terminate the merger agreement before completing the merger.

Either DeKalb or First Community can also terminate the merger agreement:

•	If the other party materially violates any of its representations or warranties under the merger agreement and fails to cure the violation;

•	If required regulatory approval is denied by final nonappealable action of such regulatory authority or if any action taken by such authority is not appealed within the time limit for appeal;

•	If any law or order permanently restraining, enjoining, or otherwise prohibiting the consummation of the merger shall have become final and nonappealable;

•	If DeKalb shareholder approval is not obtained at the special meeting; or

•	If we do not complete the merger by October 31, 2006.

First Community can also terminate the merger agreement, provided that it is not in material breach of any representation, warranty, or covenant, or other agreement in the merger agreement, and the DeKalb shareholders have not approved the merger:

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If the DeKalb board of directors fails to reaffirm its approval upon First Community’s request for such reaffirmation of the merger or if the DeKalb board of directors resolves not to reaffirm the merger;

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If the DeKalb board of directors withdraws, qualifies, modifies, or proposes publicly to withdraw, qualify, or modify, in a manner adverse to First Community, its recommendation that the shareholders approve the merger;

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If the DeKalb board of directors affirms, recommends, or authorizes entering into any acquisition transaction other than the merger or, within five business days after commencement of any tender or exchange offer for any shares of its common stock, the DeKalb board of directors makes any recommendation other than against such tender or exchange offer; or

•
If the DeKalb board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the merger.

First Community may also terminate the merger agreement if at any time during the three business day period commencing on the Determination Date (as defined in the merger agreement) the final FCCO Stock Price (as defined in the merger agreement) is greater than $22.98. Within three business days of receiving First Community’s notice of termination, DeKalb will have the option of decreasing the per share purchase price to be received by DeKalb shareholders so that it would equal $22.98.

DeKalb can terminate the merger agreement, provided that it is not in material breach of any representation, warranty, or covenant, or other agreement in the merger agreement, if, prior to the adoption of the merger agreement by the shareholders at the special meeting, the DeKalb board of directors has (x) withdrawn or modified or changed its recommendation or approval of the merger agreement in a manner adverse to First Community in order to approve and permit DeKalb to accept a superior proposal and (y) determined, after consultation with and the receipt of advice from outside legal counsel to DeKalb, that the failure to take such action would be likely to result in a breach of the board of directors’ fiduciary duties under applicable law.

DeKalb may also terminate the Agreement if at any time during the three business day period commencing on the Determination Date (as defined in the merger agreement) the final FCCO Stock Price (as defined in the merger agreement) is greater than $15.32. Within three business days of receiving DeKalb’s notice of termination, First Community will have the option of increasing the per share purchase price to be received by DeKalb shareholders so that it would equal $15.32.

Amendment and Waiver

To the extent permitted by law, DeKalb and First Community, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of DeKalb shareholders. However, after the approval of the merger proposal by DeKalb shareholders, no amendment may decrease the consideration to be received without the further approval of DeKalb shareholders.

Prior to or at the effective time of the merger, either DeKalb or First Community may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

Conduct of Business Pending the Merger

Under the merger agreement, each of First Community and DeKalb has agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of the other party, to:

•	operate its business only in the usual, regular, and ordinary course;

•	use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights and franchises;

•	use commercially reasonable efforts to cause its representations and warranties to be correct at all times;

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take no action which would (1) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which, in the reasonable judgment of the board of directors of First Community or DeKalb, as applicable, would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement as to render inadvisable the consummation of the merger, or (2) adversely affect in any material respect the ability of either party to perform its covenants and agreements under the merger agreement; and

•	use its best efforts to provide all information requested by First Community related to loans or other transactions made by DeKalb with a value equal to or exceeding $250,000.

Further, DeKalb has agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of First Community, to:

•	use its best efforts to provide all information requested by First Community related to loans or other transactions made by DeKalb with a value equal to or exceeding $300,000;

•
consult with First Community prior to entering into or making any loans or other transactions with a value equal to or exceeding $600,000, other than residential mortgage loans for which DeKalb has a commitment to buy from a reputable investor; and

•	consult with First Community prior to entering into or making any loans that exceed regulatory loan to value guidelines.

In addition, DeKalb has agreed in the merger agreement not to take certain actions pending consummation of the merger without the prior consent of First Community. Such actions include, without limitation:

•	amending its articles of incorporation, bylaws, or other governing corporate instruments;

•
becoming responsible for any obligation for borrowed money in excess of an aggregate of $50,000, except in the ordinary course of business consistent with past practices or allowing the imposition of a lien on any asset;

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acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares (or securities convertible into any shares) of DeKalb capital stock or paying any dividend on its common stock;

•	subject to certain exceptions, issuing, selling, or pledging additional shares of DeKalb common stock, any rights to acquire any such stock, or any security convertible into such stock;

•
adjusting or reclassifying any DeKalb capital stock or issuing or authorizing the issuance of any other securities in respect of, or in substitution for, shares of DeKalb common stock or its subsidiary’s common stock, or otherwise disposing of any asset other than in the ordinary course for reasonable and adequate consideration;

•	purchasing any securities or making any material investments in any person or otherwise acquiring direct or indirect control over any person, subject to certain exceptions;

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granting any increase in compensation or benefits to employees, officers, or directors of DeKalb, paying any bonus, entering into or amending any severance agreements with employees, officers, or directors of DeKalb (except for the payment of $400,000 to Mr. Bochette as described elsewhere in this proxy statement/prospectus), or granting any increase in compensation or other benefits to directors of DeKalb;

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except as contemplated by the merger agreement, entering into or amending (unless required by law) any employment contract that does not give it the unconditional right to terminate the agreement following the effective date of the merger without liability other than for services already rendered;

•	subject to certain exceptions, adopting any new employee benefit plan or materially changing any existing plan or program;

•	making any significant change in tax or accounting methods, except for any change required by law or generally accepted accounting principles;

•	commencing any litigation other than in accordance with past practice or settling any litigation for money damages or which places material restrictions on operations;

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except in the ordinary course of business, modifying, amending, or terminating any material contracts (including any loan with respect to any extension of credit with an unpaid balance exceeding $600,000) or waiving, releasing, or assigning any material rights or claims, or making any adverse changes in the mix, rates, terms, or maturities of DeKalb’s deposits and other liabilities;

•	causing its allowance for loan losses to be less than 1.00% of loans and leases and other credits; or

•      taking any action or failing to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the merger.

DeKalb has also agreed that neither it, nor its affiliates or representatives, will solicit an acquisition proposal (generally, a tender offer or proposal for a merger, asset acquisition, or other business combination), other than the transactions contemplated by the merger agreement. Pursuant to the merger agreement, except to the extent necessary to comply with the fiduciary duties of its board of directors, neither DeKalb, nor any of its affiliates or representatives, will furnish any non-public information that it is not legally obligated to furnish, or negotiate with respect to, or enter into any contract with respect to, any acquisition proposal. However, DeKalb may communicate information about an acquisition proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. In the merger agreement, DeKalb also agreed to terminate any negotiations conducted prior to the date of the merger agreement with any other parties with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives to comply with any of the foregoing.

Expenses and Termination Fees

The merger agreement provides that each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement. In the case of DeKalb, these expenses will be paid at or before closing and prior to the effective time of the merger.

The merger agreement provides for the reimbursement of First Community’s out-of- pocket expenses, not to exceed $150,000, if First Community terminates the merger agreement because:

•	the DeKalb board of directors fails to reaffirm its approval upon First Community’s request for such reaffirmation of the merger or the DeKalb board of directors resolves not to reaffirm the merger;

•
the DeKalb board of directors fails to include in the proxy statement its recommendation, without modification or qualification, that the shareholders approve the merger or the DeKalb board of directors withdraws, qualifies, modifies, or proposes publicly to withdraw, qualify, or modify, in a manner adverse to First Community, the recommendation that the shareholders approve the merger;

•
the DeKalb board of directors affirms, recommends, or authorizes entering into any acquisition transaction other than the merger or, within five business days after commencement of any tender or exchange offer for any shares of its common stock, the DeKalb board of directors makes any recommendation other than against acceptance of such tender or exchange offer; or

•
the DeKalb board of directors negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party regarding an acquisition proposal other than the merger.

If within 12 months after such termination DeKalb consummates another acquisition transaction (as defined in the merger agreement), DeKalb must pay an additional $500,000 termination fee (less the amount paid for First Community’s out-of- pocket expenses).

If the board of directors of DeKalb determines, after consultation with legal counsel, that in light of a superior proposal (as defined in the merger agreement), it is necessary to terminate the agreement to comply with its fiduciary duties, and within 12 months of such termination an acquisition transaction has been announced or an acquisition agreement has been entered into by DeKalb, DeKalb must pay First Community’s out-of- pocket expenses as described above. If within 12 months after such termination, DeKalb consummates the acquisition transaction, DeKalb must pay the additional termination fee as described above.

Finally, if the merger agreement is terminated following the commencement of any tender or exchange offer for more than 50% of the shares of DeKalb and within 12 moths of such termination an acquisition transaction has occurred involving the tender offeror or its affiliates and DeKalb, then DeKalb must reimburse First Community’s out-of-pocket expenses and pay the additional termination as described above.

Resales of First Community Common Stock

The issuance of the shares of First Community common stock to be issued to DeKalb shareholders in the merger has been registered under the Securities Act of 1933. These shares may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of DeKalb or First Community as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of DeKalb at the time the merger is submitted for a vote or consent of the shareholders of DeKalb will, under existing law, require either:

•	the registration under the Securities Act of the subsequent transfer of the shares of First Community common stock;

•	compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances); or

•	the availability of another exemption from registration.

An “affiliate” of DeKalb, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with DeKalb. DeKalb has agreed that it will use its reasonable efforts to cause each person or entity that is an “affiliate” for purposes of complying with Rule 145 to enter into a written agreement relating to such restrictions on sale or other transfer.

Accounting Treatment

The merger will be accounted for using the purchase method of accounting, with First Community being treated as the acquiring entity for accounting purposes. Under the purchase method of accounting, the assets and liabilities of DeKalb as of the effective time will be recorded at their respective fair values and added to those of First Community. Financial statements issued after consummation of an acquisition accounted for as a purchase would reflect such values and would not be restated retroactively to reflect the historical financial position or results of operations of the acquired company.

Rights of Dissenting DeKalb Shareholders

Chapter 13 of the South Carolina Business Corporation Act sets forth the rights of the shareholders of DeKalb who object to the merger. The following is a summary of the material terms of the statutory procedures to be followed by a shareholder in order to dissent from the merger and perfect dissenters’ rights under the South Carolina Business Corporation Act. A copy of Chapter 13 of the South Carolina Business Corporation Act is attached as Appendix B to this proxy statement/prospectus. The only rights of dissent available to DeKalb shareholders are those provided in the law. Nothing in this proxy statement/prospectus shall be deemed to create or grant any such rights.

If you elect to exercise such a right to dissent and demand appraisal, you must satisfy each of the following conditions:

(a)     you must give to DeKalb and DeKalb must actually receive, before the vote at the shareholders’ special meeting on approval or disapproval of the merger proposal is taken, written notice of your intent to demand payment for your shares if the merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the merger proposal; neither voting against, abstaining from voting, nor failing to vote on the merger proposal will constitute a notice within the meaning of the South Carolina Business Corporation Act); and

(b)     you must not vote in favor of the merger proposal. A failure to vote or a vote against the merger proposal will satisfy this requirement. The return of a signed proxy which does not specify whether you vote in favor or against approval of the merger proposal will not constitute a waiver of your dissenters’ rights. If you notify DeKalb that you intend to dissent, a vote cast in favor of the merger proposal by the holder of the proxy will not disqualify you from demanding payment for your shares.

If the requirements of (a) and (b) above are not satisfied and the merger proposal becomes effective, you will not be entitled to payment for your shares under the provisions of Chapter 13 of the South Carolina Business Corporation Act.

If you are a dissenting DeKalb shareholder, any notices should be addressed to DeKalb Bankshares, Inc., 631 West DeKalb Street, Camden, South Carolina 29020, Attention: William C. Bochette, III. The notice must be executed by the holder of record of the shares of DeKalb common stock as to which dissenters’ rights are to be exercised. A beneficial owner may assert dissenters’ rights only if he dissents with respect to all shares of DeKalb common stock of which he is the beneficial owner. With respect to shares of DeKalb common stock which are owned of record by a voting trust or by a nominee, the beneficial owner of such shares may exercise dissenters’ rights if such beneficial holder also submits to DeKalb the name and address of the record shareholder of the shares, if known to him. A record owner, such as a broker, who holds shares of DeKalb common stock as a nominee for others may exercise dissenters’ rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all DeKalb common stock beneficially owned by any one person. In such case, the notice submitted by the broker as record owner must set forth the name and address of the shareholder who is objecting to the merger proposal and demanding payment for such person’s shares.

If you properly dissent and the merger proposal is approved, DeKalb must mail by registered or certified mail, return receipt requested, a written dissenters’ notice to you. This notice must be sent no later than 10 days after the shareholder approval of the merger proposal. The dissenters’ notice will state where your payment demand must be sent, and where and when certificates for shares of DeKalb common stock must be deposited; supply a form for demanding payment; set a date by which DeKalb must receive your payment demand (not fewer than 30 days nor more than 60 days after the dissenters’ notice is mailed and which must not be earlier than 20 days after the demand date); and include a copy of Chapter 13 of the South Carolina Business Corporation Act.

If you receive a dissenters’ notice, you must demand payment and deposit your share certificates in accordance with the terms of the dissenters’ notice. If you demand payment and deposit your share certificates, you retain all other rights of a shareholder until these rights are canceled or modified by the merger. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters’ notice, you are not entitled to payment for your shares under the South Carolina Business Corporation Act.

Within 30 days after receipt of your demand for payment, DeKalb is required to pay you the amount it estimates to be the fair value of your shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by:

•
DeKalb’s most recent available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

•	an explanation of how DeKalb estimated the fair value of the shares;
•	an explanation of the interest calculation;
•	a statement of the dissenters’ right to demand payment (as described below); and
•	a copy of Chapter 13 of the South Carolina Business Corporation Act.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, DeKalb must return your deposited certificates. If after returning your deposited certificates the merger is consummated, DeKalb must send you a new dissenters’ notice and repeat the payment demand procedure.

Demand for Payment. You may, however, notify DeKalb in writing of your own estimate of the fair value of your shares and amount of interest due, and demand payment of the excess of your estimate of the fair value of your shares over the amount previously paid by DeKalb if:

(a)     you believe that the amount paid is less than the fair value of DeKalb common stock or that the interest is incorrectly calculated;

(b)     DeKalb fails to make payment of its estimate of fair value to you within 30 days after receipt of a demand for payment; or

(c)     the merger not having been consummated, DeKalb does not return your deposited certificates within 60 days after the date set for demanding payment.

You waive the right to demand payment unless you notify DeKalb of your demand in writing within 30 days of DeKalb’s payment of its estimate of fair value (with respect to clause (a) above) or DeKalb’s failure to perform (with respect to clauses (b) and (c) above). If you fail to notify DeKalb of your demand within such 30-day period, you shall be deemed to have withdrawn your shareholder’s dissent and demand for payment.

Appraisal Proceeding. If your demand for payment remains unsettled, DeKalb must commence a proceeding within 60 days after receiving the demand for additional payment by filing a complaint with the South Carolina Court of Common Pleas in Kershaw County to determine the fair value of the shares and accrued interest. If DeKalb does not commence the proceeding within such 60-day period, DeKalb shall pay you the amount you demanded.

The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, you will not have the right to a trial by jury. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable: (a) against DeKalb if the court finds that it did not comply with the statute; or (b) against DeKalb or you, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for you were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against DeKalb, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. If DeKalb failed to commence an appraisal proceeding within 60 days, the court shall assess the costs of the proceedings and the fees and expenses of counsel for DeKalb.

The summary set forth above does not purport to be a complete statement of the provisions of the South Carolina Business Corporation Act relating to the rights of dissenting shareholders and is qualified in its entirety by reference to the applicable sections of the South Carolina Business Corporation Act, which are included as Appendix B to this proxy statement/prospectus. If you intend to exercise your dissenters’ rights, you are urged to carefully review Appendix B and to consult with legal counsel so as to be in strict compliance therewith.

DESCRIPTION OF FIRST COMMUNITY CAPITAL STOCK
General

The articles of incorporation of First Community authorize the issuance of capital stock consisting of 10,000,000 shares of common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share. As of     , 2006 there were     shares of First Community common stock issued and outstanding and no shares of First Community preferred stock issued and outstanding.

In the future, the authorized but unissued and unreserved shares of First Community common stock will be available for issuance for general purposes, including, but not limited to, possible issuance as stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings. Except as may be required to approve a merger or other transaction in which the additional authorized shares of First Community common stock would be issued, no shareholder approval will be required for the issuance of those shares. See section entitled “Comparative Rights of First Community and DeKalb Shareholders” for a discussion of the rights of the holders of First Community common stock as compared to the holders of DeKalb common stock.

Common Stock

General. Each share of First Community common stock has the same relative rights as, and is identical in all respects to, each other share of First Community common stock.

Dividend Rights. The holders of common stock of First Community are entitled to receive and share equally in any dividends as may be declared by the board of directors of First Community out of funds legally available for the payment of dividends. The payment of dividends by First Community is subject to limitations imposed by law and applicable regulations. The Federal Reserve Board generally prohibits bank holding companies from paying dividends except out of operating earnings and unless the prospective rate of earnings retention appears consistent with the holding company’s capital needs, asset quality, and overall financial condition. Notwithstanding the above, the ability of First Community to pay dividends to the holders of shares of First Community common stock will be completely dependent upon the amount of dividends its subsidiary, First Community Bank, is permitted to pay to First Community. The ability of a national bank to pay dividends is restricted under applicable law and regulations. The National Bank Act states that a national banking association, such as First Community Bank, may only pay dividends out of undivided profits. Additionally, a national banking association may not pay dividends until its surplus fund equals its common capital, unless at least 10% of its net income during the past six month period has been carried to its surplus fund (in the case of quarterly or semi-annual dividends) or (in the case of annual dividends) at least 10% of its net income during the past 12 months. Also, under federal banking law, no cash dividend may be paid if the bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by the bank if it is in default of any deposit insurance assessment due to the FDIC.

Voting Rights. Each share of First Community common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. Currently, the board of directors of First Community is comprised of 14 directors, who are elected in staggered terms of three years. Following the consummation of the merger, the board will be increased to 15 directors. The new director will be a former DeKalb director other than Mr. Bochette. Shareholders of First Community are not entitled to cumulate their votes for the election of directors.

Liquidation Rights. In the event of any liquidation, dissolution, or winding up of First Community, the holders of shares of First Community common stock will be entitled to receive, after payment of all debts and liabilities of First Community, all remaining assets of First Community available for distribution in cash or in kind. If First Community issued preferred stock, the holders of preferred stock may have priority over the holders of common stock in the event of liquidation or dissolution.

No Preemptive Rights; Redemption and Assessment. Holders of shares of First Community common stock are not entitled to preemptive rights with respect to any shares that may be issued. First Community common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and non-assessable.

Preferred Stock

First Community may issue preferred stock with such designations, powers, preferences, and rights as First Community's board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation, and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. None of the shares of the authorized preferred stock will be issued in connection with the merger and there are no current plans to issue preferred stock.

Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects

First Community's articles of incorporation and bylaws contain provisions that could make an acquisition of First Community by means of a tender offer, proxy contest, or otherwise more difficult. Certain provisions will also render the removal of the incumbent board of directors or management of First Community more difficult. These provisions may have the effect of deterring or defeating a future takeover attempt that is not approved by First Community's board of directors, but which First Community shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in First Community's articles of incorporation and bylaws. See "Additional Information" as to where to obtain a copy of these documents.

Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of First Community by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the company's management.

Supermajority Shareholder Vote Required for Merger. The articles require the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote to approve any merger, consolidation, or sale of First Community or any substantial part of the company's assets.

Number and Qualifications of Directors. The articles and bylaws provide that the number of directors shall be fixed from time to time by resolution adopted by a majority of the directors then in office, but may not consist of fewer than nine nor more than 25 members. The bylaws also provide that no individual who is or becomes a Business Competitor (as defined below) or who is or becomes affiliated with, employed by, or a representative of any individual, corporation, or other entity which the board of directors, after having such matter formally brought to its attention, determines to be in competition with First Community or any of its subsidiaries (any such individual, corporation, or other entity being a "Business Competitor") shall be eligible to serve as a director if the board of directors determines that it would not be in First Community’s best interests for such individual to serve as a director of the company. Any financial institution having branches or affiliates within Richland or Lexington Counties, South Carolina shall be presumed to be a Business Competitor unless the board of directors determines otherwise.

Classified Board of Directors. The articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors.

Removal of Directors and Filling Vacancies. Under the bylaws, removal of directors without cause requires the approval of the holders of two-thirds of the shares entitled to vote at an election of directors, and all vacancies on the board of directors, including those resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if they do not constitute a quorum. When a director resigns effective at a future date, a majority of directors then in office, including the director who is to resign, may vote on filling the vacancy.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee of the board, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at any meeting of shareholders must be in writing and be received by the secretary of First Community not later than 90 days prior to the meeting. First Community may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

Certain Nomination Requirements. Pursuant to the bylaws, First Community has established certain nomination requirements for an individual to be elected as a director of the company at any annual or special meeting of the shareholders, including that the nominating party provide First Community within a specified time prior to the meeting (i) notice that such party intends to nominate the proposed director; (ii) the name and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders’ meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on First Community's board of directors.

Business Combinations with Interested Shareholders. First Community is subject to the South Carolina business combination statute, which restricts mergers and other similar business combinations between public companies headquartered in South Carolina and any 10% shareholder of the company. The statute prohibits such a business combination for two years following the date the person acquires shares to become a 10% shareholder unless the business combination or such purchase of shares is approved by a majority of the company's outside directors. The statute also prohibits such a business combination with a 10% shareholder at any time unless the transaction complies with First Community's articles of incorporation and either (i) the business combination or the shareholder's purchase of shares is approved by a majority of the company's outside directors; (ii) the business combination is approved by a majority of the shares held by the company's other shareholders at a meeting called no earlier than two years after the shareholder acquired the shares to become a 10% shareholder; or (iii) the business combination meets specified fair price and form of consideration requirements.

Consideration of Other Constituencies in Mergers. The articles grant the board of directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of First Community and its shareholders, to take into account the effect of the transaction on the employees, customers, and suppliers of the company and upon the communities in which the offices of the company are located.

Transfer Agent and Registrar

The transfer agent and registrar for First Community’s common stock is Registrar & Transfer Company.

COMPARATIVE RIGHTS OF FIRST COMMUNITY AND DEKALB SHAREHOLDERS
General

The following is a comparison of certain rights of DeKalb shareholders and those of First Community shareholders. Certain significant differences in the rights of DeKalb shareholders and those of First Community shareholders arise from differing provisions of DeKalb’s and First Community’s respective governing corporate instruments.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of DeKalb shareholders and those of First Community shareholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the South Carolina Business Corporation Act of 1988 and to the respective governing corporate instruments of DeKalb and First Community, to which DeKalb shareholders are referred.

Authorized Capital Stock

DeKalb

DeKalb is authorized to issue 20,000,000 shares of common stock, no par value, of which shares were issued and outstanding as of the date of this proxy statement/prospectus. DeKalb’s articles of incorporation do not provide that shareholders have a preemptive right to acquire authorized and unissued shares of DeKalb.

First Community

First Community is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, of which shares were issued and outstanding as of the date of this proxy statement/prospectus, and 10,000,000 shares of preferred stock, par value $1.00 per share. First Community’s articles of incorporation do not provide that shareholders have a preemptive right to acquire authorized and unissued shares of First Community.

Size of Board of Directors

DeKalb

DeKalb’s articles and bylaws provide that the board must consist of six or more directors, with the exact number fixed by the board of directors. The DeKalb board of directors currently has 10 members.

First Community

First Community’s bylaws provide that the board must consist of not less than nine directors and no more than 25 directors, with the exact number fixed by the board of directors. First Community’s board of directors is currently comprised of 14 persons. The merger agreement requires that the board increase the number of members from 14 to 15 members, and to fill the vacancies by appointing one former director of DeKalb mutually acceptable to First Community and DeKalb.

Classification of Directors

DeKalb

DeKalb’s articles of incorporation divide the board of directors into three classes of directors, with each class accounting for one-third and with each class being elected to a staggered three-year term.

First Community

First Community’s articles of incorporation also divide the board of directors into three classes of directors serving staggered three-year terms.

Election of Directors

DeKalb

DeKalb’s bylaws provide that all elections are determined by a plurality of the votes cast, in person or by proxy, at a meeting of shareholders at which a quorum is present. DeKalb’s articles of incorporation and bylaws provide that shareholders do not have cumulative voting rights for the election of directors.

First Community

First Community’s bylaws also provide that all elections are determined by a plurality of the votes cast, in person or by proxy, at a meeting of shareholders at which a quorum is present. First Community’s articles of incorporation provide that shareholders do not have cumulative voting rights.

Removal of Directors

DeKalb

DeKalb’s articles of incorporation provide that any director may be removed by shareholders, with or without cause; provide, however, that an affirmative vote of the holders of at least 80% of the outstanding shares is required to remove directors without cause.

First Community

First Community’s articles of incorporation require the affirmative vote of the holders of not less than two-thirds of the outstanding voting securities of First Community to remove any director.
Filling Vacancies on the Board of Directors

DeKalb

DeKalb’s bylaws provide that vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining members of the board of directors even if less than a quorum exists. The term of a director appointed to fill a vacancy expires at the next shareholders’ meeting wherein directors are elected. If the directors fail or are unable to fill such vacancies within 30 days, then the president or secretary must call a special meeting of shareholders to fill such vacancy. The board is prohibited from increasing or decreasing the board by more than 30% of the number of directors last approved by shareholders. Any vacancy created by increasing the number of directors may also be filled by the shareholders.

First Community

First Community’s bylaws provide that vacancies on the board of directors shall be filled by a majority of the remaining members of the board of directors. Shareholders may elect a director to fill any vacancy not filled by the directors at a special meeting of shareholders.

Nomination of Director Candidates

DeKalb

DeKalb’s articles of incorporation provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors by giving written notice to the secretary of DeKalb at least 90 days prior to the annual meeting of shareholders at which directors are to be elected.

First Community

First Community’s bylaws provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors by giving written notice to the secretary of First Community at least 90 days prior to the annual meeting of shareholders at which directors are to be elected, unless this requirement is waived in advance of the meeting by the board of directors. With respect to an election at a special meeting of shareholders, nominations must be received no later than the close of business on the seventh day following the date on which the notice is first given to shareholders.

Shareholder Action Without Meeting

DeKalb

Under South Carolina law, any action required or permitted to be taken by shareholders at a meeting may be taken without a meeting if a written consent describing the action to be taken is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

First Community

First Community’s organizational documents do not alter the default rules under South Carolina law.

Calling Meetings of Shareholders

DeKalb

DeKalb bylaws provide that special meetings of shareholders may be called at any time for any purpose by DeKalb’s president or chairman of the board of directors, or by a majority of the board of directors. DeKalb must call a special meeting when requested in writing by shareholders owning shares representing at least one-tenth of all outstanding votes entitled to be cast on any issue at the meeting.

First Community

First Community’s bylaws provide that special meetings of shareholders may be called at any time for any purpose by First Community’s chief executive officer, president, or chairman of the board of directors, or by a majority of the board of directors. First Community must call a special meeting when requested in writing by shareholders owning shares representing at least one-tenth of all outstanding votes entitled to be cast on any issue at the meeting.

Indemnification of Directors, Officers, and Employees

DeKalb

South Carolina law prescribes the extent to which directors and officers will be indemnified by DeKalb. A corporation, with certain exceptions, may to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) that his conduct in his official capacity with the corporation was in its best interest and (y) his conduct in other capacities was at least not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a current or former director in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him. The above standard of conduct is determined by the board of directors or a committee thereof or special legal counsel or the shareholders

DeKalb must indemnify a director or officer in the defense of any proceeding to which such person was a party because of his or her capacity as officer or director against reasonable expenses when such person is wholly successful in his or her defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if such person is adjudged fairly and reasonably so entitled. DeKalb also may indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent as a director or as otherwise set forth in the corporation's articles or bylaws or by resolution of the board of directors or by contract.

First Community

The bylaws for First Community follow the standards under South Carolina as outline above.

Limitation of Liability for Directors

Each of DeKalb’s and First Community’s articles of incorporation provides that a director’s liability is eliminated or limited to the fullest extent permitted by South Carolina law. A director is not personally liable to the company or any of its shareholders for monetary damages for breach of any duty as director, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its shareholders;
•	for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law;
•	for unlawful corporate distributions; or
•	for any transaction from which the director derived an improper personal material tangible benefit.

Amendment to Articles of Incorporation

DeKalb

DeKalb’s articles provide that any amendments to Article 5 of the articles must be approved by the affirmative vote of the holders of 80% of the outstanding shares of the corporation, unless at least two-thirds of the board of directors approves the amendment. In that case, the amendment need only be approved by the affirmative vote of the holders of two-thirds of the outstanding shares. All other amendments to the articles may be approved by the affirmative vote of the holders of two-thirds of the outstanding shares.

First Community

South Carolina law provides that a corporation may amend its articles of incorporation if the board of directors proposes the amendment to the shareholders, and the amendment receives the requisite shareholder approval. Unless a corporation’s articles of incorporation provide otherwise, amendments must be approved by two-thirds of all votes entitled to be cast on the matter, as well as two-thirds of the votes entitled to be cast on the matter within each voting group entitled to vote as a separate voting group on the amendment. First Community’s articles do not alter the default provisions of South Carolina law.

Amendment to Bylaws

DeKalb

DeKalb’s bylaws provide that the board of directors may amend the bylaws upon the affirmative vote of a majority of the directors present at a meeting at which a quorum is present unless (i) the shareholders in adopting, amending or repealing a particular bylaw expressly provide that the board of directors may not amend or repeal that bylaw or (ii) the bylaw establishes, amends, or deletes a supermajority shareholder quorum or voting requirement.

Shareholders may amend the bylaws upon the affirmative vote of the holders of a majority the shareholders entitled to vote for the election of directors.

First Community

According to First Community’s articles, the board of directors may amend the bylaws upon the affirmative vote of a majority directors or unanimous written consent. Shareholders may amend the bylaws only upon the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast.

Shareholder Vote on Fundamental Issues

DeKalb

DeKalb’s articles of incorporation provide that a merger, exchange, or consolidation of DeKalb with, or a sale, exchange, or lease of all or substantially all the assets of DeKalb to, any person or entity must be approved by holders of not less than 80% of the outstanding voting stock if two-thirds of the board of directors does not approve such transaction. If two-thirds of the board of directors approves the transaction, approval is governed by the default rules under South Carolina described below.

First Community

Under South Carolina law, a plan of merger must generally be approved by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the plan regardless of the class or voting group to which the shares belong, and two-thirds of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. A corporation’s articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of the votes entitled to be cast on the plan by each voting group entitled to vote separately on the plan. First Community’s articles of incorporation do not alter the default rules of South Carolina law.

Under South Carolina law, to authorize the sale, lease, exchange, or other disposition of all or substantially all of the property of a corporation, other than in the usual and regular course of business, or to voluntarily dissolve the corporation, South Carolina law requires the affirmative vote of at least two-thirds of all the votes entitled to be cast on the transaction. A corporation’s articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of all the votes entitled to be cast on the transaction. First Community’s articles of incorporation do not alter the default rules of South Carolina law.

Control Share Acquisition Provisions

DeKalb

South Carolina law contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a South Carolina corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting rights with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares.

The legislation provides that, if authorized by the articles of incorporation or bylaws prior to the occurrence of a control share acquisition, the corporation may redeem the control shares for their fair value if the acquiring person has not complied with certain procedural requirements (including the filing of an "acquiring person statement "with the corporation within 60 days after the control share acquisition) or if the control shares are not accorded full voting rights by the shareholders. DeKalb is not authorized by its articles of incorporation or bylaws to redeem control shares pursuant to such legislation.

First Community

First Community has specifically opted out of coverage of the control share acquisition provisions of South Carolina law.

Business Combination Statute

South Carolina law prohibits specified “business combinations” with “interested shareholders” unless certain conditions are satisfied. The act defines an “interested shareholder” as any person (other than the corporation or any of its subsidiaries) that (i) beneficially owns 10% or more of the corporation’s outstanding voting shares or (ii) at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation’s outstanding shares and is an affiliate or associate of the corporation.

Covered business combinations with interested shareholders or an affiliate or associate of an interested shareholder include, among other transactions:

•	merger of the corporation;

•
sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets having a value equal to 10% or more of the value of all assets of the corporation, the value of all outstanding shares of the corporation, or the earning power or net income of the corporation;

•	transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation; and

•	dissolution or liquidation of the corporation proposed by or under an arrangement with an interested shareholder or its affiliate or associate.

Covered business combinations are prohibited unless:

•	the board of directors of the corporation approved of the business combination before the interested shareholder became an interested shareholder;

•	a majority of shares not beneficially owned by the interested shareholder approved the combination; and

•	certain transactional requirements are met.

Covered business combinations are prohibited for two years after an interested shareholder becomes interested unless the board of directors of the corporation approved of the business combination before the interested party became interested.

Both DeKalb and First Community are subject to the business combination provisions of the South Carolina statute.

PROPOSAL NO. 2 - AUTHORIZATION TO ADJOURN

At the special meeting, shareholders of DeKalb are being asked to consider and vote on a proposal to authorize management to adjourn the meeting to allow time for the further solicitation of proxies if there are insufficient votes present at the meeting, in person or by proxy, to approve the merger.

THE BOARD OF DIRECTORS OF DEKALB RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE MANAGEMENT TO ADJOURN THE SPECIAL MEETING OF SHAREHOLDERS TO ALLOW TIME FOR THE FURTHER SOLICITATION OF PROXIES TO APPROVE THE MERGER AGREEMENT.

INFORMATION ABOUT DEKALB

General

DeKalb is a holding company for Bank of Camden. DeKalb was organized in March 2003, and acquired Bank of Camden in September 2003. DeKalb currently engages in no business other than ownership of Bank of Camden.

Bank of Camden conducts a general banking business under a state charter approved by the South Carolina State Board of Financial Institutions and granted by the Secretary of State of South Carolina. Bank of Camden was originally organized as a South Carolina state bank in 2000 and commenced operations in February 2001. Bank of Camden conducts its activities from its office located in Camden, South Carolina.

Bank of Camden's business primarily consists of accepting deposits and making loans. Bank of Camden seeks deposit accounts from households and businesses in its primary market area by offering a full range of savings accounts, retirement accounts (including Individual Retirement Accounts and Keogh plans), checking accounts, money market accounts, and time certificates of deposit. It also makes primarily commercial, real estate and installment loans, primarily on a secured basis, to borrowers in and around Kershaw County and makes other authorized investments. Residential Mortgage loans are primarily made for resale in the secondary market. As of December 31, 2005, Bank of Camden employed 14 persons.

Competition

Bank of Camden competes in the South Carolina county of Kershaw, for which the most recent market share data available is as of June 30, 2005. At that time, eight banks, and savings banks with 13 branch locations competed in Kershaw County for aggregate deposits of approximately $550,013,000. Bank of Camden had a county-wide deposit market share of 5.10% and a market share rank of seven.

Banks generally compete with other financial institutions through the savings products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and personal concern with which services are offered. In the conduct of certain areas of its business, Bank of Camden competes with commercial banks, savings and loan associations, credit unions, consumer finance companies, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restriction imposed upon Bank of Camden. Many of these competitors have substantially greater resources and lending limits than Bank of Camden and offer certain services, such as international banking services and trust services, that Bank of Camden does not provide. Moreover, most of these competitors have more branch offices located throughout their market areas, a competitive advantage that Bank of Camden does not have to the same degree.

The banking industry is significantly affected by prevailing economic conditions as well as by government policies and regulations concerning, among other things, monetary and fiscal affairs, the housing industry and financial institutions. Deposits at banks are influenced by a number of economic factors, including interest rates, competing instruments, levels of personal income and savings, and the extent to which interest on retirement savings accounts is tax deferred. Lending activities are also influenced by a number of economic factors, including demand for and supply of housing, conditions in the construction industry, and availability of funds. Primary sources of funds for lending activities include savings deposits, income from investments, loan principal repayments, and proceeds from sales of loans to conventional participating lenders.

Effect of Government Regulation

Bank holding companies and banks are extensively regulated under federal and state law. Most such regulations are intended to benefit depositors and other customers of banks and not the shareholders of banks and bank holding companies. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to such statutes and regulations. Any change in applicable law or regulation may have a material effect on the business of DeKalb and Bank of Camden.

General

As a bank holding company under the Bank Holding Company Act ("BHCA"), DeKalb is subject to the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Under the BHCA, DeKalb's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. DeKalb may engage in a broader range of activities if it becomes a "financial holding company" pursuant to the Gramm-Leach-Bliley Act, which is described below under the caption "Gramm-Leach-Bliley Act." The BHCA prohibits DeKalb from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or from merging or consolidating with another bank holding company without prior approval of the Federal Reserve. Additionally, the BHCA prohibits DeKalb from engaging in or from acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a non-banking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. The BHCA generally does not place territorial restrictions on the activities of such non-banking related activities.

DeKalb is also subject to regulation and supervision by the South Carolina State Board of Financial Institutions (the "State Board"). A South Carolina bank holding company must provide the State Board with information with respect to the financial condition, operations, management and inter-company relationships of the holding company and its subsidiaries. The State Board also may require such other information as is necessary to keep itself informed about whether the provisions of South Carolina law and the regulations and orders issued thereunder by the State Board have been complied with, and the State Board may examine any bank holding company and its subsidiaries.

Obligations of DeKalb to its Subsidiary Bank

A number of obligations and restrictions are imposed on bank holding companies and their depository institution subsidiaries by Federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution is in danger of becoming insolvent or is insolvent. For example, under the policy of the Federal Reserve, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of the Federal Deposit Insurance Act, as amended ("FDIA"), require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") of the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

The FDIA also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or shareholder. This provision would give depositors a preference over general and subordinated creditors and shareholders in the event a receiver is appointed to distribute the assets of Bank of Camden.

Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by a bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Capital Adequacy Guidelines for Bank Holding Companies and State Banks

The various federal bank regulators, including the Federal Reserve and the FDIC have adopted risk-based and leverage capital adequacy guidelines for assessing bank holding company and bank capital adequacy. These standards define what qualifies as capital and establish minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risks.

Failure to meet capital guidelines could subject Bank of Camden to a variety of enforcement remedies, including prohibitions on various activities and, in some cases, the appointment of a receiver for Bank of Camden.

The risk-based capital standards of both the Federal Reserve Board and the FDIC explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agencies in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agencies as a factor in evaluating a bank's capital adequacy. The Federal Reserve Board also has recently issued additional capital guidelines for bank holding companies that engage in certain trading activities.

Bank of Camden exceeded all applicable capital requirements by a wide margin at December 31, 2005. For small holding companies, such as DeKalb, capital adequacy is measured by the capital adequacy of the subsidiary bank.

Payment of Dividends

DeKalb is a legal entity separate and distinct from its bank subsidiary. Most of the revenues of DeKalb are expected to result from dividends paid to DeKalb by Bank of Camden. There are statutory and regulatory requirements applicable to the payment of dividends by Bank of Camden as well as by DeKalb to its shareholders. It is not anticipated that DeKalb will pay cash dividends in the near future.

Certain Transactions by DeKalb with its Affiliates

Federal law regulates transactions among a bank holding company and its affiliates, including the amount of its bank's loans to or investments in nonbank affiliates and the amount of advances to third parties collateralized by securities of an affiliate. Further, a bank holding company and its affiliates are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDIC Insurance Assessments

Because Bank of Camden's deposits are insured by the BIF, Bank of Camden is subject to insurance assessments imposed by the FDIC. Currently, the assessments imposed on all FDIC deposits for deposit insurance have an effective rate ranging from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. In addition, Bank of Camden is subject to an assessment to pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation ("FICO"). The FICO assessment is adjusted quarterly to reflect changes in the assessment bases of the respective funds based on quarterly Call Report and Thrift Financial Report submissions. The Federal Deposit Insurance Reform Act of 2005 will change the manner and amount of insurance assessments beginning in 2006. The changes are not expected to have a material effect on Bank of Camden in 2006.

Regulation of Bank of Camden

Bank of Camden is subject to regulation and examination by FDIC and the State Board. In addition, Bank of Camden is subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit laws and laws relating to branch banking. Bank of Camden's loan operations are also subject to certain federal consumer credit laws and regulations promulgated thereunder, including, but not limited to: the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act, requiring financial institutions to provide certain information concerning their mortgage lending; the

Equal Credit Opportunity Act and the Fair Housing Act, prohibiting discrimination on the basis of certain prohibited factors in extending credit; the Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; the Bank Secrecy Act, dealing with, among other things, the reporting of certain currency transactions; and the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies. The deposit operations of Bank of Camden are also subject to the Truth in Savings Act, requiring certain disclosures about rates paid on savings accounts; the Expedited Funds Availability Act, which deals with disclosure of the availability of funds deposited in accounts and the collection and return of checks by banks; the Right to Financial Privacy Act, which imposes a duty to maintain certain confidentiality of consumer financial records and the Electronic Funds Transfer Act and regulations promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Bank of Camden is also subject to the requirements of the Community Reinvestment Act (the "CRA"). The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's actual performance in meeting community credit needs is evaluated as part of the examination process, and also is considered in evaluating mergers, acquisitions and applications to open a branch or facility.

Safety and Soundness Regulations

Prompt Corrective Action. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized."

A bank that is "undercapitalized" becomes subject to provisions of the FDIA: restricting payment of capital distributions and management fees; requiring the FDIC to monitor the condition of the bank; requiring submission by the bank of a capital restoration plan; prohibiting the acceptance of employee benefit plan deposits; restricting the growth of the bank's assets and requiring prior approval of certain expansion proposals. A bank that is "significantly undercapitalized" is also subject to restrictions on compensation paid to senior management of the bank, and a bank that is "critically undercapitalized" is further subject to restrictions on the activities of the bank and restrictions on payments of subordinated debt of the bank. The purpose of these provisions is to require banks with less than adequate capital to act quickly to restore their capital and to have the FDIC move promptly to take over banks that are unwilling or unable to take such steps.

Brokered Deposits. Under current FDIC regulations, "well capitalized" banks may accept brokered deposits without restriction, "adequately capitalized" banks may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payment of rates), while "undercapitalized" banks may not accept brokered deposits. The regulations provide that the definitions of "well capitalized", "adequately capitalized" and "undercapitalized" are the same as the definitions adopted by the agencies to implement the prompt corrective action provisions described in the previous paragraph.

Interstate Banking

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, DeKalb and any other adequately capitalized bank holding company located in South Carolina can acquire a bank located in any other state, and a bank holding company located outside South Carolina can acquire any South Carolina-based bank, in either case subject to certain deposit percentage and other restrictions. Unless prohibited by state law, adequately capitalized and managed bank holding companies are permitted to consolidate their multistate bank operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank is permitted only if the laws of the host state expressly permit it. The authority of a bank to establish and operate branches within a state continue to be subject to applicable state branching laws. South Carolina law was amended, effective July 1, 1996, to permit such interstate branching but not de novo branching by an out-of-state bank.

Gramm-Leach-Bliley Act

The Gramm-Leach-Bliley Act, which makes it easier for affiliations between banks, securities firms and insurance companies to take place, became effective in March 2000. The Act removes Depression-era barriers that had separated banks and securities firms, and seeks to protect the privacy of consumers' financial information. Most of the provisions of the Act require the applicable regulators to adopt regulations in order to implement these provisions.

Under provisions of the legislation and regulations adopted by the appropriate regulators, banks, securities firms and insurance companies are able to structure new affiliations through a holding company structure or through a financial subsidiary. The legislation creates a new type of bank holding company called a "financial holding company" which has powers much more extensive than those of standard holding companies. These expanded powers include authority to engage in "financial activities," which are activities that are (1) financial in nature; (2) incidental to activities that are financial in nature; or (3) complementary to a financial activity and that do not impose a safety and soundness risk. Significantly, the permitted financial activities for financial holding companies include authority to engage in merchant banking and insurance activities, including insurance portfolio investing. A bank holding company can qualify as a financial holding company and expand the services it offers only if all of its subsidiary depository institutions are well-managed, well-capitalized and have received a rating of "satisfactory" on their last Community Reinvestment Act examination.

The legislation also creates another new type of entity called a "financial subsidiary." A financial subsidiary may be used by a national bank or a group of national banks to engage in many of the same activities permitted for a financial holding company, though several of these activities, including real estate development or investment, insurance or annuity underwriting, insurance portfolio investing and merchant banking, are reserved for financial holding companies. A bank's investment in a financial subsidiary affects the way in which the bank calculates its regulatory capital, and the assets and liabilities of financial subsidiaries may not be consolidated with those of the bank. The bank must also be certain that its risk management procedures are adequate to protect it from financial and operational risks created both by itself and by any financial subsidiary. Further, the bank must establish policies to maintain the separate corporate identities of the bank and its financial subsidiary and to prevent each from becoming liable for the obligations of the other.

The Act also establishes the concept of "functional supervision," meaning that similar activities should be regulated by the same regulator. Accordingly, the Act spells out the regulatory authority of the bank regulatory agencies, the Securities and Exchange Commission and state insurance regulators so that each type of activity is supervised by a regulator with corresponding expertise. The Federal Reserve Board is intended to be an umbrella supervisor with the authority to require a bank holding company or financial holding company or any subsidiary of either to file reports as to its financial condition, risk management systems, transactions with depository institution subsidiaries and affiliates, and compliance with any federal law that it has authority to enforce.

Although the Act reaffirms that states are the regulators for insurance activities of all persons, including federally-chartered banks, the Act prohibits states from preventing depository institutions and their affiliates from conducting insurance activities.

The Act also establishes a minimum federal standard of privacy to protect the confidentiality of a consumer's personal financial information and gives the consumer the power to choose how personal financial information may be used by financial institutions. The privacy provisions of the Act have been implemented by adoption of regulations by various federal agencies.

The Act and the regulations create opportunities for DeKalb to offer expanded services to customers in the future, though DeKalb has not yet determined what the nature of the expanded services might be or when the Company might find it feasible to offer them. The Act has increased competition from larger financial institutions that are currently more capable than DeKalb of taking advantage of the opportunity to provide a broader range of services. However, DeKalb continues to believe that its commitment to providing high quality, personalized service to customers will permit it to remain competitive in its market area.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act became effective in 2002, and mandated extensive reforms and requirements for public companies. The Sarbanes-Oxley Act and the SEC's new regulations have increased DeKalb's cost of doing business, particularly its fees for internal and external audit services and legal services, and the law and regulations are expected to continue to do so. However, DeKalb does not believe that it will be affected by Sarbanes-Oxley and the new SEC regulations in ways that are materially different or more onerous than those of other public companies of similar size and in similar businesses.

Legislative Proposals

Proposed legislation which could significantly affect the business of banking is introduced in Congress and the General Assembly of South Carolina from time to time. Management of DeKalb cannot predict the future course of such legislative proposals or their impact on DeKalb and Bank of Camden should they be adopted.

Fiscal and Monetary Policy

Banking is a business which depends to a large extent on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of DeKalb and Bank of Camden are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their impact on DeKalb and the Bank cannot be predicted.

Description of Property

Bank of Camden owns its office at 631 West DeKalb Street, Camden, South Carolina. The office is an approximately 11,000 square foot one story banking office with on site parking and drive through windows. Bank of Camden's property is believed to be well suited for its needs.

Legal Proceedings

DeKalb is not a party to any legal proceedings other than routine collection matters.

Market for Common Equity and Related Stockholder Matters
Although DeKalb's common stock is traded from time to time on an individual basis, no established trading market has developed and none is expected to develop in the foreseeable future. DeKalb's common stock is not traded on the NASDAQ National Market System, nor are there any market makers known to management. During 2005, management is aware of a few transactions in which DeKalb’s common stock traded in the price range of $11.00 to $12.00 per share. However, management has not ascertained that these transactions are the result of arm's length negotiations between the parties, and because of the limited number of shares involved, these prices may not be indicative of the market value of DeKalb's common stock.

As of December 31, 2005, there were approximately 593 holders of record of DeKalb's common stock, excluding individual participants in security position listings.

DeKalb has never paid any cash dividends, and to support its continued capital growth, does not expect to pay cash dividends in the near future. The dividend policy of DeKalb is subject to the discretion of its board of directors and depends upon a number of factors, including earnings, financial conditions, cash needs, and general business conditions, as well as applicable regulatory considerations. DeKalb's only source of dividends at this time is dividends paid to it by Bank of Camden. South Carolina banking regulations restrict the amount of cash dividends that can be paid to shareholders, and all of Bank of Camden's cash dividends to shareholders are subject to the prior approval of the South Carolina Commissioner of Banking.

During the fiscal year ended December 31, 2005, DeKalb did not sell any securities that were not registered under the Securities Act of 1933.

Neither DeKalb nor any "affiliated purchaser" as defined in 17 C.F.R. 240.10b-18(a)(3) purchased any shares or units of any class of DeKalb's equity securities that is registered pursuant to Section 12 of the Exchange Act during the fourth quarter of 2005. Accordingly, no disclosure is required pursuant to 17 C.F.R. Section 228.703.

The following table sets forth aggregated information about all of DeKalb’s compensation plans (including individual compensation arrangements) under which equity securities of DeKalb are authorized for issuance as of December 31, 2005:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	88,000	$10.78	10,921

Equity compensation plans not approved by security holders	—	—	—
Total	88,000	$10.78	10,921

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
DeKalb Bankshares, Inc.
Camden, South Carolina

We have audited the accompanying consolidated balance sheets of DeKalb Bankshares, Inc. (DeKalb) and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income (loss), and cash flows for the years then ended. These consolidated financial statements are the responsibility of DeKalb's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of DeKalb Bankshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and cash flows for each of the years in the two year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, LLC

Elliott Davis, LLC
Columbia, South Carolina
January 19, 2006

DEKALB BANKSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2005	2004
Assets:
Cash and cash equivalents:
Cash and due from banks	$589,136	$567,773
Federal funds sold	1,330,000	3,175,000
Securities purchased under
agreements to resell	501,576	-
Other interest bearing deposits	51,826	61,793
Total cash and cash equivalents	2,472,538	3,804,566
Time deposits with other banks	-	313,494
Investment securities:
Securities available-for-sale	11,031,973	9,594,385
Nonmarketable equity securities	576,695	474,813
Total investment securities	11,608,668	10,069,198
Loans held for sale	626,223	-

Loans receivable	29,905,856	26,643,037
Less allowance for loan losses	(305,000)	(266,478)

Loans, net	29,600,856	26,376,559
Premises and equipment, net	1,344,362	1,411,412
Accrued interest receivable	194,422	150,875
Other assets	479,183	433,673
Total assets	46,326,252	42,559,777
Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$2,979,405	$2,788,768
Interest-bearing transaction accounts	4,177,455	3,449,845
Savings	3,135,976	3,812,952
Time deposits $100,000 and over	14,249,513	12,771,447
Other time deposits	5,758,276	5,487,366
Total deposits	30,300,625	28,310,378
Securities sold under agreements to repurchase	3,000,000	3,000,000
Advances from the Federal Home Loan Bank	7,600,000	5,900,000
Accrued interest payable	204,556	120,117
Other liabilities	63,544	36,887
Total liabilities	41,168,725	37,367,382
Commitments and contingencies (Notes 1, 13, and 14)
Shareholders’ equity:
Common stock, no par value; 20,000,000 shares authorized;
610,139 shares issued and outstanding	5,877,597	5,877,597
Retained deficit	(538,897)	(644,608)
Accumulated other comprehensive loss	(181,173)	(40,594)
Total shareholders’ equity	5,157,527	5,192,395
Total liabilities and shareholders’ equity	$46,326,252	$42,559,777

The accompanying notes are an integral part of the consolidated financial statements.

DEKALB BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

	Years ended December 31,
	2005	2004
Interest income:
Loans, including fees	$1,959,542	$1,584,586
Investment securities:
Taxable	401,067	347,763
Other interest and dividends	19,684	11,890
Federal funds sold	51,464	26,156
Securities purchased under
agreements to resell	1,576	-
Time deposits with other banks	2,567	6,665
Total interest income	2,435,900	1,977,060

Interest expense:
Time deposits $100,000 and over	381,158	210,130
Other deposits	230,534	173,440
Other interest expense	324,487	192,520

Total interest expense	936,179	576,090

Net interest income	1,499,721	1,400,970

Provision for loan losses	58,120	109,000

Net interest income after provision for loan losses	1,441,601	1,291,970

Noninterest income:
Service charges on deposit accounts	149,199	156,178
Gains on residential mortgage loan sales	205,022	38,692
Other service charges, commissions, and fees	38,669	29,586
Total noninterest income	392,890	224,456
Noninterest expenses:
Salaries and employee benefits	903,485	705,553
Net occupancy	83,432	76,336
Furniture and equipment	51,665	47,268
Other operating	610,703	547,395

Total noninterest expenses	1,649,285	1,376,552

Income before income taxes	185,206	139,874

Income tax expense	79,495	52,153

Net income	$105,711	$87,721

Income per common share

Basic	$0.17	$0.14
Diluted	$0.17	$0.14

The accompanying notes are an integral part of the consolidated financial statements.

DEKALB BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income (Loss)
Years ended December 31, 2005 and 2004

				Accumulated
			Retained	other
	Common Stock		earnings	comprehensive
	Shares	Amount	(deficit)	income (loss)	Total
Balance,
December 31, 2003	609,060	$5,866,807	($732,329)	($22,632)	$5,111,846

Net income			87,721		87,721

Other comprehensive
loss, net of tax
of $10,549				(17,962)	(17,962)

Comprehensive income					69,759

Proceeds from exercise
of stock options	1,079	10,790			10,790

Balance,
December 31, 2004	610,139	5,877,597	(644,608)	(40,594)	5,192,395

Net income			105,711		105,711

Other comprehensive
loss, net of tax
of $82,563				(140,579)	(140,579)

Comprehensive loss					(34,868)

Balance,
December 31, 2005	610,139	$5,877,597	($538,897)	($181,173)	$5,157,527

The accompanying notes are an integral part of the consolidated financial statements.

DEKALB BANKSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Years ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$105,711	$87,721
Adjustments to reconcile net income to net cash
provided by operating activities:
Provision for loan losses	58,120	109,000
Depreciation and amortization expense	120,917	119,618
Gain on sale of premises and equipment	(1,274)	-
Accretion and premium amortization	16,411	17,548
Deferred income tax provision	61,359	52,359
Proceeds from sales of residential mortgages	12,930,382	2,647,850
Disbursements for residential mortgages held-for-sale	(13,556,605)	(2,527,850)
Increase in interest receivable	(43,547)	(39,058)
Increase in interest payable	84,439	82,324
Increase in other assets	(24,306)	(28,177)
Increase (decrease) in other liabilities	26,657	(2,349)

Net cash provided (used) by operating activities	(221,736)	518,986

Cash flows from investing activities:
Net increase in loans made to customers	(3,282,418)	(5,286,410)
Purchases of securities available-for-sale	(3,515,070)	(6,576,919)
Maturities, calls and paydowns of securities available-for-sale	1,837,929	3,875,107
Purchases of premises and equipment	(64,993)	(112,290)
Proceeds received from sales of premises and equipment	12,400	-
Redemption (purchases) of time deposits with other banks	313,494	(3,416)
Purchases of nonmarketable equity securities	(101,881)	(503,713)
Proceeds from sales of nonmarketable equity securities	-	248,900

Net cash used by investing activities	(4,800,539)	(8,358,741)

Cash flows from financing activities:
Proceeds from exercise of stock options	-	10,790
Net increase in demand deposits, interest-bearing
transaction accounts and savings accounts	241,271	1,133,547
Net increase in certificates of deposit and other
time deposits	1,748,976	3,330,289
Increase in advances from Federal Home Loan Bank	1,700,000	1,900,000
Increase in securities sold under agreements to repurchase	-	3,000,000

Net cash provided by financing activities	3,690,247	9,374,626

Net increase (decrease) in cash and cash equivalents	(1,332,028)	1,534,871

Cash and cash equivalents, beginning of year	3,804,566	2,269,695

Cash and cash equivalents, end of year	$2,472,538	$3,804,566

Cash paid during the period for:
Interest	$851,740	$493,766

Taxes	$5,536	$3,177

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1 - PENDING MERGER WITH FIRST COMMUNITY CORPORATION

On January 19, 2006, DeKalb Bankshares, Inc. (“DeKalb”) entered into an agreement and plan of merger with First Community Corporation (“First Community”), the parent holding company for First Community Bank in Lexington, South Carolina. Pursuant to the agreement, DeKalb will be merged with and into First Community and The Bank of Camden will be merged with and into First Community Bank. Each share of DeKalb common stock will be converted into the right to receive $3.875 in cash and 0.60705 shares of First Community common stock. The boards of directors of both companies have approved the merger agreement. The agreement is subject to the approval of shareholders of DeKalb and regulatory authorities. The transaction is expected to close during the late second or early third quarter of 2006.

NOTE 2 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation - DeKalb was incorporated to serve as a bank holding company for its subsidiary, Bank of Camden. Bank of Camden was incorporated on February 14, 2001 and commenced business on February 20, 2001. The principal business activity of Bank of Camden is to provide commercial banking services to domestic markets, principally in Kershaw County, South Carolina. Bank of Camden is a state-chartered bank, and its deposits are insured by the Federal Deposit Insurance Corporation. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Management’s Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review Bank of Camden’s allowances for losses on loans and foreclosed real estate. Such agencies may require Bank of Camden to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Significant Group Concentrations of Credit Risk - Financial instruments, which potentially subject DeKalb to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

DeKalb makes loans to individuals and small businesses for various personal and commercial purposes primarily in Kershaw County, South Carolina. DeKalb's loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions except for loans secured by residential 1-4 family dwellings and non-farm, non-residential real estate. These concentrations of 1-4 family dwelling loans and non-farm non-residential real estate loans totaled $9,661,018 and $9,320,210, respectively, at December 31, 2005, representing 186% and 180%, respectively, of total equity and 33% and 31%, respectively, of net loans receivable. At December 31, 2004, these concentrations totaled $10,029,077 and $7,699,603, respectively, representing 193% and 148%, respectively, of total equity and 38% and 29%, respectively, of net loans receivable.

NOTE 2 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

such as loans that subject borrowers to substantial payment increases (e.g., principal deferral periods, loans with initial interest-only periods, etc.) and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject DeKalb to increased credit risk should economic conditions change over the course of a loan's life. For example, DeKalb makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e., balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject DeKalb to unusual credit risk.

DeKalb's investment portfolio consists principally of obligations of the United States, its agencies or its corporations and mortgage backed securities. In the opinion of Management, there is no concentration of credit risk in its investment portfolio. DeKalb places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

Securities Available-for-Sale - Securities available-for-sale are carried at amortized cost and adjusted to estimated market value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in stockholders’ equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of DeKalb’s investment in stock of the Federal Home Loan Bank and Community Financial Services, Inc. The stocks have no quoted market value and no ready market for them exists. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings. At December 31, 2005 and 2004, Bank of Camden’s investment in Federal Home Loan Bank stock was $427,200 and $331,600, respectively. At December 31, 2005 and 2004, investment in Community Financial Services, Inc. was $149,495 and 143,213, respectively. Dividends received on these stocks are included as a separate component of interest income.

Loans - Loans are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest.

Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and discount rate and DeKalb's recorded investment in the related loan. The corresponding entry is to a related allowance account. The accrual of interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due. Subsequent interest earned is recognized only to the point that cash payments are received. All payments are applied to principal if the ultimate amount of principal is not expected to be collected.

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent losses in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers’ ability to pay, and the underlying collateral value of the loans. Loans deemed uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries of loans previously charged off are added to the allowance.

Residential Mortgage Loans Held-for-Sale - DeKalb's residential mortgage lending activities for sale in the secondary market are comprised of accepting residential mortgage loan applications, qualifying borrowers to standards established by investors, funding residential mortgage loans and selling mortgage loans to investors under pre-existing commitments. Funded residential mortgages held temporarily for sale to investors are recorded at the lower of cost or market value. Application and origination fees collected by DeKalb are recognized as income upon sale to the investor.

NOTE 2 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for buildings of 40 years and furniture and equipment of 5 to 10 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation, is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

Securities Sold Under Agreements to Repurchase - Bank of Camden enters into sales of securities under agreements to repurchase. Fixed-coupon repurchase agreements are treated as financing, with the obligation to repurchase securities sold being reflected as a liability and the securities underlying the agreements remaining as assets.

Income Taxes - Income taxes are the sum of amounts currently payable to taxing authorities, and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities, which are principally the allowance for loan losses and depreciable premises and equipment.

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Advertising and public relations costs of $27,150 and $36,637 were included in DeKalb's results of operations for 2005 and 2004, respectively.

Retirement Plan - DeKalb has a SIMPLE retirement plan covering substantially all employees. Under the plan, participants were permitted to make discretionary contributions in 2005 up to $10,000, unless age 50 and over, as to which the amount is $12,000. DeKalb can match employee contributions by contributing up to 3% of each employee’s annual compensation. DeKalb matched contributions in 2005 and 2004 and charges to earnings were $14,987 and $3,972, respectively.

Stock-Based Compensation - DeKalb has a stock-based employee compensation plan which is further described in Note 16. DeKalb accounts for the plan under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in the net income, as all stock options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per common share as if DeKalb had applied the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the years ended December 31, 2005 and 2004.

	2005	2004
Net income, as reported	$105,711	$87,721
Deduct: Total stock-based employee
compensation expense determined
under fair value based method
for all awards, net of related tax effects	83,735	7,858

Pro forma net income	$21,976	$79,863

Income per share:
Basic - as reported	$0.17	$0.14

Basic - pro forma	$0.04	$0.13

Diluted - as reported	$0.17	$0.14

Diluted - pro forma	$0.04	$0.13

NOTE 2 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

Income Per Common Share - Basic income per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by DeKalb relate solely to outstanding stock options and are determined using the treasury stock method.

Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income (loss).

The components of other comprehensive loss and related tax effects for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Unrealized holding losses on securities available-for-sale	($223,142)	($28,511)
Reclassification adjustment for losses realized in net income	-	-
Net unrealized losses on securities available-for-sale	(223,142)	(28,511)
Tax effect	82,563	10,549
Net-of-tax amount	($140,579)	($17,962)

Statement of Cash Flows - For purposes of reporting cash flows, DeKalb considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold.

Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered noncash transactions for purposes of the statements of cash flows and are presented in detail in the notes to the financial statements.

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, DeKalb enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by DeKalb:

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosures related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the fiscal year beginning after December 15, 2005. SFAS No. 123(R) allows for adoption using either the modified prospective or modified retrospective methods. DeKalb anticipates using the modified prospective method when this statement is adopted in the first quarter of 2006. DeKalb has evaluated the impact upon adoption of SFAS No. 123(R) and has concluded that the adoption will not have a material impact on its financial position or results of operations upon adoption.

NOTE 2 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued
Recent Accounting Pronouncements - continued

In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance issued Staff Accounting Bulletin (“SAB”) No.107 to provide guidance regarding the application of SFAS No.123(R). SAB No. 107 provides interpretive guidance related to the interaction between SFAS No.123(R) and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures in filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No.123(R).

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29.” The standard is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under ABP Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on DeKalb's financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable, in which case the changes should be applied to the latest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2004, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and it also provides guidance on quantitative and qualitative disclosures. The disclosure requirements in paragraph 21 of this Issue were effective for annual financial statements for fiscal years ending after December 15, 2003 and were adopted by DeKalb effective December 31, 2003.

The recognition and measurement guidance in paragraphs 6-20 of Issue No. 03-1 was to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004, but was delayed by FASB action in October 2004 through the issuance of a proposed FASB Staff Position (“FSP”) on the issue. In July 2005, the FASB issued FSP FAS 115-1 and FAS 124-1—“The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This final guidance eliminated paragraphs10-18 of EITF-03-1 (paragraphs 19-20 have no material impact on the financial position or results of operations of DeKalb) and will be effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005. DeKalb has evaluated the impact that the adoption of FSP FAS 115-1 and FAS 124-1 and has concluded that the adoption will not have a material impact on financial position and results of operations upon adoption.

In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products that May Give Rise to a Concentration of Credit Risk.” The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity's exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including “information about the (shared) activity, region, or

NOTE 2 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued
Recent Accounting Pronouncements - continued

economic characteristic that identifies the concentration.” The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to: borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios. This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. DeKalb adopted this disclosure standard effective December 31, 2005.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 3 - INVESTMENT SECURITIES

Securities available-for-sale consisted of the following:

	Amortized	Gross Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2005
Securities of U.S. government agencies
and corporations	$3,996,122	$-	$64,747	$3,931,375
Mortgage-backed securities	7,323,427	-	222,829	7,100,598
Total	$11,319,549	$-	$287,576	$11,031,973

December 31, 2004
Securities of U.S. government agencies
and corporations	$2,509,614	$5,252	$13,359	$2,501,507
Mortgage-backed securities	7,149,205	2,214	58,541	7,092,878
Total	$9,658,819	$7,466	$71,900	$9,594,385

The following is a summary of maturities of securities available-for-sale. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from the contractual maturities because borrowers may have the right to prepay obligations with or without penalty. No maturity schedule is presented for mortgage-backed securities since paydowns are expected before contractual maturity dates.

	December 31,
	2005		2004
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
Due within one year	$750,000	$736,563	$-	$-
Due after one year but within five years	3,246,122	3,194,812	2,509,614	2,501,507
Mortgage-backed securities	7,323,427	7,100,598	7,149,205	7,092,878

Total	$11,319,549	$11,031,973	$9,658,819	$9,594,385

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005.

NOTE 3 - INVESTMENT SECURITIES Continued

Securities Available for Sale

	Less than		Twelve months
	twelve months		or more		Total
		Unrealized		Unrealized		Unrealized
	Fair value	losses	Fair value	losses	Fair value	losses
Securities of U.S.
government agencies
and corporations	$1,968,797	$27,325	$1,962,578	$37,422	$3,931,375	$64,747
Mortgage-backed securities	2,155,231	47,856	4,945,367	174,973	7,100,598	222,829

	$4,124,028	$75,181	$6,907,945	$212,395	$11,031,973	$287,576

Securities classified as available-for-sale are recorded at fair market value. Approximately 73.9% of the unrealized losses, or fourteen individual securities, consisted of securities in a continuous loss position for twelve months or more. DeKalb has the ability and intent to hold these securities until such time as the value recovers or the securities mature. DeKalb believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

At December 31, 2005 and 2004, investment securities with a book value of $11,214,823 and $9,556,897 and a market value of $10,929,354 and $9,491,412, respectively, were pledged as collateral to secure public deposits and for other purposes as required or permitted by law.

NOTE 4 - LOANS RECEIVABLE

Loans receivable consisted of the following:

	December 31,
	2005	2004
Mortgage loans on real estate:
Residential 1-4 family	$9,661,018	$10,029,077
Commercial	9,320,210	7,699,603
Construction	5,197,612	2,426,209
Second mortgages	307,322	99,595
Equity lines of credit	2,292,288	1,880,511

	26,778,450	22,134,995
Commercial and industrial	2,090,227	3,278,822
Consumer and other	1,037,179	1,229,220

Total gross loans	$29,905,856	$26,643,037

Transactions in the allowance for loan losses for the years ended December 31, 2005 and 2004 are summarized below:

	2005	2004
Balance, beginning of year	$266,478	$305,000
Provision charged to operations	58,120	109,000
Recoveries on loans previously charged-off	1,067	5,184
Loans charged-off	(20,665)	(152,706)

Balance, end of year	$305,000	$266,478

There were no loans in nonaccrual status, no loans past due ninety days or more and still accruing interest and no restructured loans at December 31, 2005 and 2004, respectively. DeKalb also had no loans that were considered to be impaired at December 31, 2005, and 2004.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31,
	2005	2004
Land	$400,000	$400,000
Land improvements	102,474	102,474
Building	763,930	759,470
Furniture and equipment	647,292	612,786

	1,913,696	1,874,730
Less, accumulated depreciation	(569,334)	(463,318)

Premises and equipment, net	$1,344,362	$1,411,412

Depreciation expense for the years ended December 31, 2005 and 2004 was $120,917 and $119,618, respectively.

NOTE 6 - DEPOSITS

At December 31, 2005, the scheduled maturities of certificates of deposit were as follows:

Amount

2006	$18,760,033
2007	910,124
2008	68,456
2009	269,176
$20,007,789

NOTE 7 - SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

Information concerning securities sold under agreement to repurchase is summarized as follows for the year ended December 31, 2005 and 2004:

	December 31,
	2005	2004
Average balance during the year	$3,000,000	$2,852,055
Average interest rate during the year	2.95%	2.95%
Maximum month-end balance during the year	$3,000,000	$3,000,000

The agreement has a maturity date of January 20, 2007 and bears a fixed interest rate of 2.95%. Mortgage-backed securities with a book value of $3,041,285 and a market value of $2,961,252 at December 31, 2005 are used as collateral for the agreement. Mortgage-backed securities with a book value of $3,106,649 and a market value of $3,105,795 at December 31, 2004 were used as collateral for the agreement in 2004.

NOTE 8 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

		December 31,
	Interest	2005	2004
Description	Rate	Balance	Balance
Fixed rate advances maturing:
August 26, 2005	2.47%	$-	$1,000,000
September 6, 2011	3.23	-	500,000
July 23, 2012	3.87	1,000,000	1,000,000
July 22, 2015	3.79	2,000,000	-
Variable rate advance maturing:
March 10, 2006	4.48	400,000	400,000
September 6, 2011	4.45	500,000	-
Daily rate advance maturing:
November 1, 2005	2.44	-	3,000,000
November 1, 2006	4.44	3,700,000	-
		$7,600,000	$5,900,000
Scheduled maturities of Federal Home Loan Bank advances are as follows:

2006	$4,100,000
After five years	3,500,000
$7,600,000

As collateral, DeKalb has given a blanket lien on its first mortgage loans on one to four family residential loans aggregating $9,661,018, a blanket lien on home equity lines of credits and second mortgages aggregating $2,599,610 and a blanket lien on commercial real estate loans aggregating $9,320,210, at December 31, 2005. In addition, DeKalb's Federal Home Loan Bank stock is pledged to secure the borrowings. Certain advances are subject to prepayment penalties.

NOTE 9 - RESTRICTIONS ON DIVIDENDS

South Carolina banking regulations restrict the payment of dividends to shareholders. Bank of Camden is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that Bank of Camden received a composite rating of one or two at the last Federal or State regulatory examination. Otherwise, Bank of Camden must obtain prior approval to pay a dividend. Under Federal Reserve Board regulations, the amounts of loans or advances from Bank of Camden to the parent company are also restricted.

NOTE 10 - OTHER OPERATING EXPENSE

Other operating expense for the years ended December 31, 2005 and 2004 is summarized below:

	2005	2004
Professional fees	$102,602	$86,001
Printing and office supplies	46,550	41,534
Advertising and public relations	27,150	36,637
Data processing	151,342	144,993
Insurance	19,893	25,925
ATM expense	40,289	31,300
Other	222,877	181,005
	$610,703	$547,395

NOTE 11 - INCOME TAXES
Income tax expense (benefit) for the years ended December 31, 2005 and 2004 is summarized as follows:

	2005	2004
Current portion
Federal	$-	$-
State	7,899	1,466

Total current	7,899	1,466

Deferred taxes	(10,965)	40,138

Income tax expense (benefit)	$(3,068)	$41,604

Income taxes are allocated as follows:

To continuing operations	$79,495	$52,153
To shareholders’ equity	(82,563)	(10,549)

Income tax expense (benefit)	$(3,068)	$41,604

The components of the net deferred tax asset were as follows:

	December 31,
	2005	2004
Deferred tax assets:
Allowance for loan losses	$91,579	$82,069
Net operating loss carryforward	164,588	219,774
Organization costs	5,392	37,739
Unrealized loss on securities available-for-sale	106,403	23,841
Other	4,262	2,499

Total deferred tax assets	372,224	365,922

Deferred tax liabilities:
Accumulated depreciation	11,599	16,262

Total deferred tax liabilities	11,599	16,262

Net deferred tax asset	$360,625	$349,660

Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2005 will be realized, and accordingly, has not established a valuation allowance. Deferred tax assets are included in other assets.

DeKalb has a net operating loss carryforward for income tax purposes of $478,775 as of December 31, 2005. This net operating loss expires in the year 2022.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% for the years ended December 31, 2005 and 2004 to income before income taxes follows:

	2005	2004
Tax expense at statutory rate	$71,305	$47,557
State income tax, net of federal income tax effect	4,334	2,662
Other	3,856	1,934
Income tax expense	$79,495	$52,153

NOTE 12 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of DeKalb, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with DeKalb. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2005 and 2004, DeKalb had related party loans totaling $1,481,059 and $1,199,634, respectively. During 2005, $983,554 of new loans were made to related parties and repayments totaled $702,129.

DeKalb leases office space to an attorney who is also a director. Rental income from this director totaled $10,800 per year for the years ended December 31, 2005, and 2004. This same director also serves as legal counsel to Bank of Camden. The amount paid to this director for legal services totaled $8,510 and $9,125 for the years ended December 31, 2005 and 2004, respectively.

Deposits from related parties held by Bank of Camden at December 31, 2005 and 2004 totaled $817,348 and $1,220,010, respectively.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, DeKalb may, from time to time, become a party to legal claims and disputes. At December 31, 2005 management, after consultation with legal counsel, is not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

On November 8, 2005 DeKalb engaged an investment banker for issues to related to the upcoming merger discussed in Note 1. Future expenses related to these services are expected to be approximately $100,000.

NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

DeKalb is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement DeKalb has in particular classes of financial instruments. The fair market value of these instruments is not material to the consolidated financial statements.

DeKalb's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. DeKalb uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The fair market value of these instruments is not material to the consolidated financial statements.

Standby letters of credit written are conditional commitments issued by DeKalb to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. DeKalb evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by DeKalb upon extension of credit is based on management’s credit evaluation of the customer. Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, real or personal property, plant, equipment, and income-producing commercial properties.

The following table summarizes DeKalb's off-balance-sheet financial instruments whose contract amounts represent credit risk:

	December 31,
	2005	2004
Commitments to extend credit	$5,450,916	$4,897,326
Standby letters of credit	83,030	83,030

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions.

NOTE 15 - INCOME PER COMMON SHARE

Earnings per share - basic is computed by dividing net income by the weighted average number of common shares outstanding. Earnings per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method.

	For the years ended
	December 31,
	2005	2004
Basic earnings per share:

Net income available to common shareholders	$105,711	$87,721

Weighted average common shares outstanding - basic	610,139	609,358

Basic earnings per share	$0.17	$0.14

Diluted earnings per share:

Net income available to common shareholders	$105,711	$87,721

Weighted average common shares outstanding - basic	610,139	609,358

Incremental shares from assumed conversion
of stock options	5,306	2,155

Weighted average common shares outstanding - diluted	615,445	611,513

Diluted earnings per share	$0.17	$0.14

NOTE 16 - STOCK COMPENSATION PLAN
On October 18, 2001, the Board of Directors adopted the “2001 Stock Option Plan” (the Plan). The Plan provides for grants of “Incentive Stock Options,” within the meaning of section 422 of the Internal Revenue Code and “Non-qualified Stock Options” which are options that do not so qualify. The Plan provides for the issuance of 100,000 shares of DeKalb's common stock to officers, key employees and other persons. Options may be granted for a term of up to ten years from the effective date of grant and become exercisable within six months of the grant date. Vesting periods vary by employee. The Board of Directors determines the per-share exercise price, but for incentive stock options the price may not be less than 100% of the fair value of a share of common stock on the date the option is granted. During 2005, 46,000 incentive stock options were issued to officers and employees. There were no incentive stock options issued in 2004. There were no non-qualified stock options outstanding at December 31, 2005 or 2004.

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2005:

dividend yield of 0 percent; expected volatility of 8.66 percent; risk-free interest rate of 3.96 percent; and expected life of 7 years.

A summary of the status of DeKalb's stock option plan as of December 31, 2005 and 2004, and changes during the period is presented below:

	2005		2004
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	44,000	$10	88,000	$10
Granted	46,000	11.5	-	10
Exercised	-	-	(1,079)	10
Forfeited	(2,000)	10	(42,921)	10

Outstanding at end of year	88,000		44,000

The following table summarizes information about stock options outstanding under DeKalb’s plan at December 31, 2005:

	Outstanding	Exercisable

Number of options	88,000	88,000
Weighted average remaining life	7.86 years	7.86 years
Weighted average exercise price	$10.78	$10.78
High exercise price	$11.5	$11.5
Low exercise price	$10	$10

NOTE 17 - CAPITAL REQUIREMENTS AND REGULATORY MATTERS

Bank of Camden is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on Bank of Camden's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bank of Camden must meet specific capital guidelines that involve quantitative measures of Bank of Camden's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Bank of Camden's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Bank of Camden to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk-weights ranging from 0% to 100%. Tier 1 capital of Bank of Camden consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Bank of Camden's Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

Bank of Camden is also required to maintain capital at a minimum level based on average assets (as defined), which is known as the leverage ratio. Only the strongest institutions are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 2005, the most recent notifications from Bank of Camden's primary regulator categorized Bank of Camden as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed Bank of Camden's categories.

The following table summarizes the capital ratios and the regulatory minimum requirements of Bank of Camden at December 31, 2005 and 2004.

					To Be Well-
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2005
Total capital (to risk-weighted assets)	$5,666,000	17.79%	$2,547,760	8.00%	$3,184,700	10.00%
Tier 1 capital (to risk-weighted assets)	5,361,000	16.83%	1,273,880	4.00%	1,910,820	6.00%
Tier 1 capital (to average assets)	5,361,000	12.22%	1,755,360	4.00%	2,194,200	5.00%

December 31, 2004
Total capital (to risk-weighted assets)	$5,482,000	19.32%	$2,269,600	8.00%	$2,837,000	10.00%
Tier 1 capital (to risk-weighted assets)	5,216,000	18.39%	1,134,800	4.00%	1,702,200	6.00%
Tier 1 capital (to average assets)	5,216,000	12.56%	1,661,720	4.00%	2,077,150	5.00%

The Federal Reserve has similar requirements for bank holding companies. DeKalb is not currently subject to these requirements because the Federal Reserve applies its guidelines on a bank-only basis for bank holding companies with less than $150,000,000 in consolidated assets.

NOTE 18 - UNUSED LINE OF CREDIT

At December 31, 2005, DeKalb had unused lines of credit to purchase federal funds from other financial institutions totaling $1,900,000. Under the terms of the agreements, DeKalb may borrow at mutually agreed-upon rates for one to fourteen day periods. In addition, DeKalb has a line of credit with the Federal Home Loan Bank to borrow funds up to 20% of Bank of Camden's total assets, or a borrowing capacity of $9,264,983 at December 31, 2005. As of December 31, 2005, DeKalb had borrowed $7,600,000 on this line.

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks - The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold - Federal funds sold are for a term of one day, and the carrying amount approximates the fair value.

Securities Purchased Under Agreements to Resell - The carrying amount of securities purchased under agreements to resell is a reasonable estimate of fair value because the interest rate adjusts nightly.

Investment Securities - For securities available-for-sale, fair value equals the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. Nonmarketable equity securities are stated at their carrying amount because it approximates fair value.

Loans Receivable - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit and other time deposits are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Securities Sold Under Agreements to Repurchase - The fair value of securities sold under agreements to repurchase is estimated using a discounted cash flow calculation that applies the current borrowing rate to a similar instrument at year end.

Advances from the Federal Home Loan Bank - The carrying amounts of variable rate borrowings are reasonable estimates of fair value because they can be repriced frequently. The fair values of fixed rate borrowings are estimated using a discounted cash flow calculation that applies Bank of Camden’s current borrowing rate from the FHLB.

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

Off-Balance Sheet Financial Instruments - In the ordinary course of business, DeKalb enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

The carrying values and estimated fair values of DeKalb’s financial instruments are as follows:

	December 31,
	2005		2004
	Amount	Fair Value	Amount	Fair Value
Financial Assets:
Cash and due from banks	$640,962	$640,962	$629,566	$629,566
Federal funds sold	1,330,000	1,330,000	3,175,000	3,175,000
Securities purchased under
agreements to resell	501,576	501,576	-	-
Securities available-for-sale	11,031,973	11,031,973	9,594,385	9,594,385
Nonmarketable securities	576,695	576,695	474,813	474,813
Loans held for sale	626,223	638,336	-	-
Loans receivable	29,905,856	29,345,448	26,643,037	26,599,945
Accrued interest receivable	194,422	194,422	150,875	150,875

Financial Liabilities:
Demand deposit, interest-bearing
transaction, and savings accounts	10,292,836	10,292,836	10,051,565	10,051,565
Certificates of deposit and other
time deposits	20,007,789	20,018,458	18,258,813	18,302,282
Securities sold under agreements
to repurchase	3,000,000	2,964,012	3,000,000	2,959,900
Advances from the Federal Home
Loan Bank	7,600,000	7,365,559	5,900,000	5,833,842
Accrued interest payable	127,360	127,360	120,117	120,117

Off-Balance Sheet Financial Instruments:
Commitments to extend credit	5,450,916	-	4,897,326	-
Standby letters of credit	83,030	-	83,030	-

NOTE 20 - DEKALB BANKSHARES, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for DeKalb Bankshares, Inc. (Parent Company Only).

	December 31,
	2005	2004
Assets
Cash	$627	$13,502
Investment in banking subsidiary	5,180,076	5,174,715
Other assets	12,273	4,178
Total assets	$5,192,976	$5,192,395

Liabilities and shareholders’ equity
Accounts payable	$35,449	$-
Shareholders’ equity	5,157,527	5,192,395
Total liabilities and shareholders’ equity	$5,192,976	$5,192,395

NOTE 20 - DEKALB BANKSHARES, INC. (PARENT COMPANY ONLY) - continued

Condensed Statement of Operations

	Years ended December 31,
	2005	2004
Income	$-	$-

Expenses
Other expenses	48,324	2,903

Income (loss) before income taxes and equity in
undistributed earnings of banking subsidiary	(48,324)	(2,903)

Income tax benefit	8,095	987

Equity in undistributed earnings of banking subsidiary	145,940	89,637

Net income	$105,711	$87,721

Condensed Statements of Cash Flows

	For the years ended
	December 31,
	2005	2004
Cash flows from operating activities:
Net income	$105,711	$87,721
Adjustments to reconcile net income to net cash
provided (used) by operating activities:
Increase in other assets	(8,095)	(987)
Increase in accounts payable	35,449	-
Equity in undistributed earnings of banking subsidiary	(145,940)	(89,637)

Net cash provided (used) by operating activities	(12,875)	(2,903)

Cash flows from financing activities:
Proceeds from exercise of stock options	-	10,790

Net cash provided by financing activities	-	10,790

Net increase in cash and cash equivalents	(12,875)	7,887

Cash and cash equivalents, beginning of year	13,502	5,615

Cash and cash equivalents, end of year	$627	$13,502

Management's Discussion and Analysis or Plan of Operation

Basis of Presentation

The following discussion should be read in conjunction with DeKalb's Financial Statements and the Notes thereto and the other financial data included elsewhere in this proxy statement/prospectus. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Financial Statements, the Notes thereto and the other financial data included elsewhere in this proxy statement/prospectus.

General

On January 19, 2006, DeKalb entered into an agreement and plan of merger with First Community, the parent holding company for First Community Bank in Lexington, South Carolina. Pursuant to the agreement, DeKalb will be merged with and into First Community and Bank of Camden will be merged with and into First Community Bank. Each share of DeKalb common stock will be converted into the right to receive $3.875 in cash and 0.60705 shares of First Community common stock. The boards of directors of both companies have approved the merger agreement. The agreement is subject to the approval of shareholders of DeKalb and regulatory authorities. The transaction is expected to close during the late second or early third quarter of 2006.

On September 30, 2003, Bank of Camden was acquired by its newly formed holding company, DeKalb. Bank of Camden is the primary asset of the holding company at December 31, 2005 and 2004. Amounts previously reported by Bank of Camden remain unchanged.

Organizing activities for Bank of Camden began on January 6, 2000. Upon the completion of the application process with the State of South Carolina Board of Financial Institutions for a state charter and with the Federal Deposit Insurance Corporation for deposit insurance, Bank of Camden sold 609,060 shares of common stock at a price of $10.00 per share. The offering resulted in capital totaling $5,866,807, net of selling expenses of $223,793. Bank of Camden began operations on February 20, 2001 at its main office at 631 West DeKalb Street in Camden, South Carolina.

Results of Operations

Year ended December 31, 2005, compared with year ended December 31, 2004

Net interest income increased $98,751, or 7.05% in 2005 from $1,400,970 in 2004. The increase in net interest income was due primarily to an increase in average earning assets. Average earning assets increased $5,530,000 or 15.34%, due to continued growth in the loan and investment portfolios. The primary components of interest income were interest on loans, including fees, of $1,959,542 and interest on securities available for sale of $401,067.

DeKalb's net interest spread and net interest margin were 3.23% and 3.60%, respectively, in 2005 compared to 3.62% and 3.89%, respectively, in 2004. The decrease in net interest spread was primarily the result of rates paid on interest-bearing liabilities increasing more rapidly than rates earned on interest earning assets. The yield on earning assets increased from 5.31% in 2004 to 5.86% in 2005. Specifically, the loan portfolio yield increased from 6.41% in 2004 to 6.86% in 2005. Rates paid on interest-bearing liabilities increased from 1.86% in 2004 to 2.63% in 2005.

The provision for loan losses was $58,120 in 2005 compared to $109,000 in 2004. DeKalb continues to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and probable losses in the loan portfolio.

Noninterest income increased $168,434 or 75.04%, to $392,890 in 2005 from $224,456 in 2004. The majority of the increase is attributable to an increase of $166,330, or 430%, in gains on the sale of residential mortgage loans from 2004 to 2005. This increase is due to growth in the number of mortgage refinances and originations during 2005 compared to 2004. Service charges on deposit accounts decreased $6,979, or 4.47%, to $149,199 for the year ended December 31, 2005.

Noninterest expense increased $272,733, or 19.81%, to $1,649,285 in 2005 from $1,376,552 in 2004. Other operating expenses increased $63,308 to $610,703 for the year ended December 31, 2005. The increases are mainly attributable to the growth of DeKalb. Salaries and benefits increased $197,932, or 28.05%, to $903,485 in 2005 from $705,553 in 2004. This increase is attributable to normal pay increases and additional staff. DeKalb's efficiency ratio was 87.11% in 2005 compared to 84.68% in 2004. The efficiency ratio is defined as noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

Net income was $105,711 in 2005 compared to $87,721 in 2004. The increase in net income reflects our continued growth, as average-earning assets increased from $36,054,000 for the year ended December 31, 2004 to $41,584,000 for the year ended December 31, 2005. Return on average assets during 2005 was 0.24%, compared to 0.23% during 2004, and return on average equity was 2.42% during 2005, compared to 1.70% during 2004.

Net Interest Income

General. The largest component of Bank of Camden’s net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on Bank of Camden’s interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents Bank of Camden’s net interest margin.

Average Balances, Income and Expenses and Rates. The following tables set forth, for the periods indicated, information related to Bank of Camden’s average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.

Average Balances, Income and Expenses and Rates

	For the year ended			For the year ended
	December 31, 2005			December 31, 2004
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Earning Assets:
Loans (1)	$28,581	$1,960	6.86%	$23,765	$1,523	6.41%
Securities, taxable	10,525	401	3.81	9,478	348	3.67
Federal funds sold and
nonmarketable equity
securities	2,478	75	3.03	2,811	45	1.6

Total earning assets	41,584	2,436	5.86	36,054	1,916	5.31

Cash and due from banks	581			619
Premises and equipment	1,390			1,390
Other assets	620			779
Allowance for loan losses	(291)			(301)

Total assets	$43,884			$38,541

Liabilities:
Interest-Bearing Liabilities:
Interest-bearing
transaction accounts	$3,972	$13	0.33%	$3,374	$11	0.33%
Savings deposits	3,332	47	1.41	4,008	50	1.25
Time deposits	18,659	553	2.96	16,092	322	2
Short-term borrowings	5,757	202	3.51	4,591	109	2.37
Long-term borrowings	3,893	122	3.13	2,836	84	2.95
Total interest-bearing liabilities	35,613	937	2.63	30,901	576	1.86

Demand deposits	2,914			2,390

Accrued interest and other liabilities	155			82
Shareholders’ equity	5,202			5,168

Total liabilities and
shareholders’ equity	$43,884			$38,541

Net interest spread			3.23%			3.45%
Net interest income		$1,499			$1,340
Net interest margin			3.60%			3.72%
_________________
(1)	Includes loans held for sale. There were no loans in nonaccrual status as of December 31, 2005 and 2004, respectively.

Analysis of Changes in Net Interest Income. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest- bearing liabilities have affected DeKalb’s interest income and interest expense during the periods indicated. The table below provides information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate and volume (change in rate multiplied by the change in volume).

	2005 compared to 2004
	Due to increase (decrease) in
(Dollars in thousands)	Volume	Rate(1)	Volume/Rate(2)	Total
Interest income:
Taxable securities	$38	$13	$2	$53
Loans	309	107	21	437
Federal funds sold and nonmarketable
equity securities	(5)	40	(5)	30

Total interest income	342	160	18	520

Interest expense:
Interest-bearing deposits	41	171	18	230
Other borrowings	58	56	17	131
Total interest expense	99	227	35	361

Net interest income	$243	$(67)	$(17)	$159
_______________________
(1) Net interest income divided by total interest earning assets.
(2) Changes to both rate and volume, (in iii above), which cannot be segregated, have been allocated proportionately.

During 2005 and 2004, long term interest rates were relatively stable while short-term rates increased significantly. Changes in interest rates that can have significant effects on Bank of Camden are still possible. In the absence of significant changes in market interest rates, any changes in net interest income during 2006 are expected to result primarily from changes in the volumes of interest earning assets and liabilities.

Interest Sensitivity. DeKalb monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

The following table sets forth DeKalb's interest rate sensitivity at December 31, 2005.

Interest Sensitivity Analysis

				Greater
		After Three		Than	Greater
	Within	Through		One Year	Than
(Dollars in thousands)	Three	Twelve	Within	or Non-	Five
	Months	Months	One Year	Sensitive	Years	Total
Assets
Earning Assets:
Loans	$9,975	$2,700	$12,675	$9,847	$8,010	$30,532
Securities	577	737	1,314	4,279	6,016	11,609
Federal funds sold and other	1,884	-	1,884	-	-	1,884

Total earning assets	12,436	3,437	15,873	14,126	14,026	44,025

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
NOW accounts	4,177	-	4,177	-	-	4,177
Savings deposits	3,136	-	3,136	-	-	3,136
Time deposits	7,894	10,866	18,760	1,248	-	20,008
Total interest-bearing deposits	15,207	10,866	26,073	1,248	-	27,321

Advances from Federal Home

Loan Bank	4,600	-	4,600	-	3,000	7,600

Repurchase agreements	-	-	-	3,000	-	3,000

Total interest-bearing liabilities	19,807	10,866	30,673	4,248	3,000	37,921

Period gap	$(7,371)	$(7,429)	$(14,800)	$9,878	$11,026

Cumulative gap	$(7,371)	$(14,800)	$(14,800)	$(4,922)	$6,104

Ratio of cumulative gap to total
earning assets	(16.74%)	(33.62%)	(33.62%)	(11.18%)	13.87%

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument’s ultimate maturity date. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give DeKalb the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Advances from the Federal Home Loan Bank are reflected at their contractual maturity dates, except for daily rate credit advances which can reprice daily. Securities sold under agreements to repurchase are reflected at their contractual maturity date.

DeKalb is in a liability sensitive position (or a negative gap) of $14.8 million over the 12 month timeframe. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2005 with respect to the one-year time horizon. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results.

A negative gap generally has an adverse effect on net interest income during periods of rising rates. A negative one year gap position occurs when the dollar amount of rate sensitive liabilities maturing or repricing within one year exceeds the dollar amount of rate sensitive assets maturing or repricing during that same period. As a result, during periods of rising interest rates, the interest paid on interest-bearing liabilities will increase faster than interest received from earning assets, thus reducing net interest income. The reverse is true in periods of declining interest rates resulting generally in an increase in net interest income. DeKalb’s Board of Directors and management review various calculations in measuring and monitoring interest rate risk. DeKalb does not feel traditional gap analysis as presented above is a precise indicator of its interest sensitivity position.

Gap analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Management and the Board focus primarily upon an estimation of net interest margin levels over a variety of rate scenarios using a rate shocked simulation analysis. In this methodology, interest income and interest expense are estimated under a variety of rate possibilities. This analysis provides a more dynamic view of the effect of a rate change on net interest income by simulating the roll-off and reinvestment of funds using present and forecast pricing to calculate interest flows. Net interest income also may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

Provision and Allowance for Loan Losses

General. DeKalb has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, DeKalb's Board of Directors reviews and approves the appropriate level for DeKalb's allowance for loan losses based upon management’s recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. In the absence of meaningful historical experience of its own, DeKalb uses the experience of its management at other institutions, guidance from regulators and industry norms for start up banks, as the basis for determining the allowance.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on DeKalb's income statement, are made periodically to maintain the allowance at an appropriate level based on management’s analysis of the losses inherent in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and estimated inherent losses in the loan portfolio. Management’s judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. DeKalb does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

In order to determine an adequate level for the allowance for loan losses, DeKalb calculates a general reserve based on a percentage allocation for each of the categories of the following unclassified loan types: real estate, commercial, consumer and mortgage. DeKalb applies general loss factors to each category and may adjust these percentages as appropriate given consideration of local economic conditions, exposure concentration that may exist in the portfolio, changes in trends of past due loans, problem loans and charge-offs and anticipated loan growth. The general estimate is then added to any specific allocations made on account of particular loans or groups of loans that exhibit significant characteristics which are different from the general types. The resulting amount is the total allowance for loan losses. Due to DeKalb’s limited operating history, the provision for loan losses has been made primarily as a result of management's assessment of general loan loss risk. The evaluation is inherently subjective as it requires estimates that are susceptible to significant change. In addition, various regulatory agencies review the allowance for loan losses through their periodic examinations, and they may require additions to the allowance for loan losses based on their judgment about information available to them at the time of their examinations. As of December 31, 2005, DeKalb's allowance for loan losses totaled $305,000, an increase of $38,522 from the prior year. This increase results from net charge-offs of $19,598 and a provision for loan losses of $58,120 expensed during 2005. The categories and concentrations of loans have been relatively consistent during the past two years.

The following table sets forth certain information with respect to Bank of Camden’s allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 2005 and 2004.

(Dollars in thousands)	2005	2004

Total loans outstanding at end of period	$29,906	$26,643

Average loans outstanding	$28,581	$23,765

Balance of allowance for loan losses at beginning of period	$266	$305

Charge-offs:
Commercial and industrial	19	150
Real estate	-	-
Consumer and other	1	3

Total charge-offs:	20	153

Recoveries of previous charge-offs:
Commercial and industrial	-	5
Real estate	-	-
Consumer and other	1	5

Total recoveries	1	5

Net charge-offs:	19	148
Provision for loan losses	58	109

Balance of allowance for loan losses at end of period	$305	$266

Allowance for loan losses to period end loans	1.02%	1.00%
Ratio of net charge-offs to average loans	0.07%	0.62%

Nonperforming Assets

Nonperforming Loans. There were no loans in nonaccrual status at December 31, 2005 or 2004. There were no loans past due ninety days or more and still accruing interest and no restructured loans at December 31, 2005 or 2004.

For the year ended December 31, 2005, there was no interest recognized in income on nonaccrual loans. No loans were placed in nonaccrual status during 2005.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that the collection of interest is doubtful unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a nonaccruing loan is finally resolved, there may ultimately be a writedown or charge-off of the principal balance of the loan which would necessitate additional charges to earnings.

Potential Problem Loans. DeKalb maintains a list of potential problem loans that are not included in impaired loans (nonaccrual loans or loans past due 90 days or more and still accruing interest). A loan is added to the potential problem loan list when management becomes aware of information about possible credit problems of the borrower that causes doubts about its ability to comply with current loan repayment terms. At December 31, 2005, DeKalb had not identified any potential problem loans. The results of this internal review process are considered in determining management’s assessment of the adequacy of the allowance for loan losses.

Noninterest Income and Expense

Noninterest Income. For the year ended December 31, 2005, noninterest income totaled $392,890 as compared to $224,456 for the year ended December 31, 2004. This increase is primarily attributable to an increase of $166,330 in gains on the sale of residential mortgage loans from 2004 to 2005, due to the increase of mortgage loan refinances and originations. The next largest component of noninterest income was service charges on deposit accounts which totaled $149,199 for the year ended December 31, 2005, a decrease of $6,979 or 4.47% when compared to 2004.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2005 and 2004.

(Dollars in thousands)	2005	2004

Gains on residential mortgage loan sales	$205	$39
Service charges on deposit accounts	149	156
Other service charges, commissions, and fees	39	30

Total noninterest income	$393	$225

Noninterest Expense. For the year ended December 31, 2005, noninterest expense totaled $1,649,285 as compared to $1,376,552 for the year ended December 31, 2004. Salaries and employee benefits, which comprised the largest component of noninterest expense, totaled $903,485. Other operating expenses increased $63,308 or 11.57% to $610,703 for the year ended December 31, 2005, when compared to 2004. These increases in expenses were associated with the growth of DeKalb.

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2005 and 2004.

(Dollars in thousands)	2005	2004

Salaries and employee benefits	$903	$706
Net occupancy expense	83	76
Advertising and marketing expense	27	37
Office supplies, forms, and stationery	47	42
Data processing	151	145
Professional fees	102	86
Furniture and equipment expense	52	47
Other	284	238

Total noninterest expense	$1,649	$1,377

Earning Assets

Loans. Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies and practices designed to control both the types and amounts of risks assumed, and to minimize losses. Such policies and practices include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines. Loans averaged $28,581,000 in 2005 as compared to $23,765,000 in 2004. At December 31, 2005, total loans were $29,905,856, or 12.25%, higher than the December 31, 2004 balance of $26,643,037.

The following table sets forth the composition of the loan portfolio by category at December 31, 2005 and 2004 and highlights Bank of Camden’s general emphasis on loans secured by real estate.

Composition of Loan Portfolio

December 31,	2005		2004
		Percent of		Percent of
(Dollars in thousands)	Amount	Total	Amount	Total

Commercial and industrial	$2,090	6.99%	$3,279	12.31%
Real estate:
Construction	5,198	17.38	2,426	9.11
Mortgage-residential	12,261	41	12,009	45.07
Mortgage-nonresidential	9,320	31.16	7,700	28.9
Consumer	1,037	3.47	1,229	4.61

Total loans	29,906	100%	26,643	100%

Allowance for loan losses	(305)		(266)

Net loans	$29,601			$26,377

The largest component of loans in DeKalb's loan portfolio is real estate mortgage loans. At December 31, 2005, real estate mortgage loans totaled $21,581,000 and represented 72.16% of the total loan portfolio. At December 31, 2004, real estate mortgage loans totaled $19,709,000 and represented 73.97% of the total loan portfolio.

In the context of this discussion, a “real estate mortgage loan” is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in Bank of Camden’s market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio.

Residential real estate loans consist of loans secured by first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans include loans secured by commercial properties and other loans secured by multi-family properties and farmland. The repayment of both residential and nonresidential real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment. For the past several years, the demand for residential and commercial real estate loans in the Camden market has been higher than normal due to the low interest rate environment.

Commercial and industrial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower’s business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower’s cash flows and other financial information is generally required.

Consumer loans generally involve more credit risks than other loans because of the type and nature of the underlying collateral or because of the absence of any collateral. Consumer loan repayments are dependent on the borrower’s continuing financial stability and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the case of default. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance.

DeKalb's loan portfolio reflects the diversity of its market. DeKalb's office is located in Kershaw County, South Carolina. The economy of Kershaw County contains elements of medium and light manufacturing, regional health care, and distribution facilities. Management expects the area to remain stable with continued growth in the near future. The diversity of the economy creates opportunities for all types of lending. DeKalb does not engage in foreign lending.

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for DeKalb. The following table sets forth DeKalb's loans maturing within specified intervals at December 31, 2005.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates
		Over One
		Year
December 31, 2005	One Year	Through	Over
(Dollars in thousands)	or Less	Five Years	Five Years	Total

Commercial and industrial	$763,380	$1,169,501	$157,346	$2,090,227
Real estate	6,570,944	7,961,308	12,246,198	26,778,450
Consumer and other	367,134	631,717	38,328	1,037,506
	$7,701,458	$9,762,526	$12,441,872	$29,905,856
Loans maturing after one year with:
Fixed interest rates				$14,908,525
Floating interest rates				7,295,873
				$22,204,398

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

There were no concentrations of loans exceeding 10% of total loans at December 31, 2005 or 2004 that are not otherwise disclosed as a category in the tables above.

Investments

Investment Securities. The investment securities portfolio is also a component of DeKalb's total earning assets. Total securities averaged $11,066,000 in 2005 as compared to $9,825,000 in 2004. At December 31, 2005, the total securities portfolio was $11,608,668, an increase of $1,539,470 over the December 31, 2004 balance of $10,069,198. The increase was primarily invested in short-term debt of U.S. government agencies. All marketable equity securities were designated as available-for-sale and were recorded at their estimated fair market value. Nonmarketable equity securities, which are included in total securities, totaled $576,695 and $474,813 at December 31, 2005 and 2004, respectively, and are recorded at cost. DeKalb has no tax-exempt securities.

The following table sets forth the carrying value of the securities held by Bank of Camden at December 31, 2005 and 2004.

December 31,	2005	2004
(Dollars in thousands)

U.S. government agencies and corporations	$3,931	$2,501
Mortgage-backed securities	7,101	7,093
Nonmarketable equity securities	577	475

Total securities	$11,609	$10,069

Mortgage-backed securities were comprised of securities issued by the Federal Home Loan Mortgage Corporation (FHLMC) and Federal National Mortgage Association (FNMA). The amortized cost and fair value of securities held at December 31, 2005 that were issued by FHLMC were $4,020,479 and $3,894,278, respectively. The amortized cost and fair value of securities held at December 31, 2005 that were issued by FNMA were $3,302,948 and $3,206,321, respectively.

The following table sets forth the scheduled maturities and weighted average yields of securities held at December 31, 2005.

Investment Securities Maturity Distribution and Yields

Dollars in thousands)						After One But		After Five But			After
December 31, 2005	No Maturity			Within One Year		Within Five Years		Within Ten Years			Ten Years
	Amount	Yield		Amount	Yield	Amount	Yield	Amount	Yield		Amount	Yield
U.S. government agencies	$-		%	$736	2.49%	$3,195	3.58%	$-		%	$-		%
Mortgage-backed securities	-			-		1,084	3.43	1,632	3.61		4,385	4.54
Nonmarketable equity securities	577	3.64		-		-		-

Total	$577			$736		$4,279		$1,632			$4,385

Other attributes of the securities portfolio, including yields and maturities, are discussed above.

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold, securities purchased under agreements to resell, and interest-bearing deposit accounts with other Banks, averaged $1,938,000 in 2005 and totaled $1,883,402 and $3,550,287 at December 31, 2005 and 2004, respectively. These funds are an important source of DeKalb's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis. Interest-bearing deposit accounts consist of DeKalb's interest-bearing account with the Federal Home Loan Bank and time deposits with other banks.

Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities totaled $35,613,000 in 2005 as compared to $30,901,000 in 2004. Total interest-bearing liabilities totaled $37,921,220 at December 31, 2005, as compared to $34,421,610 at December 31, 2004.

Deposits. Average total deposits totaled $28,877,000 during 2005, as compared to $25,864,000 during 2004. At December 31, 2005, total deposits were $30,300,625 as compared to $28,310,378 at December 31, 2004. Most of the growth in deposits were in time deposits of $100,000 or more as shown below.

The following table sets forth the deposits of DeKalb by category as of December 31, 2005 and 2004.

December 31,	2005		2004
		Percent of		Percent of
(Dollars in thousands)	Amount	Deposits	Amount	Deposits

Demand deposit accounts	$2,979	9.83%	$2,789	9.85%
NOW accounts	4,178	13.79	3,450	12.19
Savings accounts	3,136	10.35	3,813	13.47
Time deposits less than $100,000	5,758	19	5,487	19.38
Time deposits of $100,000 or over	14,250	47.03	12,771	45.11

Total deposits	$30,301	100.00%	$28,310	100.00%

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for DeKalb's loan portfolio and other earning assets. DeKalb's core deposits were approximately $16,051,112 at December 31, 2005.

The following table sets forth the average amounts of deposits and average rates on each category for 2005 and 2004.

	2005		2004
	Average	Average	Average	Average
(Dollars in thousands)	Amount	Rate Paid	Amount	Rate Paid

Demand deposit accounts	$2,914	0.00%	$2,390	0.00%
NOW accounts	3,972	0.33	3,374	0.33
Savings accounts	3,332	1.41	4,008	1.25
Time deposits less than $100,000	6,007	2.85	4,997	2.25
Time deposits of $100,000 or over	12,652	3.02	11,095	1.89

Total deposits	$28,877	2.12%	$25,864	1.48%

Deposits, and particularly core deposits, have been DeKalb's primary source of funding and have enabled DeKalb to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be DeKalb's primary source of funding in the future. DeKalb's loan-to-deposit ratio was 100.76% and 94.11% at December 31, 2005 and 2004, respectively. The maturity distribution of DeKalb's time deposits over $100,000 at December 31, 2005, is set forth in the following table.

Maturities of Time Deposits of $100,000 or More

After Six
		After Three	Through
	Within Three	Through Six	Twelve	After Twelve
(Dollars in thousands)	Months	Months	Months	Months	Total

Time deposits of $100,000 or more	$6,446	$4,823	$2,491	$490	$14,250

Approximately 45.24% of DeKalb's time deposits over $100,000 had scheduled maturities within three months, and 79.08% had maturities within six months. Large time deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

Other Borrowings. Other borrowings consist of advances from the Federal Home Loan Bank of Atlanta and securities sold under agreements to repurchase. Advances from the Federal Home Loan Bank averaged $6,631,781 in 2005 and totaled $7,600,000 at December 31, 2005 with a weighted average interest rate of 4.20%. The maximum amount of advances at any month-end in 2005 was $7,600,000 and the weighted average interest rate was 3.56% in 2005. Advances from the Federal Home Loan Bank averaged $4,574,521 in 2004 and totaled $5,900,000 at December 31, 2004 with a weighted average interest rate of 2.64%. The maximum amount of advances at any month-end in 2004 was $5,900,000 and the weighted average interest rate was 2.36% in 2004.

Advances from Federal Home Loan Bank are collateralized by one-to-four family residential mortgage loans and DeKalb's investment in Federal Home Loan Bank Stock. Although we expect to continue using Federal Home Loan Bank advances as a secondary funding source, core deposits will continue to be our primary funding source. Of the $7,600,000 advances from Federal Home Loan Bank outstanding at December 31, 2005, $4,100,000 have scheduled principal reductions in 2006, $500,000 have scheduled principal reductions in 2011, $1,000,000 have scheduled principal reductions in 2012 and $2,000,000 have scheduled principal reductions in 2015.

Securities sold under agreement to repurchase averaged $3,000,000 in 2005 and totaled $3,000,000 at December 31, 2005. The maximum amount of advances at any month-end in 2005 was $3,000,000 and the weighted average interest rate was 2.95% in 2005. The maximum amount of agreements at any month-end in 2004 was $3,000,000 and the weighted average interest rate was 2.95% in 2004.

Return on Equity and Assets

The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each year indicated.

	Year ended December 31,
	2005	2004
Return on assets	0.24%	0.23%
Return on equity	2.42%	1.70%
Dividend payout ratio	N/A	N/A
Equity to assets ratio	11.85%	13.41%

Capital

Bank of Camden is subject to various regulatory capital requirements promulgated by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on Bank of Camden's financial condition. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bank of Camden must meet specific capital guidelines that involve quantitative measures of Bank of Camden's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Bank of Camden's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Bank of Camden to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital of Bank of Camden consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Bank of Camden's Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 capital and 8% for total risk-based capital.

Bank of Camden is also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

Bank of Camden exceeded the regulatory capital requirements at December 31, 2005 and 2004 as set forth in the following table.

December 31,	2005	2004
(Dollars in thousands)
Tier 1 capital	$5,361	$5,216
Tier 2 capital	305	266

Total qualifying capital	$5,666	5,482

Risk-adjusted total assets (including off-balance-sheet exposures)	$31,847	$28,370

Tier 1 risk-based capital ratio	16.83%	18.39%
Total risk-based capital ratio	17.79%	19.32%
Tier 1 leverage ratio	12.22%	12.56%

The Federal Reserve has similar requirements for bank holding companies. DeKalb was not subject to these requirements in 2004 and 2005 because the Federal Reserve applied its guidelines on a bank-only basis for bank holding companies with less than $150 million in consolidated assets.

Off-Balance Sheet Risk

Through its operations, DeKalb has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to DeKalb’s customers at predetermined interest rates for a specified period of time. At December 31, 2005, DeKalb had unused commitments to extend credit of $5,450,916 and standby letters of credit of $83,030 through various types of commercial lending arrangements. Approximately $3,734,323 of these commitments to extend credit had variable rates. Some of the commitments and letters of credit are expected to expire without being drawn upon, so the total amounts do not necessarily represent future cash requirements.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2005.

		After One	After Three
		Through	Through		Greater
	Within One	Three	Twelve	Within One	Than
	Month	Months	Months	Year	One Year	Total
Form of Commitment
Unused commitments to extend credit	$705,865	$129,967	$2,131,338	$2,967,170	$2,483,746	$5,450,916
Standby letters of credit	-	-	15,000	15,000	68,030	83,030

Totals	$705,865	$129,967	$2,146,338	$2,982,170	$2,551,776	$5,533,946

DeKalb evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by DeKalb upon extension of credit, is based on its credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

Critical Accounting Policies

DeKalb has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of its financial statements. DeKalb’s significant accounting policies are described in the notes to the consolidated financial statements at December 31, 2005 included herein. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities. DeKalb considers these accounting policies to be critical accounting policies. The judgments and assumptions management uses are based on historical experience and other factors, which management believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions management makes, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and results of operations.

Management believes the allowance for loan losses is the critical accounting policy that requires the most significant judgments and estimates used in preparation of DeKalb’s consolidated financial statements. Refer to the portion of this discussion that addresses the allowance for loan losses for a description of the processes and methodology for determining the allowance for loan losses.

Liquidity Management and Capital Resources

Liquidity management involves monitoring DeKalb’s sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a DeKalb to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, DeKalb would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is fairly predictable; while net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control. DeKalb also has the ability to borrow funds from the Federal Home Loan Bank. At December 31, 2005, DeKalb’s availability to borrow funds from the Federal Home Loan Bank totaled $9,264,983 of which DeKalb had borrowed $7,600,000 at December 31, 2005. At December 31, 2005, DeKalb also had unused lines of credit to purchase federal funds from other financial institutions totaling $1,900,000.

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as DeKalb are primarily monetary in nature. Therefore, interest rates have a more significant effect on DeKalb’s performance than do the effects of changes in the general rate of inflation and changes in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Security Ownership, Positions and Terms of Office of Management of DeKalb

The table below shows, as to each director and nominee, his or her name and positions held with DeKalb, the period during which he or she has served as a director of DeKalb, and the number of shares of DeKalb's common stock beneficially owned by him or her at March 1, 2006. Except as otherwise indicated, to the knowledge of management, all shares are owned directly with sole voting power.

	NUMBER OF SHARES	% OF SHARESOUTSTANDING	POSITIONS WITH DEKALB	DIRECTOR SINCE(9)

Directors whose terms of office to continue until the Annual Meeting of Shareholders in 2008 are:

D. Edward Baxley	4,101(1)	0.67%	Director	2001

David R. Blakely	23,500	3.85%	Director	2001

Dr. Paul T. Joseph, Jr.	6,000(2)	0.98%	Director	2004

James D. King, Sr.	30,000(3)	4.92%	Director	2001

Directors whose terms of office continue until the Annual Meeting of Shareholders in 2007 are:

Anne duPont Shirley 489 Ice House Hill Road Rembert, SC 29128	32,000	5.24%	Director	2001

Roderick M. Todd, Jr.	9,437(4)	1.55%	Director and Secretary	2001

John C. West, Jr.	16,179(5)	2.65%	Director	2001

Directors whose terms of office continue until the Annual Meeting of Shareholders in 2006 are:

William C. Bochette, III 631 West DeKalb Street Camden, SC 29020	67,167(6)	10.17%	Chairman, President, CEO, and Director	2001

Daniel D. Riddick	26,967(7)	4.42%	Director	2001

Sylvia U. Wood	1,000	0.16%	Director	2001

All Directors, nominees and executive officers as a group (10 persons)	216,351(8)	32.77%

____________________________
(1)  Includes 350 shares held in an IRA for Mr. Baxley.
(2)  Includes 2,000 shares held in an IRA for Dr. Joseph and 2,500 shares held in a trust of which Dr. Joseph is co-trustee.
(3)  Includes 30,000 shares held in an IRA for Mr. King.
(4)  Includes 1,418 shares held in an IRA for Mr. Todd; 105 shares held in a trust of which Mr. Todd is trustee; and 1,650 shares owned jointly with Mr. Todd’s spouse.
(5)  Includes 300 shares held in an IRA for Mr. West.
(6)  Includes 1,760 shares owned jointly with Wendee A. Bochette, Mr. Bochette's spouse; 4,740 shares held in an IRA for Mr. Bochette; 1,500 shares owned by Mr. Bochette's children of which Mr. Bochette is custodian; and 50,000 shares subject to currently exercisable options.
(7)  Includes 25,967 shares owned jointly with Joan H. Riddick, Mr. Riddick's spouse.
(8)  Includes 50,000 shares subject to currently exercisable options.
(9) Includes service as a director of Bank of Camden prior to acquisition of the bank by DeKalb.

INFORMATION ABOUT FIRST COMMUNITY

General

As used in this section of the proxy statement/prospectus, unless context requires otherwise, the terms “company,” “bank,” “we,” and “our” refer to First Community and its wholly owned subsidiary, First Community Bank, N.A.

First Community Corporation, a bank holding company registered under the Bank Holding Company Act of 1956, was incorporated under the laws of South Carolina in 1994 primarily to own and control all of the capital stock of First Community Bank, N.A., which commenced operations in August 1995. On October 1, 2004, we consummated our acquisition of DutchFork Bancshares, Inc. and its wholly-owned subsidiary, Newberry Federal Savings Bank. We engage in a commercial banking business from our main office in Lexington, South Carolina and our 11 full-service offices are located in Lexington (two), Forest Acres, Irmo, Cayce-West Columbia, Gilbert, Chapin, Northeast Columbia, Prosperity, and Newberry (two). We offer a wide-range of traditional banking products and services for professionals and small- to medium-sized businesses, including consumer and commercial, mortgage, brokerage and investment, and insurance services. We also offer online banking to our customers. Our stock trades on The NASDAQ Capital Market under the symbol FCCO.

As of December 31, 2004, we no longer met the requirements to qualify as a small business issuer as defined in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”). All reports of the company, beginning with the Form 10-Q for the quarter ended March 31, 2005, are presented in accordance with Regulation S-K. The company, however, is not an accelerated filer as defined in Rule 12b-2 of the Exchange Act. As a result, the company qualifies for the extended compliance period with respect the accountants report on management’s assessment of internal control over financial reporting and management’s annual report on internal control over financial reporting required by PCAOB Auditing Standards No. 2.

Location and Service Area

Our bank is engaged in a general commercial and retail banking business, emphasizing the needs of small-to-medium sized businesses, professional concerns and individuals, primarily in Richland, Lexington, and Newberry counties of South Carolina and the surrounding areas.

Richland County, Lexington County and Newberry County are located in the geographic center of the state of South Carolina. Columbia, the capital of South Carolina, is located within and divided between Richland and Lexington counties. Columbia can be reached via three interstate highways: I-20, I-26, and I-77. Columbia is served by several airlines as well as by passenger and freight rail service. According to the U. S. Census Bureau, Richland, Lexington and Newberry Counties, which include the primary service areas for the existing eleven sites of the bank, had estimated populations in 2004 of 334,609, 231,057 and 37,209, respectively.

The principal components of the economy within our market area are service industries, government, and wholesale and retail trade. The largest employers in the area, each of which employs in excess of 3,000 people, include Fort Jackson Army Base, the University of South Carolina, Palmetto Health Alliance, Blue Cross Blue Shield and SCANA Corporation. The area has experienced steady growth over the past 10 years and we expect that the area, as well as the service industry needed to support it, will to continue to grow. For 2003, Richland, Lexington and Newberry Counties had estimated median household incomes of $39,737, $45,677 and $33,137, respectively, compared to $38,003 for South Carolina as a whole.

Banking Services

We offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to our principal market area at rates competitive to those offered in the area. In addition, we offer certain retirement account services, such as Individual Retirement Accounts (IRAs).  All deposit accounts are insured by the FDIC up to the maximum amount allowed by law (generally, $100,000 per depositor subject to aggregation rules).  We solicit these accounts from individuals, businesses, associations and organizations, and governmental authorities.

We also offer a full range of commercial and personal loans.  Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery.  Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education, and personal investments.  We also make real estate construction and acquisition loans.  We originate fixed and variable rate mortgage loans in the name of a third party which, are sold into the secondary market.  Our lending activities are subject to a variety of lending limits imposed by federal law.  While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower’s relationship to the bank), in general we are subject to a loans-to-one-borrower limit of an amount equal to 15% of the bank’s unimpaired capital and surplus, or 25% of the unimpaired capital and surplus if the excess over 15% is approved by the board of directors of the bank and is fully secured by readily marketable collateral.  We may not make any loans to any director, officer, employee, or 10% shareholder of the company or the bank unless the loan is approved by our board of directors and is made on terms not more favorable to such person than would be available to a person not affiliated with the bank.

Other bank services include internet banking, cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts.  We offer non-deposit investment products and other investment brokerage services through a registered representative with an affiliation through GAA Securities, Inc.  We are associated with Jeannie, Star, and Plus networks of automated teller machines and Mastermoney debit cards that may be used by our customers throughout South Carolina and other regions.  We also offer VISA and MasterCard credit card services through a correspondent bank as our agent.

We currently do not exercise trust powers, but can begin to do so with the prior approval of the OCC.

Competition

The banking business is highly competitive.  We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions and money market mutual funds operating in Richland, Lexington and Newberry Counties and elsewhere.  As of June 30, 2005, there were 19 financial institutions operating approximately 166 offices in Lexington, Richland and Newberry Counties.  The competition among the various financial institutions is based upon a variety of factors, including interest rates offered on deposit accounts, interest rates charged on loans, credit and service charges, the quality of services rendered, the convenience of banking facilities and, in the case of loans to large commercial borrowers, relative lending limits.  Size gives larger banks certain advantages in competing for business from large corporations.  These advantages include higher lending limits and the ability to offers services in other areas of South Carolina.  As a result, we do not generally attempt to compete for the banking relationships of large corporations, but concentrate our efforts on small- to medium-sized businesses and individuals.  We believe we have competed effectively in this market by offering quality and personal service.

Employees

As of December 31, 2005, we had 123 full-time employees. We believe that our relations with our employees are good.

Supervision and Regulation

Both the company and the bank are subject to extensive state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of our operations.  These laws and regulations are generally intended to protect depositors, not shareholders.  The following summary is qualified by reference to the statutory and regulatory provisions discussed.  Changes in applicable laws or regulations may have a material effect on our business and prospects.  Beginning with the enactment of the Financial Institutions Reform Recovery and Enforcement Act in 1989 and followed by the FDIC Improvement Act in 1991 and the Gramm-Leach-Bliley Act in 1999, numerous additional regulatory requirements have been placed on the banking industry, and additional changes have been proposed.  Our operations may be affected by legislative changes and the policies of various regulatory authorities.  We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have on our business and earnings in the future.

The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations.  It is intended only to briefly summarize some material provisions.

USA PATRIOT Act of 2002

In October 2002, the USA PATRIOT Act of 2002 was enacted in response to the terrorist attacks in New York, Pennsylvania, and Washington D.C. that occurred on September 11, 2001.  The PATRIOT Act is intended to strengthen U.S. law enforcement’s and the intelligence communities’ abilities to work cohesively to combat terrorism on a variety of fronts.  The potential impact of the PATRIOT Act on financial institutions is significant and wide ranging.  The PATRIOT Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties who may be involved in terrorism or money laundering.

Check 21

On October 28, 2003, President Bush signed into law the Check Clearing for the 21st Century Act, also known as Check 21. This law gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check.  Some of the major provisions include:

•	allowing check truncation without making it mandatory;
•	demanding that every financial institution communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;
•	legalizing substitutions for and replacements of paper checks without agreement from consumers;
•	retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;
•
requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

•	requiring recrediting of funds to an individual’s account on the next business day after a consumer proves that the financial institution has erred.

This new legislation will likely continue to effect bank capital spending as many financial institutions assess whether technological or operational changes are necessary to stay competitive and take advantage of the new opportunities presented by Check 21.

First Community Corporation

We own 100% of the outstanding capital stock of the bank, and therefore we are considered to be a bank holding company under the federal Bank Holding Company Act of 1956 and the South Carolina Banking and Branching Efficiency Act.

The Bank Holding Company Act.  Under the Bank Holding Company Act, we are subject to periodic examination by the Federal Reserve and are required to file periodic reports of our operations and any additional information that the Federal Reserve may require.  Our activities at the bank and holding company levels are limited to:

•	banking and managing or controlling banks;
•	furnishing services to or performing services for our subsidiaries; and

•	engaging in other activities that the Federal Reserve determines to be so closely related to banking and managing or controlling banks as to be a proper incident thereto.

Investments, Control, and Activities.  With certain limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	acquiring substantially all the assets of any bank;
•
acquiring direct or indirect ownership or control of any voting shares of any bank if after the acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

•	merging or consolidating with another bank holding company.

In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations promulgated there under, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company.  Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company.  Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.  Our common stock is registered under the Securities Exchange Act of 1934.  The regulations provide a procedure for rebutting control when ownership of any class of voting securities is below 25%.

Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.  Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

•	making or servicing loans and certain types of leases;
•	engaging in certain insurance and discount brokerage activities;
•	performing certain data processing services;
•	acting in certain circumstances as a fiduciary or investment or financial adviser;
•	owning savings associations; and
•	making investments in certain corporations or projects designed primarily to promote community welfare.

The Federal Reserve Board imposes certain capital requirements on the company under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets.  These requirements are described below under “- First Community Bank, N.A. - Capital Regulations.”  Subject to our capital requirements and certain other restrictions, we are able to borrow money to make a capital contribution to the bank, and these loans may be repaid from dividends paid from the bank to the company.  Our ability to pay dividends will be subject to regulatory restrictions as described below in “- First Community Bank, N.A. - Dividends.”  We are also able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

Source of Strength; Cross-Guarantee.  In accordance with Federal Reserve Board policy, we are expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances in which we might not otherwise do so.  Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any depository institution subsidiary of the bank holding company.  Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiaries if the agency determines that divestiture may aid the depository institution’s financial condition.

The Gramm-Leach-Bliley Act.  The Gramm-Leach-Bliley Act was signed into law on November 12, 1999.  Among other things, the Act repealed the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act.  The Act also permits bank holding companies that become financial holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities.  The Act also authorizes activities that are “complementary” to financial activities.  We have not elected to become a financial holding company.

The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis.  Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies.  In fact, it is not possible to predict the full effect that the Act will have on us.

South Carolina State Regulation. As a South Carolina bank holding company under the South Carolina Banking and Branching Efficiency Act, we are subject to limitations on sale or merger and to regulation by the South Carolina Board of Financial Institutions.  We are not required to obtain the approval of the Board prior to acquiring the capital stock of a national bank, but we must notify them at least 15 days prior to doing so.  We must receive the Board’s approval prior to engaging in the acquisition of a South Carolina state chartered bank or another South Carolina bank holding company.

First Community Bank, N.A.

The bank operates as a national banking association incorporated under the laws of the United States and subject to examination by the Office of the Comptroller of the Currency.  Deposits in the bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to a maximum amount, which is generally $100,000 per depositor subject to the aggregation rule.

The Office of the Comptroller of the Currency and the FDIC regulate or monitor virtually all areas of the bank’s operations, including

•	security devices and procedures;
•	adequacy of capitalization and loss reserves;
•	loans;
•	investments;
•	borrowings;
•	deposits;
•	mergers;
•	issuances of securities;
•	payment of dividends;
•	interest rates payable on deposits;
•	interest rates or fees chargeable on loans;
•	establishment of branches;
•	corporate reorganizations;
•	maintenance of books and records; and
•	adequacy of staff training to carry on safe lending and deposit gathering practices.

The Office of the Comptroller of the Currency requires the bank to maintain specified capital ratios and imposes limitations on the bank’s aggregate investment in real estate, bank premises, and furniture and fixtures.  The Office of the Comptroller of the Currency also requires the bank to prepare annual reports on the bank’s financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

Under the FDIC Improvement Act, all insured institutions must undergo regular on-site examinations by their appropriate banking agency.  The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate.  Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and state supervisor when applicable.  The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution.  The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

•	internal controls;
•	information systems and audit systems;
•	loan documentation;
•	credit underwriting;
•	interest rate risk exposure; and
•	asset quality.

National banks and their holding companies which have been chartered or registered or have undergone a change in control within the past two years or which have been deemed by the Office of the Comptroller of the Currency or the Federal Reserve Board to be troubled institutions must give the Office of the Comptroller of the Currency or the Federal Reserve Board 30 days prior notice of the appointment of any senior executive officer or director.  Within the 30 day period, the Office of the Comptroller of the Currency or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

Deposit Insurance - The FDIC establishes rates for the payment of premiums by federally insured commercial banks and savings banks, or thrifts, for deposit insurance. The FDIC maintains a separate Bank Insurance Fund for banks and Savings Association Insurance Fund for savings banks and thrifts.  The FDIC has adopted a risk-based assessment system for determining an insured depository institutions’ insurance assessment rate.  The system takes into account the risks attributable to different categories and concentrations of assets and liabilities.  An institution is placed into one of three capital categories:  (1) well capitalized; (2) adequately capitalized; or (3) undercapitalized.  The FDIC also assigns an institution to one of three supervisory subgroups, based on the FDIC’s determination of the institution’s financial condition and the risk posed to the deposit insurance funds.  Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution’s capital group and supervisory subgroup.  In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry.  The FDIC assessment rate on our bank deposits currently is zero but may change in the future.  The FDIC may increase or decrease the assessment rate schedule on a semiannual basis.  An increase in the BIF or SAIF assessment rate could have a material adverse effect on our earnings, depending on the amount of the increase.

The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

Transactions with Affiliates and Insiders - The bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates.  The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank’s capital and surplus and, as to all affiliates combined, to 20% of the bank’s capital and surplus.  Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements.  Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

The bank also is subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.  The bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests.  Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

The Federal Reserve Board has recently issued Regulation W, which codifies prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretative guidance with respect to affiliate transactions.  Regulation W incorporates the exemption from the affiliate transaction rules but expands the exemption to cover the purchase of any type of loan or extension of credit from an affiliate.  In addition, under Regulation W:

•	a bank and its subsidiaries may not purchase a low-quality asset from an affiliate;
•	covered transactions and other specified transactions between a bank or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and
•
with some exceptions, each loan or extension of credit by a bank to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.

Regulation W generally excludes all non-bank and non-savings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve Board decides to treat these subsidiaries as affiliates.  This regulation limits the amount of loans that can be purchased by a bank from an affiliate to not more than 100% of the bank’s capital and surplus.

Dividends - A national bank may not pay dividends from its capital.  All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts.  In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank’s net profits of the preceding two consecutive half-year periods (in the case of an annual dividend).  The approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

Branching - National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located.  Under current South Carolina law, the bank may open branch offices throughout South Carolina with the prior approval of the Office of the Comptroller of the Currency.  In addition, with prior regulatory approval, the bank is able to acquire existing banking operations in South Carolina.  Furthermore, federal legislation permits interstate branching, including out-of-state acquisitions by bank holding companies, interstate branching by banks if allowed by state law, and interstate merging by banks.  South Carolina law, with limited exceptions, currently permits branching across state lines through interstate mergers.

Community Reinvestment Act - The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods.  These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.  Failure to adequately meet these criteria could impose additional requirements and limitations on our bank.

The Gramm-Leach-Bliley Act - Under the Gramm-Leach-Bliley Act, subject to certain conditions imposed by their respective banking regulators, national and state-chartered banks are permitted to form “financial subsidiaries” that may conduct financial or incidental activities, thereby permitting bank subsidiaries to engage in certain activities that previously were impermissible.  The Gramm-Leach-Bliley Act imposes several safeguards and restrictions on financial subsidiaries, including that the parent bank’s equity investment in the financial subsidiary be deducted from the bank’s assets and tangible equity for purposes of calculating the bank’s capital adequacy.  In addition, the Gramm-Leach-Bliley Act imposes new restrictions on transactions between a bank and its financial subsidiaries similar to restrictions applicable to transactions between banks and nonbank affiliates.

The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy.  These provisions require financial institutions to disclose their policy for collecting and protecting confidential information.  Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market an institution’s own products and services.  Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing, or other marketing to the consumer.

Other Regulations - Interest and other charges collected or contracted for by the bank are subject to state usury laws and federal laws concerning interest rates.  The bank’s loan operations are also subject to federal laws applicable to credit transactions, such as:

•	the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;
•
the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
•	the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;
•	the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and
•	the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of the bank also are subject to:

•
the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•
the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Capital Regulations - The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items.  The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums.  We have not received any notice indicating that either First Community Corporation or First Community Bank, N.A. is subject to higher capital requirements.  The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital.  Tier 1 capital includes common shareholders’ equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses.  Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

The Federal Reserve guidelines contain an exemption from the capital requirements for “small bank holding companies.” On February 27, 2006, the Federal Reserve approved a new rule expanding the definition of a “small bank holding company.” The new definition will include bank holding companies with less than $500 million in total assets. Bank holding companies will not qualify under the new definition if they (i) are engaged in significant nonbanking activities either directly or indirectly through a subsidiary, (ii) conduct significant off-balance sheet activities, including securitizations or managing or administering assets for third parties, or (iii) have a material amount of debt or equity securities (including trust preferred securities) outstanding that are registered with the SEC. The new rule will be effective on March 30, 2006. Although we have less than $500 million in assets, it is unclear at this point whether we otherwise meet the requirements for qualifying as a “small bank holding company.” According to the Federal Reserve Board, the revision of the criterion to exclude any bank holding company that has outstanding a material amount of SEC-registered debt or equity securities reflects the fact that SEC registrants typically exhibit a degree of complexity of operations and access to multiple funding sources that warrants excluding them from the new policy statement and subjecting them to the capital guidelines. In the adopting release for the new rule, the Federal Reserve Board stated that what constitutes a "material" amount of SEC-registered debt or equity for a particular bank holding company depends on the size, activities and condition of the relevant bank holding company. In lieu of using fixed measurable parameters of materiality across all institutions, the rule provides the Federal Reserve with supervisory flexibility in determining, on a case-by-case basis, the significance or materiality of activities or securities outstanding such that a bank holding company should be excluded from the policy statement and subject to the capital guidelines. Prior to adoption of this new rule, our holding company was subject to these capital guidelines, as it had more than $150 million in assets. Until the Federal Reserve provides further guidance on the new rules, it will be unclear whether our holding company will be subject to the exemption from the capital requirements for small bank holding companies. Regardless, our bank falls under these minimum capital requirements as set per bank regulatory agencies, and both our bank and our holding company would be considered “well capitalized” under these guidelines.

Under these guidelines, banks’ and bank holding companies’ assets are given risk-weights of 0%, 20%, 50%, or 100%.  In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies.  These computations result in the total risk-weighted assets.  Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating.  Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

The federal bank regulatory authorities also have implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines.  The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base.  The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks, which requires the FDIC to choose the least expensive resolution of bank failures.  The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.”  To qualify as a “well capitalized” institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level.  Currently, we qualify as “well capitalized.”

Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice.  The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decrease, as it moves downward through the capital categories.  Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

•	submit a capital restoration plan;
•	raise additional capital;
•	restrict their growth, deposit interest rates, and other activities;
•	improve their management;
•	eliminate management fees; or

•	divest themselves of all or a part of their operations.

These capital guidelines can affect us in several ways. If we grow at a rapid pace, our capital may be depleted too quickly, and a capital infusion from our holding company may be necessary which could impact our ability to pay dividends. Our capital levels currently are adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time. If we fail to meet these capital requirements, our bank would be required to develop and file a plan with the Office of the Comptroller of the Currency describing the means and a schedule for achieving the minimum capital requirements. In addition, our bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless our bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.  A bank that is not “well capitalized” is also subject to certain limitations relating to so-called “brokered” deposits.  Bank holding companies controlling financial institutions can be called upon to boost the institutions’ capital and to partially guarantee the institutions’ performance under their capital restoration plans.

Enforcement Powers - The Financial Institutions Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain “institution-affiliated parties.”  Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs.  These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports.  Civil penalties may be as high as $1,000,000 a day for such violations.  Criminal penalties for some financial institution crimes have been increased to twenty years.  In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties.  Possible enforcement actions include the termination of deposit insurance.  Furthermore, banking agencies’ power to issue cease-and-desist orders were expanded.  Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss.  A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

Effect of Governmental Monetary Policies - Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession.  The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits.  It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Proposed Legislation and Regulatory Action.  New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations, and competitive relationships of the nation’s financial institutions.  We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Properties

Lexington Property. The principal place of business of both the company and our main office is located at 5455 Sunset Boulevard, Lexington, South Carolina 29072.  The site of the bank’s main office is a 2.29 acre plot of land.  The site was purchased for $576,000.  We are operating in an 8,500 square foot facility located on this site.  In October 2000, the bank acquired an additional 2.0 acres adjacent to the existing facility for approximately $300,000 for future expansion.  This site was designed to allow for 24,000 to 48,000 square foot facility at some future date. The bank has begun construction of a 28,000 square foot administrative center on the additional 2.0 acres. The total construction cost for the building is approximately $3.4 million. At December 31, 2005 the company had disbursed approximately $1.4 million under the terms of the contract. It is anticipated the facility will be completed in July 2006.

Forest Acres Property. We operate a branch office facility at 4404 Forest Drive, Columbia, South Carolina 29206.  The Forest Acres site is .71 acres.  The banking facility is approximately 4,000 square feet with a total cost of land and facility approximately $920,000.

Irmo Property. We operate a branch office facility at 1030 Lake Murray Boulevard, Irmo, South Carolina 29063.  The Irmo site is approximately 1.00 acre.  The banking facility is approximately 3,200 square feet with a total cost of land and facility of approximately $1.1 million.

Cayce/West Columbia Property. We operate a branch office facility at 506 Meeting Street, West Columbia, South Carolina, 29169.  The Cayce/West Columbia site is approximately 1.25 acres.  The banking facility is approximately 3,800 square feet with a total cost of land and facility of approximately $935,000.

Gilbert Property. We operate a branch office at 4325 Augusta Highway Gilbert, South Carolina 29054.  The facility is an approximate 3000 square foot facility located on an approximate one acre lot.  The total cost of the land and facility was approximately $768,000.

Chapin Office. We operate a branch office facility at 137 Amicks Ferry Rd., Chapin, South Carolina 29036. The facility is approximately 2,200 square feet and is located on a three acre lot.  The total cost of the facility and land was approximately $695,000. The bank has entered into a contract to build a 3,000 square foot facility on the same property to replace the existing 2,200 square foot modular building. The total construction cost is approximately $650,000. At December 31, 2005 approximately $590,000 has been disbursed under the terms of the contract. The new facility was completed in February 2006.

Northeast Columbia. We operate a branch office facility at 9822 Two Notch Rd, Columbia, South Carolina 29223.  The facility is approximately 3,000 square feet and is located on a 1.0 acre lot.  The total cost of the facility and land was approximately $1.2 million.

College Street. We operate a branch office at 1323 College Street, Newberry, South Carolina 29108.  This banking office was acquired in connection with the DutchFork merger.  The banking facility is approximately 3,500 square feet and is located on a .65 acre lot.  The total cost of the facility and land was approximately $365,000.

Prosperity Property.  We operate a branch office at 101 N. Wheeler Avenue, Prosperity, South Carolina 29127.  This office was acquired in connection with the DutchFork merger.  The banking facility is approximately 1,300 square feet and is located on a .31 acre lot.  The total cost of the facility and land was approximately $175,000.

Wilson Road.  We operate a branch office at 1735 Wilson Road, Newberry, South Carolina 29108.  The banking office was acquired in connection with the DutchFork merger.  This banking facility is approximately 12,000 square feet and is located on a 1.56 acre lot.  Adjacent to the branch facility is a 13,000 square foot facility which was formerly utilized as the DutchFork operations center.  The total cost of the facility and land was approximately $3.3 million.

Redbank Property. We operate a branch office facility at 1449 Two Notch Road, Lexington, South Carolina 29073.  This branch opened for operation on February 3, 2005.  The facility is approximately 3,000 square feet and is located on a 1.0 acre lot.  The total cost of the facility and land was approximately $1.3 million.

Highway 219 Property.  A .61 acre lot located on highway 219 in Newberry County was acquired in connection with the DutchFork merger.  This lot may be used for a future branch location but no definitive plans have been made.  The cost of the lot was $430,000.

Legal Proceedings

Neither the company nor the bank is a party to, nor is any of their property the subject of, any material pending legal proceedings related to the business of the company or the bank.

Market for Common Equity and Related Stockholder Matters

As of March 1, 2006, there were approximately 1,190 shareholders of record of our common stock. On January 15, 2003, our stock began trading on The NASDAQ Capital Market under the trading symbol of “FCCO.”  Prior to January 15, 2003, our stock was quoted on the OTC Bulletin Board under the trading symbol “FCCO.OB.”  The following table sets forth the high and low sales price information as reported by NASDAQ in 2005 and 2004, and the dividends per share declared on our common stock in each such quarter.  All information has been adjusted for any stock splits and stock dividends effected during the periods presented.

	High	Low	Dividends

2005
Quarter ended March 31, 2005	$21.75	$18.80	$0.05
Quarter ended June 30, 2005	$20.49	$16.73	$0.05
Quarter ended September 30, 2005	$20.45	$18.50	$0.05
Quarter ended December 31, 2005	$20.50	$18.45	$0.05
2004
Quarter ended March 31, 2004	$24.50	$21.75	$0.05
Quarter ended June 30, 2004	$24.00	$20.50	$0.05
Quarter ended September 30, 2004	$22.97	$20.00	$0.05
Quarter ended December 31, 2004	$20.70	$18.30	$0.05

We expect comparable dividends to be paid to the shareholders for the foreseeable future.  Notwithstanding the foregoing, the future dividend policy of the company is subject to the discretion of the board of directors and will depend upon a number of factors, including future earnings, financial condition, cash requirements, and general business conditions. Our ability to pay dividends is generally limited by the ability of our subsidiary bank to pay dividends to us. As a national bank, our bank may only pay dividends out of its net profits then on hand, after deducting expenses, including losses and bad debts.  In addition, the bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank’s net profits of the preceding two consecutive half-year periods (in the case of an annual dividend).  The approval of the OCC will be required if the total of all dividends declared in any calendar year by the bank exceeds the bank’s net profits to date, as defined, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus.  At December 31, 2005, the bank had $6.3 million free of these restrictions.  The OCC also has the authority under federal law to enjoin a national bank from engaging in what in its opinion constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend under certain circumstances.

The following table sets forth equity compensation plan information at December 31, 2005.  All information has been adjusted for any stock splits and stock dividends effected during the periods presented.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (c) (excluding securities reflected in column(a))
	(a)	(b)

Equity compensation plans approved by security holders(1)	147,407	$15.10	104,750

Total(2)	147,407	$15.10	104,750

(1)   The number of shares of common stock available for issuance under the 1999 Stock Incentive Plan automatically increases on the first trading day each calendar year beginning January 1, 2000, by an amount equal to 3% of the shares of common stock outstanding.
(2)   The total does not include 180,685 shares with a weighted average exercise price of $9.23 issuable under the First Community Corporation / DutchFork Bancshares, Inc. Stock Incentive Plan.  This plan and the outstanding awards were assumed by us in connection with the merger with DutchFork Bancshares, Inc.  We are not authorized to make any additional awards under this plan.

Supplementary Financial Information

The following tables set forth certain unaudited historical quarterly financial data for each of the eight consecutive quarters in fiscal 2005 and 2004. This information is derived from unaudited consolidated financial statements that include, in our opinion, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation when read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this Form 10-K.

(In thousands, except per share data)

2005	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter
Interest Income	$5,801	$5,434	$5,244	$4,864
Net interest income	3,359	3,206	3,260	3,170
Provision for loan losses	112	79	72	66
Income before income taxes	1,122	995	950	1,058
Net income	854	752	707	780
Net income per share, basic	0.30	0.26	0.25	0.28
Net income per share , diluted	0.29	0.25	0.24	0.26

2004

Interest Income	$5,035	$2,850	$2,584	$2,575
Net interest income	3,399	2,167	2,006	2,023
Provision for loan losses	75	40	64	66
Income before income taxes	1,105	747	659	636
Net income	839	493	431	422
Net income per share, basic	0.30	0.31	0.27	0.26
Net income per share , diluted	0.28	0.29	0.26	0.25

Financial Statements

REPORT OF INDEPENDENT AUDITOR

The Board of Directors
First Community Corporation
Lexington, South Carolina

I have audited the accompanying balance sheets of First Community Corporation as of December 31, 2005 and 2004, and the related statements of operations, changes in shareholders’ equity and comprehensive income (loss), and cash flows for the three years ended December 31, 2005. These financial statements are the responsibility of management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted the audits in accordance with the standards of the Public Company Accounting Oversight board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Community Corporation at December 31, 2005 and 2004 and the results of its operations and its cash flows for the three years ended December 31, 2005, in conformity with generally accepted accounting principles in the United States of America.

/s/Clifton D. Bodiford
Clifton D. Bodiford

Certified Public Accountant Columbia, SC January 13, 2006

FIRST COMMUNITY CORPORATION
Consolidated Balance Sheets

	December 31,
	2005	2004
ASSETS
Cash and due from banks	$11,701,764	$9,391,494
Interest-bearing bank balances	83,178	803,426
Federal funds sold and securities purchased under
agreements to resell	1,079,204	9,130,725
Investment securities - available for sale	170,657,770	190,010,307
Investment securities - held to maturity (market value of
$5,746,448 and $6,147,698 at December 31,
2005 and 2004, respectively)	5,713,830	6,015,745
Loans	221,667,632	186,771,344
Less, allowance for loan losses	2,700,647	2,763,988
Net loans	218,966,985	184,007,356
Property, furniture and equipment - net	15,982,029	14,313,090
Goodwill	24,256,020	24,256,020
Core deposit intangible	2,767,074	3,361,815
Other assets	16,247,239	14,416,034
Total assets	$467,455,093	$455,706,012

LIABILITIES
Deposits:
Non-interest bearing demand	$57,326,637	$49,519,816
NOW and money market accounts	106,337,887	98,846,828
Savings	29,818,705	35,370,267
Time deposits less than $100,000	100,612,256	100,629,304
Time deposits $100,000 and over	55,508,666	52,698,069
Total deposits	349,604,151	337,064,284
Securities sold under agreements to repurchase	13,806,400	7,549,900
Federal Home Loan Bank Advances	34,524,409	42,452,122
Long term debt	15,464,000	15,464,000
Other borrowed money	169,233	184,593
Other liabilities	3,120,115	2,528,424
Total liabilities	416,688,308	405,243,323

SHAREHOLDERS' EQUITY
Preferred stock, par value $1.00 per share; 10,000,000
shares authorized; none issued and outstanding
Common stock, par value $1.00 per share;
10,000,000 shares authorized; issued and outstanding
2,848,627 in 2005 and 2,788,902 in 2004	2,848,627	2,788,902
Additional paid in capital	42,352,205	41,832,090
Retained earnings	9,240,088	6,712,849
Accumulated other comprehensive income	(3,674,135)	(871,152)
Total shareholders' equity	50,766,785	50,462,689
Total liabilities and shareholders' equity	$467,455,093	$455,706,012

See Notes to Consolidated Financial Statements

FIRST COMMUNITY CORPORATION
Consolidated Statements of Income
	Year Ended December 31,
	2005	2004	2003

Interest and dividend income:
Loans, including fees	$13,607,962	$9,063,092	$7,581,751
Investment securities - available-for-sale	7,241,453	3,440,033	2,069,345
Investment securities - held-to-maturity	223,059	206,681	198,234
Other short term investments	271,276	334,518	179,030
Total interest and dividend income	21,343,750	13,044,324	10,028,360

Interest expense:
Deposits	5,743,340	2,729,459	2,307,974
Securities sold under agreement to repurchase	275,738	40,934	29,704
Other borrowed money	2,330,252	677,830	42,934
Total interest expense	8,349,330	3,448,223	2,380,612
Net interest income	12,994,420	9,596,101	7,647,748
Provision for loan losses	328,679	245,000	167,000
Net interest income after provision for loan losses	12,665,741	9,351,101	7,480,748

Non-interest income:
Deposit service charges	1,462,111	879,585	700,359
Mortgage origination fees	361,856	267,972	343,472
Gain on sale of securities	188,419	11,381	-
Gain on early extinguishment of debt	124,436	-	-
Other	1,161,095	614,783	395,973
Total non-interest income	3,297,917	1,773,721	1,439,804

Non-interest expense:
Salaries and employee benefits	6,292,239	4,263,383	3,306,714
Occupancy	807,258	489,261	395,380
Equipment	1,245,577	991,793	803,482
Marketing and public relations	337,481	325,395	273,257
Amortization of intangibles	594,741	279,685	178,710
Other	2,561,091	1,627,470	1,200,638
Total non-interest expense	11,838,387	7,976,987	6,158,181

Net income before tax	4,125,271	3,147,835	2,762,371
Income taxes	1,032,600	962,850	964,890
Net income	$3,092,671	$2,184,985	$1,797,481

Basic earnings per common share	$1.09	$1.15	$1.13
Diluted earnings per common share	$1.04	$1.09	$1.08

See Notes to Consolidated Financial Statements

FIRST COMMUNITY CORPORATION
Consolidated Statement of Changes in Shareholders’ Equity and Comprehensive Income (loss)

					Accumulated
			Additional		Other
	Shares	Common	Paid-in	Retained	Comprehensive
	Issued	Stock	Capital	Earnings	Income (loss)	Total

Balance December 31, 2002	1,587,970	$1,587,970	$12,771,383	$3,414,234	$665,136	$18,438,723
Comprehensive income:
Net income				1,797,481		1,797,481
Accumulated other comprehensive loss,
net of income tax of $299,069					(526,003)	(526,003)
Total comprehensive income						1,271,478
Cash dividend ($0.19 per share)				(301,973)		(301,973)
Exercise of stock options	6,923	6,923	45,909			52,832
Dividend reinvestment plan	2,331	2,331	45,423			47,754
Balance December 31, 2003	1,597,224	1,597,224	12,862,715	4,909,742	139,133	19,508,814
Comprehensive income
Net income				2,184,985		2,184,985
Accumulated other comprehensive loss,
net of income tax benefit of $540,016					(1,002,887)
Less: reclassification adjustment for gains
included in net income, net of tax of
$3,983					(7,398)
Other comprehensive loss					(1,010,285)	(1,010,285)
Comprehensive income						1,174,700
Cash dividend ($0.20 per share)				(381,878)		(381,878)
Stock issued in acquisition	1,169,898	1,169,898	28,675,725			29,845,623
Exercise of stock options	15,409	15,409	205,365			220,774
Dividend reinvestment plan	6,371	6,371	88,285			94,656
Balance December 31, 2004	2,788,902	2,788,902	41,832,090	6,712,849	(871,152)	50,462,689
Comprehensive income
Net income				3,092,671		3,092,671
Accumulated other comprehensive loss,
net of income tax benefit of $1,443,352					(2,680,511)
Less: reclassification adjustment for gains
included in net income, net of tax of
$65,946					(122,472)
Other comprehensive loss					(2,802,983)	(2,802,983)
Comprehensive income:						289,688
Cash dividend ($0.20 per share)				(565,432)		(565,432)
Exercise of stock options	52,845	52,845	399,814			452,659
Dividend reinvestment plan	6,880	6,880	120,301			127,181
Balance December 31, 2005	2,848,627	$2,848,627	$42,352,205	$9,240,088	$(3,674,135)	$50,766,785

See Notes to Consolidated Financial Statements

FIRST COMMUNITY CORPORATION
Consolidated Statements of Cash Flows
	Year Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$3,092,671	$2,184,985	$1,797,481
Adjustments to reconcile net income to
net cash used in operating activities:
Depreciation	926,776	761,277	631,356
Premium amortization (Discount accretion)	(345,763)	(93,782)	225,564
Provision for loan losses	328,679	245,000	167,000
Amortization of intangibles	594,741	279,685	178,710
Gain on sale of other real estate owned	(29,983)	(21,707)	-
Gain on sale of securities	(188,418)	(11,381)	-
Gain on early extinguishment of debt	(124,436)	-	-
(Increase) decrease in other assets	(693,657)	(425,079)	109,035
Tax benefit from exercise of stock options	-	51,621	-
Increase (decrease) in accounts payable	591,691	14,681	(68,241)
Net cash provided in operating activities	4,152,301	2,985,300	3,040,905

Cash flows from investing activities:
Proceeds from sale of securities available-for-sale	39,071,729	56,586,668	-
Purchase of investment securities available-for-sale	(51,368,761)	(108,265,814)	(39,509,065)
Maturity/call of investment securities available-for-sale	27,267,768	36,424,205	49,297,109
Purchase of investment securities held-to-maturity	(50,000)	(1,052,057)	(767,685)
Maturity/call of investment securities held-to-maturity	325,000	-	760,000
Increase in loans	(35,288,308)	(14,813,202)	(21,004,651)
Net cash disbursed in business combination	-	(11,131,142)	-
Proceeds from sale of other real estate owned	401,733	23,800	-
Purchase of property and equipment	(2,595,715)	(2,427,322)	(1,801,427)
Net cash used in investing activities	(22,236,554)	(44,654,864)	(13,025,719)

Cash flows from financing activities:
Increase in deposit accounts	12,539,867	16,996,662	17,195,399
Proceeds from issuance of long term debt	-	15,000,000	-
Advances from the Federal Home Loan Bank	19,580,000	-	5,000,000
Repayment of advances from the Federal Home Loan Bank	(26,752,661)	(1,000,000)	-
Increase (decrease) in securities sold under agreements to repurchase	6,256,500	3,608,900	(3,365,064)
Increase (decrease) in other borrowings	(15,360)	24,517	(4,211)
Proceeds from exercise of stock options	452,659	169,153	52,832
Dividend reinvestment plan	127,181	94,656	47,754
Cash dividends paid	(565,432)	(381,878)	(301,973)
Net cash provided from financing activities	11,622,754	34,512,010	18,624,737
Net increase (decrease) in cash and cash equivalents	(6,461,499)	(7,157,554)	8,639,923
Cash and cash equivalents at beginning
of period	19,325,645	26,483,199	17,843,276
Cash and cash equivalents at end of period	$12,864,146	$19,325,645	$26,483,199
Supplemental disclosure:
Cash paid during the period for:
Interest	$7,941,548	$3,139,817	$2,431,318
Taxes	$445,000	$907,268	$1,000,000
Non-cash investing and financing activities:
Unrealized loss on securities available-for-sale	$(4,312,281)	$(1,554,287)	$(825,072)
Transfer of loans to foreclosed property	$721,052	$119,916	$25,701
Common stock issued in acquisition	$-	$29,845,623	$-
See Notes to Consolidated Financial Statements

FIRST COMMUNITY CORPORATION
Notes to Consolidated Financial Statements

Note 1 - ORGANIZATION AND BASIS OF PRESENTATION

The consolidated financial statements include the accounts of First Community Corporation (the company) and its wholly owned subsidiary First Community Bank, N.A (the bank). All material intercompany transactions are eliminated in consolidation. The Company was organized on November 2, 1994, as a South Carolina corporation, and was formed to become a bank holding company. The bank opened for business on August 17, 1995.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the reserve for loan losses. The estimation process includes management’s judgment as to future losses on existing loans based on an internal review of the loan portfolio, including an analysis of the borrower’s current financial position, the consideration of current and anticipated economic conditions and the effect on specific borrowers. In determining the collectibility of loans management also considers the fair value of underlying collateral. Various regulatory agencies, as an integral part of their examination process, review the Company’s allowance for loan losses. Such agencies may require the company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors it is possible that the allowance for loan losses could change materially.

Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand, due from banks, federal funds sold and securities purchased under agreements to resell. Generally federal funds are sold for a one-day period and securities purchased under agreements to resell mature in less than 90 days.

Investment Securities
Investment securities are classified as either held-to-maturity or available-for-sale. In determining such classification, securities that the company has the positive intent and ability to hold to maturity are classified as held-to maturity and are carried at amortized cost. All other securities are classified as available-for-sale and carried at estimated fair values with unrealized gains and losses included in shareholders’ equity on an after tax basis.

Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are judged to be other than temporary are written down to fair value and charged to income in the Consolidated Statement of Income.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans and Allowance for Loan Losses
Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest is recognized over the term of the loan based on the loan balance outstanding. Fees charged for originating loans, if any, are deferred and offset by the deferral of certain direct expenses associated with loans originated. The net deferred fees are recognized as yield adjustments by applying the interest method.

The allowance for loan losses is maintained at a level believed to be adequate by management to absorb potential losses in the loan portfolio. Management’s determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loss experience, economic conditions and volume, growth and composition of the portfolio.

The company considers a loan to be impaired when, based upon current information and events, it is believed that the company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans that are considered impaired are accounted for at fair value. The accrual of interest on impaired loans is discontinued when, in management’s opinion , the borrower may be unable to meet payments as they become due, generally when a loan becomes 90 days past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received first to principal and then to interest income.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the asset’s estimated useful life. Estimated lives range up to 39 years for buildings and up to 10 years for furniture, fixtures and equipment.

Goodwill and Other Intangible Assets
Goodwill represents the cost in excess of fair value of net assets acquired (including identifiable intangibles) in purchase transactions. Other intangible assets represent premiums paid for acquisitions of core deposits (core deposit intangibles). Core deposit intangibles are being amortized on a straight-line basis over seven years. Goodwill and identifiable intangible assets are reviewed for impairment annually or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of identifiable intangible assets is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired , the amount of impairment is measured by the amount by which the carrying value of the asset exceeds the fair value of the asset based on the discounted expected future cash flows. The test for goodwill impairment is based on an identified reporting unit and the determination of the carrying value of the assets and liabilities, including the existing goodwill and intangible assets. The carrying value is compared to the fair value to determine whether impairment exists. No impairment losses have been recorded as a result of the company’s analyses during the years ended December 31, 2005, 2004 and 2003.

Comprehensive Income
The Company reports comprehensive income in accordance with SFAS 130, “Reporting Comprehensive Income.” SFAS 130 requires that all items that are required to be reported under accounting standards as comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The disclosures requirements have been included in the Company’s consolidated statements of shareholders’ equity and comprehensive income.

Mortgage Origination Fees
Mortgage origination fees relate to activities comprised of accepting residential mortgage applications, qualifying borrowers to standards established by investors and selling the mortgage loans to the investors under pre-existing commitments. The loans are funded by the investor at closing and the related fees received by the Company for these services are recognized at the time the loan is closed.

Marketing and Public Relations Expense
The company expenses marketing and public relations expense as incurred

Income Taxes
A deferred income tax liability or asset is recognized for the estimated future effects attributable to differences in the tax bases of assets or liabilities and their reported amounts in the financial statements as well as operating loss and tax credit carry forwards. The deferred tax asset or liability is measured using the enacted tax rate expected to apply to taxable income in the period in which the deferred tax asset or liability is expected to be realized.

Stock Based Compensation Cost
The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123) was issued in October 1995, and encourages but does not require, adoption of a fair value method of accounting for employee stock based compensation plans. The company has adopted the disclosure-only provisions of SFAS 123 and has disclosed in the notes pro-forma net income and earnings per share information as if the fair value method had been applied.

Effective December 31, 2005, upon recommendation of the Human Resource Committee of the Board of Directors of First Community Corporation, the Company's Board of Directors accelerated the vesting of, and vested, all outstanding options to acquire the Company's common stock granted in 2003, 2004 and 2005, totaling approximately 67,000 options, that would otherwise vest at various times through the end of fiscal 2011 (“Acceleration”). All other terms and conditions of such options remain unchanged as a result of the Acceleration. See note 15 for additional information relative to the Acceleration and Statement of Financial Accounting Standard 123 (revised 2004).

Earnings Per Share

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income by theweighted number of average shares of common stock and common stock equivalents. Common stock equivalents consist of stock options and are computed using the treasury stock method.

Segment Information
Statement of Financial Accounting Standards (SFAS) No. 131 “Disclosures about Segments of an Enterprise and Related Information” requires selected segment information of operating segments based on a management approach. The company operates as one business segment.

Recently Issued Accounting Standards
The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In December 2003, the Accounting Standards Executive Committee (AcSEC) issued Statement of Position No. 03-3 (SOP No. 03-3), “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” SOP No. 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer or business combination if those differences are attributable, at least in part, to credit quality. SOP No. 03-3 prohibits the carry over or creation of valuation allowances in the initial accounting of all loans acquired that are within the scope of the SOP. SOP No. 03-3 is effective for loans acquired in years beginning after December 15, 2004, with early adoption encouraged. SOP 03-3 is not expected to have a material impact on the Company's results of operations or financial. The impact of SOP No. 03-3 will be meaningful if in the future the Company enters into a business combination with a financial institution and/or acquires in a transfer loan portfolio.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosures related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005. SFAS No. 123(R) allows for adoption using either the modified prospective or modified retrospective methods. The Company anticipates using the modified prospective method when this statement is adopted in the first quarter of 2006. See Note 15.

In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance issued Staff Accounting Bulletin (“SAB”) No.107 to provide guidance regarding the application of SFAS No.123(R). SAB No. 107 provides interpretive guidance related to the interaction between SFAS No.123(R) and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No.123(R).

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29.” The standard is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under ABP Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on the Company's financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable, in which case the changes should be applied to the latest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2004, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and it also provides guidance on quantitative and qualitative disclosures. The disclosure requirements in paragraph 21 of this Issue were effective for annual financial statements for fiscal years ending after December 15, 2003 and were adopted by the Company effective December 31, 2003.

The recognition and measurement guidance in paragraphs 6-20 of this Issue was to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004, but was delayed by FASB action in October 2004 through the issuance of a proposed FASB Staff Position (“FSP”) on the issue. In July 2005, the FASB issued FSP FAS 115-1 and FAS 124-1 “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This final guidance eliminated paragraphs10-18 of EITF-03-1 (paragraphs 19-20 have no material impact on the financial position or results of operations of the Company) and will be effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005. The Company has evaluated the impact that the adoption of FSP FAS 115-1 and FAS 124-1 and has concluded that the adoption will not have a material impact on financial position and results of operations upon adoption.

In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products that May Give Rise to a Concentration of Credit Risk.” The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity's exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including “information about the (shared) activity, region, or economic characteristic that identifies the concentration.” The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to:
borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios.

This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. The Company adopted this disclosure standard effective December 31, 2005.

Note 3 - BUSINESS COMBINATION

On October 1, 2004, First Community acquired DutchFork Bancshares, the holding company for Newberry Federal Savings Bank located I n Newberry, South Carolina.  The merger enabled First Community to increase its market share in the Midlands of South Carolina. The total purchase price was $49,273,493, including $18,342,357 in cash, 1,169,898 shares of our common stock valued at $27,258,623, stock options valued at $2,587,000 and direct acquisition cost of $1,085,513.  The value of the common stock issued was determined based on the average closing price over the six day period beginning two days before and ending three days after the terms of the acquisition were agreed to and announced.  The intangible assets acquired in conjunction with the purchase are core deposit intangible and goodwill.  The core deposit intangible is being written off over a period of seven years using the straight-line method.  The transaction was a tax-free reorganization for federal income tax purposes and intangible assets are not deductible for tax purposes.

Note 4 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are summarized below:

HELD-TO-MATURITY:

	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
December 31, 2005:
State and local government	$5,653830	$58,316	$25,698	$5,686,448
OO Other	60,000	—	—	60,000
	$5,713,830	$58,316	$25,698	5,746,448
December 31, 2004:
State and local government	$6,005,745	$144,919	$12,966	6,137,698
Other	10,000	—	—	10,000
	$6,015,745	$144,919	$12,966	$6,147,698

AVAILABLE-FOR-SALE:

	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value

December 31, 2005:
US Treasury securities	$999,848	$—	$7,973	$991,875
US Government agency securities	58,674,004	671	1,195,657	57,479,018
Mortgage-backed securities	70,967,405	61,117	1,234,803	69,793,719
State and local government	249,359	3,881	---	253,240
Equity and other securities	45,419,667	19,519	3,299,268	42,139,918
	$176,310,283	$85,188	$5,737,701	$170,657,770

December 31, 2004:
US Treasury securities	$999,546	$-	$1,734	$997,812
US Government agency securities	64,106,098	47,693	398,390	63,755,401
Mortgage-backed securities	71,096,802	155,312	196,538	71,055,576
Equity and other securities	55,148,097	189,631	1,136,210	54,201,518
	$191,350,543	$392,636	$1,732,872	$190,010,307

At December 31, 2005, equity and other investments in securities available for sale included the following recorded at fair value: Federal Home Loan Mortgage Corporation preferred stock of $16,125,200, Federal National Mortgage Association preferred stock of $12,088,560, corporate bonds of $8,607,057, Federal Home Loan Bank Stock of $2,351,200, Federal Reserve Bank Stock of $1,624,500, mutual funds of $1,233,452 and community bank stocks of $110,000. At December 31, 2004, equity and other investment securities available for sale included the following recorded at fair value: Federal Home Loan Mortgage Corporation preferred stock of $23,159,175, Federal National Mortgage Association preferred stock of $18,969,620, corporate bonds of $7,754,246, Federal Home Loan Bank Stock of $2,631,000, Federal Reserve Bank Stock of $308,200, mutual funds of $1,269,276 and community bank stocks of $110,000

For the year ended December 31, 2005, proceeds from the sale of securities available-for-sale amounted to $39,071,729. Gross realized gain amounted to $294,661 and gross realized losses amounted to $106,243 in 2005.  For the year ended December 31, 2004, proceeds from the sales of securities available-for-sale amounted to $56,586,668. Gross realized gains amounted to $16,119 and gross realized losses amounted to $4,738 in 2004. The tax provision applicable to the realized net gains was approximately $65,000 and $3,400 for 2005 and 2004, respectively.  There were no sales of securities in 2003.

The amortized cost and fair value of investment securities at December 31, 2005, by contractual maturity, follow. Expected maturities differ from contractual maturities because borrowers may have the right to call or prepay the obligations with or without prepayment penalties.

	Held-to-maturity		Available-for-sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$330,363	$331,432	$26,972,096	$26,741,927
Due after one year through five years	3,152,139	3,171,475	80,214,252	$78,403,274
Due after five years through ten years	2,231,328	2,243541	21,315,164	$20,865,846
Due after ten years	---	---	47,808,771	$44,646,723
	$5,713,830	$5,746,448	$176,310,283	$170,657,770

Securities with an amortized cost of $49,941,250 and fair value of $48,957,410 at December 31, 2005, were pledged to secure FHLB Advances, public deposits, demand notes due the U.S. Treasury and securities sold under agreements to repurchase.

The following table shows gross unrealized losses and fair values, aggregated by investment category and length of time that individual securities have been in a continuous loss position at December 31, 2005.

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available-for-sale securities:
US Treasury and US Government agency securities	$4,531,185	$73,959	$50,689,215	$1,129,671	$55,220,400	$1,203,630
Federal agency mortgage-backed securities	12,631,631	272,280	20,596,312	562,265	33,227,943	834,545
Non-agency mortgage-backed securities	11,748,240	160,835	10,332,955	239,423	22,081,195	400,258
FNMA and FHLMC preferred stock	---	---	28,213,718	3,140,111	28,213,718	3,140,111
Corporate bonds	499,500	19	1,872,218	123,314	2,371,718	123,333
Other	1,233,452	35,824	---	---	1,233,452	35,824
	30,644,008	542,917	111,704,418	5,194,784	142,348,426	5,737,701
Held-to-maturity securities:
State and local government	495,600	4,400	1,382,203	21,298	1,877,803	25,698
Total	$31,139,608	$547,317	$113,086,621	$5,216,082	$144,226,229	$5,763,399

U.S. Treasury and U.S. Government agency securities: The unrealized losses on the Company’s investments in U.S. Treasury obligations and direct obligations of U.S. government agencies were caused by interest rate increases. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2005

Federal Agency Mortgage-Backed Securities: The unrealized losses on the Company’s investment in federal agency mortgage-backed securities were caused by interest rate increases. The contractual cash flows of those investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31,2005.

Non-agency Mortgage-Backed Securities: The unrealized losses on the Company’s investment in non-agency mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these investments are current and none of the obligations are deemed to be invested in high risk tranches. Accordingly, it is expected that the securities would not be settled at a price less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at December 31,2005.

FNMA and FHLMC Preferred Stock: All of the agency preferred stock securities held by the Company are adjustable rate securities. The securities reprice over periods ranging from three months to five years. The current cost basis of substantially all of these securities is at a discount to the stated par value. Over the last twelve to eighteen months the issuers of these agency preferred securities, FNMA and FHLMC have come under considerable regulatory scrutiny regarding misrepresentations relative to accounting practices. The rating agencies have expressed concern over the rating of the securities but there have been no significant downgrades in the ratings of the issuers and these securities are rated Aa3 (Moody’s). Given the adjustable rate nature of the securities each of the dividend rates will adjust to a level more in line with current or future interest rates at a preset time in the future. Based on the evaluation by the Company and the ability and intent to hold these securities for a reasonable period of time sufficient for a recovery of fair value, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2005.

Corporate Bonds: The Company’s unrealized loss on investments in corporate bonds relates to bonds with three different issuers. The unrealized losses were caused by increases in interest rates. Each of these bonds is rated A+ or better (S&P) and there have been no downgrades during the last twelve months. The Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity. The Company does not consider those investments to be other-than-temporarily impaired at December 31, 2005.

State and Local Governments and Other: The unrealized losses on these investments are attributable to increases in interest rates, rather than credit quality. The Company has the ability and intent to hold these investments until a recovery of fair value and does not consider them to be other-than-temporarily impaired at December 31, 2005.

Note 5 - LOANS

Loans summarized by category are as follows:

	December 31,
	2005	2004
Commercial, financial and agricultural	$22,090,454	$19,001,033
Real estate - construction	19,955,124	8,065,516
Real estate - mortgage
Commercial	112,914,726	96,811,130
Residential	37,251,173	35,438,373
Consumer	29,456,155	27,455,292
	$221,667,632	$186,771,344

Activity in the allowance for loan losses was as follows:

	December 31,
	2005	2004	2003
Balance at the beginning of year	$2,763,988	$1,705,082	$1,525,308
Allowance purchased in acquisition	—	994,878	—
Provision for loan losses	328,679	245,000	167,000
Charged off loans	(521,278)	(293,479)	(235,183)
Recoveries	129,258	112,507	247,957
Balance at end of year	$2,700,647	$2,763,988	$1,705,082

At December 31, 2005, the Bank had $101,000 loans in a non accrual status.  Loans classified impaired at December 31, 2005 and 2004 totaled $101,000 and $0.00.  These loans were recorded at or below fair value.  The average recorded investment in loans classified as impaired for the years ended December 31, 2005 and 2004 amounted to $315,860 and $149,084, respectively.

Loans outstanding to Bank directors, executive officers and their related business interests amounted to $4,182,129 and $2,318,853 at December 31, 2005 and 2004, respectively.  Repayments on these loans during the year ended December 31, 2005 were $332,642 and loans made amounted to $2,195,918.  Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and generally do not involve more than the normal risk of collectibility.

Note 6 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2005	2004

Land	$5,146,966	$4,906,222
Premises	7,862,983	7,174,008
Equipment	4,734,620	4,245,711
Construction in progress	2,227,941	1,050,855
	19,972,510	17,376,796
Accumulated depreciation	3,990,481	3,063,706
	$15,982,029	$14,313,090

Provision for depreciation included in operating expenses for the years ended December 31, 2005, 2004 and 2003 amounted to $926,776, $761,277 and $631,356, respectively.

The company has entered into a contract to construct an approximate 28,000 square foot administrative center adjacent to it current main office. The total contract is approximately $3,400,000. In addition, the company is building a new branch office to replace an existing modular office site the total contract cost of the branch building is approximately $600,000. The company has disbursed approximately $1,400,000 and $550,000 on the administrative center and branch office at December 31, 2005, respectively.

Note 7 - INTANGIBLE AND OTHER ASSETS

Intangible assets (excluding goodwill) consisted of the following:

	December 31,
	2005	2004
Core deposit premiums, gross carrying amount	$4,148,273	$4,148,273
Accumulated amortization	(1,381,199)	(786,458)
Net	$2,767,074	$3,361,815

Amortization of the core deposit intangibles amounted to $594,741, $279,685 and $178,710 for the years ended December 31, 2005, 2004 and 2003, respectively. Amortization is estimated to be approximately $595,000 for each of the next five years.

With the acquisition of DutchFork Bancshares the company acquired certain bank-owned life insurance policies that provide benefits to various employees and officers.  The carrying value of these policies at December 31, 2005 and 2004 was $5,811,302 and $5,560,208, respectively and are included in other assets.

Note 8 - DEPOSITS

At December 31, 2005, the scheduled maturities of Certificates of Deposits are as follows:

2006	$107,141,189
2007	19,082,029
2008	4,632,144
2009	14,412,677
2010	10,852,883
$156,120,922

Note 9 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWED MONEY

Securities sold under agreements to repurchase generally mature within one to four days from the transaction date.  The weighted average interest rate at December 31, 2005 and 2004, was 3.38% and 0.71%, respectively. The maximum month-end balance during 2005 and 2004 was $14,858,500 and $7,564,700 respectively. Securities sold under agreements to repurchase are collateralized by securities with a fair market value of 100% of the agreement.

Other borrowed money at December 31, 2005 and 2004 consisted of $169,233 and $184,593, respectively which was due under the treasury tax and loan note program.

Note 10 - ADVANCES FROM FEDERAL HOME LOAN BANK AND LONG-TERM DEBT

Advances from the Federal Home Loan Bank of Atlanta at December 31, 2005 consisted of the following:

	2005		2004
Maturing	Weighted Average Rate	Amount	Weighted Average Rate	Amount
2005		$—	2.08%	$2,500,000
2006	2.83%	1,500,000	2.83%	1,500,000
2008	3.42%	5,251,345	3.42%	10,709,697
2010	3.64%	27,305,787	3.64%	27,742,425
More than five years	1.00%	467,277		—
	3.54%	$34,524,409	3.46%	$42,452,122

As collateral for its advances, the Company has pledged in the form of blanket liens, eligible single family loans, home equity lines of credit, second mortgage loans commercial real estate loans and multi family loans in the amount of $70,397,860 at December 31, 2005.  In addition, securities with a fair value of $8,050,723  have been pledged as collateral for advances as of December 31, 2005.  At December 31, 2004 loans in the amount of $69,531,000 and securities with a fair value of $18,393,735 were pledged as collateral for advances.  In addition, the company’s investment in Federal Home Loan Bank stock is pledged for advances.  Advances are subject to prepayment penalties.  The average advances during 2005 and 2004 were $41,290,862 and $14,314,420, respectively.  The average interest rate for 2005 and 2004 was 3.49% and 3.23%, respectively. The maximum outstanding amount at any month end was $46,613,103 and $42,556,961 for 2005 and 2004.

Purchase premiums included in advances acquired in the acquisition of DutchFork reflected in the advances maturing in 2008 and 2010 amount to $251,345 and $2,305,787 at December 31, 2005 and $709,697 and $2,742,425, at December 31, 2004.  The coupon rate on these advances are 5.67% and 5.76%, respectively.

On September 16, 2004, FCC Capital Trust I (Trust I), a wholly owned subsidiary of the Company, issued and sold floating rate securities having an aggregate liquidation amount of $15,000,000. The Trust I securities accrue and pay distributions quarterly at a rate per annum equal to LIBOR plus 257 basis points.  The distributions are cumulative and payable in arrears.  The company has the right, subject to events of default, to defer payments of interest on the Trust I securities for a period not to exceed 20 consecutive quarters, provided no extension can extend beyond the maturity date of September 16, 2034.  The Trust I securities are mandatorily redeemable upon maturity of September 16, 2034.  If the Trust I securities are redeemed on or after September 16, 2009, the redemption price will be 100% of the principal amount plus accrued and unpaid interest. The Trust I securities may be redeemed in whole but not in part, at any time prior to September 16, 2009 following the occurrence of a tax event, a capital treatment event or an investment company event.  Currently these securities qualify under risk-based capital guidelines as Tier 1 capital, subject to certain limitations.  The company has no current intention to exercise its right to defer payments of interest on the Trust I securities.

Note 11 - INCOME TAXES

Income tax expense for the years ended December 31, 2005, 2004 and 2003 consists of the following:

	Year ended December 31
	2005	2004	2003
Current
Federal	$137,642	$651,304	$869,508
State	83,545	104,072	97,727
	221,187	755,376	967,235
Deferred
Federal	737,272	197,474	6,749
State	74,145	10,000	(9,094)
	811,413	207,474	(2,345)
Change in valuation allowance	—	—	—
Income tax expense	$1,032,600	$962,850	$964,890

Reconciliation from expected federal tax expense to effective income tax expense for the periods indicated are as follows:

	Year ended December 31
	2005	2004	2003
Expected federal income tax expense	$1,402,592	$1,101,742	$939,206

State income tax net of federal benefit	104,075	37,584	64,600
Tax exempt interest	(73,999)	(64,126)	(61,300)
Nontaxable dividends	(321,912)	(101,821)
Increase in cash surrender value life insurance	(87,883)	(18500)	—
Other	9,727	7,971	22,384
	$1,032,600	$962,850	$964,890

The following is a summary of the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities:

	December 31,
	2005	2004
Assets:
Provision for bad debts	$971,980	$994,777
Excess tax basis of deductible intangible assets	165,998	131,376
Premium on purchased FHLB Advances	920,329	1,242,441
Net operating loss carry forward	4,353,842	5,161,156
Excess tax basis of assets acquired	488,534	488,534
Unrealized loss on available-for sale-securities	2,046,309	482,359
Compensation expense deferred for tax purposes	144,915	453,385
Other	676,360	859,779
Deferred tax asset	9,768,267	9,813,807
Liabilities:
Tax depreciation in excess of book depreciation	149,713	266,919
Excess tax basis of non-deductible intangible assets	862,174	1,012,121
Excess financial reporting basis of assets acquired	948,074	1,022,207
Income tax bad debt reserve recapture adjustment	1,196,952	1,653,746
Other	66,946	66,943
Total deferred tax liabilities	3,223,859	4,021,936
Net deferred tax asset recognized	$6,544,408	$5,791,871

At December 31, 2005, the company has net operating loss carry forwards for state and federal income tax purposes of $12,097,000 available to offset future taxable income through 2023. There was no valuation allowance for deferred tax assets at either December 31, 2005 or 2004.  No valuation allowance has been established as it is management’s belief that realization of the deferred tax asset is more likely than not.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible.  Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income and tax planning strategies in making this assessment.  The amount of these deferred tax assets considered to be realizable could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.  The net deferred asset is included in other assets on the consolidated balance sheets.

A portion of the change in the net deferred tax asset relates to unrealized gains and losses on securities available-for-sale.  The change in the tax benefit related to unrealized losses on available for sale securities of $1,563,950 has been recorded directly to shareholders’ equity.  The balance of the change in the net deferred tax asset results from current period deferred tax expense of $811,413.

Note 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosure about Fair Value of Financial Instruments” (SFAS 107), requires the Company to disclose estimated fair values for its financial instruments.  Fair value estimates, methods, and assumptions are set forth below.

Cash and short term investments - The carrying amount of these financial instruments (cash and due from banks, federal funds sold and securities purchased under agreements to resell) approximates fair value.  All mature within 90 days and do not present unanticipated credit concerns.

Investment Securities - Fair values are based on quoted market prices, where available.  If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans - The fair value of loans are estimated by discounting the future cash flows using the current rates at which similar loans ‘would be made to borrowers with similar credit ratings and for the same remaining maturities.  As discount rates are based on current loan rates as well as management estimates, the fair values presented may not be indicative of the value negotiated in an actual sale.

Accrued Interest Receivable - The fair value approximates the carrying value.

Deposits - The fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date.  The fair value of fixed-maturity certificates of deposits is estimated by discounting the future cash flows using rates currently offered for deposits of similar remaining maturities.

Federal Home Loan Bank Advances - Fair value is estimated based on discounted cash flows using current market rates for borrowings with similar terms.

Short Term Borrowings - The carrying value of short term borrowings (securities sold under agreements to repurchase and demand notes to the U.S. Treasury) approximates fair value.

Long-term Debt - The fair values of long-term debt is estimated by using discounted cash flow analyses based on incremental borrowing rates for similar types of instruments.

Accrued Interest Payable - The fair value approximates the carrying value.

Commitments to Extend Credit - The fair value of these commitments is immaterial because their underlying interest rates approximate market.

The carrying amount and estimated fair value of the Company’s financial instruments are as follows:

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and short term investments	$12,864,146	$12,864,146	$19,325,645	$19,325,645
Held-to-maturity securities	5,713,830	5,746,448	6,015,745	6,147,698
Available-for-sale securities	170,657,770	170,657,770	190,010,307	190,010,307
Loans receivable	221,667,632	218,651,290	186,771,344	183,609,011
Allowance for loan losses	2,700,647	—	2,763,988	—
Net loans	218,966,985	218,651,290	184,007,356	183,609,011
Accrued interest	2,001,957	2,001,957	1,660,972	1,660,972
Interest rate cap	192,898	192,898	—	—

Financial liabilities:
Non-interest bearing demand	$57,326,637	$57,326,637	$49,519,816	$49,519,816
NOW and money market accounts	106,337,887	106,337,887	98,846,828	98,846,828
Savings	29,818,705	29,818,705	35,370,267	35,370,267
Certificates of deposit	156,120,922	156,541,947	153,327,373	154,390,247
Total deposits	349,604,151	350,025,176	337,064,284	338,127,158
Federal Home Loan Bank Advances	34,524,409	32,590,242	42,152,122	41,422,224
Short term borrowings	13,975,633	13,975,633	7,734,493	7,734,493
Long-term debt	15,464,000	15,464,000	15,464,000	15,464,000
Accrued interest payable	2,053,833	2,053,833	1,015,435	1,015,435

Note 13 - COMMITMENTS, CONCENTRATIONS OF CREDIT RISK AND CONTINGENCIES

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit.  These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments as for on-balance sheet instruments.  At December 31, 2005 and 2004, the Bank had commitments to extend credit including unused lines of credit of $38,700,000 and $32,499,000, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee.  Since commitments may expire without being drawn upon, the total commitments do not necessarily represent future cash requirements.  The Bank evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party.  Collateral held varies but may include inventory, property and equipment, residential real estate and income producing commercial properties.

The primary market area served by the Bank is Lexington, Richland and Newberry Counties within the Midlands of South Carolina.  Management closely monitors its credit concentrations and attempts to diversify the portfolio within its primary market area. The Company considers concentrations of credit risk to exist when pursuant to regulatory guidelines, the amounts loaned to multiple borrowers engaged in similar business activities represent 25% or more of the bank’s risk based capital, or approximately $9.7 million. Based on this criteria, the Bank had three such concentrations at December 31, 2005, including $29.6 (13.4% of total loans) million to lessors of residential properties, $29.2 million (13.1% of total loans) of lessors of non-residential properties and $10.4 million (4.7% of total loans) to religious organizations.   Although, the Bank’s loan portfolio as well as existing commitments reflect the diversity of its primary market area, a substantial portion of its debtor’s ability to honor their contracts is dependent upon the economic stability of the area.

The nature of the business of the company and bank may at times result in a certain amount of litigation.  The bank is involved in certain litigation that is considered incidental to the normal conduct of business.  Management believes that the liabilities, if any, resulting from the proceedings will not have a material adverse effect on the consolidated financial position, consolidated results of operations or consolidated cash flows of the company.

At December 31, 2005, the Bank had entered into an interest rate cap agreement with a notional amount of $10.0 million with an interest rate cap on three month LIBOR of 4.50% expiring on September 1, 2009. The agreement was entered into to protect assets and liabilities from the negative effects of increasing interest rates. The agreement provides for a payment to the Bank of the difference between the cap rate of interest and the market rate of interest. The Bank’s exposure to credit risk is limited to the ability of the counterparty to make potential future payments required pursuant to the agreement. The Bank’s exposure to market risk of loss is limited to the market value of the cap. At December 31, 2005, the market value was $192,898. Any gain or loss on the value of this contract is recognized in earnings on a current basis. The Bank has not received any payments under the terms of the contract. During the year ended December 31, 2005, the bank recognized $37,898 in other income to reflect the increase in the value of the contract.

DutchFork had entered into several interest rate cap agreements prior to the date of acquisition. These included two agreements with notional amounts of $40.0 million and $20.0 million with one month LIBOR cap rates of 3.5% and 3.0%, respectively. These agreements expired on November 15, 2004. In addition, they had two agreements with notional amounts of $25.0 million each with a one month LIBOR cap rate of 7.0%. These agreements expired on March 18, 2005. Due to the cap rate and the short period to expiration, these interest rate caps had no market value at the date of acquisition. The Company received no payments on these agreements and recorded no change in value during any period as they never regained their value from the date of acquisition until expiration.

Note 14 - OTHER EXPENSES

A summary of the components of other non-interest expense is as follows:

	December 31,
	2005	2004	2003
Data processing	$199,347	$127,031	$87,161
Supplies	262,251	190,972	126,063
Telephone	291,911	205,908	146,940
Correspondent services	167,442	140,182	75,931
Insurance	246,132	149,482	113,064
Postage	164,260	110,798	84,512
Professional fees	414,726	189,525	194,380
Other	815,022	513,572	372,587
	$2,561,091	$1,627,470	$1,200,638

Note 15 - STOCK OPTIONS

The Company has adopted a Stock Option Plan whereby shares have been reserved for issuance by the Company upon the grant of stock options or restricted stock awards. At December 31, 2005 the Company has 104,750 shares reserved for future grants. The plan provides for the grant of options to key employees and Directors as determined by a Stock Option Committee made up of at least two members of the Board of Directors. Options are exercisable for a period of ten years from date of grant.

Stock option transactions for the years ended December 31, 2005, 2004 and 2003 are summarized as follows.

	Shares	Weighted Average Exercise Price
Outstanding January 1, 2003	158,501	$9.66
Exercised	6,923	8.54
Granted	3,500	18.84
Forfeited	4,315	11.78
Outstanding December 31, 2003	150,763	9.91
Exercised	15,409	9.01
Granted	3,000	22.17
Granted in acquisition	180,685	9.23
Forfeited	1,602	13.67
Outstanding December 31, 2004	317,437	9.66
Exercised	52,845	8.57
Granted	63,500	20.20
Forfeited	—	—
Outstanding December 31, 2005	328,092	$11.87
Exercisable at December 31, 2005	328,092	$11.87

In October 1995, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (SFAS 123) The statement defines a fair value based method of accounting for employee stock options granted after December 31, 1994.  However, SFAS 123 allows an entity to account for these plans according to Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), provided pro forma disclosure of net income and earnings per share are made as if SFAS 123 had been applied.  The Company has elected to use APB 25 and provide the required pro-forma disclosures.  Accordingly, no compensation cost has been recognized in the financial statements for the Company’s stock option plan.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosures related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005. The board of directors upon recommendation of the Human Resources Committee approved accelerating the vesting of 67,000 unvested stock options. The accelerated vesting is effective as of December 31, 2005. All of the other terms and conditions applicable to the outstanding stock options remained unchanged. The decision to accelerate vesting of these options will avoid recognition of pre-tax compensation expense by the Company upon the adoption of SFAS 123R. In the Company’s view, the future compensation expense could outweigh the incentive and retention value associated with the stock options. The future pre-tax compensation expense that will be avoided using estimated Black-Scholes value calculations, and based upon the effective date of January 1, 2006, is expected to be approximately $123,000, $76,000 and $45,000 in fiscal years 2006, 2007 and 2008, respectively. The acceleration meets the criteria for variable accounting under FIN No. 44. Under the provisions of FIN No. 44 the acceleration did not result in any pre-tax charge to earnings in the year ended December 31, 2005.

The following summarizes pro-forma data in accordance with SFAS 123 including the effects of the acceleration for the year ended December 31, 2005:

	Year ended December 31,
	2005	2004	2003

Net income, pro-forma	$2,792,578	$2,179,236	$1,772,921
Basic earnings/loss per common share, pro-forma	$0.99	$1.15	$1.11
Diluted earnings loss per common share, pro-forma	$0.94	$1.09	$1.07

The fair value of each grant is estimated on the date of grant using the Black-Sholes option pricing model.  The weighted average fair value of options granted, excluding those issued in the Dutch Fork acquisition, during 2005, 2004 and 2003 was $6.87, $7.15 and $5.62.  Those granted in conjunction with the acquisition in 2004 had an average fair value of $14.32.

In calculating the pro-forma disclosures, the fair value of options granted is estimated as of the date of grant using the Black-Sholes option pricing model with the following weighted-average assumptions:

	2005	2004	2003
Dividend yield	1.0%	1.0%	0.9%
Expected volatility	24.3%	24.8%	25.4%
Risk-free interest rate	4.3%	4.3%	3.0%
Expected life	8 Years	7 Years	7 Years

Note 16 - EMPLOYEE BENEFIT PLAN

The Company maintains a 401 (k) plan which covers substantially all employees.  Participants may contribute up to the maximum allowed by the regulations.  During the year ended December 31, 2005, 2004 and 2003 the plan expense amounted to $102,130, $137,177 and $106,398 respectively. The Company matches 50% of an employee’s contribution up to a 6.00% participant contribution.

The Company acquired various single premium life insurance policies from DutchFork that are funding fringe benefits to certain employees and officers. The cash surrender value at December 31, 2005 was $5,811,302. A Salary Continuation Plan was established payable to two key individuals upon attainment of age 63. The plan provides for monthly benefits of $2,500 each for seventeen years. Expenses accrued for the anticipated benefits for the year ended December 31, 2005 amounted to $95,427. Other plans acquired were supplemental life insurance covering certain key employees. No expense is accrued relative to these benefits, as the life insurance covers the anticipated payout with the Company receiving the remainder, thereby recovering its investment in the policies.

Note 17 - EARNINGS PER SHARE

The following reconciles the numerator and denominator of the basic and diluted earnings per share computation:

	Year ended December 31,
	2005	2004	2003
Numerator (Included in basic and diluted earnings per share)	$3,092,671	$2,184,985	$1,797,481

Denominator
Weighted average common shares outstanding for:
Basic earnings per share	2,834,404	1,903,209	1,590,052
Dilutive securities:
Stock options - Treasury stock method	134,104	102,536	70,925
Diluted earnings per share	2,968,508	2,005,745	1,660,977

The average market price used in calculating the assumed number of shares issued for the years ended December 31, 2005, 2004 and 2003 was $19.15, $21.67 and $18.71, respectively.

Note 18 - CAPITAL REQUIREMENTS AND DIVIDEND RESTRICTIONS

The Company and Bank are subject to various federal and state regulatory requirements, including regulatory capital requirements.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  The Company’s and Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.  The Company and Bank are required to maintain minimum Tier 1 capital, total risked based capital and Tier 1 leverage ratios of 4%, 8% and 3%, respectively.

At December 31, 2005, the most recent notification from the Comptroller of the Currency categorized the bank as well capitalized under the regulatory framework for prompt corrective action.  To be well capitalized the bank must maintain minimum Tier 1 capital, total risk- based capital and Tier 1 leverage ratios of 6%, 10% and 5%, respectively.  There are no conditions or events since that notification that management believes have changed the bank’s well capitalized status.

The actual capital amounts and ratios as well as minimum amounts for each regulatory defined category for the Bank and the Company are as follows:

	Actual		Required to be Categorized Adequately Capitalized		Required to be Categorized Well Capitalized
	Amount	Ratio	Amount	Ratio
December 31, 2005
First Community Corporation
Tier 1 Capital	$40,898,000	13.24%	$12,354,000	4.00%	N/A	N/A
Total Risked Based Capital	43,599,000	14.12%	24,709,000	8.00%	N/A	N/A
Tier 1 Leverage	40,898,000	9.29%	17,616,000	4.00%	N/A	N/A
First Community Bank, NA
Tier 1 Capital	$36,179,000	11.75%	$12,320,000	4.00%	$18,479,000	6.00%
Total Risked Based Capital	38,880,000	12.62%	24,640,000	8.00%	30,799,000	10.00%
Tier 1 Leverage	36,179,000	8.16%	17,740,000	4.00%	22,176,000	5.00%

December 31, 2004
First Community Corporation
Tier 1 Capital	$37,485,000	12.91%	$11,612,000	4.00%	N/A	N/A
Total Risked Based Capital	40,249,000	13.86%	23,224,000	8.00%	N/A	N/A
Tier 1 Leverage	37,485,000	8.51%	17,614,000	4.00%	N/A	N/A
First Community Bank, NA
Tier 1 Capital	$33,158,000	11.46%	$11,576,000	4.00%	$17,364,000	6.00%
Total Risked Based Capital	35,922,000	12.41%	23,152,000	8.00%	28,940,000	10.00%
Tier 1 Leverage	33,158,000	7.64%	17,367,000,	4.00%	21,703,000	5.00%

Under applicable federal law, the Comptroller of the Currency restricts a national bank’s total dividend payments in any calendar year to net profits of that year combined ‘with retained net profits for the two preceding years At December 31, 2005 there was $6,347,000 of retained net profits free of such restriction.

 Note 19 - PARENT COMPANY FINANCIAL INFORMATION

The balance sheets, statements of operations and cash flows for First Community Corporation (Parent Only) follow:

Condensed Balance Sheets
	At December 31,
	2005	2004
Assets:
Cash on deposit	$3,511,344	$3,051,478
Securities purchased under agreement to resell	66,842	15,304
Investment securities available-for-sale	1,360,000	1,360,000
Investment in bank subsidiary	61,048,462	61,135,575
Other	494,154	537,321
Total assets	$66,480,802	$66,099,678

Liabilities:
Long-term debt	$15,464,000	$15,464,000
Other	250,017	172,989
Total liabilities	15,714,017	15,636,989

Shareholders’ equity	50,766,785	50,462,689
Total liabilities and shareholders’ equity	$66,480,802	$66,099,678

Condensed Statements of Operations
	Year ended December 31,
	2005	2004	2003
Income:
Interest income	$51,323	$72,795	$75,711
Dividend income from bank subsidiary	1,327,125	366,000	225,160
Equity in undistributed earnings of subsidiary	2,715,875	2,073,865	1,556,937
Total income	4,094,323	2,512,660	1,857,808
Expenses:
Interest expense	885,344	214,813	—
Other	116,308	112,862	60,327
Total expense	1,001,652	327,675	60,327
Income before taxes	3,092,671	2,184,985	1,797,481
Income taxes	—	—	—
Net Income	$3,092,671	$2,184,985	$1,797,481

Condensed Statements of Cash Flows
	Year ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net Income	$3,092,671	$2,184,985	$1,797,481
Adjustments to reconcile net income to net cash used by operating activities
Increase in equity in undistributed earnings of subsidiary	(2,715,875)	(2,073,865)	(1,556,937)
Other-net	120,200	84,600	(54,105)
Net cash provided (used) by operating activities	496,996	195,720	186,439

Cash flows from investing activities:
Purchase of investment security available-for-sale	—	(110,000)	(1,250,000)
Maturity of investment security available-for-sale	—	—	1,750,000
Investment in bank subsidiary	—	(2,897,905)	—
Net cash disbursed in business combination	—	(11,131,142)	—
Net cash provided (used) by investing activities	—	(14,139,047)	500,000

Cash flows from financing activities:
Cash in lieu of fractional shares	—	—	—
Dividends paid	(565,432)	(381,878)	(301,973)
Proceeds from issuance of long-term debt	—	15,000,000	—
Proceeds from issuance of common stock	579,840	315,430	100,586
Net cash provided by financing activities	14,408	14,933,552	(201,387)

Increase in cash and cash equivalents	511,404	990,225	485,052
Cash and cash equivalent, beginning of period	3,066,782	2,076,557	1,591,505
Cash and cash equivalent, end of period	$3,578,186	$3,066,782	$2,076,557

Note 20 - SUBSEQUENT EVENTS

On January 19, 2006, the Company entered into an Agreement and Plan of Merger (Agreement) with DeKalb Bankshares (DeKalb), the holding company for The Bank of Camden (Bank of Camden).  The Agreement provides, among other things, that DeKalb will merge with and into First Community with First Community as the surviving entity.  Immediately following the merger, Bank of Camden will merge with and into First Community Bank, N.A., with First Community Bank, N.A. being the surviving entity.

Pursuant to the Agreement, each share of DeKalb common stock issued and outstanding immediately before the Effective Date (as defined in the Agreement) will be converted into the right to receive $3.875 in cash and 0.60705 shares of First Community common stock. Assuming no DeKalb shareholders exercise dissenters’ rights, and assuming the total number of outstanding shares of DeKalb common stock immediately prior to the effective time is 610,139, First Community will issue an aggregate of

370,384 shares of stock and $2,364,289 in cash.  Consummation of the merger is subject to the satisfaction of certain conditions, including approval of the Agreement by the shareholders of DeKalb and approval by the appropriate regulatory agencies.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

First Community Corporation is a one bank holding company headquartered in Lexington, South Carolina. We operate from our main office in Lexington, South Carolina and our 11 full-service offices are located in Lexington (two), Forest Acres, Irmo, Cayce-West Columbia, Gilbert, Chapin, Northeast Columbia, Prosperity, and Newberry (two).  During the fourth quarter of 2004, we completed our first acquisition of another financial institution when we merged with DutchFork Bancshares, Inc., the holding company for Newberry Federal Savings Bank. The merger added three offices in Newberry County. We engage in a general commercial and retail banking business characterized by personalized service and local decision making, emphasizing the banking needs of small to medium-sized businesses, professional concerns and individuals.

During 2005, we continued to implement our strategy to fully leverage the DutchFork acquisition. We experienced significant loan growth of 18.7%, or $34.9 million. This was particularly important since in planning the merger with DutchFork management considered the need to leverage the existing deposit base in Newberry County through quality growth in the loan portfolio. This growth was funded by deposit growth of approximately 3.7%, or $12.5 million, along with cash flow generated from a decrease in the size of the investment portfolio. During the fourth quarter of 2004 and first quarter of 2005, we restructured much of the investment portfolio in order to provide the needed cash flow to fund loan growth. Total assets grew to $467.5 million, loans to $221.7 million and deposits to $349.6 million at December 31, 2005.

Our net income increased $908,000 in 2005, or 41.6%, over the year ended December 31, 2004. The increase was attributable to having the operation of the DutchFork acquisition included for a full year in 2005 as compared to only three months during 2004. Net income was $3.1 million, or $1.04 diluted earnings per share in 2005, compared to $2.2 million, or $1.09 diluted earnings per share in 2004.

The following discussion describes our results of operations for 2005 as compared to 2004 (and 2004 compared to 2003) and also analyzes our financial condition as of December 31, 2005 as compared to December 31, 2004. Like most community banks, we derive most of our income from interest we receive on our loans and investments. A primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these  interest-earning assets and the rate we pay on our interest-bearing liabilities.

We have included a number of tables to assist in our description of these measures. For example, the “Average Balances” table shows the average balance during 2005, 2004 and 2003 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a “Sensitivity Analysis Table” to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits and other borrowings.

There are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section we have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses and the allocation of this allowance among our various categories of loans.

In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion. The discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

Mergers

On October 1, 2004, we completed our merger with DutchFork Bancshares, Inc. Pursuant to the merger, we issued 1,169,898 shares of common stock valued at $27.3 million and paid $18.3 million to shareholders of DutchFork. Other costs related to the merger included stock options valued at $2.6 million and direct acquisition costs of $1.1 million. The fair value of assets acquired at the date of acquisition was $224.2 million, including $24.2 million in goodwill and $2.9 million in core deposit intangible. The fair value of liabilities assumed amounted to $174.9 million. The results of operations for the year ended December 31, 2005 include a full year of the results of the merger with DutchFork as compared to three months for the year ended December 31, 2004. Due to the relative asset size of DutchFork as compared to First Community Corporation, the comparison of the results of operations between the various periods is significantly impacted by the merger.

On January 19, 2006, we announced that we had signed a definitive agreement to acquire DeKalb Bankshares, Inc., the holding company for Bank of Camden. The agreement provides, among other things, that DeKalb will merge with and into First Community with First Community as the surviving entity.  Immediately following the merger, Bank of Camden will merge with and into First Community Bank, N.A., with First Community Bank, N.A. being the surviving entity. Pursuant to the agreement, each share of DeKalb common stock issued and outstanding immediately before the effective date (as defined in the agreement) will be converted into the right to receive $3.875 in cash and 0.60705 shares of First Community common stock. Assuming no DeKalb shareholders exercise dissenters’ rights, and assuming the total number of outstanding shares of DeKalb common stock immediately prior to the effective time is 610,139, First Community will issue an aggregate of 370,384 shares of stock and $2,364,289 in cash. The boards of directors of both parties have approved the merger agreement, and the merger agreement and the transactions contemplated thereby are subject to the approval of the shareholders DeKalb, regulatory approvals, and other customary closing conditions.

Results of Operations

Our net income was $3.1 million, or $1.04 diluted earnings per share, for the year ended December 31, 2005, as compared to net income of $2.2 million, or $1.09 diluted earnings per share, for the year ended December 31, 2004, and $1.8 million, or $1.08 diluted earnings per share for the year ended December 31, 2003. The increase in net income for 2005 as compared to 2004 resulted primarily from an increase in the level of average earning assets of $136.0 million. The effect of the increase in earning assets was offset by a decrease in the net interest margin from 3.72% during 2004 to 3.30% during 2005. On a tax equivalent basis, the net interest margin was 3.44% and 3.82% for the years ended December 31, 2005 and 2004, respectively. Net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 3.05% in 2005 as compared to 3.46% in 2004 and 3.71% in 2003. Net interest income increased from $9.6 million in 2004 to $13.0 million for the year ended December 31, 2005. The provision for loan losses was $329,000 in 2005 as compared to $245,000 in 2004. Non-interest income increased from $1.8 million in 2004 to $3.3 million in 2005 due primarily to increased deposit service charges resulting from higher average deposit account balances. In addition, there were gains on sale of securities of $188,000 in 2005 as compared to $11,000 in 2004. Non-interest expense increased to $11.8 million in 2005 as compared to $8.0 million in 2004. This increase is attributable to increases in all expense categories required to support the continued growth of the bank.

The increase in net income from 2003 to 2004 resulted primarily from an increase in the level of average earning assets of $67.6 million, which was partially offset by a decrease in the net interest margin from 4.02% in 2003 compared to 3.72% in 2004. Earning assets averaged $257.9 million in 2004 as compared to $190.3 million in 2003. Non-interest income increased from $1.4 million in 2003 to $1.8 million in 2004 due to increased deposit service charges and increases in ATM/debit card fees and ATM surcharge fees. Non-interest expense increased to $8.0 million in 2004 as compared to $6.2 million in 2003. This increase is attributable to increases in all expense categories required to support the continued growth of the bank as well as expenses related to the operations of the branches acquired in the DutchFork acquisition on October 1, 2004.

Net Interest Income

Net interest income is our primary source of revenue. Net interest income is the difference between income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on our interest-earning assets and the rates paid on our interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

Net interest income totaled $13.0 million in 2005, $9.6 million in 2004 and $7.6 million in 2003. The yield on earning assets, which was 5.27% in 2003, decreased to 5.06% in 2004 and increased to 5.42% in 2005. The rate paid on interest-bearing liabilities was 1.56% in 2003, 1.60% in 2004 and 2.37% in 2005. The net interest margin was 4.02% in 2003, 3.72% in 2004 and 3.30% in 2005. The continued decrease in net interest margin in 2005 as compared to 2004 was a result of a smaller rise in average yields on interest earning assets relative to the rise in the average cost of interest-bearing liabilities. The flattening of the yield curve as well as a very competitive deposit and lending environment also contributed the decline in the net interest margin. As a result of the acquisition of DutchFork, our loan to deposit ratio on average during 2005 was 59.8%, slightly lower then the 61.0% during 2004. Loans typically provide a higher yield than other types of earning assets and thus one of our goals continues to be to grow the loan portfolio as a percentage of earning assets which should improve the overall yield on earning assets and the net interest margin. At December 31, 2005, the loan to deposit ratio had increased to 63.4%.

The yield on earning assets increased by 36 basis points in 2005 as compared to 2004 whereas, the cost of interest-bearing funds increased by 77 basis points during the same period. The higher increase in the cost of funds as compared to yield on interest earning assets was due to the higher reliance on borrowed funds in 2005 as compared to 2004. The average borrowed funds to total interest bearing-liabilities in 2003 was 5.2%, as compared to 11.4% and 19.2% in 2004 and 2005, respectively. During 2004, we borrowed $15.0 million in long-term debt to facilitate the merger with DutchFork and acquired $35.0 million in Federal Home Loan Bank advances as a result of the merger. These longer term borrowed funds typically have a higher interest rate than our mix of deposit products. This contributed to the increases in the rates paid on interest-bearing liabilities from 1.56%, 1.60% and 2.37% in 2003, 2004 and 2005 respectively. The increased reliance on borrowed funds contributed to the decline in the net interest margin to 3.30% in 2005 as compared to 3.72% and 4.02% in 2004 and 2003, respectively.

Average Balances, Income Expenses and Rates. The following tables depict, for the periods indicated, certain information related to our average balance sheet and our average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

(In thousands)	Year ended December 31,
		2005			2004			2003
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Earning assets
Loans	$202,143	$13,608	6.73%	$141,793	$9,063	6.39%	$111,928	$7,582	6.77%
Securities	184,057	7,465	4.06%	92,933	3,647	3.92%	60,261	2,267	3.76%
Other short-term investments (2)	7,670	271	3.54%	23,167	334	1.44%	18,089	179	0.99%
Total earning assets	393,871	21,344	5.42%	257,893	13,044	5.06%	190,278	10,028	5.27%
Cash and due from banks	10,456			8,425			6,626
Premises and equipment	14,710			9,740			7,440
Other assets	42,724			12,173			2,195
Allowance for loan losses	(2,774)			(2,063)			(1,744)
Total assets	$458,987			$286,168			$204,795
Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$55,289	187	0.34%	$36,906	66	0.30%	$31,892	66	0.21%
Money market accounts	41,615	829	1.99%	29,568	284	0.96%	25,122	231	0.92%
Savings deposits	31,988	214	0.67%	22,070	155	0.70%	12,041	84	0.70%
Time deposits	156,131	4,513	2.89%	102,322	2,180	2.13%	75,.391	1,927	2.56%
Other borrowings	67,941	2,606	3.84%	24,596	719	2.92%	7,855	72	0.92%
Total interest-bearing liabilities	352,964	8,349	2.37%	215,462	3,448	1.60%	152,301	2,380	1.56%
Demand deposits	52,964			41,663			32,304
Other liabilities	2,536			1,573			1,243
Shareholders' equity	50,522			27,470			18,947
Total liabilities and shareholders' equity	$458,986			$286,168			$204,795
Net interest spread			3.05%			3.46%			3.71%
Net interest income/margin		$12,994	3.30%		$9,596	3.72%		$7,648	4.02%

The following table presents the dollar amount of changes in interest income and interest expense attributable to changes in volume and the amount attributable to changes in rate. The combined effect in both volume and rate, which cannot be separately identified, has been allocated proportionately to the change due to volume and due to rate.

(In thousands)
	2005 versus 2004			2004 versus 2003
	Increase (decrease ) due to			Increase (decrease ) due to
	Volume	Rate	Net	Volume	Rate	Net

Assets
Earning assets
Loans	$4,092	$453	$4,545	$1,929	$(448)	$1,481
Investment securities	3,700	118	3,818	1,287	93	1,380
Other short-term investments (1)	(326)	262	(64)	14	141	155
Total earning assets	7,445	854	8,299	3,435	(419)	3,016

Interest-bearing liabilities
Interest-bearing transaction accounts	65	12	77	8	36	44
Money market accounts	150	394	544	42	11	53
Savings deposits	67	(7)	60	71	1	72
Time deposits	2,418	(85)	2,333	610	(357)	253
Other short term borrowings	1,603	284	1,887	321	325	646
Total interest-bearing liabilities	6,394	(1,493)	4,901	1,013	55	1,068
Net interest income			$3,398			$1,948

Market Risk and Interest Rate Sensitivity

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. The risk of loss can be measured in either diminished current market values or reduced current and potential net income. Our primary market risk is interest rate risk. We have established an Asset/Liability Management Committee (“ALCO”) to monitor and manage interest rate risk. The ALCO monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The ALCO has established policies guidelines and strategies with respect to interest rate risk exposure and liquidity.

A monitoring technique employed by us is the measurement of our interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Also, asset/liability modeling is performed to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. Neither the “gap” analysis or asset/liability modeling are precise indicators of our interest sensitivity position due to the many factors that affect net interest income including changes in the volume and mix of earning assets and interest-bearing liabilities.

The following table illustrates our interest rate sensitivity at December 31, 2005.

Interest Sensitivity Analysis

(In thousands)
	Within	One to	Three to	Over
	One Year	Three Years	Five Years	Five Years	Total
Assets
Earning assets
Loans (1)	$115,297	$55,128	$49,355	$1,787	$221,567
Securities	50,858	46,480	49,586	35,100	182,024
Federal funds sold, securities
purchased under agreements to
resell and other earning assets	1,162	-	-	-	1,162
Total earning assets	167,317	101,608	98,941	36,887	404,753

Liabilities
Interest bearing liabilities
Interest bearing deposits
NOW accounts	15,188	27,340	9,114	9,113	60,755
Money market accounts	21,967	23,616	-	-	45,583
Savings deposits	8,946	12,524	4,174	4,174	29,818
Time deposits	107,338	23,633	25,130	20	156,121
Total interest-bearing deposits	153,439	87,113	38,418	13,307	292,277
Other borrowings	30,939	5,251	27,306	467	63,963
Total interest-bearing liabilities	184,378	92,364	65,724	13,774	356,240

Period gap	($ 17,061)	$9,244	$33,217	$23,113	$48,513
Cumulative gap	($ 17,061)	($ 7,817)	$25,400	$48,513	$48,513
Ratio of cumulative gap to total
earning assets	(4.22%)	(1.93%)	6.28%	11.99%	11.99%
___________________________
(1)	Loans classified as non-accrual as of December 31, 2005 are not included in the balances.
(2)	Securities based on amortized cost.

We are currently liability sensitive within one year. However, our gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Net interest income is also impacted by other significant factors, including changes in the volume and mix of earning assets and interest-bearing liabilities. The GAP analysis includes the carrying amounts of interest rate sensitive assets and liabilities in the periods in which they next reprice to market rates or mature. To reflect anticipated prepayments, certain asset and liability categories are shown in the table using estimated cash flows rather than contractual cash flows.

During the quarter ended September 30, 2005, we entered into an interest rate cap agreement with a notional amount of $10.0 million expiring on September 1, 2009. The cap rate of interest is 4.50% and the index is the three month LIBOR. The agreement was entered into to protect assets and liabilities from the negative effects of increasing interest rates. The agreement provides for a payment to us of the difference between the cap rate of interest and the market rate of interest. Our exposure to credit risk is limited to the ability of the counterparty to make potential future payments required pursuant to the agreement. Our exposure to market risk of loss is limited to the market value of the cap. At December 31, 2005, the market value of this cap was $193,000. Any gain or loss on the value of this contract is recognized in earnings on a current basis. We have not received any payments under the terms of the contract. During the year ended December 31, 2005, we recognized $37,500 in other income to reflect the increase in the value of the contract

Through simulation modeling, management monitors the effect that an immediate and sustained change in interest rates of 100 basis points and 200 basis points up and down will have on net-interest income over the next 12 months. Based on the many factors and assumptions used in simulating the effect of changes in interest rates, the following table estimates the hypothetical percentage change in net interest income at December 31, 2005 and 2004 over the subsequent 12 months.

Net Interest Income Sensitivity

Change in short-term interest rates	Hypothetical percentage change in net interest income December 31,
	2005	2004

+200bp	+ 0.74%	+ 1.56%
+100bp	+ 0.75%	+ 0.96%
Flat	-	-
-100bp	- 2.79%	- 6.44%
-200bp	- 8.30%	- 14.33%

As a result of the size of the investment portfolio that was acquired in the DutchFork merger and the amount and type of fixed rate longer term investments that were in the portfolio, we emphasized restructuring the portfolio in the fourth quarter of 2004 and in the first quarter of 2005. The purpose was to shorten the average life of the portfolio and acquire investments that provided cash flow and/or were adjustable rate instruments. Although this resulted in a reduction in investment yield, we believe that the restructuring positioned us more appropriately for interest rate volatility and continues to provide a significant amount of additional cash flow to fund desired loan growth.

We also perform a valuation analysis projecting future cash flows from assets and liabilities to determine the Present Value of Equity (PVE) over a range of changes in market interest rates. The sensitivity of PVE to changes in interest rates is a measure of the sensitivity of earnings over a longer time horizon. At December 31, 2005 and 2004 the PVE, exposure in a plus 200 basis point increase in market interest rates was estimated to be 8.03% and 6.5%, respectively.

Provision and Allowance for Loan Losses

At December 31, 2005, the allowance for loan losses amounted to $2.7 million, or 1.22% of total loans, as compared to $2.8 million, or 1.48% of total loans, at December 31, 2004. Our provision for loan loss was $329,000 for the year ended December 31, 2005 as compared to $245,000 and $167,000 for the years ended December 31, 2004 and 2003, respectively. The provisions are made based on our assessment of general loan loss risk and asset quality. The allowance for loan losses represents an amount which we believe will be adequate to absorb probable losses on existing loans that may become uncollectible. Our judgment as to the adequacy of the allowance for loan losses is based on a number of assumptions about future events, which we believe to be reasonable, but which may or may not prove to be accurate. Our determination of the allowance for loan losses is based on evaluations of the collectibility of loans, including consideration of factors such as the balance of impaired loans, the quality, mix, and size of our overall loan portfolio, economic conditions that may affect the borrower’s ability to repay, the amount and quality of collateral securing the loans, our historical loan loss experience, and a review of specific problem loans. We also consider subjective issues such as changes in the lending policies and procedures, changes in the local/national economy, changes in volume or type of credits, changes in volume/severity of problem loans, quality of loan review and board of director oversight and concentrations of credit. Periodically, we adjust the amount of the allowance based on changing circumstances. We charge recognized losses to the allowance and add subsequent recoveries back to the allowance for loan losses.

We perform an analysis quarterly to assess the risk within the loan portfolio. The portfolio is segregated into similar risk components for which historical loss ratios are calculated and adjusted for identified changes in current portfolio characteristics. Historical loss ratios are calculated by product type and by regulatory credit risk classification. The allowance consist of an allocated and unallocated allowance. The allocated portion is determined by types and ratings of loans within the portfolio. The unallocated portion of the allowance is established for losses that exist in the remainder of the portfolio and compensates for uncertainty in estimating the loan losses.

There can be no assurance that charge-offs of loans in future periods will not exceed the allowance for loan losses as estimated at any point in time or that provisions for loan losses will not be significant to a particular accounting period. The allowance is also subject to examination and testing for adequacy by regulatory agencies, which may consider such factors as the methodology used to determine adequacy and the size of the allowance relative to that of peer institutions. Such regulatory agencies could require us to adjust our allowance based on information available to them at the time of their examination.

At December 31, 2005, 2004, and 2003, we had non-accrual loans in the amount of $101,000, $0, and $80,000, respectively. There were $387,000, $411,000 and $96,000 in loans delinquent greater than 30 days at December 31, 2005, 2004 and 2003, respectively. There were $39,000, $80,000 and $109,000 in loans greater than 90 days delinquent and still accruing interest at December 31, 2005, 2004 and 2003, respectively. As a result of the merger with DutchFork, we acquired an allowance for loan losses in the amount of $995,000. This allowance for loan losses had been recorded through the provision for loan losses for DutchFork prior to the merger, which was consummated on October 1, 2004.

Our management continuously monitors non-performing, classified and past due loans, to identify deterioration regarding the condition of these loans. We identified four loans in the amount of $618,000 which are current as to principal and interest and not included in non-performing assets but that could be potential problem loans.

Allowance for Loan Losses

(Dollars in thousands)	2005	2004	2003	2002	2001
Average loans outstanding	$202,143	$141,793	$111,928	$93,992	$79,466
Loans outstanding at period end	$221,668	$186,771	$121,009	$99,991	$87,519

Total nonaccrual loans	$101	-	$80	$144	$404

Loans past due 90 days and still accruing	$34	$80	$109	$24	$-

Beginning balance of allowance	$2,764	$1,705	$1,525	$1,000	$873
Loans charged-off:
1-4 family residential mortgage	119	5	27	-	7
Home equity	274	-	-	-	-
Commercial	56	196	157	156	270
Installment & credit card	72	93	51	16	7
Total loans charged-off	521	294	235	172	284
Recoveries:
1-4 family residential mortgage	-	-	-	-	-
Home equity	-	-	-	19	-
Commercial	99	90	247	1	4
Installment & credit card	30	23	1	-	-
Total recoveries	129	113	248	20	4
Net loans charged off (recovered)	392	181	(13)	152	280
Provision for loan losses	329	245	167	677	407
Purchased in acquisition	-	995	-	-	-
Balance at period end	$2,701	$2,764	$1,705	$1,525	1,000
Net charge -offs to average loans	0.19%	0.13%	(0.01%)	0.16%	0.35%
Allowance as percent of total loans	1.22%	1.48%	1.41%	1.53%	1.14%
Non-performing loans as % of total loans	.05%	-	0.07%	0.14%	0.46%
Allowance as % of non-performing loans	2674.26%	-	2123.60%	1059.03%	247.52%

The following table presents an estimated allocation of the allowance for loan losses at the end of each of the past three years. The allocation is calculated on an approximate basis and is not necessarily indicative of future losses or allocations. The entire amount is available to absorb losses occurring in any category of loans. Prior to December 31, 2003, we did not allocate the allowance to loan losses to categories of loans but rather evaluated the allowance on an overall portfolio basis. The change as of December 31, 2003 to allocating the allowance to loan losses to loan categories had no financial statement effect on the allowance for loan losses.

Allocation of the Allowance for Loan Losses

Dollars in thousands	2005		2004		2003
	Amount	% of loans in category	Amount	% of loans in category	Amount	% of loans in category
Commercial, Financial and Agricultural	$574	10.0%	$462	10.2%	$167	9.5%
Real Estate Construction	611	9.0%	348	4.3%	214	6.4%
Real Estate Mortgage:
Commercial	953	50.9%	1,285	51.8%	792	60.1%
Residential	275	16.8%	478	19.0%	293	9.8%
Consumer	213	13.3%	135	14.7%	85	14.2%
Unallocated	75	N/A	56	N/A	36	N/A

Total	$2,701	100.0%	$2,764	100.0%	$1,705	100.0%

Accrual of interest is discontinued on loans when we believe, after considering economic and business conditions and collection efforts that a borrower’s financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest, which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

Noninterest Income and Expense

Noninterest Income. Our primary source of noninterest income is service charges on deposit accounts. In addition, we originate mortgage loans that are pre-sold and funded by the third party acquirer and we receives a fee. Other sources of noninterest income are derived from commissions on sale of non-deposit investment products, bankcard fees, ATM/debit card fees, commissions on check sales, safe deposit box rent, wire transfer and official check fees. Noninterest income for the year ended December 31, 2005 was $3.3 million as compared to $1.8 million for 2004, an increase of $1.5 million, or 85.9%. This increase is due primarily to increased deposit service charges resulting from higher average deposit account balances. Deposit service charges amounted to $1.5 million in 2005 as compared to $880,000 in 2004. During the fourth quarter of 2005, we introduced a formalized overdraft privilege program which contributed to the increase in deposit service charges. Mortgage origination fees increased to $362,000 in 2005 as compared to $268,000 in 2004. This increase resulted from an emphasis in this area and the addition of one full time and one part-time originator in the last half of 2005. We had gains on the sale of securities in the amount of $188,000 in 2005 as compared to $11,000 in 2004. Gains in the amount of $181,000 were recognized in the first quarter of 2005 as we continued to restructure the investment portfolio acquired from DutchFork. A gain on the early extinguishment of debt in the amount of $124,000 was realized in the fourth quarter of 2005. This resulted from the pay down of approximately $5.0 million of the FHLB advances that were acquired in the DutchFork merger. Other noninterest income increased to $1.2 million in 2005 as compared to $615,000 in 2004. This is a result of all categories of other noninterest income increasing, including loan late charges, ATM/debit card fees and surcharges due to the effect of the DutchFork merger. In addition, we realized an increase in the cash value of bank owned life insurance of approximately $251,000 in 2005 as compared to $19,000 in 2004. These policies were acquired in the DutchFork acquisition and were owned for the entire year of 2005 as compared to only three months in 2004.

Noninterest income amounted to $1.4 million in 2003. The increase in 2004 of $334,000, or 23.2%, as compared to 2003 is also primarily attributable to increased deposit account balances and the related deposit account fees. Deposit account fees increased $179,000, or 25.6%, in 2004 as compared to 2003. ATM/debit card fees and ATM surcharge fees increased approximately $80,000 in 2004 as compared to 2003. This increase resulted from installing ATM’s at all branch locations as well as increased usage in card activity as a result of increases in numbers of accounts. Mortgage loan fees decreased approximately $76,000 from $343,000 in 2003 to $268,000 in 2004. Despite interest rates remaining at relatively low levels, the refinancing level of the prior two years was not maintained throughout 2004. As a result of the merger with DutchFork in October 2004, noninterest income for three new offices was included in the results of operation for the last quarter of 2004.

Noninterest Expense.  In the very competitive financial services industry, we recognize the need to place a great deal of emphasis on expense management and continually evaluates and monitors growth in discretionary expense categories in order to control future increases. We have expanded our branch network over the last five years and opened our eleventh office in February 2005. Along with this branch expansion, we have continued to improve the support infrastructure to enable our company to effectively manage the growth experienced over the last five years. As a result of the merger with DutchFork in October 2004, expenses associated with operating the three new offices were included in the results of operations for the last quarter of 2004 and the full year in 2005. As a result of management’s expansion strategy, all categories of noninterest expense have continued to increase over the last several years. We anticipate that we will continue to seek de novo branch expansion as well as possible acquisition opportunities in key markets within the midlands of South Carolina.

Noninterest expense increased to $11.8 million for the year ended December 31, 2005 from $8.0 million for the year ended December 31, 2004. Salary and employee benefits increased $2.0 million in 2005 as compared to 2004. We added approximately 30 employees in connection with the merger with DutchFork. These employees were included in operations for three months during 2004 and for the full year in 2005. The number of full time equivalent employees at December 31, 2005 was 123 as compared to 115 at the same time in 2004. These other new employees were hired to support the continued growth of the bank. Occupancy expense increased $318,000 from $489,000 in 2004 to $807,000 in 2005. Equipment expense increased by $254,000, or 25.6%, in 2005 as compared to 2004. This is primarily a result of the expenses associated with the DutchFork acquisition being included for an entire year in 2005. In addition, increased depreciation and maintenance contract expense related to equipment purchased to upgrade and improve existing technology, including an upgrade to our main processor and item processing equipment needed to support increased volumes subsequent to the merger with DutchFork. These additions and upgrades were made in the second and third quarter of 2004 and therefore did not impact the full year of 2004. We continue to evaluate our technology systems in order to enhance our delivery of services. Noninterest expense in 2005, 2004 and 2003 included amortization of the deposit premium intangible of $595,000, $213,000 and $179,000, respectively, related to the merger with DutchFork in October 2004 and the acquisition of the Chapin office in February 2001. The deposit premiums of $1.2 million relative to the Chapin branch acquisition and the $2.9 million related to the DutchFork merger are being amortized on a straight-line basis over a period of seven years.

Other noninterest expense increased to $2.6 million in 2005 as compared to $1.7 million in 2004. Substantially all areas in this category increased due to the growth the company experienced as a result of the merger with DutchFork. Professional fees increased by $225,000 in 2005 as compared to 2004 due to increased legal fees, audit fees and consulting fees, most of which is attributable to the significant growth we experienced between the two periods. In addition, the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the Securities and Exchange Commission that are now applicable to us, have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure. To comply with certain aspects of the Sarbanes-Oxley Act, particularly Section 404, we hired an outside consultant to assist with certain documentation and testing of internal control functions. The Securities and Exchange Commission has granted an extension to non-accelerated filers to comply with the provisions of Section 404 to December 31, 2007. A significant portion of the documentation and consulting work was performed in 2005 in anticipation of having to comply as of an earlier implementation date. The direct cost relative to this work was approximately $35,000 in 2005. There will be continued cost incurred relative to complying with the requirements of Section 404 into 2006 and beyond. We continue to evaluate the best options for utilizing consulting/outside resources for implementation and compliance with the requirements of Section 404.

Noninterest expense increased to $8.0 million for the year ended December 2004 from $6.2 million for the year ended December 31, 2003. Salary and employee benefit expense increased $957,000 in 2004 as compared to 2003. This increase resulted from an increase of 45 full time equivalent employees from 70 at December 31, 2003 to 115 at December 31, 2004. Approximately 30 of these employees were added October 1, 2004 as a result of the DutchFork merger. Equipment expense increased by $188,000 in 2004 as compared to 2004. This is primarily attributable to increased depreciation and maintenance contract expense related to equipment purchased to upgrade and improve technology. Marketing and public relations expense for 2004 as compared to 2003 increased by $52,000 as a result of planned increases in advertising.

The following table sets forth for the periods indicated the primary components of non-interest expense:

(In thousands)
	Year ended December 31,
	2005	2004	2003
Salary and employee benefits	$6,292	$4,263	$3,307
Occupancy	807	489	395
Equipment	1,246	992	803
Marketing and public relations	337	325	273
Data processing	199	127	87
Supplies	262	191	126
Telephone	291	206	147
Correspondent services	167	140	78
Insurance	246	149	141
Professional fees	415	190	194
Postage	164	111	85
Amortization of intangibles	595	280	179
Other	817	514	343
	$11,838	$7,977	$6,158
Income Tax Expense

Income tax expenses for the year ended December 31, 2005 were $1.0 million, or 25.0% of income before taxes, as compared to $963,000, or 30.6% of income before taxes, for the year ended December 31, 2004. Income taxes for 2003 were $965,000, or 34.9% of income before taxes. We recognize deferred tax assets for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities and operating loss carry forwards. A valuation allowance is then established to reduce the deferred tax asset to the level that it is more likely than not that the tax benefit will be realized. There are no valuation allowances established for deferred taxes as of December 31, 2005 and 2004. The decrease in the effective tax rate in 2005 over the prior year is primarily a result of non-taxable dividends received on preferred stock held in the available-for-sale portfolio as well as the non-taxable increase in the cash surrender value of life insurance. These investments were owned by DutchFork at the date of the merger. Subsequent to the merger and as a result of restructuring certain holdings within the portfolio, a significant portion of the preferred stock holdings were sold in the fourth quarter of 2004 and first quarter of 2005. As of December 31, 2005, we continue to hold preferred stock with a fair value of $28.2 million in the available for sale portfolio and bank owned life insurance with a book value of $5.8 million included in other assets. These holdings will continue to reduce the company’s effective tax rate in future periods. The decrease in the effective tax rate in 2004 as compared to 2003 was also a primarily a result of these assets being held for the fourth quarter of 2004.

Financial Position

Total assets at December 31, 2005 were $467.5 million as compared to $455.7 million at December 31, 2004. Average earning assets increased to $393.9 million during 2005 from $257.9 million during 2004. Asset growth included growth in loans of $34.9 million during 2005. Loans at December 31, 2005 were $221.7 as compared to $186.8 million at December 31, 2004. Investment securities decreased from $196.0 at December 31,

2004 to $176.4 million at December 31, 2005. The $11.8 million growth in assets was primarily funded by an increase in deposit account balances of $12.5 million. Securities sold under agreements to repurchase increased by $6.3 million at December 31, 2005 as compared to December 31, 2004. Federal Home Loan Advances decreased by $8.0 million as of December 31, 2005 compared to December 31, 2004. Shareholders’ equity totaled $50.8 million at December 31, 2005 as compared to $50.5 million at December 31, 2004. The increase was a result of retained earnings of $2.5 million and proceeds from issuance of stock under stock option plans and the dividend reinvestment plan of $580,000. These increases were offset by an increase of the unrealized loss on available-for-sale securities of $2.8 million during 2005.

Earning Assets

Loans. Loans typically provide higher yields than the other types of earning assets, and thus one of our goals is to have loans be the largest category of our earning assets. At December 31, 2005, loans accounted for 55.5% of earning assets as compared to 47.6% of earning assets at December 31, 2004. As a result of the merger with DutchFork, the ratio of loans to total earning assets decreased considerably from 2003 to 2004. In evaluating the merger with DutchFork, we considered the need to leverage the existing deposit base in the Newberry County market through quality growth of the loan portfolio. The 7.9% increase in the ratio during 2005 demonstrates progress towards our asset mix goals. The growth of the loan portfolio both in total dollars and as a percentage of total earning assets will continue to be a major focus throughout 2006 and thereafter. Associated with the higher loan yields are the inherent credit and liquidity risks which we attempt to control and counterbalance. We are committed to achieving its asset mix goals without sacrificing asset quality. Loans averaged $202.1 million during 2005, as compared to $141.8 million in 2004.

The following table shows the composition of the loan portfolio by category:

	December 31,
(In thousands)	2005	2004	2003	2002	2001

Commercial, financial & agricultural	$22,091	$19,001	$11,518	$10,688	$12,408
Real estate:
Construction	19,955	8,066	7,782	7,533	10,146
Mortgage - residential	37,251	35,438	11,804	11,055	9,272
Mortgage - commercial	112,915	96,811	72,668	55,290	41,744
Consumer	29,456	27,455	17,237	15,425	13,968
Total gross loans	221,668	186,771	121,009	99,991	87,518
Allowance for loan losses	(2,701)	(2,764)	(1,705)	(1,525)	(1,000)
Total net loans	$218,967	$184,007	$119,303	$98,466	$86,518

In the context of this discussion, a real estate mortgage loan is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. We follow the common practice of financial institutions in the company’s market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan components. Generally we limit the loan-to-value ratio to 80%. The principal components of our loan portfolio, at year-end 2005 and 2004, were commercial mortgage loans in the amount of $112.9 million and $96.8 million, representing 50.9% and 51.8% of the portfolio, respectively. Significant portions of these commercial mortgage loans are made to finance owner-occupied real estate. We continue to maintain a conservative philosophy regarding our underwriting guidelines, and believes it will reduce the risk elements of the loan portfolio through strategies that diversify the lending mix.

The repayment of loans in the loan portfolio as they mature is a source of liquidity. The following table sets forth the loans maturing within specified intervals at December 31, 2005.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates
(In thousands)	December 31, 2005
		Over One
	One Year	Year Through	Over
	or Less	Five Years	Five Years	Total
Commercial, financial & agricultural	$9,175	$11,990	$925	$22,090
Real estate - construction	16,132	3,824	-	19,956
All other loan	26,658	113,628	39,336	179,622
	$51,965	$129,442	$40,261	$221,668

Loans maturing after one year with:
Fixed interest rates				$109,486
Floating interest rates				60,217

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities

The investment securities portfolio is a significant component of our total earning assets. Total securities averaged $184.1 million in 2005, as compared to $92.9 million in 2004. This represents 46.7% and 36.0% of the average earning assets for the year ended December 31, 2005 and 2004, respectively. The investment portfolio increased as a percent of average earning assets during 2005 as a result of the merger with DutchFork in the fourth quarter of 2004. At December 31, 2005, the portfolio was 44.2% of earning assets. During the fourth quarter of 2004, and continuing into the first quarter of 2005, the combined portfolio was restructured. Although the portfolio acquired from DutchFork had a large percentage of investments with variable interest rates, the investments did not provide significant cash flow. The objective of the restructuring was to shorten the maturity and purchase investments that provided ongoing cash flow. The proceeds from these sales were reinvested primarily in various mortgage-backed securities and collateralized mortgage obligations. Although shortening the life of the portfolio resulted in a decrease in the overall yield in the portfolio, we believe that the restructuring enables us to better manage the interest rate risk associated with interest rate volatility. In addition, our objective is to increase the size of the loan portfolio as a percentage of total earning assets and the restructured portfolio provides the necessary cash flow to meet this objective.

In the fourth quarter of 2004, we acquired approximately $41.6 million in collateralized -mortgage backed securities (CMO’s). Of these securities, $30.0 million were issued by agencies of the federal government and $11.6 million were non-agency securities. At December 31, 2005 we had mortgage backed securities including collateralized mortgage obligations with a fair value of $69.8 million. Of these $39.2 million were issued by government agencies and $30.6 million are non-agency securities. We believe that none of the CMOs held at December 31, 2005 are deemed to be invested in “high risk” tranches. Prior to acquiring a CMO, we perform a detailed analysis of the changes in value and the impact on cash flows in a changing interest rate environment to ensure that it meets our investment objectives as outlined in our investment policies. At December 31, 2005, we also had investments in variable rate preferred stock issued by the Federal Home Loan Mortgage Corporation (FHLMC) and the Federal National Mortgage Association (FNMA) with a fair value of $28.2 million, all of which were acquired in the DutchFork transaction. In addition, we acquired other fixed and variable rate preferred stocks issued by FHLMC and FNMA in the DutchFork transaction. During the fourth quarter of 2004, we sold approximately $33.0 million primarily fixed rate, preferred stock securities. As a result of marking the securities to market at the date of acquisition, substantially no gain or loss on those transactions was recognized in 2004. In the first quarter of 2005, we sold preferred stock securities with an approximate carrying value of $12.0 million. A gain of approximately $136,000 was realized in the first quarter of 2005 on these sales. At December 31, 2005, the remaining five different preferred stock securities owned have an average book value of 90% of their par value. All of these securities have adjustable rates.

Although both of the issuing agencies have come under regulatory scrutiny relative to accounting practices, there have been no significant downgrades in the credit rating of the issuers. Given the adjustable rate nature of these securities, the dividend rate will adjust to a level more in line with current or future interest rates at a preset time in the future. Our objective in the management of the investment portfolio is to maintain a portfolio of high quality, liquid investments. This policy is particularly important as we continue to emphasize increasing the percentage of the loan portfolio to total earning assets. At December 31, 2005, the estimated weighted average life of the portfolio was 9.6 years, duration of approximately 2.8 and a weighted average tax equivalent yield of approximately 4.58%. Based on our evaluation of securities that currently have unrealized losses, and our ability and intent to hold these investments until a recovery of fair value, we do not consider any of it investments to be other-than-temporarily impaired at December 31, 2005.

The following table shows the investment portfolio composition.

(In thousands)

	December 31,
	2005	2004	2003
Securities available-for-sale at fair value:
U.S. Treasury	$992	$997	$3,027
U.S. Government agency	57,479	63,755	35,596
Mortgage-backed securities	69,794	71,056	14,395
State and local government	253	-	-
FHLMC and FNMA preferred stock	28,214	42,128	-
Corporate bonds	8,607	7,754	-
Other	5,319	4,320	941
	170,658	190,010	53,959
Securities held-to-maturity (amortized cost):
State and local government	5,654	6,006	4,985
Other	60	10	10
	5,714	6,016	4,995
Total	$176,372	$196,026	$58,954

The following table shows, at carrying value, the scheduled maturities and average yields of securities held at December 31, 2005.
(In thousands)
	December 31, 2005
			After One But		After Five But
	Within One Year		Within Five Years		Within Ten Years		After Ten Years
Held-to-maturity:	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
State and local government	$330	4.46%	$3,142	3.85%	$2,181	3.89%	$-
Other	-		10	5.85%	50	4.05%
Total investment securities held-to-
maturity	330	4.46%	3,152	3.86%	2,231	3.89%	-

Available-for-sale:
U.S. treasury	992	2.78%
U.S. government agencies	13,271	3.21%	32,208	3.76%	10,513	4.22%	1,487	4.37%
Mortgage-backed securities	12,479	4.69%	44,197	4.37%	6,204	4.01%	6,914	5.71%
State and local government							253	4.15%
FNMA and FHLMC preferred stock							28,214	5.48%
Corporate			1,998	4.41%	4,149	7.26%	2,460	4.54%
Other							5,319	4.10%
Total investment securities
available-for-sale	26,742	3.88%	78,403	4.12%	20,866	4.76%	44,647	5.26%
Total investment securities	$27,072	3.89%	$81,555	4.11%	$23,097	4.38%	$44,647	5.26%

Short-Term Investments

Short-term investments, which consist of federal funds sold, securities purchased under agreements to resell and interest bearing deposits, averaged $7.7 million in 2005, as compared to $23.2 million in 2004. At December 31, 2005, short-term investments totaled $1.1 million. These funds are a primary source of liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits and Other Interest-Bearing Liabilities

Deposits. Average deposits were $338.0 million during 2005, compared to $232.5 million during 2004. Average interest-bearing deposits were $285.0 million in 2005, as compared to $190.9 million in 2004.

The following table sets forth the deposits by category:

(In thousands)	December 31,
	2005		2004		2003
		% of		% of		% of
	Amount	Deposits	Amount	Deposits	Amount	Deposits

Demand deposit accounts	$57,327	16.4%	$49,520	14.7%	$37,045	20.0%
NOW accounts	60,756	17.4%	59,723	17.7%	33,660	18.2%
Money market accounts	45,582	13.0%	39,124	11.6%	23,355	12.6%
Savings accounts	29,819	8.5%	35,370	10.5%	11,223	6.0%
Time deposits less than $100,000	100,612	28.8%	100,629	29.9%	45,125	24.4%
Time deposits more than $100,000	55,508	15.9%	52,698	15.6%	34,850	18.8%
	$349,604	100.0%	$337,064	100.0%	$185,258	100.0%

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the loan portfolio and other earning assets. Core deposits were $294.1 million and $284.4 million at December 31, 2005 and 2004, respectively. A stable base of deposits is expected to continue be the primary source of funding to meet both our short-term and long-term liquidity needs in the future. The maturity distribution of time deposits is shown in the following table.

Maturities of Certificates of Deposit and Other Time Deposit of $100,000 or more

(In thousands)	December 31, 2005
		After Three	After Six	After
	Within Three	Through	Through	Twelve
	Months	Six Months	Twelve Months	Months	Total

Certificates of deposit of
$100,000 or more	$12,622	$8,514	$17,017	$17,355	$55,508

There were no other time deposits of $100,000 or more at December 31, 2005.

Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheets using large certificates of deposits obtained through brokers. These brokered deposits are generally expensive and can be unreliable as long-term funding sources. Accordingly, we do not currently accept brokered deposits.

Borrowed funds. Borrowed funds consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances and long-term debt as a result of issuing $15.0 million in trust preferred securities.  Short-term borrowings in the form of securities sold under agreements to repurchase averaged $11.0 million, $5.9 and $6.0 million during 2005, 2004 and 2003, respectively. The maximum month-end balance during 2005, 2004 and 2003 was $14.9 million, $7.6 million and $8.2 million, respectively. The average rate paid during these periods was 3.38%, 0.71% and 0.51%, respectively. The balance of securities sold under agreements to repurchase were $13.8 million and $7.5 million at December 31, 2005 and 2004, respectively. The repurchase agreements all mature within one to four days and are generally originated with customers that have other relationships with the company and tend to provide a stable and predictable source of funding. As a member of the Federal Home Loan Bank of Atlanta (FHLB Atlanta), the bank has access to advances from the FHLB Atlanta for various terms and amounts. During 2005 and 2004, the average outstanding advances amounted to $41.4 million and $13.4 million, respectively.

The following is a schedule of the maturities for Federal Home Loan Bank Advances as of December 31, 2005 and 2004:

	December 31,
(In thousands)	2005		2004
Maturing	Amount	Rate	Amount	Rate
2005	$-	-	$2,500	2.08%
2006	1,500	2.83%	1,500	2.83%
2008	5,251	3.42%	10,707	3.42%
2010	27,306	3.64%	27,742	3.64%
After five years	467	1.00%
	34,524	3.54%	$42,452	3.46%

Purchase premiums included in advances acquired in the merger with DutchFork reflected in the advances maturing in 2008 and 2010 amount to $251,000 and $2.3 million, respectively, at December 31, 2005. The coupon rate on these advances is 5.67% and 5.76%, respectively. In addition to the above borrowings, we issued $15.0 million in trust preferred securities on September 16, 2004. The securities accrue and pay distributions quarterly at a rate of LIBOR plus 257 basis points. The debt may be redeemed in full anytime after September 16, 2009 with notice and mature on September 16, 2034.

Capital

Total shareholders’ equity as of December 31, 2005 was $50.8 million as compared to $50.5 million as of December 31, 2004. This increase was attributable to retained net income for the year ended December 31, 2005 of $2.5 million offset by an increase in the net unrealized loss of $2.8 million net of tax effect in the market value of investment securities available-for sale. During 2005 and 2004, we paid quarterly cash dividends of $.05 per share. We paid a $.04 per share dividend in the first quarter of 2003 and $.05 per share dividends for the second through the fourth quarter of 2003. A dividend reinvestment plan was implemented in the third quarter of 2003. The plan allows existing shareholders the option of reinvesting cash dividends as well as making optional purchases of up to $5,000 in the purchase of common stock per quarter.

Under the capital guidelines of the Federal Reserve and the OCC, the company and the bank are currently required to maintain a minimum risk-based total capital ratio of 8%, with at least 4% being Tier 1 capital. Tier 1 capital consists of common shareholders’ equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less goodwill. In addition, the bank must maintain a minimum Tier 1 leverage ratio (Tier 1 capital to total assets) of at least 4%, but this minimum ratio is increased by 100 to 200 basis points for other than the highest-rated institutions. The trust preferred securities in the amount of $15.0 million that were issued on September 16, 2004 qualify as tier 1 capital under the regulatory guidelines and are included in the amounts reflected below. As noted above under “Supervision and Regulation section - Capital Regulations,” the Federal Reserve is changing the rules relating to when a company would become subject to these minimum capital regulations. The new rules go into effect March 30, 2006 and exempt from these requirements certain bank holding companies which have less than $500 million in total assets. It is unclear at this point whether our company will qualify under this exemption.

The company and the bank exceeded their regulatory capital ratios at December 31, 2005 and 2004, as set forth in the following table.

Analysis of Capital
(In thousands)	Required		Actual		Excess
	Amount	%	Amount%	%	Amount%	%
The Bank:
December 31, 2005
Risk Based Capital
Tier 1	$12,320	4.0%	$36,179	11.8%	$23,859	7.8%
Total Capital	24,640	8.0%	38,880	12.6%	14,240	4.6%
Tier 1 Leverage	17,740	4.0%	36,179	8.2%	18,439	4.2%

December 31, 2004
Risk Based Capital
Tier 1	$11,576	4.0%	$33,158	11.5%	$21,582	6.5%
Total Capital	23,152	8.0%	35,922	12.4%	12,770	4.4%
Tier 1 Leverage	17,367	4.0%	33,158	7.6%	15,791	3.6%

The Company:
December 31, 2005
Risk Based Capital
Tier 1	$12,354	4.0%	$40,898	13.2%	$28,544	8.2%
Total Capital	24,709	8.0%	43,599	14.1%	18,890	6.1%
Tier 1 Leverage	17,616	4.0%	40,898	9.3%	23,282	5.3%

December 31, 2004
Risk Based Capital
Tier 1	$11,612	4.0%	$37,485	12.9%	$25,873	8.2%
Total Capital	23,224	8.0%	40,249	13.9%	17,025	5.9%
Tier 1 Leverage	17,614	4.0%	37,485	8.5%	19,871	4.5%

Liquidity Management

Liquidity management involves monitoring sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents our ability to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, or which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in our market area. In addition, liability liquidity is provided through the ability to borrow against approved lines of credit (federal funds purchased) from correspondent banks and to borrow on a secured basis through securities sold under agreements to repurchase. The bank is a member of the FHLB Atlanta and has the ability to obtain advances for various periods of time. These advances are secured by securities pledged by the bank or assignment of loans within the bank’s portfolio.

With the successful completion of the common stock offering in 1995, the secondary offering completed in July 1998, and the trust preferred offering completed in September 2004, we have maintained a high level of liquidity that has been adequate to meet planned capital expenditures, as well as providing the necessary cash requirements of the company and the bank needed for operations. Our funds sold and short-term interest bearing deposits, its primary source of liquidity, averaged $7.7 million during the year ended December 31, 2005. The bank maintains federal funds purchased lines, in the amount of $10.0 million with several financial institutions, although these were not utilized in 2005. The FHLB Atlanta has approved a line of credit of up to 15% of the bank assets which would be collateralized by a pledge against specific investment securities and or eligible loans. We regularly review the liquidity position of the company and have implemented internal policies establishing guidelines for sources of asset based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non core sources. We believe that our existing stable base of core deposits along with continued growth in this deposit base will enable us to meet our long term liquidity needs successfully.

Contractual Obligations

The following table provides payments due by period for various contractual obligations as of December 31, 2005.

(in thousands)
	Payments Due by Period

		Over One	Over Two	Over Three	After
	Within	to Two	to Three	to Five	Five
	One Year	Years	Years	Years	Years	Total
Certificate accounts	$107,141	$19,082	$4,632	$25,266		$156,121
Short-term borrowings	13,975					13,975
Long-term debt	1,500		5,251	27,308	15,464	49,523
Purchases	2,000					2,000
Total contractual obligations	$124,616	$19,082	$9,883	$52,574	$15,464	$221,619

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in the financial statements, or are recorded in amounts that differ from the notional amounts. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used by the company for general corporate purposes or for customer needs. Corporate purpose transactions are used to help manage credit, interest rate, and liquidity risk or to optimize capital. Customer transactions are used to manage customers' requests for funding. Please refer to Note 13 of the company’s financial statements for a discussion of our off-balance sheet arrangements.

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as the company and the bank are primarily monetary in nature. Therefore, interest rates have a more significant effect on our performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, we continually seek to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Quantitative and Qualitative Disclosures About Market Risk

Please refer to “Market Risk and Interest Rate Sensitivity,” “Loan Maturity Schedule and Sensitivity to Changes n Interest Rates,” “Investment Securities Majority Distribution and Yields” in the section above entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for quantitative and qualitative disclosures about market risk, which information is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table shows how much common stock in the company is owned by the directors, executive officers, and owners of more than 5% of the outstanding common stock, as of March 31, 2006. The mailing address for each beneficial owner is care of First Community Corporation, 5455 Sunset Boulevard, Lexington, South Carolina, 29072.

Name	Number of Shares Owned(1)	Right to Acquire(2)	% of Beneficial Ownership(3)
Richard K. Bogan	3,100	1,312.15%
Thomas C. Brown	23,625	1,312.86%
Chimin J. Chao	24,239	1,312.88%
Michael C. Crapps	30,505	11,563	1.45%
Hinton G. Davis	62,344	—	2.16%
Anita B. Easter	21,655	1,312.79%
O.A. Ethridge	21,311	1,312.78%
George H. Fann, Jr.	60,506	—	2.09%
W. James Kitchens, Jr.	9,761	—	.34%
J. Thomas Johnson	31,248	69,494	3.40%
James C. Leventis (4)	10,718	5,000.54%
David K. Proctor	17,713	8,937.92%
J. Ted Nissen	9,204	7,625.58%
Joseph G. Sawyer	12,847	8,937.75%
Alexander Snipe, Jr.	2,642	—	.09%
Loretta R. Whitehead	15,750	—	.54%
Mitchell M. Willoughby	18,375	1,312.68%

All executive officers and directors as a group (17 persons)	375,543	119,428	16.43%

___________________________

(1)
Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Includes shares that may be acquired within the next 60 days of March 31, 2006 by exercising vested stock options but does not include any unvested stock options.

(3)
For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 2,893,246 shares of common stock outstanding on March 31, 2006.

(4)      Includes 4,668 shares held by an investment affiliate of Mr. Leventis.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS
OF THE SURVIVING COMPANY

First Community has scheduled its annual meeting for May 17, 2006. Assuming shareholders elect the five nominees as Class III directors at the meeting, the following information describes all of the officers and directors that will serve First Community as the surviving company. Following consummation of the merger, First Community will also appointment one current DeKalb director that is mutually acceptable to both parties to the board of directors of First Community.

Richard K. Bogan, 60, Class I director, has served as a director of the company since its formation in 1994. Dr. Bogan has practiced medicine in Columbia, South Carolina since he started Pulmonary Associates of Carolina in 1978. He graduated with a B.S. degree from Wofford College in Spartanburg in 1966 and earned an M.D. degree from the Medical College of South Carolina in Charleston in 1970. Dr. Bogan has been president of Bogan Consulting, Inc., a medical consulting company, since December 1992 and holds memberships in numerous medical organizations. He has served as medical director of Palmetto Physician Partners and president of SCDA, a management company of sleep clinics throughout the Southeast.

Thomas C. Brown, 47, Class II director, has served as a director of the company since its formation in 1994. Since 1989, Mr. Brown has been the president and owner of T.C.B. Enterprises of South Carolina, Inc., a restaurant business based in Myrtle Beach. Mr. Brown graduated from Clemson University in 1981 with a B.S. degree in Civil Engineering. He serves part-time as an ordained minister at All Saints Episcopal Church, Pawleys Island, South Carolina.

Chimin J. Chao, 50, Class III director, has served as a director of the company since its formation in 1994. Mr. Chao lives in Lexington, South Carolina and since 1987 has been president of the engineering firm Chao and Associates, Inc. in Irmo, South Carolina. Mr. Chao is a member of the American Society of Engineers and the National Society of Professional Engineers. He received a M.S. degree in Structural Engineering at the University of South Carolina and holds a Professional Engineer license and General Contractors license in South Carolina.

Michael C. Crapps, 47, Class I director, has served as our President and Chief Executive Officer and as a director of the company since its formation in 1994. A lifelong Lexington County resident, he began his banking career with South Carolina National Bank in 1980, and by the time he changed jobs in 1985 he was a vice president and senior commercial lender in a regional office of that bank. From 1985 to 1993, he worked for Republic National Bank in Columbia, becoming President, chief executive officer, and a director of that bank. During his career, Mr. Crapps has been responsible for virtually all aspects of banking, including branches, commercial banking, operations, credit administration, accounting, human resources, and compliance. He also serves the banking industry through his involvement in the South Carolina Bankers Association having served as its Chairman and on its Board of Directors. Mr. Crapps was selected as the 1997 Young Banker of the Year by the South Carolina Bankers Association. He received a B.S. degree in Economics in 1980 from Clemson University and an M.B.A. degree from the University of South Carolina in 1984. Mr. Crapps is also a graduate of the L.S.U. Banking School of the South. Mr. Crapps is presently on the Boards of Directors of the South Atlantic Division of the American Cancer Society and serves as its Vice Chairman, the Greater Columbia Community Relations Council, the Saluda Shoals Park Foundation and the Lexington School District #1 Foundation. He is also a Past Chairman of the Lexington Chamber of Commerce.

Hinton G. Davis, 68, Class I director, has served as a director of the company since its formation in 1994. Mr. Davis is the founder and chief executive officer of Capital City Insurance Company, Inc. and Davis Garvin Agency, Inc., an insurance company and insurance agency, respectively. Since founding these companies in 1981, Mr. Davis has worked as chief executive officer and primary owner of three related insurance businesses: Southeastern Claims Services, Inc., Capital E & S Brokers, and Charter Premium Audits. Mr. Davis has resided in Columbia for over 20 years and holds a B.B.A. degree in Insurance from the University of Georgia.

Anita B. Easter, 61, Class I director, has served as a director of the company since its formation in 1994. Mrs. Easter is retired. She is a former owner and director of Anchor Continental, Inc., a manufacturer of pressure sensitive tapes. She received a B.S. in Nursing from the University of South Carolina in 1979. In 2003, she completed the South Carolina Bankers Association Bank Directors College at the University of South Carolina. She

is past chair of the Greater Columbia Community Relations Council and serves on the past chairs’ advisory council. She is a member of Women in Philanthropy, the Columbia Luncheon Club and the League of Women Voters.

O.A. Ethridge, D.M.D., 62, Class II director, has served as a director of the company since its formation in 1994. Dr. Ethridge currently resides in Lexington, South Carolina and has practiced children's dentistry in West Columbia, South Carolina for more than 20 years. After graduating with a B.A. degree in Science from Erskine College in Due West, South Carolina in 1965, Dr. Ethridge received a D.M.D. in 1971 from the University of Louisville School of Dentistry in Louisville, Kentucky. He became a pedodontist in 1974 after receiving a pedodontist specialty from Children's Medical Center in Dayton, Ohio.

George H. Fann, Jr., D.M.D., 61, Class I director, has served as a director of the company since its formation in 1994. Dr. Fann has practiced dentistry in West Columbia, South Carolina for 34 years. He earned a B.S. degree from Clemson University in 1966 and a D.M.D. from the University of Louisville School of Dentistry in 1969. Dr. Fann is past chairman of the board of directors of Lexington Medical Center in West Columbia, South Carolina. Dr. Fann is a recipient of the Order of the Palmetto awarded by the Governor of South Carolina.Anita B. Easter, 61, Class I director, has served as a director of the company since its formation in 1994. Mrs. Easter is retired. She is a former owner and director of Anchor Continental, Inc., a manufacturer of pressure sensitive tapes. She received a B.S. in Nursing from the University of South Carolina in 1979. In 2003, she completed the South Carolina Bankers Association Bank Directors College at the University of South Carolina. She is past chair of the Greater Columbia Community Relations Council and serves on the past chairs’ advisory council. She is a member of Women in Philanthropy, the Columbia Luncheon Club and the League of Women Voters.

J. Thomas Johnson, 59, Class III director, has served as Vice Chairman of the Board and Executive Vice President of the company since the merger with Dutch Fork BancShares in October 2004. Mr. Johnson previously served as Chairman and CEO of Dutch Fork BancShares and Newberry Federal Savings Bank since 1984. Mr. Johnson has been in banking since 1968. He has served as Chairman of the Community Financial Institutions of South Carolina and formerly served on the board of directors of the South Carolina Bankers Association. He is a member of the board of directors of the Federal Home Loan Bank of Atlanta representing South Carolina member banks. He is also Chairman of Business Carolina, a statewide economic development lender. He received a B.S. in Marketing in 1968 from the University of South Carolina. He currently serves on the board of visitors of the Medical University of South Carolina; the boards of the Newberry Opera House Foundation; Newberry Chamber of Commerce; the Central Carolina Alliance; the Central Carolina Community Foundation and the S.C. Independent Colleges and Universities.

W. James Kitchens, Jr., 44, Class II director, has served as a director of the company since its formation in 1994. Mr. Kitchens is a Certified Public Accountant and holds the Chartered Financial Analyst designation. He is the president of The Kitchens Firm, P.A., a certified public accounting firm in Columbia. Mr. Kitchens earned a B.S. degree in Mathematics from The University of the South and an M.B.A. degree from Duke University.

James C. Leventis, 68, Class III director, Chairman of the Board, has served as Chairman of the Board of Directors of the company since its formation in 1994. Mr. Leventis is a shareholder of the law firm Rogers, Townsend & Thomas, PC where he has practiced since 1996. Mr. Leventis received a J.D. degree and a B.S. degree in Business Administration from the University of South Carolina. Mr. Leventis also has extensive experience in the banking industry. From 1964 to 1968, Mr. Leventis was a commercial lending officer with First National City Bank of New York; from 1968 to 1974, he served as vice president and general manager of Genway Corp., a nationwide leasing system of General Motors dealers; and from 1985 to 1988, he served as president and chairman of Republic National Bank in Columbia. Mr. Leventis is also past vice chairman of the School Board of Richland District I, a past member and former chairman of the Richland County Council and Central Midlands Regional Planning Council, and past president of the Alumni Association of the University of South Carolina. He serves on the Boards of the South Carolina State Chamber of Commerce, South Carolina Bankers Association, Business Development Corporation, the Governor’s School for Science and Mathematics, the Indian Waters Council and Southeastern Region Boy Scouts of America, the City Center Partnership of Columbia, and the Blue Ribbon Committee, Richland County School District One.

J. Ted Nissen, 44, has been Senior Vice President and Group Executive of the company since July 1999. From July 1995 to July 1999 he was a Vice President and City Executive of the company. He is a 1984 graduate of Presbyterian College with a BS in Business Management.

David K. Proctor, 49, has been the Senior Vice President/Senior Credit Officer of the company since First Community Bank opened for business in 1995. From May 1994 to June 1995, he was the vice president of credit for Republic Leasing Company. From 1987 to 1994, he held various positions with Republic National Bank in Columbia and most recently was executive vice president and senior credit officer. He is a 1979 graduate of Clemson University with a B.S. in Business Administration.

Joseph G. Sawyer, 55, has been Senior Vice President/Chief Financial Officer of the company since First Community Bank opened for business in 1995. Prior to joining the company, he was senior vice president and general auditor for the National Bank of South Carolina. He is a certified public accountant and a 1973 graduate of The Citadel with a B.A. in Political Science.

Alexander Snipe, Jr., 55, has served as a Class III director of our company since May 2005. Mr. Snipe has been the president and chief executive officer of Glory Communications, Inc. since September 1992.  Glory Communications, Inc. operates five gospel radio stations located in South Carolina markets, including its first station, WFMV, which began broadcasting in November 1993 in Columbia, South Carolina. Prior to forming Glory Communications, Inc., Mr. Snipe was the general sales manager at a radio station for 10 years. He has over 20 years of broadcasting experience.  Mr. Snipe serves on the board of the William L. Bonner Bible College, The National Association of Broadcasters Radio Board, The Radio Board's Membership Committee (chairman), and The Gospel Heritage Foundation. Mr. Snipe is a former board member of the Columbia Urban League and The Gospel Music Association, and he is Past President of the South Carolina Broadcasters Association.

Loretta R. Whitehead, 63, Class III director, has served as a director of the company since its formation in 1994. Ms. Whitehead has been a realtor since 1981 and is currently a broker with RE/MAX Real Estate Services in Columbia, South Carolina. She taught full-time from 1964 through 1968 after receiving a B.A. degree in English and Elementary Education from Columbia College in 1963. She is a board member of the Lexington Medical Center Foundation. She also took additional graduate work at the University of South Carolina and University of Tennessee from 1963 through 1968.

Mitchell M. Willoughby, 58, Class II director, has served as a director of the company since its formation in 1994. Mr. Willoughby has lived in Columbia, South Carolina since 1970 and practiced law since 1975. He is currently a founding member of the law firm Willoughby & Hoefer, P.A. Mr. Willoughby formerly served as general counsel to the Greater Columbia Chamber of Commerce and serves in the South Carolina Army National Guard with the rank of Brigadier General. He received a B.S. degree in 1969 from Clemson University and a J.D. degree from the University of South Carolina in 1975.

Audit Committee

The audit committee of First Community is composed of Dr. Ethridge, Mr. Kitchens, Mr. Willoughby, Ms. Whitehead, and Ms. Easter. The board of directors has determined that all members are independent, as contemplated in the listing standards of the NASD and The NASDAQ Capital Market. Our board has determined that Mr. Kitchens, who was appointed to the audit committee on March 16, 2004, qualifies as an audit committee financial expert under the SEC rules. The audit committee met four times in 2005.

Executive Compensation

The following table shows the compensation we paid for the years ended December 31, 2003 through 2005 to First Community’s chief executive officer and president and for the five most highly compensated other executive officers who earned over $100,000 for the year ended 2005 (collectively, the “named executive officers”).

Summary Compensation Table
		Annual Compensation(1)		Long Term Compensation Awards	All Other Compensation(2)
Name and Principal Position	Year			Securities Underlying Options (#)
		Salary	Bonus

Michael C. Crapps President and CEO	2005 2004 2003	$200,515 162,346 146,879	$25,487 36,733 27,548	5,000 — —	$7,795 9,534 8,730

David K. Proctor Senior Vice President, Senior Credit Officer	2005 2004 2003	109,375 102,125 95,938	13,720 23,063 17,726	5,000 — —	3,420 6,114 5,870

Joseph G. Sawyer Senior Vice President Chief Financial Officer	2005 2004 2003	118,542 102,208 96,981	15,000 23,063 17,907	5,000 — —	3,556 5,995 5,882

J. Ted Nissen Senior Vice President Group Executive	2005 2004 2003	109,042 98,750 86,308	13,750 22,163 16,406	5,000 __ __	3,834 6,239 5,223

J. Thomas Johnson Executive Vice President Vice Chairman of the Board	2005 2004 2003	176,367 43,750 —	22,045 — —	— — —	5,291 3,192 —

Steve P. Sligh Senior Vice President	2005 2004 2003	147,877 43,750 —	— — —	— __ __	— 1,588 —
_____________________________
(1)
Our executive officers also receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received in the fiscal year by the named executive officer did not exceed the lesser of $50,000 or 10% of the executive’s annual salary and bonus.

(2)	Includes company to our 401(k)) plan for each officer. For Mr. Crapps, includes $6,015 company contribution to 401(k) plan and $1,780 for premiums paid on term life insurance policy.

Option Grants in Last Fiscal Year

The following table sets forth information concerning the grant of stock options to our named executive officers during the year ended December 31, 2005.

					Potential
					RealizableValue
					At Assumed Rates
					of Stock Price
	Number of Securities	Percent of Total	Exercise		Appreciation for
	Underlying Options	Granted to Employees	Price	Expiration	Option Term (10 yrs)
	Granted	in Fiscal Year	($ per Share)	Date	5% $(2)	10% $ (2)

Michael C. Crapps	5,000	7.8%	$20.20	01/19/2015	63,518	160,968

J. Ted Nissen	5,000	7.8%	$20.20	01/19/2015	63,518	160,968

David K. Proctor	5,000	7.8%	$20.20	01/19/2015	63,518	160,968

Joseph G. Sawyer	5,000	7.8%	$20.20	01/19/2015	63,518	160,968
__________________________
(1)	The exercise price equals the market price of the company’s common stock on the date of the grant.
(2)
The potential gains are based on the assumed annual rates of stock price appreciation of 5% and 10% over the term of each option. Any actual gains are dependent on the future performance of our common stock and general market conditions. There is no assurance that the assumed rates of stock price appreciation will be achieved. Increases in the stock price will benefit all shareholders commensurately.

In 2005, in addition to the options shown in the above table, we also granted 38,500 options to employees pursuant to the First Community Corporation 1999 Stock Incentive Plan, approved by our board of directors and shareholders. Currently, there are a total of 147,047 options covered by the 1999 Stock Incentive Plan, including 147,047 options that have been granted and are currently outstanding. In addition, there are 180,625 options outstanding which were acquired in the DutchFork merger transaction.

Aggregated Option Exercises and Year-End Option Values

Name	Number of Unexercised Securities Underlying Options at Fiscal Year End(#)(1) Exercisable/Unexercisable	Value of Unexercised In-the- Money Options at Fiscal Year End ($)(2) Exercisable/Unexercisable

Michael C. Crapps	11,563/11,563	$29,534/$0

David K. Proctor	8,937/8,937	$17,719/$0

Joseph G. Sawyer	8,937/8,937	$17,719/$0

J. Ted Nissen	7,625/7,625	$11,812/$0

J. Thomas Johnson (3)	69,494/69,494	$644,209/$0
_______________

(1) The numbers have been adjusted to reflect all stock dividends and stock splits.
(2) The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price $18.50 of the underlying common stock at December 31, 2005. Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option.
(3) Options were issued in connection with the DutchFork merger transaction.

Employment Agreements

Michael C. Crapps and James C. Leventis. Upon its formation, the company entered into employment agreements with Michael C. Crapps, as the President and Chief Executive Officer of the company, and James C. Leventis, as the Chairman of the Board of the company. Both employment agreements provided for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years. The term may be fixed at three years without additional extension by notice of either party to the other. The term of each agreement is currently three years. The agreement with Mr. Crapps provided for a starting annual salary of $90,000, and the agreement with Mr. Leventis provided for an annual salary of $25,000 per year, and the amounts have been reviewed annually by the board of directors and increased from time to time based on the board’s recommendation. Both Mr. Crapps and Mr. Leventis are also eligible to receive annual payments based upon achievement criteria established by the board of directors. Since the company’s formation through 2002, Mr. Leventis devoted approximately 25% of his time to the company. In 2003, Mr. Leventis began devoting a greater percentage of his time to the company (currently approximately 75% of his time), and the company increased his salary proportionately.

Both agreements provide that if the company terminates the executive’s employment without cause or if the executive’s employment is terminated due to a sale, merger, or dissolution of the company or First Community Bank, the company will be obligated to continue his salary and bonus for the first 12 months thereafter plus one-half of his salary and bonus for the second 12 months thereafter. Furthermore, the company must remove any restrictions on outstanding incentive awards so that all such awards vest immediately and the company must continue to provide his life insurance and medical benefits until he reaches the age of 65.

In addition, both employment agreements provide that following termination of the executive’s employment with the company and for a period of 12 months thereafter, the executive may not (i) be employed in the banking business as a director, officer at the vice president level or higher, or organizer or promoter of, or provide executive management services to, any financial institution within Richland or Lexington counties, (ii) solicit major customers of the company for the purpose of providing financial services, or (iii) solicit employees of the company for employment.

David K. Proctor and Joseph G. Sawyer. The company has entered into employment agreements with David K. Proctor, as Senior Vice President and Senior Credit Officer, and Joseph G. Sawyer, as Senior Vice President and Chief Financial Officer. Both employment agreements provide for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years. The term may be fixed at three years without extension by notice of either party to the other.

Both agreements provide that if the company terminates the executive’s employment without cause the company shall be obligated to pay the employee compensation in an amount equal to 100% of his then current monthly base salary each month for three months from the date of termination, plus any bonus earned or accrued through the date of termination. If the executive terminates his employment or the company terminates the executive’s employment after a change in control without cause, the company will pay the employee an amount equal to two times the then current annual base salary. In addition, the company will pay the employee any bonus earned or accrued through the date of termination. The company will remove any restrictions on outstanding incentive awards so that all such awards vest immediately. The company must continue to pay at its expense medical and life insurance benefits for a period of two years after termination.

In addition, each agreement provides that during the employee’s employment and for a period of 12 months thereafter, the employee may not (without prior written consent of the company) compete with the company or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a financial institution which has one or more offices or branches located within a radius of 10 miles from the bank’s main office or any of its branch offices. This restriction does not apply after a change in control.

J. Thomas Johnson. In connection with our merger with DutchFork, J. Thomas Johnson, President and Chief Executive Officer of DutchFork, entered into a new employment, consulting, and noncompete agreement with First Community Bank effective on the closing date of the merger. As a result of terminating his existing employment agreement in connection with the merger, Mr. Johnson a received lump sum payment of $863,298. Under the new agreement, Mr. Johnson agreed to serve as Executive Vice Presidents of First Community Bank for a period of three years and paid an annual salary of $175,000. Upon termination of employment, Mr. Johnson agreed to provide consulting services to First Community and First Community Bank for two years in exchange for an annual salary of $172,500. At the end of the consulting period, First Community Bank will pay Mr. Johnson $150,000 per year for a three-year period for complying with certain restrictive covenants. During the term of the agreement, First Community Bank has agreed to procure and maintain a life insurance policy, with certain limitations, on Mr. Johnson with death benefits payable to First Community Bank in an amount that approximates the total payments due to the executives during the consulting period and the restricted period if the consulting services were performed and the restrictive covenants were honored in their entirety.

The agreement provides that during the employment term, consulting period, and for a period of 36 months thereafter, the employee may not (without prior written consent of the company) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a financial institution which has one or more offices or branches located within a radius of 3 miles from the bank’s main office or any of its branch offices. In addition, the agreement provides that during this restricted period, the employee may not solicit our customers or employees.

The agreement also provides that if we terminate without cause, we will be obligated to pay Mr. Johnson an amount equal to his base salary for the remainder of the employment term, consulting period, and restrictive covenant period.

Director Compensation

During the year ended December 31, 2005, outside directors received a retainer in the amount of $5,000 and fees of $150 for attendance at each committee meeting and $500 for attendance at each board meeting.

Certain Relationships and Related Transactions

First Community makes loans and enters into other transactions in the ordinary course of business with its directors and officers and their affiliates. It is the company’s policy that these loans and other transactions be on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. First Community does not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the company. Loans to individual directors and officers must also comply with the company’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. The company’s policy is that all of its transactions with its affiliates will be on terms no less favorable to the company than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors.

LEGAL MATTERS

The validity of the shares of First Community common stock to be issued in connection with the merger will be passed upon for First Community by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina. In addition, Nelson Mullins Riley & Scarborough LLP will deliver an opinion concerning federal income tax consequences of the merger.

OTHER MATTERS

The DeKalb board of directors does not know of any matters to be presented at the special meeting other than the proposal to approve the merger and the proposal to approve the authorization to adjourn. If any other matters are properly brought before the special meeting or any adjournment of the special meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any such matters.

WHERE YOU CAN FIND MORE INFORMATION

First Community filed a registration statement on Form S-4 to register the issuance of First Community common stock to DeKalb shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of First Community and a proxy statement of DeKalb for DeKalb’s special meeting of shareholders.

First Community files reports, proxy statements, and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. First Community’s public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

When deciding how to cast your vote, you should rely only on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated , 2006. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of the proxy statement/prospectus to shareholders nor the issuance of First Community common stock shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus, under any circumstances, creates any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to First Community was provided by First Community and the information contained in this proxy statement/prospectus with respect to DeKalb was provided by DeKalb.

Part II - Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers

The articles of incorporation of First Community contain a conditional provision which, subject to certain exceptions described below, eliminates the liability of a director to the company or its shareholders for monetary damages for breach of the duty of care or any other duty as a director. This provision does not eliminate such liability to the extent the director engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

The bylaws of First Community require the company to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director of the company or its subsidiary bank or any other corporation which he served as such at the request of the company. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have the company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

Under the bylaws, indemnification will be disallowed if it is established that the director (i) appropriated, in violation of his duties, any business opportunity of the company, (ii) engaged in willful misconduct or a knowing violation of law, (iii) permitted any unlawful distribution, or (iv) derived an improper personal benefit. In addition to the bylaws, Section 33-8-520 of the South Carolina Business Corporation Act of 1988 (the "Corporation Act") requires that "a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding." The Corporation Act also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the Corporation Act.

The board of directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended or intends to extend indemnification rights to all of its executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling First Community pursuant to the provisions discussed above, First Community has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)     Exhibits

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger by and between First Community Corporation and DeKalb Bancshares, Inc. dated as of January 19, 2006 (included as Appendix A to the Proxy Statement/Prospectus)

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the company’s Registration Statement No. 33-86258 on Form S-1).

3.2	Bylaws of First Community (incorporated by reference to Exhibit 3.2 to First Community Registration Statement No. 33-86258 on Form S-1)

4.1
Provisions in First Community’s Articles of Incorporation and Bylaws defining the rights of holders of First Community’s Common Stock (incorporated by reference to Exhibit 4.1 to First Community’s Registration Statement No. 33-86258 on Form S-1)

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the legality of securities being registered (to be filed by amendment)

8.1	Tax Opinion of Nelson Mullins Riley & Scarborough LLP (to be filed by amendment)

10.1
Employment Agreement dated June 1, 1994, by and between Michael C. Crapps and First Community (incorporated by reference to Exhibit 10.1 to First Community’s Registration Statement No. 33-86258 on Form S-1)

10.2
Employment Agreement dated June 1, 1994, by and between James C. Leventis and First Community (incorporated by reference to Exhibit 10.2 to First Community’s Registration Statement No. 33-86258 on Form S-1)*

10.3	1996 Stock Option Plan and Form of Option Agreement (incorporated by reference to Exhibit 10.6 to the company’s annual report for fiscal year ended December 31, 1995 on Form 10-KSB).

10.4	First Community Corporation 1999 Stock Incentive Plan and Form of Option Agreement (incorporated by reference to First Community’s 1998 Annual Report and Form 10-KSB)

10.5	Employment Agreement dated September 2, 2002 by and between David K. Proctor and First Community (incorporated by reference to Exhibit 10.4 to First Community’s 2002 Annual Report and Form 10-KSB)

10.6	Employment Agreement dated June 12, 2002 by and between Joseph G. Sawyer and First Community (incorporated by reference to Exhibit 10.5 to First Community’s 2002 Annual Report and Form 10-KSB)

10.7	First Amendment to the First Community Corporation 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to First Community’s 2005 Annual Report and Form 10-KSB)

10.8	Agreement between First Community Bank and Summerfield Associates, Inc. dated June 28, 2005 (incorporated by reference to Exhibit 10.1 to First Community Form 10-Q filed on August 15, 2005)

10.9	Divided Reinvestment Plan dated July 7, 2003 (incorporated by reference to Form S-3/D filed with the SEC on July 14, 2003, File No. 333-107009).

10.10
Employment, Consulting, and Noncompete Agreement between First Community Bank, N.A., Newberry Federal Savings Bank, DutchFork Bancshares, Inc., and Steve P. Sligh dated April 12, 2004 (incorporated by reference to Exhibit 10.6 to the company’s Registration Statement No. 333-116242 on Form S-4).

10.11
Employment, Consulting, and Noncompete Agreement between First Community Bank, N.A., Newberry Federal Savings Bank, DutchFork Bancshares, Inc., and J. Thomas Johnson dated April 12, 2004 (incorporated by reference to Exhibit 10.7 to the company’s Registration Statement No. 333-116242 on Form S-4).

10.12
Amendment No. 1 to the Employment, Consulting, and Noncompete Agreement between First Community Bank N.A., and Steve P. Sligh dated September 14, 2005 (incorporated by reference to Exhibit 10.1 to the company’s Form 8-K filed on September 15, 2005).

21.1	Subsidiaries of First Community (incorporated by reference to Exhibit 21.1 to the company’s Form 10-K for the year ended December 31, 2005)

23.1	Consent of Clifton D. Bodiford, CPA (filed herewith)

23.2	Consent of Elliott Davis, LLC (filed herewith)

23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included with Exhibit 5.1 hereto)

23.4	Consent of The Orr Group (filed herewith)

24.1	Power of Attorney (contained on signature page hereof)

99.1	DeKalb’s Form of Proxy (to be filed by amendment)
____________________________

(b)     Financial Statement Schedules.

Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which it offers or sales of securities, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

		i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

		ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

		iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(1)
The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)
The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of South Carolina, on March 22, 2006.

FIRST COMMUNITY CORPORATION

By:	/s/ Michael C. Crapps
Michael C. Crapps
President and Chief Executive Officer

We, the undersigned officers and directors of First Community Corporation hereby severally and individually, constitute and appoint Michael C. Crapps and Joseph G. Sawyer, the true and lawful attorneys-in-fact and agents (with full power of substitution in each case) of each of us to execute, in the name, place and stead of each of us (individually and in any capacity stated below), any and all amendments to this registration statement and all instruments necessary or advisable in connection therewith, and to file the same with the SEC, said attorneys-in-fact and agents to have power to act and to have full power and authority to do and perform, in the name and on behalf of each of the undersigned, every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person and we hereby ratify and confirm our signatures as they may be signed by or said attorneys-in-fact and agents to any and all such amendments and instruments. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ Richard K. Bogan	Director	March 22, 2006
Richard K. Bogan

/s/ Thomas C. Brown	Director	March 22, 2006
Thomas C. Brown

/s/ Chimin J. Chao	Director	March 22, 2006
Chimin J. Chao

/s/ Michael C. Crapps	Director, President,	March 22, 2006
Michael C. Crapps	& Chief Executive Officer

/s/ Anita B. Easter	Director	March 22, 2006
Anita B. Easter

/s/ Hinton G. Davis	Director	March 22, 2006
Hinton G. Davis

/s/ O. A. Ethridge	Director	March 22, 2006
O. A. Ethridge

/s/ George H. Fann, Jr.	Director	March 24, 2006
George H. Fann, Jr.

/s/ J. Thomas Johnson	Director	March 22, 2006
J. Thomas Johnson

/s/ W. James Kitchens, Jr.	Director	March 22, 2006
W. James Kitchens, Jr.

/s/ James C. Leventis	Director, Chairman of the	March 23, 2006
James C. Leventis	Board, & Secretary

/s/ Joseph G. Sawyer	Chief Financial Officer	March 22, 2006
Joseph G. Sawyer	and Principal Accounting Officer

/s/ Alexander Snipe, Jr.	Director	March 22, 2006
Alexander Snipe, Jr.

/s/ Loretta R. Whitehead	Director	March 22, 2006
Loretta R. Whitehead

/s/ Mitchell M. Willoughby	Director	March 23, 2006
Mitchell M. Willoughby

Exhibit Index

2.1	Agreement and Plan of Merger by and between First Community Corporation and DeKalb Bancshares, Inc. dated as of January 19, 2006 (included as Appendix A to the Proxy Statement/Prospectus)

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the company’s Registration Statement No. 33-86258 on Form S-1).

3.2	Bylaws of First Community (incorporated by reference to Exhibit 3.2 to First Community Registration Statement No. 33-86258 on Form S-1)

4.1
Provisions in First Community’s Articles of Incorporation and Bylaws defining the rights of holders of First Community’s Common Stock (incorporated by reference to Exhibit 4.1 to First Community’s Registration Statement No. 33-86258 on Form S-1)

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the legality of securities being registered (to be filed by amendment)

8.1	Tax Opinion of Nelson Mullins Riley & Scarborough LLP (to be filed by amendment)

10.1
Employment Agreement dated June 1, 1994, by and between Michael C. Crapps and First Community (incorporated by reference to Exhibit 10.1 to First Community’s Registration Statement No. 33-86258 on Form S-1)

10.2
Employment Agreement dated June 1, 1994, by and between James C. Leventis and First Community (incorporated by reference to Exhibit 10.2 to First Community’s Registration Statement No. 33-86258 on Form S-1)

10.3	1996 Stock Option Plan and Form of Option Agreement (incorporated by reference to Exhibit 10.6 to the company’s annual report for fiscal year ended December 31, 1995 on Form 10-KSB).

10.4	First Community Corporation 1999 Stock Incentive Plan and Form of Option Agreement (incorporated by reference to First Community’s 1998 Annual Report and Form 10-KSB)

10.5	Employment Agreement dated September 2, 2002 by and between David K. Proctor and First Community (incorporated by reference to Exhibit 10.4 to First Community’s 2002 Annual Report and Form 10-KSB)

10.6	Employment Agreement dated June 12, 2002 by and between Joseph G. Sawyer and First Community (incorporated by reference to Exhibit 10.5 to First Community’s 2002 Annual Report and Form 10-KSB)

10.7	First Amendment to the First Community Corporation 1999 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to First Community’s 2005 Annual Report and Form 10-KSB)

10.8	Agreement between First Community Bank and Summerfield Associates, Inc. dated June 28, 2005 (incorporated by reference to Exhibit 10.1 to First Community Form 10-Q filed on August 15, 2005)

10.9	Divided Reinvestment Plan dated July 7, 2003 (incorporated by reference to Form S-3/D filed with the SEC on July 14, 2003, File No. 333-107009).

10.10
Employment, Consulting, and Noncompete Agreement between First Community Bank, N.A., Newberry Federal Savings Bank, DutchFork Bancshares, Inc., and Steve P. Sligh dated April 12, 2004 (incorporated by reference to Exhibit 10.6 to the company’s Registration Statement No. 333-116242 on Form S-4).

10.11
Employment, Consulting, and Noncompete Agreement between First Community Bank, N.A., Newberry Federal Savings Bank, DutchFork Bancshares, Inc., and J. Thomas Johnson dated April 12, 2004 (incorporated by reference to Exhibit 10.7 to the company’s Registration Statement No. 333-116242 on Form S-4).

10.12
Amendment No. 1 to the Employment, Consulting, and Noncompete Agreement between First Community Bank N.A., and Steve P. Sligh dated September 14, 2005 (incorporated by reference to Exhibit 10.1 to the company’s Form 8-K filed on September 15, 2005).

21.1	Subsidiaries of First Community (incorporated by reference to Exhibit 21.1 to the company’s Form 10-K for the year ended December 31, 2005)

23.1	Consent of Clifton D. Bodiford, CPA (filed herewith)

23.2	Consent of Elliott Davis, LLC (filed herewith)

23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included with Exhibit 5.1 hereto)

23.4	Consent of The Orr Group (filed herewith)

24.1	Power of Attorney (contained on signature page hereof)

99.1	DeKalb’s Form of Proxy (to be filed by amendment)

AGREEMENT AND PLAN OF MERGER

By And Between

FIRST COMMUNITY CORPORATION

(Buyer)

and

DEKALB BANKSHARES, INC.

(Seller)

Dated as of

January 19, 2006

LIST OF EXHIBITS

Exhibit	Description

A	Form of Bank Plan of Merger

B	Form of Support Agreement

C	Form of Employment Agreement of William C. Bochette, III

D	Form of Affiliate Agreement

E	Form of Claims Letter

F	Form of Seller’s Legal Opinion

G	Form of Buyer’s Legal Opinion

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 19, 2006 is by and between First Community Corporation, a South Carolina corporation (“Buyer”), and DeKalb Bankshares, Inc., a South Carolina corporation (“Seller”).

Preamble

This Agreement provides for the merger of Seller with and into Buyer (the “Merger”). At the effective time of the Merger, the outstanding shares of the capital stock of Seller shall be converted into the right to receive shares of the common stock of Buyer and cash (as provided herein and subject to certain terms and conditions). As a result, shareholders of Seller shall become shareholders of Buyer. The transaction described in this Agreement is subject to the approvals of the shareholders of Seller, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

Certain terms used in this Agreement are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration and the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1 Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall be merged with and into Buyer pursuant to and with the effect provided in Section 33-11-106 of the SCBCA, and Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of South Carolina. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Seller and Buyer.

1.2 Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. Eastern Time on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M. Eastern Time), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

   1.3 Effective Time.

The Merger and other transactions contemplated by this Agreement shall become effective on the date and time the Articles of Merger (the “Articles of Merger”) reflecting the Merger shall be filed and become effective with the South Carolina Secretary of State (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days of the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Seller approve this Agreement to the extent such approval is required by applicable Law; provided, however, that in no event shall the Effective Time occur before February 21, 2006.

1.4 Restructure of Transaction.

Buyer shall have the right to revise the structure of the Merger contemplated by this Agreement by merging Seller with and into a wholly-owned subsidiary of Buyer, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Seller Common Stock or Seller Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) imposes any less favorable terms or conditions on Bank or Seller. Buyer may request such consent by giving written notice to Seller in the manner provided in Section 10.8, which notice shall be in the form of an amendment to this Agreement or in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

ARTICLE 2
TERMS OF MERGER

2.1 Articles of Incorporation.

The Articles of Incorporation of Buyer in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise duly amended or repealed.

2.2 Bylaws.

The Bylaws of Buyer in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3 Directors and Officers.

(a) The directors of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Immediately prior to the Effective Time, Buyer shall take all action necessary, including but not limited to the amendment of the Surviving Corporation’s Bylaws, to appoint an individual who was a director of Seller on the date hereof and who is mutually acceptable to both Parties to the board of directors of Buyer, to be effective as soon as practicable following the Effective Time, and cause such individual to be nominated as a management nominee for election by the shareholders to the board of directors of Buyer at the next annual meeting of shareholders of Buyer following such individual’s election to the board of directors of Buyer. The officers of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(b) It is anticipated that the directors of the Bank, the Seller’s wholly owned subsidiary, in office immediately prior to the Effective Time, shall serve as First Community’s Camden Advisory Board. The amount of the board advisory fees will be determined in good faith by the Parties.

ARTICLE 3
MANNER OF CONVERTING SHARES

3.1 Effect on Seller Common Stock.

(a) At the Effective Time, in each case subject to Section 3.1(d), by virtue of the Merger and without any action on the part of the Parties, each share of Seller Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Seller Common Stock held by either Party or any Subsidiary of a Party (in each case other than shares of Seller Common Stock held on behalf of third parties or held by any Buyer Entity or Seller Entity as a result of debts previously contracted) or shares of the Common Stock that are owned by shareholders properly exercising their dissenters’ rights pursuant to Sections 33-13-101 through 33-13-310 of the SCBCA (the “Dissenter Shares”)) shall be converted into the right to receive $3.875 in cash and 0.60705 shares of Buyer Common Stock, less any applicable withholding Taxes (the “Per Share Purchase Price”). Assuming no Seller shareholders exercise dissenter’s rights, and assuming the total number of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time is 610,139 shares, then Buyer will issue an aggregate of 370,384 shares of Buyer Common Stock and $2,364,289 in cash (the “Merger Consideration”).

(b) At the Effective Time, all shares of Seller Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Per Share Purchase Price and any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.8.

(c) If, prior to the Effective Time, the outstanding shares of Seller Common Stock or Seller Options shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.

(d) Each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Seller Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefore, and shall cease to exist (the “Excluded Shares”).

3.2 Exchange Procedures.

(a) As soon as reasonably practicable after the Effective Time, Buyer shall cause the exchange agent selected by Buyer (the “Exchange Agent”) to mail to the former shareholders of Seller appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates or other instruments theretofore representing shares of Seller Common Stock shall pass, only upon proper delivery of such certificates or other instruments to the Exchange Agent). The certificate or certificates of Seller Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. In the event of a transfer of ownership of shares of Seller Common Stock represented by certificates that is not registered in the transfer records of Seller, the Per Share Purchase Price payable for such shares as provided in Section 3.1 may be issued to a transferee if the certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any certificate representing Seller Common Stock certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and the posting by such person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed certificate the Per Share Purchase Price as provided for in Section 3.1. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Buyer shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Per Share Purchase Price as provided in Section 3.1.

(b) After the Effective Time, each holder of shares of Seller Common Stock (other than Excluded Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, without interest, pursuant to this Section 3.2. Buyer shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.2. Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any Seller Entity, nor the Exchange Agent shall be liable to any holder of Seller Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(c) Each of Buyer and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock and Seller Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this

Agreement as having been paid to the holder of the shares of Seller Common Stock, as applicable in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be.

(d) Adoption of this Agreement by the shareholders of Seller shall constitute ratification of the appointment of the Exchange Agent.

3.3 Effect on Buyer Common Stock.

At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

3.4 Seller Options.

(a) At the Effective Time, all rights with respect to Seller Common Stock pursuant to stock options (the “Seller Options”) granted by Seller under The Bank of Camden 2001 Stock Option Plan, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Buyer Common Stock, and Buyer shall assume each Seller Option in accordance with the terms of the Seller option plan and the stock option agreement by which it is evidenced (the “Converted Options”). From and after the Effective Time, (i) each Seller Option assumed by Buyer may be exercised solely for shares of Buyer Common Stock, (ii) the number of shares of Buyer Common Stock subject to each Seller Option shall be equal to the product of the number of shares of Seller Common Stock subject to such Seller Option immediately prior to the Effective Time multiplied by 0.8094, and (iii) the per share exercise price under each such Seller Option shall be adjusted by dividing the per share exercise price under each such Seller Option by 0.8094 and rounding down to the nearest cent. Seller agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.4.

(b) Before the Effective Time, Buyer will take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Buyer Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options.

(c) Seller’s board of directors and its compensation committee shall not make any grants of Seller Options following the execution of this Agreement.

(d) The Seller’s board of directors or its compensation committee shall make such adjustments and amendments to or make such determinations with respect to the Seller Options to effect the foregoing provisions of this Section 3.4.

(e) Within 10 business days after the Effective Time, Buyer shall file a registration statement on Form S-8 with respect to the Converted Options that are eligible for registration on a Form S-8, and Buyer shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

3.5 Bank Merger.

Concurrently with or as soon as practicable after the execution and delivery of this Agreement, First Community Bank, National Association (“First Community”), a wholly owned subsidiary of Buyer, and the Bank, a wholly owned subsidiary of Seller, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit A, pursuant to which the Bank will merge with and into First Community (the “Bank Merger”). The Plan of Bank Merger shall provide that the directors of First Community as the surviving entity of the Bank Merger shall be (a) all the directors of First Community serving immediately prior to the Bank Merger and (b) one additional person who shall become a director of First Community who shall be the same person appointed as a director of the Surviving Company pursuant to Section 2.3. The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

3.6 Rights of Former Seller Shareholders.

At the Effective Time, the stock transfer books of Seller shall be closed as to holders of Seller Common Stock and no transfer of Seller Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2, each Certificate theretofore representing shares of Seller Common Stock (other than certificates representing Excluded Shares and Dissenter Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Purchase Price, without interest, as provided in Article 3.

3.7 Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by Final Buyer Stock Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

3.8 Dissenting Shareholders.

Any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Sections 33-13-101 through 33-13-310 of the SCBCA shall be entitled to receive from the Surviving Corporation, in lieu of the Per Share Purchase Price, the value of such shares as to which dissenters rights have been perfected in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such Law, and surrendered to Seller the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Buyer or the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Seller Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing such shares of Seller Common Stock held by such holder.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, except as set forth on the Seller Disclosure Memorandum with respect to each such Section below, as follows:

4.1 Organization, Standing, and Power.

Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina and is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the “BHCA”). The Bank is a South Carolina state bank, duly organized, validly existing and in good standing under the laws of the State of South Carolina. Each of Seller and the Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of the Seller and the Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The minute book and other organizational documents for each of Seller and the Bank have been made available to Buyer for its review and, except as disclosed in Section 4.1 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective board of directors (including any committees of the board of directors) and shareholders thereof. The Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Bank are insured by the FDIC’s Bank Insurance Fund.

4.2 Authority of Seller; No Breach By Agreement.

(a) Seller has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger, including any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by Seller’s shareholders in accordance with this Agreement and the SCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Seller, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Seller Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger. Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c) and by such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller and the Bank of the transactions contemplated hereby, nor compliance by Seller and the Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Seller’s Articles of Incorporation or Bylaws or the certificate or articles of incorporation or association or bylaws of any Seller Subsidiary or any resolution adopted by the board of directors or the shareholders of any Seller Entity, or (ii) except as disclosed in Section 4.2 of the Seller Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Seller Entity under, any Contract or Permit of any Seller Entity or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Seller Entity or any of their respective material Assets (including any Buyer Entity or any Seller Entity becoming subject to or liable for the payment of any Tax on any of the Assets owned by any Buyer Entity or any Seller Entity being reassessed or revalued by any Regulatory Authority).

(c) Other than in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by Seller of the Merger and the other transactions contemplated in this Agreement.

4.3 Capital Stock.

(a) The authorized capital stock of Seller consists only of 20,000,000 shares of Seller Common Stock, of which 610,139 shares are issued and outstanding as of the date of this Agreement, and, assuming that all of the issued and outstanding Seller Options had been exercised, not more than an additional 88,000 shares, with a per share weighted average exercise price of $10.78, would be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Seller are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Seller has been issued in violation of any preemptive rights of the current or past shareholders of Seller.

(b) Except for the 88,000 shares of Seller Common Stock reserved for issuance pursuant to outstanding Seller Options, each as disclosed in Section 4.3 of the Seller Disclosure Memorandum, there are no shares of capital stock or other equity securities of Seller reserved for issuance and no outstanding Rights relating to the capital stock of Seller.

(c) Except as specifically set forth in this Section 4.3, there are no shares of Seller capital stock or other equity securities of Seller outstanding and there are no outstanding Rights with respect to any Seller securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange or issuance of any securities of Seller.

4.4 Seller Subsidiaries.

Seller has no Subsidiaries except the Bank and Seller owns all of the equity interests in the Bank. No capital stock (or other equity interest) of the Bank is or may become required to be issued (other than to another Seller Entity) by reason of any Rights, and there are no Contracts by which the Bank is bound to issue (other than to another Seller Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any Seller Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of the Bank (other than to another Seller Entity). There are no Contracts relating to the rights of any Seller Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of the Bank. All of the shares of capital stock (or other equity interests) of the Bank are fully paid and nonassessable and are owned directly or indirectly by Seller free and clear of any Lien. The Bank is a South Carolina state bank duly organized, validly existing, and in good standing under the Laws of South Carolina, and has the corporate or entity power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. The Bank is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. The minute books and other organizational documents for the Bank have been made available to Buyer for its review, and, except as disclosed in Section 4.4 of the Seller Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the board of directors and shareholders thereof.

4.5 Exchange Act Filings; Securities Offerings; Financial Statements.

(a) Except as disclosed in Section 4.5 of the Seller Disclosure Memorandum, Seller has timely filed and made available to Buyer all Exchange Act Documents required to be filed by Seller since its inception (the “Seller Exchange Act Reports”). The Seller Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller Exchange Act Reports or necessary in order to make the statements in such Seller Exchange Act Reports not misleading. Each offering or sale of securities by Seller (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. Seller has delivered or made available to Buyer all comment letters received by Seller from the staff of the SEC and all responses to such comment letters by or on behalf of Seller with respect to all filings under the Securities Laws. Seller’s principal executive officer and principal financial officer (and Seller’s former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to Seller’s Exchange Act Documents to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Seller nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. The Bank is not required to file any Exchange Act Documents.

(b) Each of the Seller Financial Statements (including, in each case, any related notes) that are contained in the Seller Exchange Act Reports, including any Seller Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-QSB of the Exchange Act), fairly presented the consolidated financial position of Seller and the Bank as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

(c) Seller’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Seller and its Subsidiaries whether or not included in Seller’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Seller within the meaning of Regulation S-X, and (z) with respect to Seller, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Section 4.5(d) of the Seller Disclosure Memorandum lists all non-audit services preformed by Seller’s independent public accountants for Seller and its Subsidiaries.

(d) Seller maintains disclosure controls and procedures that would be required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Seller and its Subsidiaries is made known on a timely basis to the principal executive officer and the principal financial officer. Seller and, to the knowledge of Seller, its directors and executive officers have complied at all times with Section 16(a) of the Exchange Act, in all material respects, including the filing requirements thereunder to the extent applicable.

4.6 Absence of Undisclosed Liabilities.

No Seller Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Seller as of September 30, 2005, included in the Seller Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Section 4.6 of the Seller Disclosure Memorandum lists, and Seller has attached and delivered to Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c)(2) of Regulation S-B of the Exchange Act) effected by Seller or its Subsidiaries other than letters of credit and unfunded loan commitments or credit lines. Except as disclosed in Section 4.6 of the Seller Disclosure Memorandum or as reflected on Seller’s balance sheet at September 30, 2005, no Seller Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000 and any amounts, whether or not in excess of $50,000 that, in the aggregate, exceed $100,000. Except (x) as reflected in Seller’s balance sheet at September 30, 2005 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for liabilities incurred in the ordinary course of business since September 30, 2005 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Seller nor any of its Subsidiaries has any Material Liabilities or obligations of any nature.

4.7 Absence of Certain Changes or Events.

Except as disclosed in the Seller Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the Seller Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, (ii)  none of the Seller Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Seller provided in this Agreement, and (iii) since December 31, 2004 the Seller Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

4.8 Tax Matters.

(a) All Seller Entities have timely filed with the appropriate Taxing Authorities, all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Seller Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Seller Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Seller Entities. No claim has ever been made by an authority in a jurisdiction where any Seller Entity does not file a Tax Return that such Seller Entity may be subject to Taxes by that jurisdiction.

(b) None of the Seller Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, or examinations regarding any Taxes of any Seller Entity or the assets of any Seller Entity. No officer or employee responsible for Tax matters of any Seller Entity expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of the Seller which, by application of the same or similar principles, could be expected to result in a proposed deficiency for any subsequent taxable period. None of the Seller Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

(c) Each Seller Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each Seller Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Seller Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Seller Entities in filing their Tax Returns.

(e) Except as described in Section 4.8(e) of the Seller Disclosure Memorandum, none of the Seller Entities is a party to any Tax allocation or sharing agreement and none of the Seller Entities has been a member of an affiliated group filing a consolidated federal income Tax Return or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(f) During the five-year period ending on the date hereof, none of the Seller Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by Section 355 of the Code.

(g) Except as disclosed in Section 4.8(g) of the Seller Disclosure Memorandum, none of the Seller Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code, or which would be subject to withholding under Section 4999 of the Code. None of the Seller Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of Seller that will be required under applicable tax law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the Seller Entities disclosed in Section 4.8(g) of the Seller Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(h) Each of the Seller Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i) No Seller Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j) No property owned by any Seller Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax

Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k) No Seller Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l) Seller has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)  No Seller Entity has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1), or a transaction substantially similar to a reportable transaction.

(n) Seller has made available to Buyer complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Seller Entities relating to the taxable periods since inception and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the Seller Entities.

(o) No Seller Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any Seller Entities, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Seller Entities, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter. No Seller Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

For purposes of this Section 4.8, any reference to the Seller or any Seller Entity shall be deemed to include any Person which merged with or was liquidated into or otherwise combined with the Seller or a Seller Entity.

4.9 Allowance for Possible Loan Losses; Loan and Investment Portfolio, etc.

(a) The Seller’s allowance for possible loan, lease, securities, or credit losses (the “Allowance”) shown on the balance sheets of Seller included in the most recent Seller Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheets of Seller included in the Seller Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan, lease and securities portfolios (including accrued interest receivables, letters of credit, and commitments to make loans or extend credit), by the Seller Entities as of the dates thereof. The Seller Financial Statements fairly present the values of all loans, leases, securities, tangible and intangible assets and liabilities, and any impairments thereof on the bases set forth therein.

(b) As of the date hereof, all loans, discounts and leases (in which any Seller Entity is lessor) reflected on Seller’s Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and are the legal and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements, or other evidences of indebtedness and (c) to the extent secured, have been secured, to the Knowledge of Seller, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of November 30, 2005 and on a monthly basis thereafter, and of the investment portfolios of each Seller Entity as of such date, have been and will be made available to Buyer concurrently with the Seller Disclosure Memorandum. Except as specifically set forth in Section 4.9(b) of the Seller Disclosure Memorandum, neither Seller nor the Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to Seller’s Knowledge, otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Seller or by any applicable Regulatory Authority or Reserve, (iv) an obligation of any director, executive officer or 10% shareholder of any Seller Entity who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

4.10 Assets.

(a) To Seller’s Knowledge, except as disclosed in Section 4.10 of the Seller Disclosure Memorandum or as disclosed or reserved against in the Seller Financial Statements delivered prior to the date of this Agreement, the Seller Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets that they own. In addition, to Seller’s Knowledge, all tangible properties used in the businesses of the Seller Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Seller’s past practices.

(b) All Assets which are material to Seller’s business, held under leases or subleases by any of the Seller Entities, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

(c) The Seller Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Seller Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any Seller Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any Seller Entity will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any Seller Entity under such policies. Seller has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d) The Assets of the Seller Entities include all Assets required by Seller Entities to operate the business of the Seller Entities as presently conducted.

4.11 Intellectual Property.

Except as disclosed in Section 4.11 of the Seller Disclosure Memorandum, each Seller Entity owns or has a license to use all of the Intellectual Property used by such Seller Entity in the course of its business, including sufficient rights in each copy possessed by each Seller Entity. Each Seller Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Seller Entity in connection with such Seller Entity’s business operations, and such Seller Entity has the right to convey by sale or license any Intellectual Property so conveyed. To Seller’s Knowledge, no Seller Entity is in Default under any of its Intellectual Property licenses. To Seller’s Knowledge, no proceedings have been instituted, or are pending or to the Knowledge of Seller threatened, which challenge the rights of any Seller Entity with respect to Intellectual Property used, sold, or licensed by such Seller Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To Seller’s Knowledge, the conduct of the business of the Seller Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.11 of the Seller Disclosure Memorandum, no Seller Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Seller does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a Seller Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Seller Entity, and to Seller’s Knowledge, no such officer, director, or employee is party to any Contract with any Person other than a Seller Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a Seller Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Seller Entity. To Seller’s Knowledge, no officer, director, or employee of any Seller Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any Seller Entity.

4.12 Environmental Matters.

(a) Seller has delivered, or caused to be delivered or made available to Buyer, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot or other improvement, and other environmental reports and studies in the possession of any Seller Entity relating to its Participating Facilities and Operating Properties. To Seller’s Knowledge, there are no material violations of Environmental Laws on properties that secure loans made by Seller or Bank.

(b) To Seller’s Knowledge, each Seller Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c) There is no Litigation pending, or to Seller’s Knowledge, no environmental enforcement action, investigation, or litigation threatened before any Governmental Authority or other forum in which any Seller Entity or any of its Operating Properties or Participation

Facilities (or Seller in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Seller Entity or any of its Operating Properties or Participation Facilities.

(d) During the period of (i) any Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, to Seller’s Knowledge, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property. During and prior to the period of (i) Seller Entity’s ownership or operation of any of their respective current properties, (ii) any Seller Entity’s participation in the management of any Participation Facility, or (iii) any Seller Entity’s holding of a security interest in any Operating Property, there have been no violations of any Environmental Laws, including but not limited to unauthorized alterations of wetlands.

4.13 Compliance with Laws.

(a) Seller is a bank holding company duly registered and in good standing as such with the Federal Reserve. Seller Bank is a state chartered bank in good standing with the South Carolina State Board of Financial Institutions and is a member in good standing of the FDIC.

(b) Compliance with Permits, Laws and Orders.

(i) Each of the Seller Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii) None of the Seller Entities is in Default under any Laws or Orders applicable to its business or employees conducting its business.

(iii) None of the Seller Entities has received any notification or communication from any Governmental Authority (A) asserting that Seller or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring Seller or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(iv) There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries, (B) are no notices or correspondence received by Seller with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Seller’s or any of Seller’s Subsidiaries’ business, operations, policies, or procedures since its inception, and (C) is not any pending or, to Seller’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

(v) None of the Seller Entities nor any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(vi) Each Seller Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Seller Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

4.14 Labor Relations.

(a) No Seller Entity is the subject of any Litigation asserting that it or any other Seller Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Seller Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Seller Entity party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to Seller’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other job action or labor dispute involving any Seller Entity pending or threatened and there have been no such actions or disputes in the past five years. To Seller’s Knowledge, there has not been any attempt by any Seller Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Seller Entity. Except as disclosed in Section 4.14 of the Seller Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each Seller Entity is terminable at will by the relevant Seller Entity without (i) any penalty, liability, or severance obligation incurred by any Seller Entity, (ii) and in all cases without prior consent by any Governmental Authority. No Seller Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, including any amounts incurred for any wages, bonuses, vacation pay, sick leave, contract notice periods, change of control payments, or severance obligations except as disclosed in Section 4.14 of the Seller Disclosure Memorandum.

(b) To Seller’s Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(c) No Seller Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Seller Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Seller Entity; and no Seller Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any Seller Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(d) Section 4.14 of the Seller Disclosure Memorandum contains a list of all independent contractors of each Seller Entity (separately listed by Seller Entity) and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws) and no such Person is an employee of any Seller Entity under any applicable Law.

4.15 Employee Benefit Plans.

(a) Seller has disclosed in Section 4.15 of the Seller Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any Seller Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “Seller Benefit Plan,” and collectively, the “Seller Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which any Seller Entity or ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the Seller Benefit Plans which is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “Seller ERISA Plan.” Each Seller ERISA Plan which is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “Seller Pension Plan,” and is identified as such in Section 4.15 of the Seller Disclosure Memorandum.

(b) Seller has delivered or made available to Buyer prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS” ), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto.

(c) Each Seller Benefit Plan is in material compliance with the terms of such Seller Benefit Plan, in material compliance with the applicable requirements of the Code, in material compliance with the applicable requirements of ERISA, and in material compliance with any other applicable Laws. Each Seller ERISA Plan which is intended to be qualified under Section

401(a) of the Code has received a favorable determination letter or opinion from the IRS that is still in effect and applies to the Seller ERISA Plan as amended and as administered or, within the time permitted under Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the Seller ERISA Plan as amended and as administered. Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Seller has not received any communication (written or unwritten) from any Governmental Authority questioning or challenging the compliance of any Seller Benefit Plan with applicable Laws. No Seller Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d) There has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of the Seller which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To Seller’s Knowledge, neither Seller nor any administrator or fiduciary of any Seller Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Seller or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. To Seller’s Knowledge, there are no unresolved claims or disputes under the terms of, or in connection with, the Seller Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any Seller Benefit Plan.

(e) All Seller Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Seller Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS or the DOL, and distributed to participants of the Seller Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

(f) To the Seller’s Knowledge, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Seller Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g) No Seller Entity has, or ever has had, a Seller Pension Plan, or any plan that is or was subject to Code Section 412 or ERISA Section 302 or Title IV of ERISA. There is no Lien nor is there expected to be a Lien under Code Section 412(n) or ERISA Section 302(f) or Tax under Code Section 4971 applicable to any Seller Entity or any Seller Entity’s Assets. Neither Seller nor any of its ERISA Affiliates is subject to or can reasonably be expected to become subject to a Lien under Code Section 401(a)(29). All premiums required to be paid under ERISA Section 4006, if any, have been timely paid by Seller and by its ERISA Affiliates.

(h) No Liability under Title IV of ERISA has been or is expected to be incurred by Seller or its ERISA Affiliates and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by Seller or its ERISA Affiliates with respect to any ongoing, frozen, terminated, or other single-employer plan of Seller or the single-employer plan of any ERISA Affiliate. There has been no “reportable event,” within the meaning of ERISA Section

 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of Seller or of an ERISA Affiliate.

(i) Except as disclosed in Section 4.15 of the Seller Disclosure Memorandum, no Seller Entity has any Liability for retiree health or life benefits under any of the Seller Benefit Plans, or other plan or arrangement, and there are no restrictions on the rights of such Seller Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Code Section 4980B. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Seller Benefit Plan, or other plan or arrangement, and no circumstance exists which could give rise to such Taxes.

(j) Except as disclosed in Section 4.15 of the Seller Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Seller Entity from any Seller Entity under any Seller Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Seller Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any Seller Entity or the rights of any Seller Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any Seller Entity, or change any rights or obligations of any Seller Entity with respect to such insurance.

(k) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Seller Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been fully reflected on the Seller Financial Statements to the extent required by and in accordance with GAAP.

(l) All individuals who render services to any Seller Entity and who are authorized to participate in a Seller Benefit Plan pursuant to the terms of such Seller Benefit Plan are in fact eligible to and authorized to participate in such Seller Benefit Plan.

(m)  Neither the Seller nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)).

(n) Except as disclosed in Section 4.15 of the Seller Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Successor Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as Seller presently holds. Each Seller Entity will, upon the execution and delivery of this Agreement, and will continue to have, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

4.16 Material Contracts.

(a) Except as disclosed in Section 4.16 of the Seller Disclosure Memorandum or otherwise reflected in the Seller Financial Statements, none of the Seller Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, (ii) any Contract relating to the borrowing of money by any Seller Entity or the guarantee by any Seller Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of Seller’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of Seller’s business), (iii) any Contract which prohibits or restricts any Seller Entity or any personnel of a Seller Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Seller Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $25,000), (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-KSB filed by Seller as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act (together with all Contracts referred to in Sections 4.11 and 4.15(a), the “Seller Contracts” ).

(b) With respect to each Seller Contract and except as disclosed in Section 4.16(b) of the Seller Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no Seller Entity is in Default thereunder; (iii) no Seller Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to Seller’s Knowledge, in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the Seller Disclosure Memorandum lists every consent required by any Contract involving an amount in excess of $100,000. All of the indebtedness of any Seller Entity for money borrowed is prepayable at any time by such Seller Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the Seller Disclosure Memorandum.

4.17 Privacy of Customer Information.

(a) Each Seller Entity is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person (“IIPI”) relating to customers, former customers, and prospective customers that will be transferred to Buyer and the Buyer Entities pursuant to this Agreement.

(b) Each Seller Entity’s collection and use of such IIPI the transfer of such IIPI to Buyer and the Buyer Entities, and the use of such IIPI by the Buyer Entities as contemplated by this Agreement, complies with Seller’s privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Seller Entity Contract and industry standards relating to privacy.

4.18 Legal Proceedings.

Except as disclosed in Section 4.18 of the Seller Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Seller, threatened (or unasserted but considered probable of assertion) against any Seller Entity, or to Seller’s Knowledge, against any director, officer, employee, or agent of any Seller Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Seller Entity or Employee Benefit Plan of any Seller Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Seller Entity. No claim for indemnity has been made or, to Seller’s Knowledge, threatened by any director, officer, employee, independent contractor, or agent to any Seller Entity and to Seller’s knowledge, no basis for any such claim exists.

4.19 Reports.

Except as disclosed in Section 4.19 of Seller Disclosure Memorandum, since Seller’s inception, each Seller Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 4.19, Seller Entities may have made immaterial late filings.

4.20 Books and Records.

Seller and each Seller Entity maintain accurate books and records reflecting its Assets and Liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Seller and to maintain accountability for Seller’s consolidated Assets; (c) access to Seller’s Assets is permitted only in accordance with management’s authorization; (d) the reporting of Seller’s Assets is compared with existing Assets at regular intervals; and (e) accounts, notes, and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.21 Loans to Executive Officers and Directors.

 Seller has not, since its inception, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Seller, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O. Section 4.21 of the Seller Disclosure Memorandum identifies any loan or extension of credit maintained by Seller after

July 29, 2002 to which the second sentence of Section 13(k)(1) of the Exchange Act applies or would apply if Seller were subject to such Section.

4.22 Regulatory Matters.

No Seller Entity or, to Seller’s Knowledge, any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).

4.23 State Takeover Laws.

Each Seller Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).

4.24 Brokers and Finders; Opinion of Financial Advisor.

Except for Seller Financial Advisor, neither Seller nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Seller has received the written opinion of the Seller Financial Advisor, dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Seller Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Buyer.

4.25 Board Recommendation.

The board of directors of Seller, at a meeting duly called and held, has by unanimous vote of the directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, taken together, are fair to and in the best interests of the Seller’s shareholders and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of Seller Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of Seller’s shareholders to consider this Agreement, the Merger, and the related transactions.

4.26 Statements True and Correct.

(a) No statement, certificate, instrument, or other writing furnished or to be furnished by any Seller Entity or any Affiliate thereof to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by any Seller Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Seller Entity or any Affiliate thereof for inclusion in any Proxy Statement/Prospectus to be mailed to Seller’s shareholders in connection with Seller’s Shareholders’ Meeting, and any other documents to be filed by any Seller Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the any Proxy Statement/Prospectus, when first mailed to the shareholders of Seller be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

(c) All documents that any Seller Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.27 Delivery of Seller Disclosure Memorandum.

Seller has delivered to Buyer a complete Seller Disclosure Memorandum.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Buyer is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.2 Authority; No Breach By Agreement.

(a) Buyer has the corporate power and authority necessary to execute, deliver, and perform this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. This Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s Articles of Incorporation or Bylaws, or (ii) result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Buyer Entity under, any Contract or Permit of any Buyer Entity, or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by Buyer of the Merger and the other transactions contemplated in this Agreement.

5.3 Exchange Act Filings; Financial Statements.

(a) Buyer has timely filed and made available to Seller all Exchange Act Documents required to be filed by Buyer since December 31, 2000 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Buyer Exchange Act Reports”). The Buyer Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Exchange Act Reports or necessary in order to make the statements in such Buyer Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No Buyer Subsidiary is required to file any Exchange Act Documents.

(b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer Exchange Act Reports, including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect. The Buyer Financial Statements are certified to the extent required by the Sarbanes-Oxley Act.

(c) Buyer’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Buyer included in Buyer’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) “independent” with respect to Seller within the meaning of Regulation S-X and, (z) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

(d) Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s Exchange Act Documents.

5.4 Reports.

Since January 1, 2002, each Buyer Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each such report, statement and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.5 Brokers and Finders.

Neither Buyer nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder or insured any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

5.6 Certain Actions.

No Buyer Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).

5.7 Available Consideration.

Buyer has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Buyer Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

5.8 Statements True and Correct.

(a) No statement, certificate, instrument, or other writing furnished or to be furnished by any Buyer Entity or any Affiliate thereof to Seller pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) None of the information supplied or to be supplied by any Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by the Buyer Entity or any Affiliate thereof for inclusion in the Registration Statement to be mailed to Seller’s shareholders in connection with the Seller’s Shareholders’ Meeting, and any other documents to be filed by any Buyer Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Registration Statement, when first mailed to the shareholders of Seller be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Registration Statement or any amendment thereof or supplement thereto, at the time of the Seller’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Seller’s Shareholders’ Meeting.

(c) All documents that any Buyer Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1 Affirmative Covenants.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) use best efforts to provide all information requested by Buyer related to loans or other transactions made by Seller with a value equal to or exceeding $300,000, (v) consult with Buyer prior to entering into or making any loans or other transactions with a value equal to or exceeding $600,000 other than residential mortgage loans for which Seller has a commitment to buy from a reputable investor, (vi) consult with Buyer prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (vii) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Seller shall have been obtained, and except as otherwise expressly contemplated herein, Buyer shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(c) Seller and Buyer each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of such Seller and its Subsidiaries requested by Buyer, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

6.2 Negative Covenants of Seller.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any Seller Entity;

(b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of any Seller Entity consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include, for Seller Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities), or impose, or suffer the imposition, on any Asset of any Seller Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business of Subsidiaries that are depository institutions, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Seller Disclosure Memorandum);

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Seller Entity, or declare or pay any dividend or make any other distribution in respect of Seller’s capital stock;

(d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Seller Common Stock, any other capital stock of any Seller Entity, or any Right;

(e) adjust, split, combine, or reclassify any capital stock of any Seller Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Seller Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise (i) any shares of capital stock of any Seller Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

(f) except for purchases of U.S. Government securities or U.S. Government agency securities, which in either case have maturities of two years or less, purchase any securities or make any material investment except in the ordinary course of business consistent with past practice, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Seller Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)  (i) except as contemplated by this Agreement, grant any bonus or increase in compensation or benefits to the employees, officers or directors of any Seller Entity (except in accordance with past practice and as disclosed on Schedule 6.2(g)), (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any Seller director, officer or employee (except for the payment of $400,000 to William C. Bochette, III according to the Employment Agreement in the form of Exhibit C), (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any Seller Entity, (iv) change any fees or other compensation or other benefits to directors of any Seller Entity, or (v) waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or reprice Rights granted under the Seller Stock Plans or authorize cash payments in exchange for any Rights; or accelerate or vest or commit or agree to accelerate or vest any amounts, benefits or rights payable by any Seller Entity;

(h) enter into or amend any employment Contract between any Seller Entity and any Person (unless such amendment is required by Law) that the Seller Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i) adopt any new employee benefit plan of any Seller Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans of any Seller Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law, the terms of such plans or consistent with past practice;

(j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;

(k) commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Seller Entity for money damages or restrictions upon the operations of any Seller Entity;

(l) enter into, modify, amend, or terminate any material Contract other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $10,000 per annum and other than Contracts covered by Section 6.2(m);

(m) except in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit with an unpaid balance of less than $600,000, in conformity with existing lending policies and practices, or waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of Seller’s deposits and other Liabilities;

(n) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Seller or the Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(o) restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(p) make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(q) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(r) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

(s) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(t) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC;

(u) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2;

(v) cause the Allowance to be less than 1.00% of loans and leases and other credits; or

(w) take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

6.3 Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

6.4 Reports.

Each of Buyer and its Subsidiaries and Seller and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. Seller and its Subsidiaries shall also make available to Buyer monthly financial statements and quarterly call reports. The financial statements of Buyer and Seller, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports of Buyer and Seller filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1   Shareholder Approvals

(a) Seller will submit to its shareholders this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Seller will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold the Seller Shareholder Meeting as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement.

(b) Neither the board of directors of Seller nor any committee thereof shall (i) except as expressly permitted by this Section, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the approval or recommendation of such board of directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Seller to enter into any letter of intent, agreement in principle, acquisition agreement, or other document, instrument, or agreement (each, an “Acquisition Agreement”) related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the adoption of this Agreement by the holders of Seller Common Stock, the board of directors of Seller determines in good faith that it has received a Superior Proposal and, after receipt of a written opinion from outside counsel, that the failure to accept the Superior Proposal would result in the board of directors of Seller breaching its fiduciary duties to Seller shareholders under applicable Law, the board of directors of Seller may (subject to this and the following sentences) inform Seller shareholders that it no longer believes that the Merger is advisable and no longer recommends approval and may (subject to this Section) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger) (a “Subsequent Determination”), but only at a time that is after the fifth business day following Buyer’s receipt of written notice advising Buyer that the board of directors of Seller has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, Seller shall provide Buyer reasonable opportunity during this five business day period to make such adjustments in the terms and conditions of this Agreement as would enable Seller to proceed with its recommendation to its shareholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Parties at the time. Notwithstanding any other provision of this Agreement, except to the extent prohibited by the SCBCA determined by Seller after consultation with Seller’s counsel, Seller shall submit this Agreement to its shareholders at its Shareholders’ Meeting even if the board of directors of Seller determines at any time after the date hereof that it is no longer advisable or recommends that Seller shareholders reject it, in which case the board of directors of Seller may communicate the basis for its lack of recommendation to the shareholders in the Proxy Statement/Prospectus or any appropriate amendment or supplement thereto.

7.2 Registration of Buyer Common Stock.

(a) As promptly as reasonably practicable following the date hereof, Buyer shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Buyer Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Registration Statement shall contain proxy materials relating to the matters to be submitted to the Seller shareholders at the Seller Shareholder Meeting. Such proxy materials shall also constitute the prospectus relating to the shares of Buyer Common Stock to be issued in the Merger (such proxy statement-prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”). Seller will furnish to Buyer the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Buyer on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Buyer shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Seller will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Buyer will advise Seller, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Buyer or Seller, or any of their respective affiliates, officers or directors, should be discovered by Buyer or Seller which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and disseminated by Seller to its shareholders.

(b) Seller shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Buyer and Seller shall furnish all information concerning it and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

(c) Prior to the Effective Time, Buyer shall notify the Nasdaq Stock Market of the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of Seller Common Stock.

7.3  Other Offers, etc.

(a) No Seller Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, encourage, or induce the making, submission, or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to Section 7.3(c), approve, endorse, or recommend any Acquisition Proposal, or (iv) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction; provided, however, that this Section 7.3 shall not prohibit a Seller Entity from furnishing nonpublic information regarding any Seller Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (A) no Seller Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3, (B) the board of directors of Seller determines in its good faith judgment (based on, among other things, the advice of the Seller Financial Advisor that such Acquisition Proposal constitutes a Superior Proposal), (C) the board of directors of Seller concludes in good faith, after consultation with and receipt of a written opinion from its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, as such duties would exist in the absence of this Section 7.3, to the shareholders of Seller under applicable Law, (D) (1) at least five business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, Seller gives Buyer written notice of the identity of such Person or Group and of Seller’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) Seller receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by Seller to Buyer). In addition to the foregoing, Seller shall provide Buyer with at least five business days’ prior written notice of a meeting of the board of directors of Seller at which meeting the board of directors of Seller is reasonably expected to resolve to recommend a Superior Proposal to its shareholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided, further, that Seller hereby agrees promptly to provide to Buyer any revised documentation and any Acquisition Agreement.

(b) In addition to the obligations of Seller set forth in this Section 7.3, as promptly as practicable, after any of the directors or executive officers of Seller become aware thereof, Seller shall advise Buyer of any request received by Seller for nonpublic information which Seller reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. Seller shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(c) Seller shall, and shall cause its Subsidiaries directors, officers, employees, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable best efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d) Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

7.4  Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.5 Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6 Investigation and Confidentiality.

(a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, Seller shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of Seller, including officers responsible for the Seller Financial Statements, the internal controls of Seller, and the disclosure controls and procedures of Seller and Seller’s independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act.

(b) In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) Seller shall use its reasonable efforts to exercise, and shall not waive any of, its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Seller to preserve the confidentiality of the information relating to the Seller Entities provided to such Persons and their Affiliates and Representatives.

(d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

7.7 Press Releases.

Prior to the Effective Time, Seller and Buyer shall consult with each other as to the form and substance of any press release, communication with Seller Shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.8 Charter Provisions.

Each Seller Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of

Incorporation, Bylaws, or other governing instruments of any Seller Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Seller Entity that may be directly or indirectly acquired or controlled by them.

7.9 Employee Benefits and Contracts.

(a) All persons who are employees of the Seller Entities immediately prior to the Effective Time and whose employment is not specifically terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time, become employees of First Community; provided, however, that in no event shall any of the employees of the Seller Entities be officers of Buyer or First Community, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position by the board of directors of Buyer or First Community and in accordance with the bylaws of Buyer or First Community. All of the Continuing Employees shall be employed at the will of First Community and no contractual right to employment shall inure to such employees because of this Agreement except as otherwise set forth in this Agreement. For those employees of the Seller Entities who had executed change of control agreements prior to November 29, 2005, Buyer anticipates either honoring the terms of such agreements or offering a bonus to remain employed with Buyer or First Community. Notwithstanding the preceding, such payment shall be reduced by any amount payable to such individual under any other applicable severance plan, program or policy, employment agreement, or any other arrangement providing for severance payment to such individual as a result of involuntary termination of employment.

(b) As of the Effective Time, each Continuing Employee shall be eligible to participate in Buyer’s 401(k) plan with full credit for prior service with Seller for purposes of eligibility and vesting.

(c) As of the Effective Time, Buyer shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to Buyer employees except that any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar Seller plan at the Effective Time of the Merger.

(d) Simultaneously herewith, William C. Bochette, III shall have entered into an Employment Agreement with Buyer in the form of Exhibit C. This agreement shall become effective at the Effective Time and shall replace the existing employment agreement between Mr. Bochette and Seller or the Bank, which shall terminate and have no further force or effect. Immediately prior to Closing and as set forth in the Employment Agreement, Mr. Bochette shall terminate all his existing compensation agreements in exchange for a payment from Seller that shall not constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code.

(e) Seller shall use its reasonable best efforts to cause each of Seller’s directors to execute and deliver an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his or her shares of Seller Common Stock in favor of this Agreement and the transactions contemplated hereby.

(f) No officer, employee, or other Person (other than the corporate Parties to this Agreement) shall be deemed a third party or other beneficiary of this Agreement, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as set forth in Section 7.12.

7.10 Section 16 Matters.

Prior to the Effective Time, Seller and Buyer shall take all such steps as may be required to cause any dispositions of Seller Common Stock (including derivative securities with respect to Seller Common Stock) or acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Seller to be exempt under Rule 16b-3 promulgated under the Exchange Act. Seller agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 7.10.

7.11 Affiliate Letters.

Seller shall use its best efforts to cause each director, executive officer, and other person who is an “affiliate” of Seller under Rule 145 of the Securities Act to deliver to Buyer as soon as practicable and prior to the mailing of the Proxy Statement/Prospectus executed letter agreements, each substantially in the form attached hereto as Exhibit D, providing that such person will comply with Rule 145, as well as claims letters in the form attached hereto as Exhibit E.

7.12 Indemnification.

(a) For a period of three years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors, officers, employees, and agents of the Seller Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of Seller or, at Seller’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the SCBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws and FDIC Regulations Part 359, and by Seller’s Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Buyer Entity is insured against any such matter.

(b) Prior to the Effective Time, Buyer shall purchase, or shall direct Seller to purchase, an extended reporting period endorsement under Seller’s existing directors’ and officers’ liability insurance coverage (“Seller D&O Policy”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by Seller’s D&O Policy. The directors and officers of Seller shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement. Such endorsement shall provide such directors and officers with coverage following the Effective Time for three years or such lesser period of time as can be purchased for an aggregate amount equal to three times the current annual premium for Seller’s D&O Policy (the “Premium Multiple”). If Buyer is unable to obtain or maintain the insurance coverage called for in this Section 7.12(b), then Buyer shall obtain the most advantageous coverage that can be purchased for the Premium Multiple.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.12, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Corporation thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof and neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer’s Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) If Buyer or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 7.12.

(e) The provisions of this Section 7.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1 Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a) Shareholder Approval. The shareholders of Seller shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of Seller’s Articles of Incorporation and Bylaws.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Buyer would not, in its reasonable judgment, have entered into this Agreement.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as applicable. Seller shall have obtained the Consents listed in Section 8.1(b) of the Seller Disclosure Memorandum, including Consents from the lessors of each office leased by Seller, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

(d) Registration Statement; Blue Sky Laws. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and Buyer shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

(e) Tax Opinion. Buyer and Seller shall have received the opinion of Nelson Mullins Riley & Scarborough LLP, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Buyer and Seller, as the case may be, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC, (ii) Buyer and Seller will each be a party to that reorganization within the meaning of Section 368(b) of the IRC, and (iii) except to the extent of any cash received in lieu of a fractional share interest in Buyer Common Stock, the shareholders of Seller will not recognize any gain or loss by exchanging their shares of Seller Common Stock for shares of Buyer Common Stock pursuant to the Merger. Such opinion may be based on, in addition to the review of such matters of fact and law as the opinion giver considers appropriate, representations contained in certificates of officers of Buyer, Seller, and others.

(f) Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

8.2 Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.6(a):

(a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Seller set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, thatrepresentations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 4.3 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Seller set forth in this Agreement (including the representations and warranties set forth in Section 4.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Seller Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Seller to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Officers’ Certificate. Seller shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Seller and in Sections 8.2(a), 8.2(b), 8.2(g), 8.2(h), and 8.2(i) have been satisfied.

(d) Secretary’s Certificate. Seller Entities shall have delivered a certificate of the secretary of the Seller Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Seller Entities executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of the Seller as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not less than seven days prior to the Closing Date) of the Secretary of State of the State of South Carolina as to the good standing of the Seller; (iii) a copy of the bylaws of the Seller as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent of Seller’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) certificate of the Federal Reserve Bank (dated not less than seven days prior to the Closing Date) certifying that the Seller is a registered bank holding company, (vi) a copy of the articles of incorporation of the Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of the Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the South Carolina State Board of Financial Institutions (dated not less than seven days prior to the Closing Date) as to the good standing of the Bank, and (ix) a certificate of the Federal Deposit Insurance Corporation (dated not less than seven days prior to the Closing Date) certifying that the Bank is an insured depository institution.

(e) Legal Opinions. Buyer shall have received legal opinions in form and substance satisfactory to Buyer from Seller’s counsel as to the matters specified in Exhibit F.

(f) Support Agreements, Employment Agreement, and Affiliate Agreements. The Support Agreements in the form attached hereto as Exhibit A shall have been executed by each of the directors and executive officers and delivered to Buyer. An Employment Agreement in the form attached hereto as Exhibit C shall have been executed by William C. Bochette, III and delivered to Buyer. Each of the directors and executive officers shall have executed Affiliate Agreements in the form attached hereto as Exhibit D and claims letter in the form attached hereto as Exhibit E and delivered same to Buyer.

(g) Notices of Dissent. Seller shall not have received timely notice from its shareholders of their intent to exercise their statutory right to dissent with respect to more than 10% of the outstanding shares of Seller Common Stock.

(h) Shareholders Equity; Allowance for Loan Losses. At the Effective Time, Seller’s shareholders’ equity shall not be less than $100,000 less than the amount reported in Seller’s November 2005 month-end financial report, without giving effect to (i) reasonable expenses incurred by Seller in connection with the Merger or (ii) accumulated other comprehensive income. Seller and the Bank shall maintain the Bank’s allowance for loan losses at 1.00% of the Bank’s total outstanding loans through additions to its allowances for loan losses by not later than the Effective Time.

(i) Exercise of Options. William C. Bochette, III shall not have exercised any Seller Options held by Mr. Bochette following the execution of this Agreement.

(j) No Material Adverse Effect. There shall not have occurred any Seller Material Adverse Effect from the September 30, 2005 balance sheet to the Effective Time with respect to Seller or the Bank.

8.3 Conditions to Obligations of Seller.

The obligations of Seller to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seller pursuant to Section 10.6(b):

(a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Officers’ Certificate. Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Buyer and in Sections 8.3(a), 8.3(b), and 8.3(g) have been satisfied.

(d) Secretary’s Certificate. Buyer Entities shall have delivered a certificate of the secretary of the Buyer Entities, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Buyer Entities executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of the Buyer as in effect from the date of this Agreement until the Closing Date, along with a certificate (dated not less than seven days prior to the Closing Date) of the Secretary of State of the State of South Carolina as to the good standing of the Seller; (iii) a copy of the bylaws of the Buyer as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the consent of Buyer’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve Bank (dated not less than seven days prior to the Closing Date) certifying that the Buyer is a registered bank holding company, (vi) a copy of the articles of association of First Community as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of First Community as in effect from the date of this Agreement until the
Closing Date, (viii) a certificate of the Office of the Comptroller of the Currency (dated not less than seven days prior to the Closing Date) as to the good standing of First Community, and (ix) certificate of the Federal Deposit Insurance Corporation (dated not less than seven days prior to the Closing Date) certifying that First Community is an insured depository institution.

(e) Payment of Merger Consideration. Buyer shall pay the Merger Consideration as provided by this Agreement.

(f) Legal Opinions. Seller shall have received legal opinions in form and substance satisfactory to Seller from Buyer’s counsel as to the matters specified in Exhibit G.

(g) No Material Adverse Effect. There shall not have occurred any Buyer Material Adverse Effect from the September 30, 2005 balance sheet to the Effective Time with respect to Buyer.

ARTICLE 9
TERMINATION

9.1 Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Seller, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written agreement of Buyer and Seller; or

(b) By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3 as applicable; or

(c) By either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the shareholders of Seller fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at Seller’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d) By either Party in the event that the Merger shall not have been consummated by October 31, 2006, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or

(e) By Buyer (provided, that Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) theboard of directors of Seller, shall have failed to reaffirm its approval upon Buyer’s request for such reaffirmation of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or (ii) the board of directors of Seller shall have failed to include in the Proxy Statement/Prospectus its recommendation, without modification or qualification, that Seller shareholders approve the Merger or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the recommendation of such board of directors to Seller shareholders that they approve the Merger, or (iii) the board of directors of Seller shall have affirmed, recommended, or authorized entering into any Acquisition Transaction other than the Merger or, within 5 business days after commencement of any tender or exchange offer for any shares of Seller Common Stock, the board of directors of Seller shall have made any recommendation other than against acceptance of such tender or exchange offer by its shareholders, or (iv) the board of directors of Seller negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the board of directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger; provided, however, that this Agreement may not be terminated by Buyer pursuant to this section (e) if the Merger is approved by the requisite vote of the shareholders of the Seller; or

(f) By Seller (provided, that Seller is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), if prior to the approval of this Agreement by the affirmative vote of the holders of the requisite number of the outstanding shares of Seller Common Stock entitled to vote thereon at the Seller Shareholders’ Meeting, the board of directors of Seller has (x) withdrawn or modified or changed its recommendation or approval of this Agreement in a manner adverse to Buyer in order to approve and permit Seller to accept a Superior Proposal and (y) determined, after consultation with, and the receipt of advice from outside legal counsel to Seller, that the failure to take such action as set forth in the preceding clause (x) would be likely to result in a breach of the board of directors’ fiduciary duties under applicable Law, provided, however, that at least five business days prior to any such termination, Seller shall, and shall cause its advisors to, negotiate with Buyer, if Buyer elects to do so, to make such adjustments in the terms and conditions of this Agreement as would enable Seller to proceed with the transactions contemplated herein on such adjusted terms.

(g) By Seller, at any time during the three business day period commencing on the Determination Date, if the Final Buyer Stock Price is less than $15.32, subject, however, to the following three sentences. If Seller elects to exercise its termination right pursuant to this section, it shall give prompt written notice to Buyer; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period. During the three business day period commencing with its receipt of such notice, Buyer shall have the option to elect to increase the Per Share Purchase Price so that it would equal $15.32. If Buyer makes an election contemplated by the preceding sentence, within such three business day period, it shall give prompt written notice to Seller of such election and the revised Per Share Purchase Price, whereupon no termination shall be deemed to have occurred pursuant to this section and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Purchase Price shall have been so modified), and any references in this Agreement to the “Per Share Purchase Price” shall thereafter be deemed to refer to the Per Share Purchase Price as adjusted pursuant to this section; or

(h) By Buyer if at any time during the three business day period commencing on the Determination Date, if the Final Buyer Stock Price is more than $22.98, subject, however, to the following three sentences. If Buyer elects to exercise its termination right pursuant to this section, it shall give prompt written notice to Seller; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period. During the three business day period commencing with its receipt of such notice, Seller shall have the option to elect to adjust the Per Share Purchase Price so that it would equal $22.98; provided, however, that the Per Share Purchase Price shall not be decreased in a manner that would cause the failure of the condition set forth in Section 8.1(e) hereof. If Seller makes an election contemplated by the preceding sentence, within such three business day period, it shall give prompt written notice to Buyer of such election and the revised Per Share Purchase Price, whereupon no termination shall be deemed to have occurred pursuant to this section and this Agreement shall remain in effect in accordance with its terms (except as Per Share Purchase Price shall have been so modified), and any references in this Agreement to the “Per Share Purchase Price” shall thereafter be deemed to refer to the Per Share Purchase Price as adjusted pursuant to this section.

9.2 Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Buyer or Seller pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6, 9.2, 9.3, 10.2, and 10.3 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3 Termination Fee.

(a) If Buyer terminates this Agreement pursuant to Section 9.1(e) of this Agreement or Seller terminates this Agreement pursuant to Section 9.1(f) of this Agreement and within 12 months of such termination (A) an Acquisition Transaction has been announced with respect to any Seller Entity or (B) an Acquisition Agreement with respect to an Acquisition Transaction has been entered into with respect to Seller or any Seller Entity, then Seller shall pay to Buyer its reasonable out-of-pocket expenses of the Merger, not to exceed $150,000, promptly after receipt by Seller of an itemized statement of such expenses and, further, upon the consummation of the Acquisition Transaction, Seller shall pay to Buyer the sum of $500,000 less the amount paid for Buyer’s out-of-pocket expenses (each payment a “Termination Fee”). The Termination Fee shall be paid to Buyer in same day funds. Seller hereby waives any right to set-off or counterclaim against such amount.

(b) If this Agreement is terminated following commencement of any tender or exchange offer for more than 50% of the shares of Seller Common Stock and within 12 months of such termination an Acquisition Transaction has occurred involving the tender offeror or its affiliates and Seller or any Seller Entity, then Seller shall pay to Buyer the Termination Fee described above in same day funds.

(c) The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Seller fails to paypromptly any fee payable by it pursuant to this Section 9.3, then Seller shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

9.4 Non-Survival of Representations and Covenants.

Except for Article 2, Sections 7.6(b), 7.8, 7.9, and 7.12, and this Article 9, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

ARTICLE 10
MISCELLANEOUS

10.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” shall have the meaning as set forth in the Section 7.1(b) of the Agreement.

“Acquisition Proposal” means any proposal (whether communicated to Seller or publicly announced to Seller’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction involving Seller or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 5% or more of the consolidated assets of Seller as reflected on Seller’s consolidated statement of condition prepared in accordance with GAAP.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from Seller by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of Seller or any of its

Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of Seller or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Seller pursuant to which the shareholders of Seller immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of Seller; or (iii) any liquidation or dissolution of Seller.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial ownerof any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Allowance” shall have the meaning as set forth in the Section 4.9(a) of the Agreement.

“Articles of Merger” shall have the meaning as set forth in the Section 1.3 of the Agreement.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Bank” means The Bank of Camden, a South Carolina state banking association and a wholly owned Subsidiary of Seller.

“Bank Merger” shall have the meaning as set forth in Section 3.5 of the Agreement.

“BHCA” shall have the meaning as set forth in the Section 4.1 of the Agreement.

“Buyer” shall have the meaning as set forth in the introduction of the Agreement.

“Buyer Common Stock” means the common stock, par value $1.00 per share, of Buyer.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer Exchange Act Reports” shall have the meaning as set forth in the Section 5.3(a) of the Agreement.

“Buyer Financial Statements” means (i) the consolidated balance sheets of Buyer as of September 30, 2005, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended September 30, 2005, and for each of the three fiscal years ended December 31, 2004, as filed in amended form by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to September 30, 2005.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i)the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that“Buyer Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of Seller in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of Buyer. Notwithstanding the foregoing, “Buyer Material Adverse Effect” shall not be deemed to include any change in the per share price of Buyer’s Common Stock on or after the date of execution of this Agreement by Seller.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

“CERCLA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Certificates” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Commissioner” means the South Carolina Commissioner of Banking.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Converted Options” shall have the meaning as set forth in Section 3.4(a) of the Agreement.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Disqualified Person” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Dissenter Shares” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statues, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a Seller Entity would be treated as a single employer under Code Section 414 or would be deemed a single employer within the meaning of Sections.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Excluded Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

“Exhibits” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.

“Final Buyer Stock Price” shall mean the average of the closing sale prices of Buyer Common Stock as reported on the Nasdaq Capital Market during the Measurement Period; provided, however, that in the event Buyer Common Stock does not trade on any one or more of the trading days during the Measurement Period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which Buyer Common Stock actually traded during the Measurement Period.

“First Community” shall have the meaning as set forth in Section 3.5 of the Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Group” shall have the meaning as set forth in Section 7.3(a) of the Agreement.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Indemnified Party” shall have the meaning as set forth in Section 7.12(a) of the Agreement.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.17(a) of the Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the chairman, president, or chief financial officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Measurement Period” shall mean the 20 consecutive trading days ending on the fifth calendar day immediately prior to the date on which the Effective Time is to occur (such day, the “Determination Date”).

“Merger” shall have the meaning as set forth in the Preamble of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Non-Competition Agreement” shall have the meaning as set forth in Section 7.9(e) of the Agreement.

“OCC” means the federal Office of the Comptroller of the Currency.

“Off Balance Sheet Arrangements” shall have the meaning as set forth in Section 4.6 of the Agreement.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means Seller, Buyer or Bank and “Parties” means two or more of such Persons.

“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a default under would constitute a Buyer or Seller Adverse Effect, as the case may be.

“Per Share Purchase Price” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Premium Multiple” shall have the meaning as set forth in Section 7.12(b) of the Agreement.

“Prohibited Transaction” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“Proxy Statement/Prospectus” shall have the meaning as set forth in Section 7.2(a) of the Agreement.

“RCRA” shall have the meaning as set forth in Section 10.1(a) of the Agreement.

“Regulatory Authorities” means, collectively, the SEC, the Nasdaq Stock Market, the NASD, the South Carolina State Board of Financial Institutions, the OCC, the FDIC, the Department of Justice, and the Federal Reserve and all other federal, state, county, local or other Governmental Authorities having jurisdiction over a Party or its Subsidiaries.

“Reportable Event” shall have the meaning as set forth in Section 4.15(h) of the Agreement.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Registration Statement” shall have the meaning as set forth in Section 7.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SCBCA” means the South Carolina Business Corporation Act of 1988.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Seller” shall have the meaning as set forth in the introduction of the Agreement.

“Seller Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Seller Common Stock” means the no par value common stock of Seller.

“Seller Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“Seller D&O Policy” shall have the meaning as set forth in Section 7.12(b) of the Agreement.

“Seller Disclosure Memorandum” means the written information entitled “DeKalb Bankshares, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

“Seller Entities” means, collectively, Seller and all Seller Subsidiaries.

“Seller ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Seller Exchange Act Reports” shall have the meaning as set forth in Section 4.5(a) of the Agreement.

“Seller Financial Advisor” means The Orr Group.

“Seller Financial Statements” means (i) the consolidated balance sheets of Seller as of September 30, 2005, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the period ended September 30, 2005, and for each of the three fiscal years ended December 31, 2004, as filed in amended form by Seller in Exchange Act Documents, and (ii) the consolidated balance sheets of Seller (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to September 30, 2005.

“Seller Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on (i) the financial position, property, business, assets or results of operations of Seller and its Subsidiaries, taken as a whole, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Seller Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, or (C) actions and omissions of Seller (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, or (D) the direct effects negotiating, entering into and compliance with this Agreement on the operating performance of Seller, including specifically Seller’s costs and expenses associated therewith, including, but not limited to, accounting, financial advisor, and legal fees.

“Seller Pension Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“Seller Options” shall have the meaning as set forth in Section 3.4(a) of the Agreement.

“Seller Subsidiaries” means the Subsidiaries, if any, of Seller, as of the date of this Agreement, Seller has only one Subsidiary, The Bank of Camden.

“Shareholders’ Meeting” means the meeting of Seller’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“Subsequent Determination” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Subsidiaries” means all those corporations, banks associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of, the Seller Entities and (ii) with respect to which the Board of Directors of Seller (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of its financial advisor) to be more favorable to Seller’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Seller, after obtaining the advice of Seller’s Financial Advisor, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal).

“Support Agreements” shall have the meaning as set forth in Section 8.2(f) of the Agreement.

“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a)(ii) of the Agreement.

“WARN Act” shall have the meaning as set forth in Section 4.14(c) of the Agreement.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example.

10.2 Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of Seller, shall be paid at Closing and prior to the Effective Time.

10.3 Brokers and Finders.

Except for Seller Financial Advisor as to Seller, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by Seller or by Buyer, each of Seller and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. Seller has provided a copy of Seller Financial Advisor’s engagement letter and expected fee for its services as Section 10.3 of the Seller Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

10.4 Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.9 and 7.12.

10.5 Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Seller Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of Seller Common Stock.

10.6 Waivers.

(a) Prior to or at the Effective Time, Buyer, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Seller, to waive or extend the time for the compliance or fulfillment by Seller of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b) Prior to or at the Effective Time, Seller, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Seller under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Seller.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7 Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8 Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Buyer:	First Community Corporation
5455 Sunset Blvd.
Lexington, SC 29072
Facsimile Number: (803) 951-0501
Attention: Michael C. Crapps

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, SC 29601
Facsimile Number: (864) 250-2356
Attention: Neil E. Grayson
Seller:	DeKalb Bankshares, Inc.
631 West DeKalb Street
Camden, SC 29020
Facsimile Number: (803)
Attention: William C. Bochette, III

Copy to Counsel:	Haynsworth Sinkler Boyd, P.A.
1201 Main Street, 22nd Floor
Columbia, South Carolina 29201
Facsimile Number: (803) 765-1243
Attention: George S. King, Jr.

10.9 Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of South Carolina.

10.10 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11 Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12 Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.13 Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[signatures appear on next page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FIRST COMMUNITY CORPORATION
(BUYER)

By:	/s/ Michael C. Crapps
Michael C. Crapps
President and Chief Executive Officer

DEKALB BANKSHARES, INC.
(SELLER)

By:	/s/ William C. Bochette, III
William C. Bochette, III
President and Chief Executive Officer

Title 33 - Corporations, Partnerships and Associations

CHAPTER 13.
DISSENTERS' RIGHTS
ARTICLE 1.
RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:

(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104;

(5) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

(6) the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;

(7) the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.

(B) Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2.
PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 33-13-200. Notice of dissenters' rights.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters' notice.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders' payment demand.

(a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter's right to demand additional payment under Section 33-13-280; and

(5) a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3.
JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

January 17, 2006

Board of Directors
Dekalb Bankshares, Inc.
631 West Dekalb Street
Camden, SC 29020

Members of the Board:

Dekalb Bankshares, Inc. entered into an Agreement and Plan of Merger (“the Agreement”) with First Community Corporation as of January 19, 2006, whereby Dekalb Bankshares, Inc. will merge with and into First Community Corporation (the “Merger”).

You have requested our opinion with respect to the fairness, from a financial point of view, to the holders of the common stock (the “Stockholders”) of Dekalb Bankshares, Inc. of the consideration to be received in the Merger as defined in the Agreement (the “Merger Consideration”). Our opinion is as of the date hereof.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered, reviewed and analyzed financial and other information and materials that we have deemed appropriate under the circumstances, and among other things:

(i)	Reviewed the Merger Agreement and certain related documents;
(ii)	Reviewed the historical and current financial position and results of the operations of Dekalb Bankshares, Inc. and First Community Corporation;
(iii)
Reviewed certain publicly available information concerning First Community Corporation including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2004 and Quarterly Reports on Form 10-Q for the periods ending March 31, 2005, June 30, 2005, and September 30, 2005;

(iv)
Reviewed certain publicly available information concerning Dekalb Bankshares, Inc. including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2004 and Quarterly Reports on Form 10-Q for the periods ending March 31, 2005, June 30, 2005, and September 30, 2005;

(v)	Reviewed certain available financial forecasts concerning the business and operations of Dekalb Bankshares, Inc. that were prepared by management Dekalb Bankshares, Inc.;
(vi)
Participated in discussions with certain officers and employees of Dekalb Bankshares, Inc. and First Community Corporation to discuss the past and current business operations, financial condition and prospects of Dekalb Bankshares, Inc. and First Community Corporation, as well as matters we believed relevant to our inquiry;

(vii)
Reviewed certain publicly available operating and financial information with respect to other companies that we believe to be comparable in certain respects to Dekalb Bankshares, Inc. and First Community Corporation;

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(viii)
Reviewed the current and historical relationships between the trading levels of First Community Corporation’s common stock and other companies that we believe to be comparable in certain respects to First Community Corporation;

(ix)	Reviewed the nature and terms of certain other acquisition transactions that we believe to be relevant; and
(x)	Performed such other reviews and analyses we have deemed appropriate.

In our review and analysis, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us, or that is publicly available, and have not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to any financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Dekalb Bankshares, Inc. and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets, including loans, properties and facilities, or liabilities of Dekalb Bankshares, Inc. or First Community Corporation.

Our opinion is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion expressed below does not imply any conclusion as to the likely trading range for any common stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and factors that generally influence the price of securities. Our opinion does not address Dekalb Bankshares, Inc.’s underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration and does not constitute a recommendation concerning how holders of Dekalb Bankshares, Inc.’s common stock should vote with respect to the Agreement. The Orr Group, LLC has earned a fee of $24,470 to date and will be paid an additional fee of $73,411 at the time the Merger is consummated. The payment to The Orr Group, LLC includes payment for services rendered in preparation and delivery of the fairness opinion.

In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions will be imposed that would have a material adverse affect on the contemplated benefits of the Merger to First Community Corporation following the Merger.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Stockholders from a financial point of view.

Very truly yours,

/s/ The Orr Group, LLC

The Orr Group, LLC

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